As filed with the Securities and Exchange Commission on November 10, 2005.

Registration No. 333-128337

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASTERCARD INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	7389	13-4172551
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Purchase Street

Purchase, New York 10577

Telephone: (914) 249-2000

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Noah J. Hanft, Esq.

General Counsel

MasterCard Incorporated

2000 Purchase Street

Purchase, New York 10577

Telephone: (914) 249-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Vincent Pagano, Jr., Esq. Joshua Ford Bonnie, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	David Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006-1470 Telephone: (212) 225-2000 Facsimile: (212) 225-3999

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $.0001 per share	$2,450,000,000	$288,365(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes shares subject to the underwriters’ option to purchase additional shares.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 10, 2005.

61,535,098 Shares

MasterCard Incorporated

Class A Common Stock

This is an initial public offering of shares of Class A common stock of MasterCard Incorporated. MasterCard is offering all of the 61,535,098 shares of Class A common stock to be sold in this offering.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . MasterCard intends to apply for listing of the Class A common stock on the New York Stock Exchange under the symbol “MA.”

Subject to limited exceptions, our certificate of incorporation will prohibit any person from beneficially owning more than 15% of the Class A common stock. See “Description of Capital Stock— Common Stock—Beneficial Ownership Limitations” on page 127 to read about these and other limitations applicable to the Class A common stock.

See “ Risk Factors” on page 13 to read about factors you should consider before buying shares of Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to MasterCard	$	$

To the extent that the underwriters sell more than 61,535,098 shares of Class A common stock, the underwriters have the option to purchase up to an additional 4,615,132 shares of Class A common stock from MasterCard at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                      ,         .

Goldman, Sachs & Co.

Sole Global Coordinator

Goldman, Sachs & Co.	Citigroup	HSBC	JPMorgan
Joint Bookrunner	Joint Bookrunner	Joint Bookrunner	Joint Bookrunner

Bear, Stearns & Co. Inc. KeyBanc Capital Markets	Deutsche Bank Securities Santander Investment	Harris Nesbitt SG Cowen & Co.

Prospectus dated                      ,         .

SUMMARY

This summary does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the notes to those statements, before you decide to invest in our Class A common stock.

In this prospectus, references to the “Company,” “MasterCard,” “we,” “us” or “our” refer to the MasterCard brand generally, and to the business conducted by MasterCard Incorporated and its consolidated subsidiaries, including our principal operating subsidiary, MasterCard International Incorporated. We use the term “card” to refer to the plastic cards carrying our brands or those of our competitors, together with the underlying credit, charge, deposit or other account.

MasterCard

MasterCard is a leading global payment solutions company that provides a variety of services in support of the credit, debit and related payment programs of nearly 25,000 financial institutions. We manage a family of well-known, widely accepted payment card brands, including MasterCard®, MasterCard Electronic™, Maestro® and Cirrus®, which we license to these financial institutions. As part of managing these brands, we also provide our financial institution customers with a sophisticated set of information and transaction processing services and establish and enforce rules and standards surrounding the use of our payment card system. We generate revenues from the fees that we charge our customers for providing these transaction processing and other payment-related services (operations fees) and by assessing our customers based on the dollar volume of activity on the cards that carry our brands (assessments).

A typical transaction processed over our system involves four parties in addition to ourselves: the cardholder, the merchant, the issuer (the cardholder’s bank) and the acquirer (the merchant’s bank). Our customers are the financial institutions that act as issuers and acquirers. Using our transaction processing services, issuers and acquirers facilitate payment transactions between cardholders and merchants throughout the world, providing merchants with an efficient and secure means of receiving payment, and consumers and businesses with a convenient payment method accepted worldwide. We guarantee the settlement of many of these transactions among our customer financial institutions to ensure the integrity of our payment system. In addition, we undertake a variety of marketing activities designed to maintain and enhance the value of our brands. However, cardholder and merchant relationships are managed principally by our customers. Accordingly, we do not issue cards, extend credit to cardholders, determine the interest rates (if applicable) or other fees charged to cardholders by issuers, or establish the merchant discount charged by acquirers in connection with the acceptance of cards that carry our brands.

Our business has a global reach and has experienced significant growth. Gross dollar volume on cards carrying the MasterCard brand as reported by our customers (GDV) was $1.5 trillion in 2004, a 15% increase in U.S. dollar terms over the GDV reported in 2003. For the first nine months of 2005, GDV was $1.2 trillion, a 14% increase in U.S. dollar terms over the GDV reported in the first nine months of 2004. In 2004, we processed 12.2 billion transactions (including 2.3 billion PIN-based online debit transactions), a 23% increase over the transactions processed in 2003.

We believe there is a trend within the global payments industry from paper-based forms of payment such as cash and checks toward electronic forms of payment such as cards, which creates significant opportunities for continued growth in our business. We believe this trend is driven by the following elements:

•	Increasing Usage of Electronic Forms of Payment. Credit and debit card usage has grown at significant rates and is displacing cash and checks, the traditional forms of payment. Consumers are migrating to card-based forms of payment, motivated in part by the convenience, enhanced services and reward programs that cards offer. Corporations, small businesses and governments have also increased their usage of card-based forms of payment for travel, purchasing and fleet management in order to gain better transaction information, more efficiently manage their supply chains and reduce administrative costs. Other forms of electronic payments, including pre-paid cards, chip-based cards and mobile commerce, offer opportunities for further usage and growth.

•	Increasing Acceptance of Electronic Forms of Payment. Merchants of all sizes have increased their acceptance of electronic payments as a way to augment their sales and increase consumer convenience. Electronic forms of payment are gaining wider acceptance in corporate payment applications and in important merchant categories such as supermarkets, gas stations, convenience stores, utilities and fast-food restaurants. In addition, governments have begun accepting electronic payments in order to reduce their administrative costs. Payment cards and other electronic forms of payment continue to be the preferred method of payment in certain higher growth channels of commerce, such as the Internet.

•	Innovation in the Payments Industry. Innovation at the point of sale, including the incorporation of new technologies such as smart cards and contactless cards, continues to reduce transaction times and otherwise enhance the attractiveness of payment cards to both consumers and merchants. In addition, issuers are making payment cards more attractive to cardholders through value-adding initiatives such as rewards and co-branding programs.

•	Favorable Trends in Global Commerce. A wide range of factors has increased global commerce, particularly cross-border business and leisure travel. This trend benefits card-based forms of payment, which afford cardholders increased convenience and efficiency when making international transactions compared with cash and checks. In addition, in many emerging markets, increased consumer card usage is being driven by the growth of middle-class consumer populations and the development of modern payment systems to serve them. Globalization is also encouraging the replacement of domestic payment solutions with payment solutions that have a worldwide reach.

Competitive Strengths

We believe the following key strengths enhance our ability to compete successfully in the global payments industry:

•	Leading Worldwide Payments System. We believe that the strong worldwide recognition of our brands, our long-standing relationships with our issuers and acquirers and the extensive global reach of our payment card system are valuable corporate assets that provide us with a strong platform from which we can deliver value to our customers, merchants and cardholders.

•	Global Brand. Through our global brand-building initiatives, we have established strong worldwide recognition for MasterCard and our other brands. We believe that our brands are valuable strategic assets that drive card acceptance and usage and facilitate our ability to successfully introduce new service offerings and access new markets.

•	Long-Standing Customer Relationships. Our business originated in 1966 when a number of banks in the United States formed the Interbank Card Association and, over time, we have grown into a global organization that serves nearly 25,000 financial institutions in 210 countries and territories. We believe that the breadth and depth of our relationships with our issuers and acquirers provide us with valuable insights into their businesses. These insights, in turn, facilitate our ability to pursue additional opportunities with these customers in connection with both our core transaction processing business and the related value-added services we provide, such as the consulting services provided by MasterCard Advisors.

•	Worldwide Acceptance. Based on information from our customers, as of September 30, 2005, cards carrying the MasterCard brand were accepted at over 22 million merchant locations around the world. We believe that the extensive global acceptance of cards carrying our brands is unsurpassed by any of our competitors, which is a significant competitive strength that facilitates the use of our cards and contributes to the growth of our business globally.

•	Global, Branded Processing Platform. We operate a proprietary, worldwide computer and telecommunications system that links issuers and acquirers around the globe for transaction processing services and permits cardholders to use their cards at millions of merchants worldwide. This system, in which we have made significant recent investments, is a highly reliable, scalable asset that we believe provides us with the flexibility to provide additional transaction processing services to both new and existing customers with relatively low incremental costs. We also believe that the strength of our global brands and our processing experience enhance our ability to compete for new processing business.

•	Global Reach of Business. We have offices in 38 countries worldwide and a senior management team with extensive international experience. Through these resources, we have developed substantial knowledge of local customer practices and cardholder behavior in the key markets in which we operate. In addition, we believe that our integrated corporate structure and worldwide presence enables us to provide globally coordinated payment solutions to multinational customers more effectively than our competitors whose businesses are limited in geographic scope or organized principally as separate regional operating companies. As customers continue to consolidate, we believe our structure will enhance our ability to support their differing needs. We also believe that our global operations and worldwide customer base moderate our exposure to the varying economic conditions of different regions.

Business Strategy

Our strategy is to drive growth by further penetrating our existing customer base and by expanding our role in targeted areas of the global payments industry. Primary elements in implementing our strategy include:

•

Focus on Key Customers.    We are committed to providing our key customers with coordinated services through integrated, dedicated account teams in a manner that allows us to leverage our expertise in payment programs, brand marketing, product development, technology, processing and consulting services for these customers. We have historically applied this customer-focused model to our largest global customers and are now expanding this approach to include customers around the world representing a substantial majority of our revenue. Through MasterCard Advisors, we seek to leverage our deep functional expertise in many important areas of the payments industry for our customers. By further investing in strong relationships over the long term with our key customers, we believe that we can increase our volume of business with them over time.

•	Continued Expansion in Targeted Geographies and Higher-Growth Programs. We believe that there are significant opportunities to expand our role in targeted geographies and higher-growth programs. For example, while we process a large majority of the domestic MasterCard- branded card transactions in the United States, Canada, the United Kingdom and Australia, the proportion of domestic MasterCard-branded card transactions that we process outside these markets is significantly lower. Accordingly, we believe that there are substantial opportunities for us to capture additional operations fees through transaction processing arrangements in selected markets. We are also focused on expanding the role of MasterCard in higher-growth segments of the global payments industry, such as commercial, debit and pre-paid cards. Among other initiatives, we intend to expand our business in these segments by continuing to invest in developing new payment solutions and customized services applicable to them. For example, MasterCard PayPass™, a “contactless” payment solution that enables consumers simply to tap or wave their payment card on a specially equipped terminal, is designed to help our customers further grow their businesses by enhancing the functionality of MasterCard cards in fast throughput environments.

•	Enhance Merchant Relationships and Maintain Unsurpassed Acceptance. We recognize that merchants are important stakeholders for the growth of our business, and we are focused on strengthening our merchant relationships by providing merchants with direct input into our business via merchant advisory boards and other initiatives. We intend to maintain the unsurpassed acceptance of MasterCard-branded programs by focusing on three core initiatives. First, we seek to increase the number of categories of merchants that accept cards carrying our brands. We are presently focused on expanding acceptance in electronic commerce environments, in fast food restaurants and convenience stores, and in public sector payments, such as those involving taxes, fees, fines and tolls, among other categories. Second, we seek to increase the number of payment channels where MasterCard programs are accepted, such as by expanding MasterCard acceptance in connection with recurring payment applications. Third, we seek to increase usage of our programs at selected merchants through a range of business development programs on a global basis.

•	Continued Investment in our Brands. We are committed to maintaining and enhancing our brands and image through advertising and marketing efforts on a global scale. Our approach to marketing activities combines advertising, sponsorships, promotions, interactive media and public relations as part of an integrated package designed to increase MasterCard brand awareness and preference and usage of MasterCard cards. Among numerous other initiatives, we intend to continue our award-winning “Priceless®” advertising campaign, which has run in 106 countries and 49 languages.

Risks Related to our Business and Industry

The operation of our business involves a number of risks. For example:

•

Increased Legal and Regulatory Scrutiny of Interchange Fees.    Interchange fees, which represent a sharing of payment system costs among acquirers and issuers, have been the subject of increased regulatory scrutiny and litigation as they have increased in recent years and as card-based forms of payment have become relatively more important to local economies. Although we establish interchange fees and collect and remit them on behalf of those of our customers entitled to receive them, we do not generally earn revenues in connection with interchange fees. However, if issuers cannot collect or are forced to reduce interchange fees, this could reduce the number of financial institutions willing to participate in a four-party payment card system such as ours, lower overall transaction volumes, and/or make proprietary end-to-end networks or other forms of payment more attractive. Issuers could also charge higher fees to consumers, thereby making our card programs less desirable and reducing our transaction volumes and profitability, or attempt to decrease the expense of their card programs by seeking a reduction in the fees that we charge.

•	Litigation. We are exposed to a variety of significant lawsuits in addition to those relating to interchange fees, including federal antitrust claims, claims under state unfair competition statutes and claims relating to our currency conversion practices. If we are found liable in any of these lawsuits, we may, among other things, be forced to pay damages and/or change our business practices and pricing structure, which could have a material adverse effect on our revenue and profitability and result in significant reduction in the value, or the loss of your investment. Except with respect to currency conversion litigations, we have not established reserves for any of the significant legal proceedings in which we are currently involved.

•	Heightened Competition. Competition and pricing pressure within the global payments industry is increasing, due in part to consolidation within the banking sector. These risks and pressures are heightened by the growing power of merchants within the payments industry.

•	Expected Credit Ratings Downgrade. Due to the loss of MasterCard International’s right to impose special assessments upon its members in connection with this offering, Standard & Poor’s Rating Services expects to lower our credit ratings.

•	Expected Net Loss for the First Quarter of 2006. At the time of this offering, we intend to donate 13,500,047 newly-issued shares of our Class A common stock and cash to The MasterCard Foundation, a private charitable foundation to be incorporated in Canada. In connection with this donation we expect to record an expense that is equal to the aggregate value of the cash and shares we are donating, which expense will generally not be deductible for tax purposes. As a result of this expense, we expect to record a significant net loss in the quarter and year in which the offering is completed.

•	Substantial Portion of Offering Proceeds Unavailable. We intend to use all but $650 million of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem shares from our existing stockholders, who include affiliates of the underwriters. Accordingly, we will not have those proceeds available to us to invest in and grow our business.

•	Additional Offering of Class A Common Stock. In the event that the underwriters do not exercise in full their option to purchase additional shares of Class A common stock from us in connection with this offering, our certificate of incorporation will require us, prior to the time of our 2007 annual meeting of stockholders, to issue additional shares of Class A common stock in a public offering and to use the proceeds from such offering to redeem additional shares from our existing stockholders so that, immediately following such subsequent offering and redemption, our existing stockholders own approximately 41% of our equity. This additional issuance may depress the market price of our Class A common stock.

•

Adverse Effect of New Ownership and Governance Structure on our Customer Relationships.    In connection with this offering, our certificate of incorporation will be amended to provide that our members may own only Class B common stock, which has no voting power, and Class M common stock, which is generally non-voting except that it provides the right to elect up to three directors (but not more than one-quarter of all directors) and approve specified significant corporate actions. In addition, with the exception of directors elected by the Class M common stockholders, persons affiliated with our customers will not be permitted to serve as directors of MasterCard. If our members are dissatisfied with these changes to our corporate governance structure, it could have a material adverse effect on our business relationships with them and they may elect to instead do business with a competitor with a different governance structure. In addition, our members’ ownership in our company will be reduced substantially in connection with this offering, which may reduce their interest in the continued success of our business.

See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

The Offering Transactions

We are currently owned by the principal members of MasterCard International, who are our customers. Prior to this offering of shares of our newly-authorized Class A common stock, we will reclassify all of our 100,000,348 outstanding shares of common stock, causing each of our existing stockholders to receive 1.35 shares of our Class B common stock for each share of common stock that they held prior to the reclassification and a single share of our Class M common stock. In addition, at the time of this offering, we will issue 13,500,047 shares of our Class A common stock as a donation to The MasterCard Foundation, a private charitable foundation to be incorporated in Canada that will be controlled by directors who are independent of us and our members. The Class A common stock and the Class B common stock will have the same economic rights, although the Class B common stock will be non-voting (except as may be required by Delaware law). The Class M common stock will have no economic rights. The holders of the Class M common stock will, however, have the right to elect up to three of our directors (but no more than one-quarter of all directors) and approve specified significant corporate transactions. See “Description of Capital Stock.”

We intend to use all but $650 million of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem a number of shares of Class B common stock from our existing stockholders that is equal to the aggregate number of shares of Class A common stock that we issue to investors in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. We intend to use the remaining proceeds to increase our capital, defend ourselves against legal and regulatory challenges, expand our role in targeted geographies and higher growth segments of the global payment industry and for other general corporate purposes. See “Use of Proceeds.”

Following the reclassification, the issuance of shares of our Class A common stock as a donation to The MasterCard Foundation and in this offering and the subsequent redemption of shares of our Class B common stock from our existing stockholders, which we refer to collectively as the “offering transactions,” investors in this offering will own 61,535,098 shares of Class A common stock representing 46% of our equity and 82% of our general voting power (or 66,150,230 shares representing 49% of our equity and 83% of our general voting power if the underwriters exercise their option to purchase additional shares in full), The MasterCard Foundation will own 13,500,047 shares of Class A common stock representing 10% of our equity and 18% of our general voting power (or 17% of our general voting power if the underwriters exercise their option to purchase additional shares in full) and our existing stockholders will own 59,965,325 shares of Class B common stock representing 44% of our equity (or 55,350,193 shares representing 41% of our equity if the underwriters exercise their option to purchase additional shares in full) and shares of Class M common stock that entitle them to elect up to three of our directors and approve specified significant corporate actions but are otherwise non-voting. In the event that the underwriters do not exercise in full their option to purchase up to an additional 4,615,132 shares of Class A common stock from us in connection with this offering, our certificate of incorporation will require us, subject to applicable law and to the board of directors’ fiduciary duties, prior to the time of our 2007 annual meeting of stockholders, to issue additional shares of Class A common stock in a public offering and to use the proceeds from such offering to redeem additional shares of Class B common stock so that, immediately following such subsequent offering and redemption, our existing stockholders will own approximately 41% of the aggregate number of shares of Class A common stock and Class B common stock outstanding at that time.

We believe that the new ownership and governance structure that we will achieve through the offering transactions will enhance our business over the long term in various ways. In particular, we believe that perceived conflicts of interest in our business will be addressed by transitioning to a board of directors that includes a majority of directors who are independent of us and of our customers and through the broader diversity of our share ownership. As a result, we believe that we will be competitively advantaged as compared with other four-party payment card systems as customers will view our new structure as a more stable base upon which to build, manage and grow their payments businesses. We also believe that the new structure will benefit our business by providing us with publicly traded equity that we may use as a tool to better align the incentives of our management with those of our stockholders and to attract, retain and motivate our employees and as a currency with which to effect acquisitions, as well as by providing us with enhanced access to the public markets to raise capital. See “Business—Reasons for Transition to New Ownership and Governance Structure.”

Our principal executive offices are located at 2000 Purchase Street, Purchase, New York 10577 and our telephone number is (914) 249-2000.

The Offering

Class A common stock offered	61,535,098 shares

Class A common stock and

    Class B common stock outstanding

    after the offering transactions:

Class A common stock	75,035,145 shares

Class B common stock	59,965,325 shares

135,000,470 shares

Common stock

Following this offering, we will have three classes of common stock outstanding: Class A common stock, all of the outstanding shares of which will have been issued in this offering or to The MasterCard Foundation; and Class B common stock and Class M common stock, all of the outstanding shares of which will be held by our existing stockholders.

Voting rights

Each share of Class A common stock will entitle its holder to one vote per share. Except as may be required by Delaware law, holders of Class B common stock will not be entitled to vote and will have no voting power. Although the Class M common stock is generally non-voting, the holders of the Class M common stock will have the right to elect up to three of our directors (but not more than one-quarter of all directors) and approve specified significant corporate actions.

Dividend rights

The Class A common stock and Class B common stock will share equally in any dividends declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock. Holders of Class M common stock will not be entitled to receive dividends.

Liquidation rights

Upon liquidation, dissolution or winding up, holders of Class A common stock and Class B common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of our liabilities and the preferential or other amounts, if any, payable on any outstanding preferred stock. Holders of Class M common stock will not be entitled to receive any assets upon a liquidation, dissolution or winding up.

Conversion rights

Subject to the provisions of our amended and restated certificate of incorporation that prohibit our members, former members and certain other persons from beneficially owning Class A common stock and other conditions, any holder of Class B common stock may at any time and from time to time commencing on the fourth anniversary of the consummation of this offering, at such holder’s option, convert all or any portion of such holder’s shares of Class B common stock into an equal number of shares of Class A common stock in connection with a transfer of these shares to a permitted owner.

In addition, in the event that the number of shares of Class B common stock outstanding is less than 41% of the aggregate number of shares of Class A common stock and Class B common stock outstanding, our members will in certain circumstances be permitted to acquire shares of Class A common stock in the open market or otherwise, which acquired shares would thereupon convert into an equal number of shares of Class B common stock.

Shares of Class M common stock are not convertible into any other class of our capital stock.

See “Description of Capital Stock.”

Use of proceeds

We intend to use all but $650 million of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem a number of shares of Class B common stock from our existing stockholders that is equal to the aggregate number of shares of Class A common stock that we issue to investors in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. We intend to use the remaining proceeds to increase our capital, defend ourselves against legal and regulatory challenges, expand our role in targeted geographies and higher growth segments of the global payments industry and for other general corporate purposes. Approximately     % of the aggregate redemption price in connection with the redemption of the shares of Class B common stock will be received by affiliates of the underwriters. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 13 of this prospectus for a discussion of risks you should carefully consider before deciding to invest in shares of our Class A common stock.

Proposed New York Stock Exchange symbol	MA

Dividend policy

Upon completion of this offering, our board of directors currently intends to adopt a policy of declaring, subject to legally available funds, a quarterly cash dividend at an annual rate initially equal to $             per share of Class A common stock and Class B common stock, unless our board of directors, in its sole discretion, determines otherwise, commencing with the              quarter of 2006. See “Dividend Policy.”

Unless indicated otherwise, the information included in this prospectus gives effect to the reclassification of our outstanding shares of common stock and assumes no exercise by the underwriters of their option to purchase up to an additional 4,615,132 shares from us and that the shares to be sold in this offering are sold at $             per share, which is the midpoint of the range indicated on the front cover of this prospectus.

In addition, shares outstanding and other information based thereon do not reflect 5,300,000 shares of Class A common stock reserved for issuance under our long term incentive plan. See “Management—MasterCard Long Term Incentive Plan.”

Summary Consolidated Financial and Other Data

The statement of operations data presented below for the years ended December 31, 2004, 2003 and 2002, and the balance sheet data as of December 31, 2004 and 2003, were derived from the audited consolidated financial statements of MasterCard Incorporated included in this prospectus. The statement of operations data presented below for the years ended December 31, 2001 and 2000, and balance sheet data as of December 31, 2002, 2001 and 2000, were derived from the audited consolidated financial statements of MasterCard Incorporated and MasterCard International not included in this prospectus. The summary consolidated financial data presented below as of and for the nine months ended September 30, 2005 and September 30, 2004 have been derived from the unaudited consolidated financial statements of MasterCard Incorporated included in this prospectus and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2005 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2005. The results of MasterCard Europe’s operations have been included in our consolidated statements of operations from June 28, 2002 to the present. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements included in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002(1)	2003	2004	2004	2005(2)
	(In thousands, except per share and operating data)
Statement of Operations Data:
Revenue	$1,445,409	$1,611,334	$1,891,811	$2,230,851	$2,593,330	$1,909,426	$2,221,710
General and Administrative	737,259	813,927	965,299	1,098,552	1,185,837	846,417	975,867
Advertising and Market Development	470,733	505,732	694,010	851,150	915,851	586,398	622,447
U.S. Merchant Lawsuit and Other Legal Settlements	—	—	—	763,460	21,653	18,008	48,188
Depreciation and Amortization	59,397	69,973	90,505	119,551	123,317	92,119	83,366
Operating Income (Loss)	178,020	221,702	141,997	(601,862)	346,672	366,484	491,842
Other Income (Expense)	22,211	11,237	16,391	(9,658)	(22,972)	(21,814)	3,704
Income (Loss) before cumulative effect of accounting change	118,149	142,061	116,429	(390,742)	238,060	236,790	319,627
Net Income (Loss)	118,149	142,061	116,429	(385,793)	238,060	236,790	319,627
Net Income (Loss) Per Share before cumulative effect of accounting change (Basic and Diluted)(3)	1.65	1.98	1.35	(3.91)	2.38	2.37	3.20
Net Income (Loss) Per Share (Basic and Diluted)(3)	1.65	1.98	1.35	(3.86)	2.38	2.37	3.20
Pro forma Net Income Per Share (Basic and Diluted)(4)	—	—	—	—	1.76	1.75	2.37

Balance Sheet Data (at period end):
Cash and Cash Equivalents	$125,503	$165,943	$218,575	$248,119	$328,996	$309,602	$530,988
Investment Securities—current	439,266	504,443	653,349	662,391	808,893	806,626	860,570
Total Assets	1,187,060	1,486,305	2,260,875	2,900,905	3,264,670	3,177,200	3,670,362
Long-Term Debt	82,992	80,065	80,107	229,574	229,569	229,508	229,460
Obligations under U.S. Merchant Lawsuit and Other Legal Settlements, Long-term	—	—	—	516,686	468,547	555,353	503,470
Stockholders’/Members’ Equity	462,408	606,661	1,023,406	698,721	974,952	926,136	1,235,425

Operating Data:
GDV (in billions)(5)	$865	$986	$1,161	$1,281	$1,467	$1,063	$1,215
Processed Transactions (in millions)(6)	5,699	7,639	8,792	9,962	12,214	8,857	10,096

(1)	On June 28, 2002, we converted from a membership to a stock company through the creation of MasterCard Incorporated, a new holding company. Also on June 28, 2002, MasterCard Incorporated directly and indirectly acquired all of the outstanding stock of Europay International S.A. In 2002, Europay International was renamed and reorganized in Belgium as MasterCard Europe sprl. Note 18 to our annual consolidated financial statements more fully describes these transactions.
(2)	MasterCard is party to a number of currency conversion litigations. See “Business—Legal Proceedings.” Based upon litigation developments and settlement negotiations in these cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” MasterCard recorded an additional $48,188 of legal reserves in September 2005. Based on future developments, this estimate may be revised.
(3)	As more fully described in “Summary—The Offering Transactions,” prior to this offering we will reclassify all of our 100,000 outstanding shares of existing common stock so that our existing stockholders will receive 1.35 shares of our Class B common stock for each share of common stock that they held prior to the reclassification and a single share of our Class M common stock. Accordingly, shares and per share data will be retroactively restated in the financial statements subsequent to the reclassification to reflect the reclassification as if it were effective at the start of the first period being presented in the financial statements.
(4)	Pro forma amounts give effect to the reclassification described above as if it were in place for the latest fiscal year and interim periods presented.
(5)	GDV represents the aggregate dollar amount of purchases made and cash disbursements obtained with MasterCard-branded cards and includes the impact of balance transfers and convenience checks. PIN-based online debit transactions and other branded transactions are not included. The data set forth for GDV is derived from information provided by MasterCard members and includes information with respect to MasterCard-branded transactions that are not processed by MasterCard and for which MasterCard does not earn significant revenues. All data is subject to revision and amendment by MasterCard’s members subsequent to the date of its release, which revisions and amendments may be material.
(6)	The data set forth for processed transactions represents all transactions processed by MasterCard, including PIN-based online debit transactions, except for the year ended December 31, 2000, which does not include online debit transactions. The data for the years ended December 31, 2000, 2001, 2002, 2003, and 2004 and for the nine months ended September 30, 2004 have been restated to exclude specific transactions previously classified as processed transactions which are no longer deemed processed transactions for the nine months ended September 30, 2005.

RISK FACTORS

An investment in our Class A common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our Class A common stock. The following risks could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Legal and Regulatory Risks

Interchange fees are subject to increasingly intense legal and regulatory scrutiny worldwide, which may have a material adverse impact on our revenue, our prospects for future growth and our overall business.

Interchange fees, which represent a sharing of payment system costs among the financial institutions participating in a four-party payment card system such as ours, are generally the largest component of the costs that acquirers charge merchants in connection with the acceptance of payment cards. Typically, interchange fees are paid by the merchant bank (the acquirer) to the cardholder bank (the issuer) in connection with transactions initiated with our payment system’s cards. Interchange fees, including MasterCard’s multilateral interchange fees (MIFs), are subject to increasingly intense regulatory scrutiny worldwide as they have increased in recent years and as card-based forms of payment have become relatively more important to local economies. Regulators are seeking to reduce these costs through regulatory action. For example:

•	In the European Union, the European Commission has issued a Statement of Objections challenging MasterCard’s cross-border MIF under European Union competition rules and has recently stated that it intends to issue a supplemental statement of objections in the near future. If we do not obtain a favorable ruling, the European Commission could order us to change the manner in which MasterCard calculates its cross-border MIF.

•	In the United Kingdom the Office of Fair Trading (OFT) issued a decision on September 6, 2005 concluding that MasterCard’s U.K. MIFs contravene U.K. and European Union competition law. If this decision is upheld on appeal, it could have a significant adverse impact on the revenues of MasterCard’s U.K. members and on MasterCard’s competitive position and overall business in the U.K. In addition, the OFT has stated that it will commence a new investigation of MasterCard’s current U.K. MIFs and, if it determines that they contravene U.K. and European Union competition law, it will issue a new decision and possibly levy fines accruing from the date of its first decision. This new investigation will examine whether the new methodology for setting U.K. MIFs adopted by MasterCard in November 2004—in connection with which MasterCard withdrew the authority of the U.K. members to set domestic MIFs and related fees and conferred such authority exclusively on MasterCard’s President and Chief Executive Officer—contravenes applicable law.

•	In Australia, the Reserve Bank of Australia has enacted regulations controlling the costs that can be considered in setting interchange fees for four-party payment card systems such as ours, but do not regulate the merchant discount charged by proprietary end-to-end networks (such as those offered by American Express or Discover), which have already benefited from these regulations.

Interchange fees are also being reviewed in a number of other jurisdictions, including Colombia, Mexico, New Zealand, Poland, Portugal, Brazil, South Africa, Hungary, Spain and Switzerland. In the United States, interchange fees have also been the topic of increased Congressional and regulatory interest. In particular, the U.S. House of Representatives has passed a bill that would commission a study by the Federal Trade Commission of the role of interchange in alleged price gouging at gas stations. Also, the general topic of interchange fees has been raised in hearings and other forums, including conferences held by various Federal Reserve banks. We believe that regulators are increasingly adopting a coordinated approach to interchange matters and, as a result, developments in any one jurisdiction may influence regulators’ approach to interchange in other jurisdictions.

In addition, merchants are seeking to reduce interchange fees through litigation. In the United States, merchants have filed over forty class-action suits alleging that our interchange fees violate federal antitrust laws. These suits allege, among other things, that MasterCard’s purported setting of interchange fees violates Section 1 of the Sherman Act. The suits seek treble damages in an unspecified amount, attorney’s fees and injunctive relief. See “Business—Legal Proceedings—Global Interchange Proceedings.” We are devoting substantial management and financial resources to the defense of MIFs and to the other legal and regulatory challenges we face.

If issuers cannot collect or are forced to reduce interchange fees, they may be unable to recoup a portion of the costs incurred for their services. This could reduce the number of financial institutions willing to participate in a four-party payment card system, lower overall transaction volumes, and/or make proprietary end-to-end networks or other forms of payment more attractive. Issuers could also charge higher fees to consumers, thereby making our card programs less desirable and reducing our transaction volumes and profitability, or attempt to decrease the expense of their card programs by seeking a reduction in the fees that we charge. If we are less successful than Visa in defending interchange fees, we could also be competitively disadvantaged against Visa. If we are ultimately unsuccessful in our defense of interchange fees, such regulation may have a material adverse impact on our revenue, our prospects for future growth, and our overall business.

If we are found liable in any of the cases brought by American Express or Discover, we may be forced to pay substantial damages.

In 1998, the U.S. Department of Justice filed suit against MasterCard International, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that certain aspects of the governance of MasterCard and Visa were unlawful, and that MasterCard’s Competitive Programs Policy (CPP) and a similar Visa bylaw provision that prohibited financial institutions participating in the respective systems from issuing competing proprietary payment cards (such as American Express or Discover) acted to restrain competition. Although we successfully defended the relevant aspects of our governance structure at trial, the Second Circuit Court of Appeals affirmed the trial court judge’s ruling that our CPP and Visa’s bylaw constituted unlawful restraints of trade under the U.S. federal antitrust laws. Based on the final judgment in this matter, we repealed our CPP in October 2004. Thereafter, Discover and American Express each filed suit against us, Visa U.S.A., Inc. and Visa International Services Association alleging that the CPP and Visa’s bylaw provision caused each injury by unlawfully restraining trade under the U.S. federal antitrust laws. Discover also alleges that it suffered injury by reason of our rules, which required merchants in the United States to accept our debit cards if they accepted other MasterCard-branded cards, before these rules were modified as part of the U.S. merchant lawsuit described below. The American Express claim names a number of member banks as co-defendants. In connection with their respective claims, American Express and Discover each requested that the district court give collateral estoppel effect to its findings in its judgment in the Department of Justice litigation. Although the district court has denied that request at this stage in the litigation, the court indicated that American Express and Discover may refile a motion for collateral estoppel after discovery. If the court were to give effect to collateral estoppel on one or more issues in the future, then significant elements of plaintiffs’ claims would be established, thereby making it more likely that we would be found liable.

Neither American Express nor Discover has specified the amount of damages sought and, due to the considerable uncertainty associated with these proceedings, it is currently not reasonably possible to estimate the amount or range of any potential liability. However, each of these cases, which would involve joint and several liability among the defendants, allege unquantified damages. In addition, each of American Express and Discover has conveyed their belief that these damages are substantial. Moreover, because these actions have been brought under the U.S. federal antitrust laws, we may be required to pay treble damages if liability is established, which could significantly magnify the adverse effect upon us of any adverse judgment. If we are unsuccessful in defending against either or both of these lawsuits, the ultimate liability for MasterCard could have a material adverse effect on our results of operations, financial position and cash flows in the quarterly and annual period when such losses are recognized, could have a material adverse effect on our overall financial position, and result in the significant reduction in value, or the loss, of your investment. Similarly, if we decide to settle either or both lawsuits or if we establish provisions in connection with them (which will depend on our continuing reconsideration of the progress of the litigation), such a settlement or the establishment of such provisions could also have such a material adverse effect. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks—If we determine in the future that we are required to establish reserves or we incur liabilities for any litigation that has been or may be brought against us, our results of operations, cash flow and financial condition could be materially and adversely affected and you could lose your investment” and “Business—Legal Proceedings.”

If we are ultimately unsuccessful in any of our various lawsuits relating to our currency conversion practices, our business may be materially and adversely affected.

We generate significant revenue from processing foreign currency transactions for members. However, we are defendants in several state and federal lawsuits alleging that our currency conversion practices are deceptive, anti-competitive or otherwise unlawful. In particular, a trial judge in California found that our currency conversion practice is deceptive under California state law, and ordered us to mandate that members disclose the currency conversion process to cardholders in cardholder agreements, applications, solicitations and monthly billing statements. The judge also ordered unspecified restitution to California cardholders. The final judgment and restitution process have been stayed pending MasterCard’s appeal. In addition, we have been served with similar complaints in several state courts seeking to, in effect, extend the judge’s decision to our cardholders outside of California. We have succeeded in having several of these cases dismissed or transferred to the U.S. District Court for the Southern District of New York and combined with putative federal class actions. The class actions allege that our currency conversion practices violate federal antitrust laws. See “Business—Legal Proceedings.” If we are unsuccessful in defending against these lawsuits, we may have to pay restitution to cardholders who make claims that they used their cards in another country, or may be required to modify our currency conversion practices.

Based upon litigation developments and settlement negotiations in these cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” MasterCard recorded an additional $48 million of legal reserves in September 2005. As a result of this additional reserve, we have now established total legal reserves of $62 million in connection with these currency conversion cases. Based on future developments, this estimate may be revised. The amount of damages sought has not been specified in any of these cases.

If we are found liable in any of the other litigations that have been brought against us or in any other litigation to which we may be subject in the future, we may be forced to pay damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our revenue and profitability.

There are currently actions against MasterCard International in a number of state courts and the District of Columbia. In a number of these state courts, there are multiple complaints against MasterCard International brought under state unfair competition statutes on behalf of putative classes of consumers. The claims in these actions mirror the allegations made in the U.S. merchant lawsuit, which was brought on behalf of a class of U.S. merchants against MasterCard International and Visa and alleged, among other things, that our “Honor All Cards” rule (and a similar Visa rule), which required merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card, constituted an illegal tying arrangement in violation of Section 1 of the Sherman Act. The plaintiffs also asserted that we and Visa conspired to monopolize what they characterized as the point-of-sale debit card market. In June 2003, MasterCard International entered into a settlement agreement that resolved the U.S. merchant lawsuit and contract disputes with certain customers. The settlement agreement required, among other things, that we pay $125 million in 2003 and $100 million annually each December from 2004 through 2012. See “Business—Legal Proceedings—U.S. Merchant Opt Out and Consumer Litigations” for a description of the settlement agreement. The putative consumer class actions are not covered by the terms of the June 2003 settlement agreement. These actions assert that merchants, faced with excessive merchant discount fees, have passed these overcharges to consumers in the form of higher prices on goods and services sold. In addition to these litigations, we are also being sued in several other state and federal courts under both federal antitrust laws and state common and statutory law in connection with certain of our rules, including those related to chargeback transactions. Chargebacks refer to the situation where a transaction is returned, or charged back, to an acquirer by an issuer at the request of the cardholder or for some other reason. None of the putative consumer class actions specifies the amount of damages sought and, except for one lawsuit in which the plaintiff seeks $60 million in compensatory damages as well as $180 million in punitive damages, none of the lawsuits relating to chargeback transactions specifies the amount of damages sought. See “Business—Legal Proceedings.” We may also be sued in the future in the United States or in other jurisdictions by our customers, merchants or consumers for substantial damages or injunctive relief in connection with our business practices. If we are unsuccessful in our defense against the consumer class actions, the merchant chargeback litigations, or any other litigation, we may be forced to pay damages and/or change our business practices and pricing structure, any of which could have a material adverse effect on our revenue and profitability.

If we determine in the future that we are required to establish reserves or we incur liabilities for any litigation that has been or may be brought against us, our results of operations, cash flow and financial condition could be materially and adversely affected and you could lose your investment.

Except with respect to currency conversion litigations, we have not established reserves for any of the legal proceedings in which we are currently involved and we are unable to estimate at this time the amount of charges, if any, that may be required to provide reserves for these matters in the future. We may determine in the future that a charge for all or a portion of any of our legal proceedings is required, including charges related to legal fees. In addition, we may be required to record an additional charge if we incur liabilities in excess of reserves that we have previously recorded. Such charges, particularly in the event we may be found liable in a large class-action lawsuit or on the basis of an antitrust claim entitling the plaintiff to treble damages or under which we were jointly and severally liable, could be significant and could materially and adversely affect our results of operations, cash flow and financial condition and result in a significant reduction in the value, or the loss, of your investment. A plaintiff in one of our antitrust litigations has asserted in a written communication that the damages it believes it is likely to recover in its lawsuit will exceed our capital and ability to pay and that the damages in such lawsuit and in our other pending litigations are likely to be in the billions of dollars before trebling. See “Business—Legal Proceedings.”

Limitations on our business and other penalties resulting from litigation or litigation settlements may materially and adversely affect our revenue and profitability.

As a result of antitrust litigation that was brought against us by the U.S. Department of Justice, until October 15, 2006, we are required to permit issuers with which we have entered into business agreements in the United States before October 15, 2004 to terminate those agreements without penalty in order to enter into agreements with American Express or Discover. See “Business—Legal

Proceedings—Department of Justice Antitrust Litigation and Related Private Litigation.” In addition, as a result of the settlement agreement in connection with the U.S. merchant lawsuit, merchants have the right to reject our debit cards in the United States while still accepting other MasterCard-branded cards, and vice versa. See “Business—Legal Proceedings—U.S. Merchant Opt Out and Other Consumer Litigations.” These limitations and any future limitations on our business resulting from litigation or litigation settlements could reduce the volume of business that we do with our customers, which may materially and adversely affect our revenue and profitability.

The payments industry is generally the subject of increasing global regulatory focus, which may impose costly new compliance burdens on us and our customers and lead to decreased transaction volumes through our systems.

We are subject to regulations that affect the payment industry in the many countries in which our cards are used. In particular, our customers are subject to numerous regulations applicable to banks and other financial institutions in the United States and abroad, and, consequently, MasterCard is at times affected by such regulations. Regulation of the payments industry, including regulation applicable to us and our customers, has increased significantly in recent years. For example, in 2002 MasterCard became subject to the regulatory requirements of Section 352(a) of the USA PATRIOT Act, which has required our customers and us to create and implement comprehensive anti-money laundering programs. Increased regulatory focus in this area could result in additional obligations or restrictions with respect to the types of products that we may offer to consumers, the countries in which our cards may be used, and the types of cardholders and merchants who can obtain or accept our cards.

We are also subject to regulations imposed by the U.S. Treasury Office of Foreign Assets Control (OFAC). While MasterCard has no business operations, subsidiaries or affiliated entities in Syria, Iran, Sudan, North Korea, Cuba or Libya, a limited number of financial institutions are licensed by MasterCard to issue cards or acquire merchant transactions in certain of these countries, which have each been identified by the U.S. State Department as terrorist-sponsoring states and are subject to OFAC restrictions. Our reputation may suffer due to our association with these countries, which in turn could have a material adverse effect on the valuation of our stock. Further, certain U.S. states have recently enacted legislation regarding investments by pension funds and other retirement systems in companies that have business activities or contacts with countries that have been identified as terrorist-sponsoring states and similar legislation may be pending in other states. As a result, pension funds and other retirement systems may be subject to reporting requirements with respect to investments in companies such as ours or may be subject to limits or prohibitions with respect to those investments that may materially and adversely affect our stock price.

The U.S. Congress is also presently considering regulatory initiatives in the areas of Internet gambling, Internet prescription drug purchases, copyright and trademark infringement and interchange fees, among others, that could impose additional compliance burdens on us and/or our customers. Most U.S. states are considering a variety of similar legislation. If implemented, these initiatives may require us or our customers to monitor, filter, restrict, or otherwise oversee various categories of payment card transactions, thereby increasing our costs or decreasing our transaction volumes. Various regulatory agencies are also considering regulations covering identity theft, account management guidelines, disclosure rules, security, and marketing that would impact our customers directly, in part due to increased scrutiny of our customers’ underwriting standards. These new requirements may restrict our customers’ ability to extend credit through the use of payment cards, which could decrease our transaction volumes. In some circumstances, new regulations could have the effect of limiting our customers’ ability to offer new types of payment programs or restricting their ability to offer existing programs such as stored value cards, which could materially and adversely reduce our revenues and revenue growth.

In addition, in 2004 and 2005, a number of regulations were issued implementing the Fair and Accurate Credit Transactions Act which, among other things, makes permanent the preemptive effect of several key provisions of the Fair Credit Reporting Act that could have a material impact on our customers’ businesses. Additional implementing regulations are anticipated later this year. One such regulation pertaining to “risk-based pricing” could have a significant impact on the application process for credit cards, resulting in increased costs of issuance and/or a decrease in the flexibility of card issuers to set the price of credit. Regulators and Congress have also increased their scrutiny of our customers’ pricing of credit. Any legislative or regulatory restrictions on our customers’ ability to price credit freely could result in reduced amounts of credit available to consumers, which could materially and adversely affect our transaction volume and revenues.

Increased regulatory focus on us, such as in connection with the matters discussed above, may increase our costs, which could materially and adversely impact our financial performance. Similarly, increased regulatory focus on our customers may cause them to reduce the volume of transactions processed through our systems, which would reduce our revenues materially and adversely impact our financial performance.

Existing and proposed regulation in the areas of consumer privacy and data use and security could decrease the number of payment cards issued and could increase our costs.

We and our customers are also subject to regulations related to privacy and data use and security in the jurisdictions in which we do business, and we and our customers could be negatively impacted by these regulations. For example, in the United States, we and our customers are subject to the Federal Trade Commission’s information safeguards rule under the Gramm-Leach-Bliley Act. The rule requires that each financial institution (including us) develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of any customer information at issue. In 2005, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. In the United States, there are a number of bills pending in Congress and there have been several congressional hearings to address these issues. Congress will likely consider data security/data breach legislation in 2005 or 2006 which, if implemented, could affect us and our customers. In addition, a number of states have enacted security breach legislation, requiring varying levels of consumer notification in the event of a security breach, and several other states are considering similar legislation.

In Europe, the European Parliament and Council have passed the European Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data, which obligates the controller of an individual’s personal data to take the necessary technical and organizational measures to protect personal data. The Directive has been implemented through local laws regulating data protection in European Union member states to which we and our customers are subject.

Regulation of privacy and data use and security in these and other jurisdictions may increase the costs of our customers to issue payment cards, which may decrease the number of our cards that they issue. Any additional regulations in these areas may also increase our costs to comply with such regulations, which could materially and adversely affect our profitability. Finally, failure to comply with the privacy and data use and security laws and regulations to which we are subject could result in fines, sanctions or other penalties, which could materially and adversely affect our results of operations and overall business.

Business Risks

We face increasingly intense competitive pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability.

We generate revenue from the fees that we charge our customers for providing transaction processing and other payment-related services and from assessments on the dollar volume of activity on cards carrying our brands. In order to increase transaction volumes, we seek to enter into business agreements with customers through which we offer incentives, pricing discounts and other support to issue and promote our cards. In order to stay competitive, we may have to increase the amount of these incentives and pricing discounts. Over the past several years, we experienced continued pricing reductions. The demand from our customers for better pricing arrangements and greater rebates and incentives moderates our growth. We may not be able to continue our expansion strategy, to process additional transaction volumes or to provide additional services to our customers at levels sufficient to compensate for such lower fees or increased costs in the future, which could materially and adversely affect our revenue and profitability. In addition, increased pressure on prices enhances the importance of cost containment and productivity initiatives in areas other than those relating to customer incentives. We may not succeed in these efforts.

Our strategy is to grow our business by, among other things, focusing on our key customers and entering into customized business agreements with key customers around the globe. We may in the future not be able to enter into such agreements on terms that we consider favorable, and we may be required to modify existing agreements in order to maintain relationships and to compete with others in the industry. Some of our competitors are larger or have greater financial resources than we do. In addition, to the extent that we offer discounts or incentives under such agreements, we will need to further increase transaction volumes or the amount of services provided thereunder in order to benefit incrementally from such agreements and to increase revenue and profit. Furthermore, a number of customers from which we earn substantial revenue are principally aligned with one of our competitors. A significant loss of revenue or transaction volumes from these customers could have a material adverse impact on our business.

Consolidation or other changes affecting the banking industry could result in a loss of business for MasterCard and may create pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability.

Over the last several years, the banking industry has undergone rapid consolidation, and we expect this trend to continue in the future. Consolidation represents a competitive threat to us because our strategy contemplates entering into business agreements with our largest customers in exchange for significant business commitments. Significant ongoing consolidation in the banking industry may result in a financial institution with a substantial MasterCard portfolio being acquired by an institution that has a strong relationship with a competitor, resulting in the loss of business for MasterCard. For example, Bank of America has recently announced its intention to acquire MBNA Corp., an issuer with a larger proportion of its card portfolio devoted to MasterCard than Bank of America. In addition, one or more of our customers could seek to merge with, or acquire, one of our competitors, and any such transaction could have a material adverse impact on our business and prospects.

The continued consolidation in the banking industry also produces a smaller number of larger customers, which generally have a greater ability to negotiate pricing discounts with MasterCard. In addition, consolidations could prompt our customers to renegotiate our business agreements to obtain more favorable terms. This pressure on the prices we charge our customers could materially and adversely affect our revenue and profitability.

In addition, changing regulatory environments in certain regions may lead us to change our pricing arrangements and could reduce our overall revenues.

Our revenue would decline significantly if we lose one or more of our most significant customers, which could have a material adverse impact on our business.

Most of our customer relationships are not exclusive and in certain circumstances may be terminated by our customers. Our customers can reassess their commitments to us at any time in the future and/or develop their own competitive services. Until October 15, 2006, we are required to permit issuers with which we have entered into business agreements in the United States before October 15, 2004 to terminate those agreements without penalty in order to enter into agreements with American Express or Discover as a result of the antitrust litigation that was brought against us by the U.S. Department of Justice. See “Business—Legal Proceedings—Department of Justice Antitrust Litigation and Related Private Litigation.” Accordingly, our business agreements with customers may not reduce the risk inherent in our business that customers may terminate their relationships with us in favor of our competitors, or for other reasons, or might not meet their contractual obligations to us.

In addition, a significant portion of our revenue is concentrated among our five largest customers. In 2004, these customers represented an aggregate of approximately $928 million, or 36%, of total revenue. For the first nine months of 2005, these customers represented an aggregate of approximately $742 million, or 33%, of total revenue. One of our large customers, JPMorgan Chase Bank and its affiliates, generated 12% of our consolidated revenue in 2004 and 10% in the first nine months of 2005. JPMorgan Chase Bank also acts as our U.S. settlement bank and has a significant commitment under our revolving credit facility. Loss of business from JPMorgan Chase Bank or any of our other large customers could have a material adverse impact on our business.

Merchants are increasingly focused on the costs of accepting card-based forms of payment, which may lead to additional litigation and regulatory proceedings and may increase the costs of our incentive programs, which could materially and adversely affect our profitability.

We rely on merchants and their relationships with our customers to expand the acceptance of our cards. We believe that consolidation in the retail industry is producing a set of larger merchants with increasingly global scope. These merchants are having a significant impact on all participants in the global payments industry, including MasterCard. For instance, as a result of the settlement agreement in connection with the U.S. merchant lawsuit, merchants have the right to reject our debit cards in the United States while still accepting other MasterCard-branded cards, and vice versa. See “Business—Legal Proceedings—U.S. Merchant Opt Out and Consumer Litigations.” In addition, some large merchants are supporting many of the legal and regulatory threats to interchange fees that MasterCard is now defending, since interchange fees represent a significant component of the costs that merchants pay to accept payment cards. See “—Interchange fees are subject to increasingly intense legal and regulatory scrutiny worldwide, which may have a material adverse impact on our revenue, our prospects for future growth and our overall business.” The increasing focus of merchants on the costs of accepting cash-based forms of payment may lead to additional litigation and regulatory proceedings. Large merchants are also able to negotiate pricing discounts and other incentives from us and our customers in order to accept our payment cards. As merchants consolidate and become even larger, we may have to increase the amount of incentives that we provide to certain merchants, which could materially and adversely affect our revenues and profitability.

Our operating results may suffer because of substantial and increasingly intense competition worldwide in the global payments industry.

The global payments industry is highly competitive. Our payment programs compete against all forms of payment, including paper-based transactions (principally cash and checks), electronic transactions such as wire transfers and Automated Clearing House payments and other electronic forms of payment, including card-based payment systems. See “Business—Competition.” Some of our competitors have developed, or may develop, substantially greater financial and other resources than we have, may offer a wider range of programs and services than we offer or may use more effective advertising and marketing strategies to achieve broader brand recognition or merchant acceptance than we have. We may not continue to be able to compete effectively against these threats. In addition, our competitors may be more efficient in introducing innovative programs and services than we are. As a result, our revenue or profitability may decline.

We have repealed our Competitive Programs Policy as a result of a final judgment in our litigation with the U.S. Department of Justice, and our business may suffer as a result.

Based on a final judgment of our litigation with the U.S. Department of Justice, in October 2004 we repealed our CPP, which prohibited financial institutions participating in our system from issuing competing proprietary payment cards. See “Business—Legal Proceedings—Department of Justice Antitrust Litigation and Related Private Litigation.” As a result, our issuers are now permitted to issue general purpose credit or debit cards in the United States on any other general purpose card network (such as American Express or Discover). This may cause our members to issue fewer cards with our brand and to enter into arrangements with our competitors to issue cards, thereby reducing the volume of transactions that we process, decreasing our revenues. A number of our large customers, including MBNA Corporation, Citibank and GE Finance, have announced that they will issue American Express or Discover-branded cards. Accordingly, the repeal of the CPP may have a material adverse affect on our business, revenue and profitability.

We depend significantly on our relationships with our customers to manage our payment system. If we are unable to maintain those relationships, or if our customers are unable to maintain their relationships with cardholders or merchants that accept our cards for payment, our business may be materially and adversely affected.

We are, and will continue to be, significantly dependent on our relationships with our issuers and acquirers and their further relationships with cardholders and merchants to support our programs and services. We do not issue cards, extend credit to cardholders or determine the interest rates (if applicable) or other fees charged to cardholders using cards that carry our brands. Each issuer determines these and most other competitive card features. In addition, we do not solicit merchants to process transactions or establish the discount rate that merchants are charged for card acceptance, which are responsibilities of our acquirers. As a result, our business significantly depends on the continued success and competitiveness of our issuer and acquirer customers. In turn, our customers’ success depends on a variety of factors over which we have little or no influence. If our customers become financially unstable, we may lose revenue or we may be exposed to settlement risk as described below.

With the exception of the United States and a select number of other jurisdictions, most in-country (as opposed to cross-border) transactions conducted using MasterCard, Maestro and Cirrus cards are authorized, cleared and settled by our customers or other processors without involving our central processing systems. Because we do not provide domestic processing services in these countries and do not, as described above, have direct relationships with cardholders or merchants, we depend on our close working relationships with our customers to effectively manage our brands, together with the perception of our payment system, among regulators, merchants and consumers in these countries. From time to time, our customers may take actions that we do not believe to be in the best interests of our payment system overall, which may materially and adversely impact our business. In addition, our competitors may process a greater percentage of domestic transactions in jurisdictions outside the United States than we do. As a result, our inability to control the end-to-end processing on cards carrying our brands in many markets may put us at a competitive disadvantage by limiting our ability to introduce value-added programs and services that are dependent upon us processing the underlying transactions.

We rely on the continuing expansion of merchant acceptance of our brands and programs. Although our business strategy is to invest in strengthening our brands and expanding our acceptance network, there can be no guarantee that our efforts in these areas will continue to be successful. If the rate of merchant acceptance growth slows or reverses itself, our business could suffer.

If we are unable to grow our debit business, particularly in the United States, we may fail to maintain and increase our revenue growth.

In recent years, we believe that industry-wide offline and online debit transactions have grown more rapidly than credit or charge transactions. However, in the United States, we believe that transactions involving our brands account for a smaller share of all offline, signature-based debit transactions than they do credit or charge transactions. In addition, many of our competitors process a greater number of online, PIN-based debit transactions at the point of sale than we do, since our Maestro brand has relatively low market penetration in the United States. We may not be able to increase our market penetration for debit transactions in the United States since many of our competitors have long-standing and strong market positions. We may also be impacted adversely by any tendency among U.S. consumers or financial institutions to migrate from offline, signature-based debit transactions to online, PIN-based transactions, because the latter types of transactions are more likely to be processed by other ATM/debit point-of-sale networks. In addition, we generally earn higher revenues on point-of-sale purchase transactions than on cash access transactions, and on domestic credit and offline debit transactions than on comparable online debit transactions.

Furthermore, in June 2003, following the settlement of the U.S. merchant lawsuit, Visa enacted a bylaw requiring its 100 largest issuers of debit cards in the United States to pay a so-called “settlement service fee” if these issuers reduce their debit Visa volume by more than 10%. This bylaw was later modified to clarify that the settlement service fee would only be imposed if an issuer shifted its portfolio of debit cards to MasterCard. See “Business—Legal Proceedings—Department of Justice Antitrust Litigation and Related Private Litigation” for a description of our response to this bylaw provision. If Visa is permitted to impose this settlement service fee on issuers of debit cards according to this bylaw, it would penalize Visa members seeking to do debit business with MasterCard and would effectively prohibit them from converting their debit card programs to our programs.

Any of these factors may inhibit the growth of our debit business, which could materially and adversely affect our revenues and overall prospects for future growth.

The changes to our governance structure in connection with this offering could have a material adverse effect on our business relationship with our members.

A number of our key customers are currently represented on our board of directors. Upon the consummation of this offering, the organization and composition of our board of directors will be substantially restructured. In particular, our certificate of incorporation will be amended to provide that, with the exception of the directors to be elected by the holders of our Class M common stock, any person who is or has been during the prior three years a director, officer, employee, agent or representative of, or otherwise has any business relationship that is material to such person with, a member or former member of MasterCard International, or of an operator, member, or licensee of any competing general purpose payment card system, or any affiliate of such person, may not serve as a director of MasterCard. In addition, our members will be able to own only Class B common stock, which has no voting power, and Class M common stock, which is generally non-voting except that it provides the right to elect up to three directors (but not more than one-quarter of all directors) and approve specified significant corporate actions. If certain of our members are dissatisfied with these changes to our corporate governance structure, this could have a material adverse effect on our business relationship with them and they may elect to instead do business with a competitor with a different governance structure. In addition, our members’ ownership in our company will be reduced substantially in connection with this offering. The reduced ownership may reduce their interest in the continued success of our business. A significant loss of revenue or transaction volumes from our members could have a material adverse effect on our business.

Global economic, political and other conditions may adversely affect trends in consumer spending and in cross-border travel, which may materially and adversely impact our revenue and profitability.

The global payments industry depends heavily upon the overall level of consumer, business and government spending. A sustained deterioration in general economic conditions, particularly in the United States or Europe, or increases in interest rates in key countries in which we operate, may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving payment cards carrying our brands. In addition, a significant portion of the volume generated on cards carrying our brands (and a significant portion of the revenue we earn outside the United States) are associated with cross-border business and leisure travel, which may be adversely affected by world geopolitical, economic and other conditions, including the threat of terrorism and outbreak of diseases such as SARS and avian flu. In particular, revenue from processing foreign currency transactions for our customers fluctuates with cross border travel and our customers’ need for transactions to be converted into their base currency.

As a guarantor of certain obligations of principal members and affiliate debit licensees, we are exposed to risk of loss or illiquidity if any of our members default on their MasterCard, Cirrus or Maestro settlement obligations.

We may incur liability in connection with transaction settlements if an issuer or acquirer fails to fund its daily settlement obligations due to technical problems, liquidity shortfall, insolvency or other reasons. If a principal member or affiliate debit licensee is unable to fulfill its settlement obligations to other members, we may bear the loss even if we do not process the transaction. In addition, although we are not contractually obligated to do so, we may elect to keep merchants whole if an acquirer defaults on its merchant payment obligations, in order to maintain the integrity and acceptance of our brands. Our estimated gross legal settlement exposure, which is calculated using the average daily card charges made during the quarter multiplied by the estimated number of days to settle, was approximately $14.6 billion as of September 30, 2005. We have a revolving credit facility in the amount of $2.25 billion to provide liquidity in the event of one or more settlement failures by our members. While we believe that we have sufficient liquidity to cover a settlement failure by any of our largest customers on their peak day, concurrent settlement failures of more than one of our largest customers or of several of our smaller customers may exceed our available resources and could materially and adversely affect our business and financial condition. In addition, even if we have sufficient liquidity to cover a settlement failure, we may not be able to recover the cost of such a payment and may therefore be exposed to significant losses, which could materially and adversely affect our results of operations, cash flow and financial condition. For more information on our settlement exposure as of September 30, 2005, see Note 15 to our interim consolidated financial statements.

Upon completion of this offering, we will no longer have the right to impose special assessments upon the members of MasterCard International, which could leave us exposed to significant losses that could materially and adversely affect our results of operations, cash flow and financial condition.

In connection with this offering, the certificate of incorporation and the bylaws of MasterCard International will be amended to eliminate the right of MasterCard International to impose special assessments upon its members. This special assessment right allows MasterCard International to recover all or a portion of its expenses and liabilities arising out of extraordinary events, such as settlements or judgments in major litigations and catastrophic occurrences that may cause significant risk or damage to MasterCard. The loss of this special assessment right accordingly leaves us exposed to significant risks and losses from these types of extraordinary events and could materially and adversely affect our results of operations, cash flow and financial condition.

Standard and Poor’s Rating Services has announced that they will downgrade our credit rating upon completion of this offering, which will result in an increase of our interest expense for borrowings under our credit facility. Further downgradings of our credit ratings could materially and adversely affect our future ability to obtain funding or materially increase the cost of any additional funding.

Due to the loss of MasterCard International’s right to impose special assessments upon its members in connection with this offering, Standard & Poor’s Rating Services expects to lower our counterparty credit ratings from A-/A-2 with negative outlook to BBB+/A-2 with stable outlook and our subordinated debt rating from BBB+ with negative outlook to BBB with stable outlook. Until the completion of this offering, our existing ratings will remain on credit watch with negative outlook. The expected downgrading will result in an increase of our interest expense if borrowings were necessary under our credit facility. In addition, further downgradings of our credit ratings by Standard & Poor’s Rating Services or by any other rating agency could materially and adversely affect our future ability to obtain funding or materially increase the cost of any additional funding.

If our transaction processing systems are disrupted or we are unable to process transactions efficiently or at all, our revenue or profitability would be materially reduced.

Our transaction authorization, clearing and settlement systems may experience service interruptions as a result of fire, natural disasters, power loss, disruptions in long distance or local telecommunications access, fraud, terrorism or accident. Most of our transaction processing systems are controlled by a single facility, supported by a separate smaller co-processing facility. A natural disaster or other problem at our primary and/or back-up facilities or our other owned or leased facilities could interrupt our services. Additionally, we rely on third-party service providers, such as AT&T, for the timely transmission of information across our global data transportation network. If a service provider fails to provide the communications capacity or services we require, as a result of natural disaster, operational disruption, terrorism or any other reason, the failure could interrupt our services, adversely affect the perception of our brands’ reliability and materially reduce our revenue or profitability.

Account data breaches involving card data stored by us or third parties could adversely affect our reputation and revenue.

We, our customers, and other third parties store cardholder account information in connection with our payment cards. In addition, our customers may sponsor third-party processors to process transactions generated by cards carrying our brands. Breach of the systems on which sensitive cardholder data and account information are stored could lead to fraudulent activity involving our cards, damage the reputation of our brands and lead to claims against us. For example, in 2005, a third-party processor that held account information for card payment companies, including us, was subject to a security breach in connection with card and account information for approximately 40 million cards, approximately 10.1 million of which were MasterCard cards. As a result, we have been named in a lawsuit claiming unspecified damages and may be subject to additional lawsuits in connection with data security breaches involving payment cards carrying our brands. If we are unsuccessful in defending lawsuits involving such data security breaches, we may be forced to pay damages, which could materially and adversely affect our profitability. In addition, any damage to our reputation or that of our brands resulting from an account data breach could decrease the use and acceptance of our cards, which could have a material adverse impact on our transaction volumes, revenue and future growth prospects, or increase our costs by leading to additional regulatory burdens being imposed upon us.

An increase in fraudulent activity using our cards could lead to reputational damage to our brands and could reduce the use and acceptance of our cards

Criminals are using increasingly sophisticated methods to capture cardholder account information to engage in illegal activities such as fraud and identity theft. As outsourcing and specialization become a more acceptable way of doing business in the payments industry, there are more third parties involved in processing transactions using our cards. If fraud levels involving our cards were to rise, it could lead to regulatory intervention (such as mandatory card reissuance) and reputational and financial damage to our brands, which could reduce the use and acceptance of our cards or increase our compliance costs, and thereby have a material adverse impact on our business.

If we are not able to keep pace with the rapid technological developments in our industry to provide customers, merchants and cardholders with new and innovative payment programs and services, the use of our cards could decline, which would reduce our revenue and income.

The payment card industry is subject to rapid and significant technological changes, including continuing developments of technologies in the areas of smart cards, radio frequency and proximity payment devices (such as contactless cards), electronic commerce and mobile commerce, among others. We cannot predict the effect of technological changes on our business. We rely in part on third parties, including some of our competitors and potential competitors, for the development of and access to new technologies. We expect that new services and technologies applicable to the payments industry will continue to emerge, and these new services and technologies may be superior to, or render obsolete, the technologies we currently use in our card programs and services. In addition, our ability to adopt new services and technologies that we develop may be inhibited by a need for industry-wide standards or by resistance from customers or merchants to such changes. Our future success will depend, in part, on our ability to develop or adapt to technological changes and evolving industry standards.

Adverse currency fluctuations and foreign exchange controls could decrease revenue we receive from our international operations.

During 2004 and the first nine months of 2005, approximately 42% and 46% of our revenue, respectively, was generated from activities outside the United States. Some of the revenue we generate outside the United States is subject to unpredictable and indeterminate fluctuations if the values of other currencies change relative to the U.S. dollar. Resulting exchange gains and losses are included in our net income. Our risk management activities provide protection with respect to adverse changes in the value of only a limited number of currencies. Furthermore, we may become subject to exchange control regulations that might restrict or prohibit the conversion of our other revenue currencies into U.S. dollars. The occurrence of any of these factors could decrease revenues we receive from our international operations and have a material adverse impact on our business.

Competing dynamic currency conversion services could reduce the volume of foreign currency transactions we process or force us to change our pricing or practices, which may materially and adversely affect our business.

Some of our members and competitors provide currency conversion services at the point of sale, known as dynamic currency conversion. Dynamic currency conversion services could, if significant numbers of cardholders choose to use them, replace our own currency conversion processing services or could force us to change our pricing or practices for these services. If we process fewer transactions or are forced to change our pricing or practices for our currency conversion processing because of competing dynamic currency conversion services or otherwise, our revenue may be materially and adversely affected.

Our assessment revenues that are based on quarterly GDV are recorded utilizing an estimate of our customers’ performance. Material changes in our customers’ performance compared to estimates could require us to restate our financial statements for prior periods, which could have a material adverse impact on our results of operations and stock price.

Our assessment revenues that are based on quarterly GDV are recorded utilizing an estimate of our customers’ performance. Such estimates are subsequently validated against actual performance as reported by our customers, and differences are ordinarily adjusted in the period in which the customer reports actual results. Rebates and incentives, which are recorded as contra-revenue, are also estimated based on customer performance. Material changes in our customers’ performance compared to estimates, or revisions to performance information subsequently reported by our customers in accordance with the MasterCard rules, could require us to restate our financial statements for prior periods. Any such restatements could have a material adverse impact on our results of operations and on the price of our Class A common stock.

Any acquisitions that we make could disrupt our business and harm our financial condition.

We may evaluate or make strategic acquisitions of complementary businesses, products or technologies. We may not be able to successfully finance or integrate any such businesses, products or technologies. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations. We may spend time and money on projects that do not increase our revenue. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash reserves, including the proceeds from this offering available to us for other uses, and to the extent the purchase price is paid with our stock, it could be dilutive to our stockholders. While we from time to time evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any material acquisitions.

We expect to record a significant net loss for the first quarter of 2006 as a result of the donation of shares of our Class A common stock and cash to The MasterCard Foundation.

At the time of this offering, we intend to donate 13,500,047 newly-issued shares of the new Class A common stock, representing approximately 10% of our equity, to The MasterCard Foundation, a private charitable foundation to be incorporated in Canada. We also expect to donate an estimated $40 million in cash to the Foundation in support of its operating expenses and charitable giving for the first four years of its operations, and we may make additional cash contributions to the Foundation after this period. Because the Foundation’s operations are currently being established, the overall size and timing of our expected initial cash donation have not been finally determined. This donation may be paid proportionally over the first four years of the Foundation’s operations. After four years, the Foundation will be permitted to sell Class A common stock to the extent necessary to satisfy its charitable giving requirements.

We expect to make an application to the Canadian tax authorities to allow the Foundation’s annual charitable giving requirements to be delayed for a period of up to 10 years. If this application is not granted, the amount of cash to be contributed to the Foundation may need to be increased in order to permit the Foundation to satisfy its annual charitable giving requirements during the first four years of its existence, to the extent such requirements cannot otherwise be satisfied from dividends, if any, paid on the Class A common stock. For a description of our proposed dividend policy, see “Dividend Policy.” Absent approval of MasterCard’s application, Canadian tax law would require the Foundation to distribute 3.5% of its assets not used directly in its charitable activities or administration per year in qualified charitable giving. For purposes of determining asset value, the Class A common stock held by the Foundation is expected to be valued on the basis of the average market price of the stock over a 24 month period, discounted by an appropriate factor to account for the resale limitations imposed on the Class A common stock held by the Foundation.

In connection with the donation of shares of the Class A common stock, we expect to record an expense that is equal to the value of the shares we are donating, which expense will generally not be deductible for tax purposes. The value of the shares of Class A common stock we donate will be determined based on the initial public offering price per share of Class A common stock in this offering less a marketability discount of         %. This marketability discount will be determined by independent valuation consultants to be retained by MasterCard. Based on an initial public offering price per share of $             (the mid-point of the price range set forth on the cover page of this prospectus), we expect to record an expense of $            . As a result of this expense, we expect to record a significant net loss for the three months ended March 31, 2006 and may record a net loss for the 2006 fiscal year. As a result of the difference between the financial statement treatment and tax treatment of the donation, we expect there to be a significant increase to our effective tax rate in the period in which the transaction closes and for that fiscal year. We also expect to record an expense equal to the value of any cash we donate in the period or periods in which such donation or donations are made. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Offering Transactions.”

Changes in the regulatory environment may adversely affect our benefit plans.

We provide certain retirement benefits to our U.S. employees through the MasterCard Accumulation Plan (MAP), a cash balance benefit plan. In 2003, a U.S. federal district court ruled that IBM’ cash balance pension plan violated the age discrimination provisions of ERISA. If this decision is upheld on appeal and applied to cash balance plans generally, we may be required to amend the MAP and, like other U.S. companies with cash balance plans, may be exposed to claims from plan participants. These developments could have a material adverse impact on our results of operations.

Risks Related to Our Class A Common Stock and This Offering

There may not be an active trading market for shares of our Class A common stock, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has been no public trading market for shares of our Class A common stock. Although we intend to apply to list our Class A common stock on the NYSE, it is possible that, after this offering, an active trading market will not develop or continue. The initial public offering price per share of our Class A common stock will be determined by agreement among us and the representative of the underwriters, and may not be indicative of the price at which the shares of our Class A common stock will trade in the public market after this offering.

Future sales of our shares of Class A common stock could depress the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us or you to sell equity securities in the future. Upon completion of this offering, we will have 75,035,145 outstanding shares of Class A common stock (or 79,650,277 shares if the underwriters exercise their option to purchase additional shares in full), of which 61,535,098 shares (or 66,150,230 shares if the underwriters exercise their option to purchase additional shares in full) will have been sold in this offering and may be resold immediately in the public market and 13,500,047 shares will have been issued as a donation to The MasterCard Foundation and, under the terms of the donation, may be resold by The MasterCard Foundation commencing on the fourth anniversary of the consummation of this offering to the extent necessary to comply with charitable giving requirements. In addition, The MasterCard Foundation will be permitted to sell all of the remaining shares held by it starting twenty years and eleven months after the consummation of this offering.

Also, in the event that the underwriters do not exercise in full their option to purchase up to an additional 4,615,132 shares of Class A common stock from us in connection with this offering, our certificate of incorporation will require us, subject to applicable law and to the board of directors’ fiduciary duties, prior to the time of our 2007 annual meeting of stockholders, to issue additional shares of Class A common stock in a public offering and to use the proceeds from such offering to redeem additional shares of Class B common stock so that, immediately following such subsequent offering and redemption, our existing stockholders will own approximately 41% of the aggregate number of shares of Class A common stock and Class B common stock at that time. Accordingly, if the underwriters do not exercise their option to purchase additional shares from us and we neither issue nor repurchase any shares following the offering transactions, we would be required to issue an additional 4,615,132 shares of Class A common stock (and to redeem an equivalent number of shares of Class B common stock) in connection with such subsequent offering.

In addition, immediately following the offering transactions, our existing stockholders will hold 59,965,325 shares of our Class B common stock (or 55,350,193 shares if the underwriters exercise their option to purchase additional shares in full), each of which will, commencing on the fourth anniversary of the consummation of this offering, be convertible for shares of our Class A common stock on a one-for-one basis, subject to certain rights of first refusal by the other holders of Class B common stock. All of the shares of Class A common stock issuable upon conversion of such shares will be freely tradable without restriction or registration under the Securities Act by persons other than our affiliates. These future sales, or the perception that such sales may occur, could depress the market price of our Class A common stock.

We and our directors and executive officers have agreed with the underwriters not to dispose of or hedge any of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. Subject to these agreements, we may issue and sell in the future additional shares of Class A common stock.

Because a substantial portion of the proceeds from this offering will be used to redeem shares of Class B common stock, we will not have any of those proceeds available to invest in our business.

We estimate that our proceeds from this offering (based on an initial public offering price of $             per share), after deducting underwriting discounts and estimated offering expenses, will be approximately $            , or $             if the underwriters exercise their option to purchase additional shares in full. We intend to use all but $650 million of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem a number of shares of Class B common stock from our existing stockholders that is equal to the aggregate number of shares of Class A common stock that we issue to investors in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. We intend to use the remaining proceeds to increase our capital. We will not have any of the proceeds from this offering that we use to redeem shares of our Class B common stock available to us to invest in and grow our business. See “Use of Proceeds.”

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent entirely a takeover attempt or a change in control.

Provisions contained in our amended and restated certificate of incorporation and bylaws and Delaware law could delay or prevent entirely a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. For example, subject to limited exceptions, our amended and restated certificate of incorporation will prohibit any person from beneficially owning more than 15% of any of the Class A common stock, the Class B common stock or any other class or series of our stock with general voting power, or more than 15% of our total voting power. Further, no member or former member of MasterCard International, or any operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, may beneficially own any share of Class A common stock or any other class or series of our stock entitled to vote generally in the election of directors. In addition,

•	our board of directors will be divided into three classes, with approximately one-third of our directors elected each year;

•	up to three of our directors (but no more than one-quarter of all directors) will be elected by the holders of our Class M common stock;

•	any representative of a competitor of MasterCard or of The MasterCard Foundation will be disqualified from service on our board of directors;

•	our directors, other than the directors elected by the holders of our Class M common stock (who may be removed without cause by the holders of the Class M common stock), may be removed only for cause and only upon the affirmative vote of at least 80% in voting power of all the shares of stock then entitled to vote at an election of directors, voting together as a single class;

•	our stockholders are not entitled to the right to cumulate votes in the election of directors;

•	holders of our Class A common stock are not entitled to act by written consent;

•	our stockholders must provide timely notice for any stockholders proposals and director nominations;

•	we have adopted limited liability provisions that eliminate the personal liability of directors and the members of our European Board for monetary damages for actions taken as a director or member, with certain exceptions; and

•	a vote of 80% or more of all of the outstanding shares of our stock then entitled to vote is required to amend certain sections of our amended and restated certificate of incorporation and for stockholders to amend any provision of our bylaws.

See “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws” and “—Delaware Law Anti-Takeover Statute.”

A substantial portion of our voting power will be held by The MasterCard Foundation, which will be restricted from selling shares for an extended period of time and may therefore not have the same incentive to approve a corporate action that may be favorable to the other public stockholders. In addition, the ownership of Class A common stock by The MasterCard Foundation and the restrictions on transfer could discourage or make more difficult acquisition proposals favored by the other holders of the Class A common stock.

Following completion of this offering, The MasterCard Foundation is expected to own 13,500,047 shares of Class A common stock, representing approximately 10% of our equity and 18% of our general voting power (or 17% of our general voting power if the underwriters exercise their option to purchase additional shares in full). Under the terms of the donation, The MasterCard Foundation may not sell or otherwise transfer its shares of Class A common stock prior to the date which is twenty years and eleven months following the consummation of this offering, except to the extent necessary to satisfy its charitable giving requirements starting on the fourth anniversary of the consummation of this offering. The five initial directors of The MasterCard Foundation will be selected by a three-member “blue ribbon” panel subject to certain limited veto rights of the Nominating and Corporate Governance

Committee of our new board of directors. The blue ribbon panel will be selected by Messrs. Boudreau and Falcones, two of our current directors, and Mr. Selander, our Chief Executive Officer, and be comprised of individuals who satisfy the independence requirements for service on our board of directors. Thereafter, the continuing directors of the Foundation will, in consultation with, but not under the control of, the Nominating and Corporate Governance Committee, select successors to become directors of the Foundation at the end of any director’s term of office or to fill any vacancy. The directors of the Foundation will be required to be independent of us and our members.

The ownership of Class A common stock by The MasterCard Foundation, together with the restrictions on transfer, could discourage or make more difficult acquisition proposals favored by the other holders of the Class A common stock. In addition, because The MasterCard Foundation will be restricted from selling its shares for an extended period of time, it may not have the same interest in short or medium-term movements in our stock price as, or incentive to approve a corporate action that may be favorable to, our other stockholders.

The holders of our Class M common stock have the right to elect up to three of our directors and to approve significant corporate transactions, and their interests in our business may be different than yours.

Our amended and restated certificate of incorporation will require us to obtain the approval of the holders of our Class M common stock, voting separately as a class, for a variety of enumerated items. For example, the approval of the holders of our Class M common stock will be required to make certain amendments to our certificate of incorporation, to approve the sale, lease or exchange of all or substantially all of our assets, to approve the consummation of mergers or consolidations of MasterCard or for us to cease to engage in the business of providing core network authorization, clearing and settlement services for branded payment card transactions. In addition, the holders of our Class M common stock will have the right to elect up to three of our directors. Because shares of the Class M common stock do not have any economic rights, the holders of the Class M common stock may not have the same incentive to approve a corporate action that may be favorable for the holders of Class A common stock, or their interests may otherwise conflict with yours. See “Description of Capital Stock—Common Stock—Voting Rights.” In addition, several of the underwriters in this offering are affiliated with our existing stockholders, which could present a conflict of interest since those underwriters may have an interest in the successful completion of this offering in addition to receiving underwriting discounts and commissions.

Certain aspects of our European operations will be managed by a European Board that will be elected by the European holders of Class M common stock and which may reach different decisions than our Global Board of Directors.

Certain aspects of our European operations, including review of membership applications, levying of fines and certain assessments and fees applicable to European members, establishment of intraregional operating rules, approval of the European annual expense budget, surplus funds, and implementation of certain intraregional product and enhancement developments and affinity and co-branding rules will be managed by or under the direction of our European Board. The European Board will be elected by holders of our Class M common stock who have their principal operations in Europe, and is expected to consist of representatives of our European members. Although our board of directors may, through a majority or a two-thirds vote depending on the circumstances, override decisions or temporarily assume any authority granted to the European Board, the European Board may reach different decisions than our board of directors would have reached on the same matter.

Our ability to pay regular dividends to our holders of Class A common stock is subject to the discretion of our board of directors and will be limited by our ability to generate sufficient earnings and cash flows.

After consummation of this offering, we intend to pay cash dividends on a quarterly basis on our shares of Class A common stock and Class B common stock. Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. The payment of dividends will be dependent upon our ability to generate earnings and cash flows so that we may pay our obligations and expenses and pay dividends to our stockholders. However, sufficient cash may not be available to pay such dividends. Payment of future dividends, if any, would be at the discretion of our board of directors after taking into account various factors, including our financial condition, settlement guarantees, operating results and current and anticipated cash needs. If, as a consequence of these various factors, we are unable to generate sufficient earnings and cash flows from our business, we may not be able to make or may have to reduce or eliminate the payment of dividends on our shares of Class A common stock and Class B common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, in particular, statements about our plans, strategies and prospects under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “anticipates,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or variations on these words and similar expressions. Such forward-looking statements are subject to various risks and uncertainties and are not guarantees of future performance. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those described under “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from this offering of shares of Class A common stock (based on an assumed initial public offering price of $             per share), after deducting underwriting discounts and estimated offering expenses, will be approximately $                     million (or $                     million if the underwriters exercise their option to purchase additional shares in full). We intend to use all but $650 million of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem a number of shares of Class B common stock from our existing stockholders that is equal to the aggregate number of shares of Class A common stock that we issue to investors in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. We intend to use the remaining proceeds to increase our capital, defend ourselves against legal and regulatory challenges, expand our role in targeted geographies and higher growth segments of the global payments industry and for other general corporate purposes.

Certain of the underwriters, including J.P. Morgan Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Harris Nesbitt Corp., Santander Investment Services S.A., KeyBanc Capital Markets and Deutsche Bank Securities Inc., are members or affiliates of members of MasterCard International and collectively will receive approximately         % of the proceeds used for the redemption of Class B common stock described above. See “Underwriting.”

DIVIDEND POLICY

Upon completion of this offering, our board of directors currently intends to adopt a policy of declaring, subject to legally available funds, a quarterly cash dividend at an annual rate initially equal to $             per share unless our board of directors, in its sole discretion, determines otherwise, commencing with the              quarter of 2006. However, sufficient cash may not be available to pay such dividends. Payment of future dividends, if any, would be at the discretion of our board of directors after taking into account various factors, including our financial condition, settlement guarantees, operating results and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2005:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to:

•	the reclassification of our existing common stock into Class B common stock and Class M common stock;

•	the issuance and sale by us of 61,535,098 shares of Class A common stock in this offering, at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts, commissions and offering expenses;

•	the donation by us of 13,500,047 newly-issued shares of Class A common stock to The MasterCard Foundation; and

•	the redemption by us of 75,035,145 shares of Class B common stock, as described in “Use of Proceeds.”

You should read this table together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and the notes to those statements.

	September 30, 2005
	Actual	Pro forma as adjusted
	(in thousands)
Cash and cash equivalents	$530,998

Long-term debt	$229,460

Stockholders’ equity:
Class A redeemable common stock, $.01 par value	1,000
Class A common stock, $.0001 par value	—
Class B common stock, $.0001 par value	—
Class M common stock, $.0001 par value	—
Additional paid-in capital	973,619
Retained earnings	198,423
Accumulated other comprehensive income, net of tax	62,383

Total stockholders’ equity	1,235,425

Total Capitalization	$1,464,885	$

SELECTED CONSOLIDATED FINANCIAL DATA

The statement of operations data presented below for the years ended December 31, 2004, 2003 and 2002, and balance sheet data as of December 31, 2004 and 2003, were derived from the audited consolidated financial statements of MasterCard Incorporated included in this prospectus. The statement of operations data presented below for the years ended December 31, 2001 and 2000, and balance sheet data as of December 31, 2002, 2001 and 2000, were derived from the audited consolidated financial statements of MasterCard International not included in this prospectus. The selected consolidated financial data presented below for the nine months ended September 30, 2005 and September 30, 2004 have been derived from the unaudited consolidated financial statements of MasterCard Incorporated included in this prospectus and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2005 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2005. The results of MasterCard Europe’s operations have been included in our consolidated statements of operations from June 28, 2002 to present. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements included in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002(1)	2003	2004	2004	2005(2)
	(In thousands, except per share)
Statement of Operations Data:
Revenue	$1,445,409	$1,611,334	$1,891,811	$2,230,851	$2,593,330	$1,909,426	$2,221,710
General and Administrative	737,259	813,927	965,299	1,098,552	1,185,837	846,417	975,867
Advertising and Market Development	470,733	505,732	694,010	851,150	915,851	586,398	622,447
U.S. Merchant Lawsuit and Other Legal Settlements	—	—	—	763,460	21,653	18,008	48,188
Depreciation and Amortization	59,397	69,973	90,505	119,551	123,317	92,119	83,366
Operating Income (Loss)	178,020	221,702	141,997	(601,862)	346,672	366,484	491,842
Other Income (Expense)	22,211	11,237	16,391	(9,658)	(22,972)	(21,814)	3,704
Income (Loss) before cumulative effect of accounting change	118,149	142,061	116,429	(390,742)	238,060	236,790	319,627
Net Income (Loss)	118,149	142,061	116,429	(385,793)	238,060	236,790	319,627
Net Income (Loss) Per Share before cumulative effect of accounting change (Basic and Diluted)(3)	1.65	1.98	1.35	(3.91)	2.38	2.37	3.20
Net Income (Loss) Per Share (Basic and Diluted)(3)	1.65	1.98	1.35	(3.86)	2.38	2.37	3.20
Pro Forma Net Income Per Share (Basic and Diluted)(4)	—	—	—	—	1.76	1.75	2.37

Balance Sheet Data (at period end):
Cash and Cash Equivalents	$125,503	$165,943	$218,575	$248,119	$328,996	$309,602	$530,988
Investment Securities—current	439,266	504,443	653,349	662,391	808,893	806,626	860,570
Total Assets	1,187,060	1,486,305	2,260,875	2,900,905	3,264,670	3,177,200	3,670,362
Long-Term Debt	82,992	80,065	80,107	229,574	229,569	229,508	229,460
Obligations under U.S. Merchant Lawsuit and Other Legal Settlements, Long-term	—	—	—	516,686	468,547	555,353	503,470
Stockholders’/Members’ Equity	462,408	606,661	1,023,406	698,721	974,952	926,136	1,235,425

(1)	On June 28, 2002, we converted from a membership to a stock company through the creation of MasterCard Incorporated, a new holding company. Also on June 28, 2002, MasterCard Incorporated directly and indirectly acquired all of the outstanding stock of Europay International S.A. In 2002, Europay International was renamed and reorganized in Belgium as MasterCard Europe sprl. Note 18 to our annual consolidated financial statements more fully describes these transactions.
(2)	MasterCard is party to a number of currency conversion litigations. See “Business—Legal Proceedings.” Based upon litigation developments and settlement negotiations in these cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” MasterCard recorded an additional $48,188 of legal reserves in September 2005. Based on future developments, this estimate may be revised.
(3)	As more fully described in “Summary—The Offering Transactions,” prior to this offering we will reclassify all of our 100,000 outstanding shares of existing common stock so that our existing stockholders will receive 1.35 shares of our Class B common stock for each share of common stock that they held prior to the reclassification and a single share of our Class M common stock. Accordingly, shares and per share data will be retroactively restated in the financial statements subsequent to the reclassification to reflect the reclassification as if it were effective at the start of the first period being presented in the financial statements.
(4)	Pro forma amounts give effect to the reclassification described above as if it were in place for the last fiscal year and interim periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements of MasterCard Incorporated and its consolidated subsidiaries, including MasterCard International and MasterCard Europe and the notes to those statements included elsewhere in this prospectus.

Overview

We are a global payment solutions company that provides a variety of services in support of our customers’ credit, debit and related payment programs. We manage a family of well-known, widely accepted payment card brands including MasterCard®, MasterCard Electronic™, Maestro® and Cirrus®, which we license to our financial institution customers. As part of managing these brands, we also provide our customers with information and transaction processing services and establish and enforce rules and standards surrounding the use of our payment card system by customers and merchants. We generate revenues from the fees that we charge our customers for providing these transaction processing and other payment-related services (operations fees) and by charging assessments to our customers based on the gross dollar volume (GDV) of activity on the cards that carry our brands (assessments). Operations fees are typically transaction-based and include authorization, settlement and switch, connectivity, currency conversion, warning bulletins, and other fees for a variety of additional services. Assessments are based on GDV for a specific time period and the rates vary depending on the nature of the transactions that generate GDV. GDV includes the aggregated dollar amount of usage (purchases, cash disbursements, balance transfers and convenience checks) on MasterCard-branded cards. Our revenues are based upon transactional information accumulated by our systems or reported by our customers. Our operating expenses are comprised primarily of general and administrative expenses such as personnel, professional fees, data processing, telecommunications, travel and advertising and marketing expenses to promote our brands, including promotions and sponsorships.

Our liquidity and capital position are strong. We had $1.4 billion in cash, cash equivalents and available-for-sale securities, and $1.2 billion in stockholders’ equity as of September 30, 2005.

We achieved double-digit revenue growth of 16% in 2004 and in the first nine months of 2005 from each of the comparable periods in 2003 and 2004, respectively. Favorable foreign currency fluctuation from the euro to U.S. dollar in 2004 and the first nine months in 2005 contributed 2% and 1%, respectively, to revenue growth. The increases in revenues are due to higher gross usage on cards carrying our brands for goods and services, a larger number of transactions processed by MasterCard, higher cross-border travel by cardholders using our cards and certain pricing changes that went into effect on April 1, 2005. The pricing changes included implementing new fees, increasing existing fees or modifying our fee calculation methodology and accounted for approximately 5% of revenue growth in the nine months ended September 30, 2005.

Operating expenses, excluding the impact of the U.S. merchant lawsuit and other legal settlements, increased 7% in 2004 and 10% in the first nine months of 2005 from the comparable periods in 2003 and 2004, respectively. Foreign currency fluctuations from the euro to U.S. dollar in 2004 and the first nine months in 2005 contributed 2% and 1%, respectively, to the increase in operating expenses. In addition, 1% of the increase in operating expenses in 2004 was due to the impact of acquisitions. During 2004, we continued to realign our operations and limit the growth of our operating expenses through successful vendor negotiations. Total operating expenses decreased 21% in 2004, primarily due to the U.S. merchant lawsuit settlement in 2003.

In June 2002, we acquired Europay International S.A. (now MasterCard Europe). In 2004 we acquired a research firm and a consulting firm, both of which were immaterial. The results of operations for these acquisitions are included from their respective acquisition dates.

We successfully complied with Sarbanes-Oxley Section 404 testing two years ahead of the U.S. Securities and Exchange Commission’s deadline for non-accelerated filers. We concluded, based on our assessment, that our internal controls over financial reporting were effective as of December 31, 2004.

We believe the trend within the global payments industry from paper-based forms of payment such as cash and checks toward electronic forms of payment such as cards creates significant opportunities for the continued growth in our business. Our strategy is to drive growth by further penetrating our existing customer base and by expanding our role in targeted geographies and higher-growth segments of the global payments industry (such as corporate payments, prepaid cards and chip based cards), enhancing our merchant relationships, maintaining unsurpassed acceptance and continuing to invest in our brands. We intend to expand our role in targeted geographies by, among other things, pursuing incremental payment processing opportunities in the European Union in connection with the implementation of the Single European Payment Area initiative and in Latin America and Asia/Pacific countries. We are committed to providing our key customers with coordinated services through integrated, dedicated account teams in a manner that allows us to leverage our expertise in payment programs, brand marketing, product development, technology, processing and consulting services for these customers. By investing in strong customer relationships over the long-term, we believe that we can increase our volume of business with key customers over time, and in support of this strategy, we are hiring additional resources and developing sales and other personnel.

There is increased regulatory scrutiny of interchange fees in the payments industry generally and, in addition to regulatory actions, we face exposure to antitrust and other types of litigation. In addition, competition and pricing pressure within the global payments industry is increasing, due in part to consolidation within the banking sector and the growing power of merchants. In addition, changing regulatory environments in certain regions may lead us to change our pricing arrangements and could reduce our overall revenues. See “Risk Factors.”

We are party to a number of currency conversion litigations as discussed in Note 14 to our interim consolidated financial statements herein. Based upon litigation developments and settlement negotiations in these cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, MasterCard recorded an additional $48 million of legal reserves in September 2005. As a result of this additional reserve, we have now established total legal reserves of $62 million in connection with these currency conversion cases. This estimate may be revised based on future developments in these cases.

Impact of Offering Transactions

At the time of this offering, we will issue 13,500,047 shares of our Class A common stock as a donation to The MasterCard Foundation, a private charitable foundation to be incorporated in Canada that will be controlled by directors who are independent of us and our members. The Foundation will build on MasterCard’s existing charitable giving commitments by continuing to support programs and initiatives that help children and youth to access education, understand and utilize technology and develop the skills necessary to succeed in a diverse and global work force. In addition, the Foundation will support organizations that provide microfinance programs and services to financially disadvantaged persons and communities in order to enhance local economies and develop entrepreneurs. We also expect to donate approximately $40 million in cash to the Foundation in support of its operating expenses and charitable giving for the first four years of its operations, and we may make additional cash contributions to the Foundation after this period. Because the Foundation’s operations are currently being established, the overall size and timing of our expected initial cash donation have not been finally determined. In connection with the donation of the Class A common stock we expect to record an expense that is equal to the aggregate value of the shares we are donating, which expense will generally not be deductible for tax purposes. The value of the shares of Class A common stock we donate will be determined based on the initial public offering price per share of Class A common stock in this offering less a marketability discount of     %. This marketability discount will be determined by independent valuation consultants to be retained by Mastercard. Based on an initial public offering price per share of $             (the mid-point of the price range set forth on the cover page of this prospectus), we expect to record an expense of $             . As a result of this expense, we expect to record a significant net loss for the three months ended March 31, 2006 and may record a net loss for the 2006 fiscal year. As a result of this difference between the financial statement treatment and tax treatments of the donation, we expect there to be a significant increase to our effective tax rate for both the three months ended March 31, 2006 and the 2006 fiscal year compared to the same periods in 2005. We also expect to record expense equal to the value of any cash we donate in the period or periods in which such donation or donations are made.

We intend to use all but $650 million of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem a number of shares of Class B common stock from our existing stockholders that is equal to the aggregate number of shares of Class A common stock that we issue to investors in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. We intend to use the remaining proceeds to increase our capital, defend ourselves against legal and regulatory challenges, expand our role in targeted geographies and higher growth segments of the global payments industry and for other general corporate purposes. See “Use of Proceeds.”

In addition, in connection with our new ownership and governance structure we intend to implement equity based compensation plans. The implementation date of these plans has not been determined as the underlying transactions remain subject to approval by the Company’s stockholders. We expect to convert our existing long term incentive cash award plans into an equity based compensation plan. Based on the proposal for this conversion, we may recognize $12 million additional personnel expense in future periods based on vesting within the plans. There may also be additional personnel expense related to a proposed one time stock grant to MasterCard employees.

Impact of Foreign Currency Rates

Our operations are impacted by changes in foreign currency exchange rates. Assessment fees are calculated based on local currency volume, which is converted to U.S. dollar volume using average exchange rates for the quarter. As a result, assessment revenues increased in each period due to the devaluation of the U.S. dollar. In 2004 and for the first nine months of 2005, a 15% and 14% increase in GDV on a U.S. dollar converted basis, respectively, exceeded local currency GDV growth of 11% and 12%, respectively, compared to the same periods in the prior year. In addition, consumer behavior, particularly international travel and purchases, may vary with changes in foreign currency exchange rates.

We are especially impacted by the movements of the euro relative to the U.S. dollar since the functional currency of MasterCard Europe, our principal European operating subsidiary, is the euro.

The devaluation of the U.S. dollar against the euro and the impact of the translation of MasterCard Europe’s operating results into U.S. dollar amounts are summarized as follows:

	For the Years Ended December 31,				Nine Months Ended September 30,
	2004	2003	2002		2005	2004
Euro to U.S. dollar average exchange rate	$1.24	$1.13	$.99	(1)	$1.26	$1.22
Devaluation of U.S. dollar to euro	10%	14%			3%

Revenue growth attributable to translation of MasterCard Europe revenues to U.S. dollars	2%	2%			1%
Operating expense growth attributable to translation of MasterCard Europe expenses to U.S. dollars	2%	1%			1%

(1)	Average in 2002 is calculated from June 28, 2002, the date of our acquisition of Europay International S.A. (now MasterCard Europe).

Revenues

We earned approximately 63% and 64% of our revenues from operations fees and approximately 37% and 36% of our revenues from assessments in 2004 and in the nine months ended September 30, 2005, respectively. Operations fees are user fees for facilitating the processing of payment transactions and information management among our customers. MasterCard’s system for transaction processing involves four participants in addition to us: issuers (the cardholders’ banks), acquirers (the merchants’ banks), merchants and cardholders.

Operations fees are charged to issuers, acquirers or their delegated processors for transaction processing services, specific programs to promote MasterCard branded card acceptance and additional services to assist our customers in managing their businesses. The significant components of operation fees are as follows:

•	Authorization occurs when a merchant requests approval for a cardholder’s transaction. We charge a fee for routing the authorization for approval by the issuer or in certain circumstances, such as when the issuer’s systems are unavailable, for approval by us or others on behalf of the issuer in accordance with the issuer’s instructions. Our rules, which may vary across regions, establish the circumstances under which merchants and acquirers must seek authorization of transactions. These fees are primarily paid by issuers.

•	Settlement refers to the process in which we determine the amounts due between issuers and acquirers for payment transactions and associated fees. Once quantified we transfer the relevant funds among issuers, acquirers or their designated third-party processors. We charge a fee for these settlement services. These fees are primarily paid by issuers.

•	Switch fees are fees for the use of the MasterCard Debit Switch (“MDS”), our debit processing system. The MDS transmits financial messages between acquirers and issuers and provides transaction and statistical reporting and performs settlement between members and other debit transaction processing networks.

•	Connectivity fees are charged to issuers and acquirers for network access and equipment used in the transmission of authorization and settlement messages. The methodology for calculating these fees was changed on April 1, 2005 so that they are based on the volume of information being transmitted through our systems and the number of connections to our systems. Until the first quarter 2005, these fees were calculated solely based on the number of connections.

•	Currency conversion fees are volume-based fees charged to issuers for foreign currency conversion. We process transactions denominated in more than 160 currencies. As a result of our global system, cardholders have the ability to pay for transactions in the local currency of a merchant and for the charge to appear on the cardholders’ statement in their own home currency. Accordingly currency conversion is required for cross-border transactions to complete the settlement between issuers and acquirers.

•	Warning bulletin fees are charged to issuers and acquirers for listing invalid or fraudulent accounts either electronically or in paper form and for distributing this listing to merchants.

•	Acceptance development fees are charged to issuers based on GDV and support our focus on developing merchant relationships and promoting acceptance at the point of sale. These fees are primarily U.S. based.

•	Consulting and research fees as well as outsourcing services fees are primarily generated by MasterCard Advisors, our professional advisory services group. We provide a wide range of consulting, information and outsourcing services associated with our customers’ payment activities and programs. Research includes revenues from subscription-based services, access to research inquiry, and peer networking services generated by our independent financial and payments industry research group. We do not anticipate research becoming a significant percentage of our business. MasterCard Advisors’ revenues, of which consulting and research are components, are less than 10% of our consolidated revenues.

•	Other operations fees are primarily user-pay services including the sale of manuals, publications, holograms, information and reports, as well as compliance programs, to assist our customers in managing their businesses. In addition, other operations fees include fees for cardholder services in connection with the benefits provided with MasterCard branded cards, such as insurance, telecommunications assistance for lost cards or locating automated teller machines.

Generally we process all MasterCard branded domestic transactions in the U.S. and in a few international markets based on a market’s processing infrastructure. We also process all cross-border, MasterCard, Maestro and Cirrus transactions. We charge relatively higher rates for settlement, authorization and switch fees on cross-border transactions and earn currency conversion fees if the transactions require conversion between two different currencies. Offline debit transactions are generally signature-based debit transactions and are processed and priced similar to credit transactions. Online debit transactions (Maestro and Cirrus transactions), for which we charge switch fees, are priced similar to offline debit and credit transactions.

Assessments are calculated based on our customers’ GDV. Assessment rates vary by region. Most of our assessment rates are tiered and rates decrease when customers meet incremental volume hurdles. These rates also vary by the type of transaction. We generally assess at higher rates for cross-border volumes compared to domestic volumes. We also assess at higher rates for retail purchases versus cash withdrawals. Credit and offline transactions are assessed at higher rates than online debit transactions. In addition, from time to time the Company may introduce assessments for specific purposes such as market development programs. These assessments are often introduced at the request of customers in a particular region or country. Assessments that are based on quarterly GDV are estimated utilizing aggregate transaction information and projected customer performance. A component of our revenue growth in the nine months ended September 30, 2005 was the result of implementing new fees and changes to existing fees charged to our customers on April 1, 2005.

We believe revenue growth in recent years has been positively impacted by a worldwide trend in which payments are migrating from paper-based forms such as cash and checks to electronic forms such as payment cards and the growth in cross-border transactions. However, this growth is being moderated by the demand from our customers for better pricing arrangements and greater rebates and incentives. Accordingly, we have entered into business agreements with certain customers and merchants to provide GDV and other performance-based support incentives. Rebates and incentives as a percentage of gross revenues were approximately 19% in the nine months ended September 30, 2005, compared to 16% in the same period in 2004. These pricing arrangements reflect enhanced competition in the global payments industry and the continued consolidation and globalization of our key customers and merchants. The rebates and incentives are calculated on a monthly basis based upon estimated performance and the terms of the related business agreements. Rebates and incentives are recorded as a reduction of revenue in the same period that performance occurs.

We establish standards and procedures for the acceptance and settlement of our customer’s transactions on a global basis. Our customers may choose to engage third parties for transaction processing and are responsible to ensure that these third parties comply with our standards. Cardholder and merchant relationships are managed principally by our customers. Accordingly, we do not issue cards, extend credit to cardholders, determine the interest rates (if applicable) or other fees charged to cardholders by issuers, or establish the merchant discount charged by acquirers in connection with the acceptance of cards that carry our brands.

The United States remains our largest geographic market based on revenues. However, international revenues grew at a faster rate than U.S. revenues in 2004, particularly in the European region. The growth in the European region in 2004 was primarily due to new assessment revenue streams and increased transactions. Accordingly, revenue generated in the United States was approximately 58%, 63% and 61% of total revenues in 2004, 2003 and 2002, respectively, and 54% and 58% of total revenues in the nine months ended September 30, 2005 and 2004, respectively. No individual country, other than the United States, generated more than 10% of total revenues in any period.

Our business is dependent on certain world economies and consumer behaviors. In the past, our revenues have been impacted by specific events such as the war in Iraq, the SARS outbreak and the September 11, 2001 terrorist attack. Consumer behavior can be impacted by a number of factors, including confidence in the MasterCard brand.

Results of Operations for the Nine Months Ended September 30, 2005 and 2004

	Nine Months Ended September 30,		Percent Increase (Decrease) 2005 vs. 2004
	2005	2004
	(In millions, except per share, percent and GDV amounts)
Operations fees	$1,414	$1,188	19.0%
Assessments	808	722	11.9

Revenue	2,222	1,910	16.3
General and administrative	976	846	15.4
Advertising and market development	623	587	6.1
U.S. merchant lawsuit and other legal settlements	48	18	166.7
Depreciation and amortization	83	92	(9.8)

Total operating expenses	1,730	1,543	12.1

Operating income	492	367	34.1
Total other income (expense)	4	(22)	118.2

Income before income tax expense	496	345	43.8
Income tax expense	176	108	63.0

Net income	$320	$237	35.0

Net income per share (basic and diluted)(1)	$3.20	$2.37	35.0
Pro forma net income per share (basic and diluted)(2)	$2.37	$1.75	35.4
Weighted average shares outstanding (basic and diluted)	100	100	—
Pro forma weighted average shares outstanding (basic and diluted)(2)	135	135	—
Effective income tax rate	35.5%	31.3%
GDV on a U.S. dollar converted basis (in billions)	$1,215	$1,063	14
Processed transactions(3)	10,096	8,857	14

(1)	As more fully described in “Summary—The Offering Transactions,” prior to this offering we will reclassify all of our 100 outstanding shares of existing common stock so that our existing stockholders will receive 1.35 shares of our Class B common stock for each share of common stock that they held prior to the reclassification and a single share of our Class M common stock. Accordingly, shares and per share data will be retroactively restated in the financial statements subsequent to the reclassification to reflect the reclassification as if it were effective at the start of the first period being presented in the financial statements.
(2)	Pro forma amounts give effect to the reclassification described above as if it were in place for the interim periods presented.
(3)	2004 amounts have been restated to conform to the methodology utilized in calculating processed transactions in 2005 to exclude specific transactions previously classified as processed transactions which are no longer deemed processed transactions for the nine months ended September 30, 2005.

Revenues

Operations Fees

Operations fees increased $226 million, or 19%, in the nine months ended September 30, 2005 compared to the same period in 2004. The significant changes in operations fees were as follows:

Change in Revenue Increase (Decrease) Nine Months Ended September 30, 2005 vs. 2004

(In millions)
Authorization, settlement and switch	$96
Acceptance development fees	56
Currency conversion	35
Consulting and research fees	19
Connectivity	17
Other operations fees	34

Gross operations fees change	257
Increase in rebates	(31)

Net change in operations fees	$226

•	Authorization, settlement and switch revenues increased $96 million, or 15%, in the nine months ended September 30, 2005 compared to the same period in 2004. These revenues were driven by the number of transactions processed through our systems, which increased 14% in the nine months ended September 30, 2005 compared to the same period in 2004. In addition, these revenues increased due to the pricing of a component of these revenues being restructured on April 1, 2005.

•	Acceptance development fees increased $56 million, or 86%, in the nine months ended September 30, 2005 compared to the same period in 2004. New fees were implemented and the pricing on existing fees was increased on April 1, 2005.

•	Currency conversion revenues increased $35 million, or 17%, in the nine months ended September 30, 2005 compared to the same period in 2004. These revenues fluctuate with the level of cross-border transactions and our customers’ need for transactions to be converted into their base currency.

•	Consulting and research fees increased $19 million, or 77%, in the nine months ended September 30, 2005 compared to the same period in 2004. This increase was primarily due to new engagements with our customers and the acquisition of a research firm in the first quarter of 2004.

•	Connectivity revenues increased $17 million, or 64%, in the nine months ended September 30, 2005 compared to the same period in 2004. Connectivity revenues increased primarily due to a change in the connectivity fee structure on April 1, 2005.

•	Other operations fees in the table above include warning bulletins, system services, cardholder services, fees for non-compliance with MasterCard’s standards, and the sales of holograms, manuals, publications and other reporting requests. Other operations fees increased $34 million, or 12%, in the nine months ended September 30, 2005 compared to the same period in 2004. The change in any individual component of this revenue category is not considered material.

•	Rebates relating to operations fees are primarily based on transactions and volumes and, accordingly, increase as these variables increase. Rebates have been increasing due to agreements with new customers, renewals of existing agreements, ongoing consolidation of our customers and competition. Rebates as a percentage of gross operations fees were 8% in the nine months ended September 30, 2005, compared to 7% during the same period in 2004.

Assessments

Assessments are revenues that are calculated based on our customers’ GDV. In the nine months ended September 30, 2005, assessments revenue, net of rebates and incentives, increased $86 million or 12% compared to the same period in 2004. GDV increased 14% (on a U.S. dollar converted basis) and 12% (on a local currency basis) in the nine months ended September 30, 2005, in comparison to the same period in 2004. Assessment rates vary based on the nature of the transactions that generate the GDV.

Assessments for marketing programs and other specific purposes increased slightly in the nine months ended September 30, 2005. In 2005, we introduced new or increased assessments for market development programs in specific countries or regions within Europe and Latin America. Offsetting these increases was the elimination of an assessment for the promotion of soccer in the European region, which became a component of the core assessment rates in 2005.

Rebates and incentives provided to customers and merchants relating to assessments increased $134 million in the nine months ended September 30, 2005 compared to the same period in 2004. These rebates and incentives reduce revenue, moderate assessments growth and are generally based on GDV, as well as a fixed component for the issuance of new cards or the launch of new programs. Rebates and incentives as a percentage of gross assessments were 33% in the nine months ended September 30, 2005 compared to 27% during the same period in 2004. The increase in the percentage of rebates and incentives compared to gross assessments was the result of new or revised pricing arrangements with certain large customers and merchants in 2004. We expect our agreements with our customers and merchants to moderate net revenue growth in 2005 and subsequent years.

Operating Expenses

Our operating expenses are comprised of general and administrative, advertising and market development, legal settlements and depreciation and amortization expenses. For the nine months ended September 30, 2005 our operating expenses as a percentage of total revenues were 78% compared to 81% for the same period in 2004. Operating expenses increased 12%, or $187 million in the nine months ended September 30, 2005 compared to the same period in the prior year. Excluding legal settlements, there would have been an increase of 10% or $157 million in the nine months ended September 30, 2005 compared to the same period in the prior year.

General and Administrative

General and administrative expenses consist primarily of personnel, professional fees, data processing, telecommunications and travel. General and administrative expenses increased $130 million, or 15%, in the nine months ended September 30, 2005 compared to the same period in 2004. In the nine months ended September 30, 2005, general and administrative expenses as a percentage of net revenues were approximately 44%, compared to 44% in the same period in 2004. The components of changes in general and administrative expenses were as follows:

Change Increase (Decrease) Nine months ended September 30, 2005 vs. 2004

(In millions)
Personnel	$109
Professional fees	6
Telecommunications	(3)
Data processing	4
Travel	14
Other	—

General and administrative expense change	$130

•	Personnel expense increased in 2005 primarily due to additional staff to support our strategic initiatives and increased performance-based compensation expense. As we continue to expand our customer-focused approach and expand our relationships with merchants, additional personnel are required. Performance-based compensation increased due to better performance against company objectives than anticipated. In addition, in September 2005, MasterCard changed its method of recognizing the cost of cash award executive incentive plans, as more fully described in Note 7 to our interim consolidated financial statements included herein, and recorded a catch-up adjustment of $19 million in the nine months ended September 30, 2005.

•	Professional fees increased in the nine months ended September 30, 2005 primarily due to legal fees and consulting services being utilized to develop and implement our strategic initiatives.

•	Telecommunications expense in the nine months ended September 30, 2005 decreased as a result of our ongoing evaluation of telecommunication needs, including renegotiation of certain contracts with service providers.

•	Data processing consists of expenses to operate and maintain MasterCard’s computer systems. These expenses vary with business volume growth, system upgrades and usage.

•	Travel expenses are incurred primarily for travel to customer and regional meetings. More travel in the nine months ended September 30, 2005 than in the comparable period in 2004 was necessary to maintain and enhance our relationships with customers and merchants.

•	Other includes rental expense for our facilities, foreign exchange gains and losses and other miscellaneous administrative expenses. Increases in other general and administrative expenses during the nine months ended September 30, 2005 were offset by $1 million in foreign exchange gains.

Advertising and Market Development

Advertising and market development consists of expenses associated with advertising, marketing, promotions and sponsorships, which promote our brand and assist our customers in achieving their goals by raising consumer awareness and usage of cards carrying our brands. Advertising and market development expenses increased $36 million, or 6%, in the nine months ended September 30, 2005 compared to the same period in 2004. In the nine months ended September 30, 2005, advertising and market development expenses as a percentage of net revenues were approximately 28% of total revenues compared to 31% in the same period in 2004.

Our brands, principally MasterCard, are valuable strategic assets that drive card acceptance and usage and facilitate our ability to successfully introduce new service offerings and access new markets. Our approach to marketing activities combines advertising, sponsorships, promotions, interactive media and public relations as part of an integrated package designed to increase MasterCard brand awareness and preference and usage of MasterCard cards. We are committed to maintaining and enhancing our brands and image through advertising and marketing efforts on a global scale.

Legal Settlements

We are party to a number of currency conversion litigations which are more fully described in Note 14 to the interim consolidated financial statements included herein. Based upon litigation developments and settlement negotiations in these currency conversion cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, we recorded a $48 million reserve in September 2005. As a result of this additional reserve we have now established total legal reserves of $62 million in connection with these currency convertion cases. This estimate may need to be revised based on future developments.

Depreciation and Amortization

Depreciation and amortization expenses decreased $9 million in the nine months ended September 30, 2005 versus the comparable period in 2004. These decreases are primarily related to the maturity of certain capital leases and certain assets becoming fully depreciated.

Other Income and Expense

Other income and expense is comprised primarily of investment income, interest expense and miscellaneous non-operating income and expense. In the nine months ended September 30, 2005, we recognized $17 million in other income relating to a settlement of a dispute of a customer business agreement. In addition, investment income increased $7 million in the nine months ended September 30, 2005 over the same period in 2004 due to an increase in interest rates and higher investment balances.

Income Taxes

The effective tax rate for the nine months ended September 30, 2005 was 35.5% compared to 31.3% for the nine months ended September 30, 2004. The lower effective tax rate in the nine months ended September 30, 2004 was attributed to the reassessment during this period of tax issues under examination in the IRS audit for the years 1998 through 2000. In addition, in the course of this audit affirmative refund claims were filed and the related tax benefits were recognized.

Results of Operations for the Years Ended December 31, 2004, 2003 and 2002

Our acquisition of MasterCard Europe (formerly Europay International S.A.) on June 28, 2002 affects the comparability of our financial data. The results of MasterCard Europe’s operations have been included in our consolidated statements of operations from June 28, 2002. However, MasterCard Europe’s GDV and transactions are included in all periods, since MasterCard Europe operated a MasterCard branded business prior to the acquisition.

	For the Years Ended December 31,			Percent Increase (Decrease)
	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
	(In millions, except per share, percent and GDV amounts)
Operations fees	$1,637	$1,431	$1,232	14.4%	16.2%
Assessments	956	800	660	19.5	21.2

Revenue	2,593	2,231	1,892	16.2	17.9
General and administrative	1,186	1,099	965	7.9	13.9
Advertising and market development	916	851	694	7.6	22.6
U.S. merchant lawsuit and other legal settlements	22	763	—	(97.1)	**
Depreciation and amortization	122	120	91	1.7	31.9

Total operating expenses	2,246	2,833	1,750	(20.7)	61.9
Operating income (loss)	347	(602)	142	157.6	(523.9)
Total other income (expense)	(23)	(10)	16	(130.0)	(162.5)

Income (loss) before income tax expense (benefit) and cumulative effect of accounting change	324	(612)	158	152.9	(487.3)
Income tax expense (benefit)	86	(221)	42	138.9	(626.2)
Cumulative effect of accounting change, net of tax	—	5	—	(100.0)	**

Net income (loss)	$238	$(386)	$116	161.7	(432.8)

Net income (loss) per share (basic and diluted)(1)	$2.38	$(3.86)	$1.35	161.7	(385.9)
Pro Forma net income per share (basic and diluted)(2)	1.76	—	—	—	—
Weighted average shares outstanding (basic and diluted)	100	100	86	—	16.3
Pro forma weighted average shares outstanding (basic and diluted)(2)	135	—	—	—	—
Effective income tax (benefit) rate	26.5%	(36.1)%	26.5%	**	**
GDV on a US dollar converted basis (in billions)	1,467	1,281	1,161	15	10
Processed transactions(3)	12,214	9,962	8,792	23	13

**—Not meaningful

(1)	As more fully described in “Summary-The Offering Transactions,” prior to this offering, we will reclassify all of our 100 outstanding shares of existing common stock so that our existing stockholders will receive 1.35 shares of our Class B common stock for each share of common stock that they held prior to the reclassification and a single share of our Class M common stock. Accordingly, shares and per share data will be retroactively restated in the financial statements subsequent to the reclassification to reflect the reclassification as if it were effective at the start of the first period being presented in the financial statements.
(2)	Pro forma amounts give effect to the reclassification described above as if it were in place for the period presented.
(3)	The data for the years ended December 31, 2004, 2003 and 2002 has been restated to conform with the methodology utilized in calculating processed transactions in 2005 to exclude specific transactions previously classified as processed transactions which are no longer deemed processed transactions in 2005.

Revenues

Operations Fees

Operations fees increased $206 million, or 14%, in 2004 and $199 million, or 16%, in 2003, in each case compared to the prior year. The acquisition of MasterCard Europe accounted for $111 million, or 56%, of the increase in operations fees in 2003. The significant changes in operations fees were as follows:

	Change in Revenue Increase (Decrease)
	2004	2003
	(In millions)
Authorization, settlement and switch	$128	$172
Currency conversion	47	30
Consulting	19	—
Customer/Cardholder services	17	6
Research subscriptions	8	—
Excessive chargeback penalties	(12)	15
Other operations fees	25	(8)

Gross operations fees change	232	215
Increase in rebates	(26)	(16)

Net operations fees change	$206	$199

•	Authorization, settlement and switch revenues increased $128 million, or 16%, in 2004 and $172 million, or 28%, in 2003. These revenues are driven by the number of transactions processed through our systems, which increased 23% and 13% in 2004 and 2003, respectively. In the third quarter 2003, MasterCard began processing transactions related to the Switch brand, a domestic U.K. debit brand, which significantly impacted processed transactions growth and accordingly contributed to the increase in revenues. Excluding Switch transactions, processed transaction growth would have been 13% and 10% in 2004 and 2003, respectively. In 2003, a significant portion of the increase in these revenues was due to the acquisition of MasterCard Europe. In 2004 and 2003, the volatility of exchange rates contributed to increased trading settlement revenue of $16 million and $33 million, respectively.

•	Currency conversion revenues increased $47 million in 2004 and $30 million in 2003. These revenues fluctuate with the level of cross-border transactions and our customers’ need for transactions to be converted into their base currency. While the conflict in Iraq, threat of terrorism and outbreak of SARS negatively impacted cross-border travel in the beginning of 2003, travel increased significantly in the latter part of 2003 and in 2004. In 2003, the increase was principally due to the acquisition of MasterCard Europe.

•	Consulting fees are primarily generated by MasterCard Advisors, our advisory services group. During 2004, the incremental consulting revenue was primarily the result of the acquisition of a research firm and a consulting firm.

•	Customer/Cardholder services include revenue earned for providing enhanced services to our customers or their cardholders. Examples of these services are telecommunication assistance, ATM locator and concierge programs. These revenues increased due to an overall increase in the demand for our programs and services.

•	Research subscriptions are generated by MasterCard Advisors. This represented a new revenue stream that resulted from the acquisition of a research firm in 2004.

•

Excessive chargeback fees are charged to acquirers with merchants that experience a high level of disputed claims from cardholders. During 2004 and 2003, customers were assessed fees of $13 million and $25 million, respectively, for excessive chargebacks in accordance with

MasterCard rules. The decrease in excessive chargeback fees in 2004 was the result of the imposition of such fees on one large acquiring customer in 2003 in connection with its merchant activity, in accordance with the MasterCard rules.

•	Other operations fees represent various revenue streams including system services, compliance, sales of holograms, and sales of manuals and publications. The change in any individual revenue line is not considered material.

•	Rebates to certain customers continued to increase in 2004, particularly in the United States, due to ongoing consolidation of our customers and increasingly intense competition. Accordingly, rebates as a percentage of gross operations fees increased to 7% in 2004 compared to 6% in 2003.

Assessments

In 2004 and 2003, assessments, net of rebates and incentives, grew $156 million, or 20%, and $140 million, or 21%, respectively. GDV growth was 11% and 6% in 2004 and 2003, respectively, when measured in local currency terms, and 15% and 10%, respectively, when measured on a U.S. dollar converted basis. The acquisition of MasterCard Europe accounted for $94 million, or 68%, of the increase in assessments in 2003; excluding MasterCard Europe, assessments growth was 8% in 2003.

In addition to the increase in GDV, assessments grew due to the following factors:

•	In certain countries in Europe and Latin America, our customers are charged a marketing assessment fee based on volume. These fees are used by MasterCard to expand new and existing market development programs to promote our brand in these countries. These fees, which were extended to additional countries in 2003 and 2004, increased $28 million, or 37%, in 2004 and $49 million, or 185%, in 2003. Depending on new programs and growth within these programs these increases may not continue.

•	Assessment rates vary based on the nature of the transactions that generate the GDV. In 2004, there was stronger growth in international volumes and purchase volumes, which are assessed at higher rates than domestic volumes and cash volumes, respectively.

As described above, rebates and incentives provided to our customers and merchants relating to assessments increased in 2004 and 2003. These rebates and incentives reduce revenue, moderate assessments growth and are generally based on GDV, as well as a fixed component for the issuance of new cards or the launch of new programs. Rebates and incentives increased $29 million and $72 million in 2004 and 2003, respectively. Rebates and incentives as a percentage of gross assessments were 29%, 31% and 30% in 2004, 2003 and 2002, respectively. During 2004 and 2003, we increased the incentives offered to certain customers and merchants to promote usage and acceptance of our brands. Additionally, the increase in rebates in 2003 can be attributed to the addition of new member contracts by MasterCard Europe subsequent to its acquisition by MasterCard. We expect our agreements with customers and merchants to moderate net revenue growth in 2005 and subsequent years.

Operating Expenses

Our operating expenses are comprised of general and administrative, advertising and market development, U.S. merchant lawsuit and other legal settlements and depreciation and amortization expenses. We reduced our operating expenses, excluding the impact of the U.S. merchant lawsuit and other legal settlements, as a percentage of total revenues to 86% in 2004 from 93% in 2003 and 92% in 2002. In 2004, there was a decrease in operating expenses of $587 million, or 21%, compared to the prior year. Excluding the charges to earnings related to the U.S. merchant lawsuit and other legal settlements, there would have been an increase in operating expenses of $154 million, or 7%, in 2004 compared to the prior year. Operating expenses increased in 2004 by $31 million in connection with the acquisition of a research firm and a consulting firm. In 2003, there was an increase in operating expenses of $1.1 billion, or 62%, compared to the prior year, of which $763 million, or 70%, was a result of the U.S. merchant lawsuit and other legal settlements and $197 million, or 18%, was due to the acquisition of MasterCard Europe.

General and Administrative

General and administrative expenses consist primarily of personnel, professional fees, data processing, telecommunications and travel. In 2004, 2003 and 2002, these activities accounted for approximately 46%, 49% and 51% of total revenues, respectively. General and administrative expenses increased $87 million in 2004 and $134 million in 2003, primarily due to increases in personnel expenses. The acquisition of MasterCard Europe accounted for $110 million, or 82%, of the increase in general and administrative expenses in 2003. The major components of changes in general and administrative expenses were as follows:

	Change Increase (Decrease)
	2004	2003
	(In millions)
Personnel	$52	$98
Professional fees	30	10
Telecommunications	(13)	1
Data processing	5	10
Travel	5	2
Other	8	13

Net general and administrative change	$87	$134

•	Personnel expense increased in 2004 primarily due to performance and merit increases resulting from better than anticipated performance against company objectives and the acquisition of two consulting firms. In 2003, the increase was primarily due to a full year of salaries and benefits as compared to six months in 2002 resulting from the acquisition of MasterCard Europe.

•	Professional fees increased in 2004 primarily due to consulting services utilized in developing our strategic initiatives and services related to compliance with Section 404 of the Sarbanes-Oxley Act.

•	Telecommunications expense decreased in 2004 as a result of our ongoing evaluation of telecommunication needs, including renegotiation of certain contracts with service providers.

•	Data processing consists of expenses to operate and maintain MasterCard’s computer systems. These expenses vary with business volume growth, system upgrades and usage.

•	Travel expenses are incurred primarily for travel to customer and regional meetings and accordingly vary with business activity.

•	Other includes rental expense for our facilities, foreign exchange gains and losses, impairment expense and other miscellaneous administrative expenses.

Advertising and Market Development

Advertising and market development consists of expenses associated with advertising, marketing, promotions and sponsorships, which promote our brands and assist our customers in achieving their goals by raising consumer awareness and usage of cards carrying our brands. In 2004, 2003 and 2002 these activities accounted for approximately 35%, 38% and 37% of total revenues, respectively. Advertising and market development expenses increased $65 million, or 8%, in 2004 and $157 million, or 23%, in 2003. The acquisition of MasterCard Europe accounted for $70 million or 45% of the increase in advertising and market development expenses in 2003.

MasterCard implemented a four-year plan in 2002 to accelerate our growth and enhance the global position of MasterCard and our customers by significantly expanding our spending in advertising and market development. For the year ended December 31, 2004, 2003 and 2002 we spent $192 million, $152 million and $87 million, respectively, on advertising and marketing relating to this plan. The primary focus of these initiatives is to build brand recognition, promote brand acceptance and enhance the development of our programs and services in certain markets. We will continue to evaluate the extent of these initiatives in light of changing market conditions.

Merchant Lawsuit and Other Legal Settlements

In the first quarter of 2003, we recorded a pre-tax charge of $721 million ($469 million after-tax) consisting of (i) the monetary amount of the U.S. merchant lawsuit settlement (discounted at 8 percent over the payment term), (ii) certain additional costs in connection with, and in order to comply with, other requirements of the U.S. merchant lawsuit settlement, and (iii) costs to address the merchants who opted not to participate in the plaintiff class in the U.S. merchant lawsuit. The $721 million pre-tax charge amount was an estimate, which was subsequently revised based on the approval of the U.S. merchant lawsuit settlement agreement by the court, and other factors. In addition, other legal settlements were made in 2004 and 2003. Total liabilities for the U.S. merchant lawsuit and other legal settlements changed as follows:

Balance as of December 31, 2002	$—
U.S. merchant lawsuit and other legal settlements	763
Interest accretion	43
Payments	(134)

Balance as of December 31, 2003	672
Currency conversion court award of plaintiff attorney’s fees	14
Other legal settlements and revisions of U.S. merchant lawsuit opt-out estimate	8
Interest accretion	51
Payments	(149)
Other	2

Balance as of December 31, 2004	$598

Depreciation and Amortization

Depreciation and amortization expenses increased $2 million in 2004 and $29 million in 2003. In 2003, depreciation and amortization expense increased significantly due to the acquisition of MasterCard Europe as well as additional capitalized computer software. The acquisition of MasterCard Europe accounted for $17 million, or 59%, of the increase in depreciation and amortization in 2003.

Our business is dependent on the technology that we use to process transactions. This technology is continuously updated and improved. Therefore, our investment in capitalized software and related amortization also continues to increase. In recent years we have made the following significant changes to our technology and technology centers, which have caused an increase in our depreciation and amortization:

•	During 2003, our co-processing technology center was moved from Lake Success, New York to Kansas City, Missouri. Our Lake Success co-processing facility would have required a significant investment to rehabilitate its aging infrastructure and improve security. Kansas City, Missouri was selected as the new location for the co-processing facility due its relative proximity to our other processing facility in St. Louis, Missouri. The cost of the new facility and equipment was $36 million.

•	During 2004 and 2003, we continued to invest in our System Enhancement Strategy, an upgrade of all of MasterCard’s core systems to improve productivity and lower overall processing costs.

Other Income and Expense

Other income (expense) is comprised primarily of investment income and interest expense. Investment income decreased $8 million in 2004 and increased $31 million in 2003. The decrease in 2004 resulted from a decline in the market value of our trading securities portfolio. The increase in 2003 was primarily due to the consolidation of a variable interest entity and appreciation of the market value of our trading securities portfolio. Interest expense increased $7 million and $53 million in 2004 and 2003, respectively, primarily due to interest expense of $51 million and $43 million, respectively, related to imputed interest on the U.S. merchant lawsuit settlement. In addition, in 2003, the consolidation of a variable interest entity increased interest expense.

Income Taxes

The effective income tax expense (benefit) rate for years ended December 31, 2004, 2003 and 2002 was 26.5%, (36.1)% and 26.5%, respectively. The effective tax rate in 2004 is attributable to the reassessment, during 2004, of tax issues under examination in the U.S. Internal Revenue Service (“IRS”) audit for the years 1998 through 2000 and issues under examination in Japan for the years 2000 through 2003. In the course of the IRS audit, affirmative refund claims were filed and the related tax benefits were recognized. In addition, MasterCard favorably settled a foreign tax audit in India for the years 1996 through 2001. The 2003 tax benefit was primarily driven by the U.S. merchant lawsuit settlement. The amount of the litigation settlement and its impact on pretax income was so large that the permanent differences for 2003, which are shown in the table below, did not significantly affect the tax rate, resulting in a tax benefit at the highest marginal tax rate. The increase in the rate from 2002 to 2003 was primarily attributable to a one-time revaluation in 2002 of MasterCard Europe’s deferred tax liabilities due to the reduction in the Belgium statutory tax rate from 40.2% to 34.0% in December 2002. The components impacting the effective tax rate are:

	For the Years Ended December 31,
	2004		2003		2002
	Dollar Amount	Percent	Dollar Amount	Percent	Dollar Amount	Percent
	(In millions)		(In millions)		(In millions)
Income (loss) before income tax expense (benefit) and cumulative effect of accounting change	$324		$(612)		$158

Federal statutory tax (benefit)	$113	35.0%	$(214)	(35.0)%	$55	35.0%
State tax effect, net of Federal benefit	4	1.3	2	0.3	6	3.9
Foreign tax effect, net of Federal benefit	4	1.2	(4)	(0.6)	(3)	(1.7)
Non-deductible expenses and other differences	4	1.0	2	0.3	5	2.7
Tax exempt income	(7)	(2.1)	(7)	(1.1)	(7)	(4.4)
Adjustment to deferred tax for change in tax rate:
United States—state	(8)	(2.6)	—	—	—	—
Foreign	—	—	—	—	(11)	(6.9)
Refund claims and settlement of audit matters:
United States	(11)	(3.4)	—	—	—	—
Foreign	(13)	(3.9)	—	—	(3)	(2.1)

Income tax expense (benefit)	$86	26.5%	$(221)	(36.1)%	$42	26.5%

Liquidity

We need capital resources and liquidity to fund our global development, to provide for credit and settlement risk, to finance capital expenditures and any future acquisitions and to service the payments of principal and interest on our outstanding debt and the settlement of the U.S. merchant lawsuit. At September 30, 2005 and December 31, 2004, we had $1.4 billion and $1.1 billion, respectively, of cash, cash equivalents and available-for-sale securities with which to manage operations. We expect that the cash generated from operations and our borrowing capacity will be sufficient to meet our operating, working capital and capital needs in 2005. However, our liquidity could be negatively impacted by the outcome of any of the legal or regulatory proceedings to which we are a party. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks.”

						Nine Months Ended September 30,		Percent Change
	2004	2003	2002	Percent Change				September 30, 2005 vs. September 30, 2004
				2004 vs. 2003	2003 vs. 2002	2005	2004
	(In millions)					(In millions)
Cash Flow Data:
Net cash provided by operating activities	$344	$190	$310	81.1%	(38.7)%	$348	$294	18.4%
Net cash provided by investing activities	(275)	(170)	(213)	(61.8)%	20.2%	(127)	(239)	46.9%
Net cash provided by (used in) financing activities	—	—	(35)	**	**	—	8	**
Balance Sheet Data:
Current assets	$1,903	$1,610	$1,456	18.2%	10.6%	$2,252	$1,872	20.3%
Current liabilities	1,301	1,189	930	9.4%	27.8%	1,431	1,198	19.4%
Long-term liabilities	984	1,009	307	(2.5)%	228.7%	1,000	1,049	(4.7)%
Stockholders’ equity	975	699	1,023	39.5%	(31.7)%	1,235	926	33.4%

**	Not meaningful

For the nine months ended September 30, 2005, our operations provided $348 million of cash, net of $25 million in voluntary contributions to our qualified pension plan, compared to $294 million for the nine months ended September 30, 2004. The increase in cash from operations in the nine months ended September 30, 2005 from the respective 2004 period was principally due to stronger operating performance and timing of income tax payments and personnel costs associated with the Company’s employee incentive plans. These items were offset by the timing of revenue collections and significant prepayments made in accordance with new customer incentive agreements. The use of cash from investing activities in the nine months ended September 30, 2005 and 2004 was primarily due to purchases exceeding sales of available-for-sale securities. In addition, in the nine months ended September 30, 2004, the acquisition of businesses was a use of cash from investing activities.

For the year ended December 31, 2004, our operations provided $344 million of cash, net of $149 million in payments related to the U.S. merchant lawsuit and other legal settlements, and a $15 million voluntary contribution to our qualified pension plan. The increase in cash from operations in 2004 from 2003 was primarily due to stronger operating performance in 2004 compared to 2003.

For the year ended December 31, 2003, our operations provided $190 million of cash, net of $134 million in payments related to the U.S. merchant lawsuit and other legal settlements. The decrease in cash from operations in 2003 from 2002 was due to the merchant lawsuit payment, timing of receivable collections and increased prepayments.

The utilization of cash for investing activities in 2004 was primarily due to purchases of available-for-sale securities and the acquisition of certain businesses. In 2004 and 2003, we also invested in the internal development of capitalized software and purchase of fixed assets to support our business. Our capitalized software is essential to providing payment card transaction processing to our customers through our proprietary global computer and telecommunications system. Our investing activities in 2003 included funding for a co-processing facility in Kansas City, Missouri, and associated equipment.

Under the terms of the U.S. merchant lawsuit agreement, the Company is required to pay $100 million annually each December through the year 2012. Additionally, in accordance with the Company’s employee incentive plans, certain payouts to participants are made in the first quarter of each year.

In addition to our liquid investments, on June 17, 2005, we entered into a committed unsecured $2.25 billion revolving credit facility (the “Credit Facility”) with Citigroup Global Markets Inc., as sole lead arranger, Citibank, N.A. and JPMorgan Chase Bank, N.A., as co-administrative agents, J.P. Morgan Securities, Inc., as co-arranger, HSBC Bank (USA), N.A., Lloyds TSB Bank, plc and Royal Bank of Scotland, as co-syndication agents, and certain other lenders. The Credit Facility, which expires on June 16, 2006, replaced MasterCard Incorporated’s prior $1.95 billion credit facility which expired on June 17, 2005. Borrowings under the facility are available to provide liquidity in the event of one or more settlement failures by MasterCard International members and, subject to a limit of $300 million, for general corporate purposes. Interest on borrowings under the Credit Facility is charged at the London Interbank Offered Rate (LIBOR) plus 28 basis points or an alternative base rate. An additional 10 basis points would be applied if the aggregate borrowings under the Credit Facility exceed 33% of the commitments. MasterCard agreed to pay a facility fee which varies based on MasterCard’s credit rating and is currently equal to 7 basis points on the total commitment, or approximately $1.6 million annually. MasterCard was in compliance with the Credit Facility covenants as of September 30, 2005. There were no borrowings under the Credit Facility at September 30, 2005. The majority of Credit Facility lenders are members or affiliates of members of MasterCard International.

Due to Standard & Poor’s Ratings Services’ (S&P) assessment of MasterCard’s vulnerability to legal risk, on May 16, 2003, S&P lowered MasterCard’s counterparty credit rating to A-/A-2, subordinated debt rating to BBB+ and placed MasterCard on negative outlook. Following the announcement of this offering, S&P placed us on credit watch with negative implications. Pending completion of this offering, S&P expects to lower our counterparty credit ratings to BBB+/A-2 and our subordinated debt rating to BBB, both with stable outlook. Until such time, the existing ratings will remain on credit watch with negative implications. Once the lower ratings are in effect, the facility fee for our Credit Facility will increase to 8 basis points on the total commitment, or approximately $1.8 million annually, and interest on borrowings thereunder would increase to LIBOR plus 37 basis points (or 47 basis points if aggregate borrowings exceed 33% of the commitments) or an alternative base rate.

MasterCard Europe and European Payment System Services sprl, a subsidiary of MasterCard, have a 1 million euro overdraft facility for MasterCard Europe and European Payment System Services sprl and a 1 million euro guarantee facility for MasterCard Europe. Interest on borrowings under the overdraft facility is charged at 50 basis points over the relevant market index and interest for the guarantee facility is paid at a rate of 1.5% per annum on outstanding guarantees. There were no material borrowings under these facilities at September 30, 2005 and December 31, 2004. Deutsche Bank AG is the lender of these facilities.

MasterCard Europe has one additional uncommitted credit agreement totaling 100 million euros. The interest rate under this facility is Euro LIBOR plus 50 basis points per annum for amounts below 100 million euros and Euro LIBOR plus 250 basis points for amounts over the 100 million euro limit. For drawings in currencies other than the euro, interest will be charged at the above margins over the relevant currency base rate. There were no borrowings under this agreement at September 30, 2005 and December 31, 2004. HSBC Bank plc is the lender of this facility.

In connection with this offering, we intend to adopt a policy of declaring, subject to legally available funds, a quarterly cash dividend at an annual rate initially equal to $             per share of Class A common stock and Class B common stock, unless our board of directors, in its sole discretion, determines otherwise, commencing with the     quarter of 2006.

Future Obligations

Future Obligations as of December 31, 2004

The following table summarizes, as of December 31, 2004, our contractual non-cancelable obligations that are expected to impact liquidity and cash flow in future periods. We believe we will be able to fund these obligations through cash generated from operations and our existing cash balances.

	Payments Due by Period
	Total	Less Than 1 Year	2-3 Years	4-5 Years	More Than 5 Years
	(In millions)
Capital leases(a)	$63	$9	$8	$4	$42
Operating leases(b)	123	37	55	29	2
Sponsorship, licensing & other(c)	570	254	251	52	13
U.S. merchant lawsuit and other legal settlements(d)	829	129	200	200	300
Debt(e)	250	5	11	234	—

Total	$1,835	$434	$525	$519	$357

(a)	Most capital leases relate to certain property, plant and equipment used in our business. Our largest capital lease relates to our Kansas City, Missouri co-processing facility.
(b)	We enter into operating leases in the normal course of business, including the lease on our facility in St. Louis, Missouri. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional lease agreements.
(c)	Amounts primarily relate to sponsorships with certain organizations to promote the MasterCard brand. The amounts included are fixed and non-cancelable. In addition, these amounts include purchase obligations for software licenses, media purchases and other service agreements. Obligations under our performance based customer and merchant agreements have been excluded from the table due to their contingent nature. As of December 31, 2004, we accrued $173 million relating to these performance based agreements.
(d)	Represents amounts due in accordance with legal settlements entered into during 2003 and refined in 2004, including the settlement agreement in the U.S. merchant lawsuit.
(e)	Debt primarily represents principal and interest owed on our subordinated notes due June 2008 and the principal owed on our Series A Senior Secured Notes due September 2009. See Note 11 to our annual consolidated financial statements herein. We also have various credit facilities for which there were no outstanding balances at December 31, 2004 that, among other things, would provide liquidity in the event of settlement failures by our members. Our debt obligations would change if one or more of our members failed and we borrowed under these credit facilities to settle on our members’ behalf or for other reasons.

Future Obligations as of September 30, 2005

The following table summarizes, as of September 30, 2005, our contractual non-cancelable obligations that are expected to impact liquidity and cash flow in future periods.

	Payments Due by Period
	Total	Remaining of 2005	2006 and 2007	2008 and 2009	Thereafter
	(In millions)
Capital leases(a)	$58	$1	$9	$4	$44
Operating leases(b)	101	10	59	30	2
Sponsorship, licensing and other(c)	630	174	333	116	7
U.S. merchant lawsuit and other legal settlements(d)	862	162	200	200	300
Debt(e)	248	3	11	234	—

Total	$1,899	$350	$612	$584	$353

(a)	Most capital leases relate to certain property, plant and equipment used in our business. Our largest capital lease relates to our Kansas City, Missouri co-processing facility.
(b)	We enter into operating leases in the normal course of business, including the lease on our facility in St. Louis, Missouri. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional lease agreements.
(c)	Amounts primarily relate to sponsorships with certain organizations to promote the MasterCard brand. The amounts included are fixed and non-cancelable. In addition, these amounts include purchase obligations for software licenses, media purchases and other service agreements. Obligations under our performance based customer and merchant agreements have been excluded from the table due to their contingent nature. As of September 30, 2005, we accrued $198 million relating to these performance based agreements.
(d)	Represents amounts due in accordance with legal settlements entered into during 2003 and refined in 2004, including the settlement agreement in the U.S. merchant lawsuit.
(e)	Debt primarily represents principal and interest owed on our subordinated notes due June 2008 and the principal owed on our Series A Senior Secured Notes due September 2009. See Note 11 to our annual consolidated financial statements herein. We also have various credit facilities for which there were no outstanding balances at September 30, 2005 that, among other things, would provide liquidity in the event of settlement failures by our members. Our debt obligations would change if one or more of our members failed and we borrowed under these credit facilities to settle on our members’ behalf or for other reasons.

Related Parties

We have approximately 1,400 existing stockholders who are also our customers. See “Related Party Transactions” for a description of certain agreements between us and our principal stockholders.

A significant portion of our revenue is concentrated among our five largest customers. In 2004, the net fees from these customers were approximately $928 million, or 36%, of total revenue. For the first nine months of 2005, revenues from these customers were approximately $742 million, or 33%, of total revenue. One of these customers entered into an agreement in 2005 to purchase another of our key customers (not among our top five revenue contributors) and is expected to close this transaction in the first quarter of 2006. Accordingly, the amounts for the first nine months of 2005 for this customer include the revenues of the other customer to be acquired. The loss of any of these members could adversely impact our revenues and net income. See “Risk Factors—Risks Related to Our Business—Business Risks—Consolidation or other changes affecting the banking industry could result in a loss of business for MasterCard and may create pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability.” In addition, as part of our business strategy, MasterCard, among other efforts, enters into business agreements with customers. These agreements can be terminated in a variety of circumstances. See “Risk Factors—Risks Related to Our Business—Business Risks—We face increasingly intense competitive pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability.”

Seasonality

Portions of our business are seasonal. Our revenue is favorably affected by progressively increased card purchasing volume throughout the year, particularly in the fourth quarter during the holiday shopping period. However, advertising, holiday promotions and incentives also increase correspondingly, generally causing our profitability to decline in the fourth quarter.

Critical Accounting Estimates

Our accounting policies are integral to understanding our results of operations and financial condition. We are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. We have established detailed policies and control procedures to ensure that the methods used to make estimates and assumptions are well controlled and are applied consistently from period to period. The following is a brief description of our current accounting policies involving significant management judgments.

Financial Statement Caption/Critical Accounting Estimate	Assumptions/Approach Used	Effect if Actual Results Differ from Assumptions
Revenue Recognition

Our assessment revenues that are based on quarterly GDV are recorded utilizing an estimate of our customers’ performance. Our revenue recognition policies are fully described in our consolidated financial statements.	Our assessment revenues that are based on quarterly GDV are recorded utilizing an estimate of our customers’ performance. Such estimates are subsequently validated against performance reported by our customers. Differences are adjusted in the period the customer reports. Customers’ performance is estimated by using historical performance, member reported information, transactional information accumulated from our systems and discussions with our customers.	If our customers’ actual performance is not consistent with our estimates of their performance, revenues may be materially different than initially recorded. Historically, our estimates have only differed from the actual performance by less than 5% of the estimates on a quarterly basis.

Financial Statement Caption/Critical Accounting Estimate	Assumptions/Approach Used	Effect if Actual Results Differ from Assumptions

Rebates and incentives are estimated.	Rebates and incentives are generally recorded as contra- revenue based on our estimate of each customer’s performance in a given period and according to the terms of the related customer agreements.	If our customers’ actual performance is not consistent with our estimates of their performance, contra-revenues may be materially different than initially recorded.

Legal and Regulatory Matters

We are party to legal and regulatory proceedings with respect to a variety of matters.	We evaluate the likelihood of an unfavorable outcome of the legal or regulatory proceedings to which we are party in accordance with SFAS No. 5, “Accounting for Contingencies.” Our judgments are subjective based on the status of the legal or regulatory proceedings, the merits of our defenses and consultation with in-house and outside legal counsel.	Due to the inherent uncertainties of the legal and regulatory process in the multiple jurisdictions in which we operate, our judgments may be materially different than the actual outcomes.

Discount Rate for Merchant Lawsuit Settlement

We have entered into a settlement agreement in connection with the U.S. merchant lawsuit. This settlement was discounted over the ten year payment term of the settlement.	We estimated the discount rate we used to calculate the present value of our obligations under the Settlement Agreement in the U.S. merchant lawsuit to be 8 percent for the year ended December 31, 2003. The discount rate used was a matter of management judgment at the time of the settlement, which considered our expected post-settlement credit rating and rates for sources of credit that could be used to finance the payment of obligations with similar terms.

A 1 percent increase in the discount rate would increase annual interest expense by approximately $4 million in 2005, and declining amounts thereafter. The reverse impact would be experienced for a 1 percent decrease in the discount rate.

In addition, a 1 percent change in the discount rate would have impacted the amount we recorded as an after-tax charge for the year ended December 31, 2003 by approximately $20 million.

Financial Statement Caption/Critical Accounting Estimate	Assumptions/Approach Used	Effect if Actual Results Differ from Assumptions
Goodwill and Intangible Assets (except Capitalized Software)

We perform analyses of goodwill and intangible assets on an annual basis or if indicators of impairment exist. This evaluation utilizes a two-step approach. The first step is to identify a potential impairment and the second step measures the amount of the impairment loss, if any. Impairment is measured as the excess of the carrying amount over fair value.	In performing the analyses, we primarily utilize independent valuation experts. The test methods employed involve assumptions concerning interest and discount rates, growth projections and other assumptions of future business conditions. The assumptions employed are based on management’s judgment using internal and external data.

During 2004, we identified and recorded impairment losses of approximately $7 million for one of the acquisitions completed in 2004. We completed our annual impairment testing for all other goodwill and intangibles using the methodology described herein, and determined there was no impairment.

If actual results are not consistent with our assumptions and estimates, we may be exposed to an additional impairment charge associated with goodwill and/or intangible assets. The carrying value of goodwill and intangible assets, excluding capitalized software, was $385 million, including $176 million of unamortized customer relationships, as of September 30, 2005.

Income Taxes

In calculating our effective tax rate we need to make decisions regarding certain tax positions, including the timing and amount of deductions and allocation of income among various tax jurisdictions. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.

We have various tax filing positions, including the timing and amount of deductions and credits, the establishment of reserves for audit matters and the allocation of income among various tax jurisdictions.

We considered projected future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance.

Although we believe that our estimates and judgments discussed herein are reasonable, actual results may differ by a material amount.

If we realize a deferred tax asset in excess of the net deferred tax asset or we are unable to realize a net deferred tax asset, an adjustment to the deferred tax asset would increase or decrease earnings, respectively, in the period.

Financial Statement Caption/Critical Accounting Estimate	Assumptions/Approach Used	Effect if Actual Results Differ from Assumptions
Capitalized Software

Our capitalized software, which includes internal and external costs incurred in developing or obtaining computer software for internal use, is included in other intangible assets.	We are required to make judgments to determine if each project will satisfy its intended use. In addition, we estimate the average internal costs incurred for payroll and payroll related expenses by department for the employees who directly devote time relating to the design, development and testing phases of the project.	During the year, no significant impairment charges were recorded. However, if actual results are not consistent with our judgments, we may be exposed to an impairment charge. The net carrying value of capitalized software as of September 30, 2005 was $101 million.

On an ongoing basis, we perform impairment analyses on various technologies. If the carrying value of the various technologies exceeds the fair value, impairment charges are recorded.

Pensions

Certain assumptions are used in the determination of our annual pension costs and the disclosure of the funded position of our pension plans. Key assumptions include the discount rate used to measure the plans’ projected benefit obligation and the expected rate of return on plan assets.	We utilized a discount rate of 5.75 percent in measuring the projected pension benefit obligation at December 31, 2004, 6.25 percent in calculating the net periodic pension cost and an expected return on plan assets of 8.5 percent.	A quarter of a percentage point decrease in our discount rate would increase our projected benefit obligation by $1.5 million, and would have a negligible effect on our annual pension expense. An equal but opposite effect would be experienced for a quarter of a percentage point increase in the discount rate. A quarter of a percentage point increase or decrease in the expected rate of return on plan assets would decrease or increase the annual pension costs by $0.3 million.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106” (“SFAS 132”). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions”, SFAS No. 88, “Employers’

Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS 132 requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. We have fully implemented SFAS 132 for the year ended December 31, 2004.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-01”). EITF 03-01 provides guidance to determine whether an other-than-temporary impairment exists for available-for-sale or held-to-maturity investments under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Investments” and investments accounted for under the cost method or the equity method. EITF 03-01 also requires certain disclosures related to investments that are in an unrealized loss position at the balance sheet date. The FASB has indefinitely deferred the recognition and measurement guidance in EITF 03-01, through FASB Staff Position (“FSP”) No. EITF Issue 03-1-1. We have fully implemented all of the required disclosures for the year ended December 31, 2004.

In December 2004, the FASB issued FSP No. FAS 109-2 (“FSP 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (the “Act”). FSP 109-2 provides enterprises more time (beyond the financial-reporting period during which the Act took effect) to evaluate the Act’s impact on the enterprise’s plan for reinvestment or repatriation of certain foreign earnings for purposes of applying SFAS 109, “Accounting for Income Taxes.” We are not presently intending to repatriate any foreign earnings as defined under the Act. Therefore, FSP 109-2 is not expected to have an impact on our financial position or results of operations.

In December 2004, the FASB issued FAS 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment.” SFAS 123R provides guidance on accounting for transactions in which an entity obtains employee services in exchange for share-based payments. The Company intends to adopt SFAS 123R in connection with the implementation of equity based compensation plans as part of the Company’s new ownership and governance structure. The implementation date of these plans has not been determined and the underlying transactions remain subject to approval by the Company’s stockholders. Accordingly, we are currently in the process of assessing the impact of the adoption of SFAS 123R.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 is not expected to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential for economic losses to be incurred on market risk sensitive instruments arising from adverse changes in market factors such as interest rates, foreign currency exchange rates, and equity price risk. We have exposure to market risk from changes in interest rates, foreign exchange rates and equity price risk. Management establishes and oversees the implementation of policies, which have been approved by the board of directors, governing our funding, investments, and use of derivative financial instruments. We monitor aggregate risk exposures on an ongoing basis. There have been no material changes in our market risk exposures at September 30, 2005 as compared to December 31, 2004.

Foreign Exchange Risk

We enter into forward exchange contracts to minimize risk associated with anticipated receipts and disbursements denominated in foreign currencies. We also enter into contracts to offset possible changes in value due to foreign exchange fluctuations of assets and liabilities denominated in foreign currencies. The objective of this activity is to reduce our exposure to transaction gains and losses resulting from fluctuations of foreign currencies against the U.S. dollar and euro. The terms of the forward currency contracts are generally less than 18 months.

At December 31, 2004 and 2003, forward currency contracts against the U.S. dollar were both purchased (with notional amounts of $41 million and $64 million, respectively) and sold (with notional amounts of $20 million and $60 million, respectively). Based on the year-end 2004 and 2003 foreign exchange positions, the effect of a hypothetical 10 percent strengthening of the U.S. dollar is estimated to create a loss valued at $2.0 million and $0.4 million at December 31, 2004 and 2003, respectively.

At December 31, 2004 and 2003, forward currency contracts against the euro were purchased (with notional amounts of $128 million and $178 million, respectively). Based on the year-end 2004 and 2003 foreign exchange positions, the effect of a hypothetical 10 percent strengthening of the euro is estimated to create a loss valued at $11 million and $16 million at December 31, 2004 and 2003, respectively.

Our settlement activities are subject to foreign exchange risk resulting from foreign exchange rate fluctuations. This risk is limited to the extent that the timeframe between setting the foreign exchange rates and clearing the financial transactions is typically one business day and by limiting the supported settlement currencies to the U.S. dollar or one of seventeen other stable transaction currencies. The remaining 143 transaction currencies are settled in one of the supported settlement currencies or require local settlement netting arrangements that minimize our foreign exchange exposure.

Interest Rate Risk

Our interest rate sensitive assets are fixed income instruments, which we hold as available-for-sale investments. They are rated AA or above and primarily consist of fixed rate short and medium-term instruments. With respect to fixed maturities, our general policy is to invest in high quality securities, while providing adequate liquidity and maintaining diversification to avoid significant exposure. Based on the net present value of expected future cash flows, a 100 basis point increase in interest rates, assuming a parallel shift of the yield curve, would have resulted in fair value changes and an unrealized pretax loss recorded in other comprehensive income of $17 million for each of 2004 and 2003, respectively. Our held-to-maturity investments are not subject to interest rate movements.

Our interest rate sensitive liabilities consist of subordinated debt securities. A 100 basis point decrease in rates would have resulted in a fair value pretax loss of $9 million and $12 million for December 31, 2004 and 2003, respectively.

At September 30, 2005, we had various credit facilities to provide liquidity in the event of material member settlement failures, and for settlement service operations and other operational needs. These credit facilities have variable rates, which are applied to the borrowing based on terms and conditions set forth in each agreement. There were no amounts outstanding at September 30, 2005 under these credit facilities. See Note 11 to our annual consolidated financial statements and Note 10 to our interim consolidated financial statements.

Equity Price Risk

We own trading securities, which are comprised of equity securities selected to offset obligations in connection with an executive compensation plan. The effect of a hypothetical 10 percent decline in market value would have resulted in a pretax loss of $3 million in each of the years ended December 31, 2004 and 2003, respectively. To the extent the executive compensation plan remains in a net appreciation position, an offsetting gain would be recorded in general and administrative expense.

THE GLOBAL PAYMENTS INDUSTRY

The global payments industry consists of all forms of payment including:

•	Paper—personal checks, cash, money orders, official checks, travelers cheques and other paper-based means of transferring value;

•	Cards—credit cards, charge cards, debit cards (including ATM cards), stored value cards and other types of cards; and

•	Other Electronic—wire transfers, electronic benefits transfers and Automated Clearing House payments, among others.

The most common card-based forms of payment are general purpose cards, which are payment cards carrying logos that permit widespread usage of the cards within countries, regions or around the world. General purpose cards have different attributes depending on the type of accounts to which they are linked:

•	“pay later” cards, such as credit or charge cards, typically access a credit account that either requires payment of the full balance within a specified period (a charge card) or that permits the cardholder to carry a balance in a revolving credit account (a credit card);

•	“pay now” cards, such as offline and online debit cards, typically access a demand deposit or current account maintained by the cardholder; and

•	“pay before” cards, such as pre-paid or electronic purse cards, typically access a pool of value previously funded by the cardholder.

The primary general purpose card brands include MasterCard, Visa, American Express, JCB, Diners Club and Discover. Historically, these brands—including MasterCard—were principally associated with “pay later” (credit or charge) cards in the United States and other major international markets. Today, MasterCard (and Visa) cards may be issued in any of the “pay later,” “pay now” or “pay before” categories.

“Pay now” cards may be further categorized into several sub-segments:

•	Offline debit cards, such as MasterCard-branded debit cards, are cards where the primary means of cardholder validation at the point of sale is for the cardholder to sign a sales receipt and where transaction data is exchanged in two discrete messages (one for authorization and again for clearing);

•	Online debit cards, such as Maestro-branded debit cards, are cards in connection with which cardholders generally enter a personal identification number (“PIN”) at a point of sale terminal for validation and where transaction data is exchanged through a single message with the initial authorization; and

•	Cash access cards, such as Cirrus-branded cards, are cards which permit cardholders to obtain cash principally at ATMs by entering a PIN.

MasterCard- and Visa-branded cards comprise the primary offline debit cards. In addition to Maestro, the primary online debit card brands are Electron and Interlink (owned by Visa) and various regional or country-specific online debit networks brands, such as Star, Pulse, NYCE and others in the United States, Interac in Canada and EFTPOS in Australia. In addition to Cirrus, the primary cash access card brands are Plus (owned by Visa) and the online debit network brands referenced above. Local domestic online debit brands are the primary brands in many countries. In these markets, issuers have historically relied on the Maestro and Cirrus brands (and Visa’s Plus and Interlink brands) to enable cross-border transactions, which typically constitute a small portion of overall volume.

In addition to general purpose cards, private label cards comprise a significant portion of all card-based forms of payment. Typically, private label cards are issued by a merchant (such as a department store or gasoline (petroleum) retailer) and can be used only at the issuing merchant’s locations.

The table below provides an overview of the gross dollar volume and transactions for the year ended December 31, 2004 for all general purpose cards, as reported by The Nilson Report.

	All General Purpose Cards—Gross Dollar Volume and Transactions for the Year Ended December 31, 2004
	Dollar Volume (in billions)	Year-Ago Growth in US$(1)	Transactions (in millions)
All Credit, Charge, Debit (offline and online)(2)
United States	$2,687	14%	38,823
Europe	2,795	14	30,040
Worldwide	7,503	13	92,052

(1)	Year-ago growth is reported on a U.S. dollar converted basis.
(2)	Data includes results for all principal brands in the credit, charge and offline debit categories, including the MasterCard and Visa families of brands, American Express, Discover, JCB and Diner’s Club. Data includes results for most principal brands in the online debit category, including other online debit networks in the United States and domestic debit brands elsewhere.

BUSINESS

Overview

MasterCard is a leading global payment solutions company that provides a variety of services in support of the credit, debit and related payment programs of nearly 25,000 financial institutions. We manage a family of well-known, widely accepted payment card brands, including MasterCard®, MasterCard Electronic™, Maestro® and Cirrus®, which we license to these financial institutions. As part of managing these brands, we also provide our financial institution customers with a sophisticated set of information and transaction processing services and establish and enforce rules and standards surrounding the use of our payment card system. We generate revenues from the fees that we charge our customers for providing these transaction processing and other payment-related services (operations fees) and by assessing our customers based on the dollar volume of activity on the cards that carry our brands (assessments).

A typical transaction processed over our system involves four parties in addition to ourselves: the cardholder, the merchant, the issuer (the cardholder’s bank) and the acquirer (the merchant’s bank). Our customers are the financial institutions that act as issuers and acquirers. Using our transaction processing services, issuers and acquirers facilitate payment transactions between cardholders and merchants throughout the world, providing merchants with an efficient and secure means of receiving payment, and consumers and businesses with a convenient payment method accepted worldwide. We guarantee the settlement of many of these transactions among our customer financial institutions to ensure the integrity of our payment system. In addition, we undertake a variety of marketing activities designed to maintain and enhance the value of our brands. However, cardholder and merchant relationships are managed principally by our customers. Accordingly, we do not issue cards, extend credit to cardholders, determine the interest rates (if applicable) or other fees charged to cardholders by issuers, or establish the merchant discount charged by acquirers in connection with the acceptance of cards that carry our brands.

MasterCard Incorporated was incorporated as a Delaware stock corporation in May 2001. We conduct our business principally through MasterCard Incorporated’s principal operating subsidiary, MasterCard International, a Delaware membership corporation that was formed in November 1966.

Our business has a global reach and has experienced significant growth.

•	Gross dollar volume on cards carrying the MasterCard brand as reported by our customers (GDV) was $1.5 trillion in 2004, a 15% increase in U.S. dollar terms over the GDV reported in 2003;

•	For the first nine months of 2005, GDV was $1.2 trillion, a 14% increase in U.S. dollar terms over the GDV reported in the first nine months of 2004;

•	In 2004, we processed 12.2 billion transactions (including 2.3 billion PIN-based online debit transactions), a 23% increase over the transactions processed in 2003.

We believe there is a trend within the global payments industry from paper-based forms of payment such as cash and checks toward electronic forms of payment such as cards, which creates significant opportunities for continued growth in our business. We believe this trend is driven by the following elements:

•	Increasing Usage of Electronic Forms of Payment. Credit and debit card usage has grown at significant rates and is displacing cash and checks, the traditional forms of payment.

Consumers are migrating to card-based forms of payment, motivated in part by the convenience, enhanced services and reward programs that cards offer. Corporations, small businesses and governments have also increased their usage of card-based forms of payment for travel, purchasing and fleet management in order to gain better transaction information, more efficiently manage their supply chains and reduce administrative costs. Other forms of electronic payments, including pre-paid cards, chip-based cards and mobile commerce, offer opportunities for further usage and growth.

•	Increasing Acceptance of Electronic Forms of Payment. Merchants of all sizes have increased their acceptance of electronic payments as a way to augment their sales and increase consumer convenience. Electronic forms of payment are gaining wider acceptance in corporate payment applications and in important merchant categories such as supermarkets, gas stations, convenience stores, utilities and fast-food restaurants. In addition, governments have begun accepting electronic payments in order to reduce their administrative costs. Payment cards and other electronic forms of payment continue to be the preferred method of payment in certain higher growth channels of commerce, such as the Internet.

•	Innovation in the Payments Industry. Innovation at the point of sale, including the incorporation of new technologies such as smart cards and contactless cards, continues to reduce transaction times and otherwise enhance the attractiveness of payment cards to both consumers and merchants. In addition, issuers are making payment cards more attractive to cardholders through value-adding initiatives such as rewards and co-branding programs.

•	Favorable Trends in Global Commerce. A wide range of factors has increased global commerce, particularly cross-border business and leisure travel. This trend benefits card-based forms of payment, which afford cardholders increased convenience and efficiency when making international transactions compared with cash and checks. In addition, in many emerging markets, increased consumer card usage is being driven by the growth of middle-class consumer populations and the development of modern payment systems to serve them. Globalization is also encouraging the replacement of domestic payment solutions with payment solutions that have a worldwide reach.

Competitive Strengths

We believe the following key strengths enhance our ability to compete successfully in the global payments industry:

Leading Worldwide Payments System

We believe that the strong worldwide recognition of our brands, our long-standing relationships with our issuers and acquirers and the extensive global reach of our payment card system are valuable corporate assets that provide us with a strong platform from which we can deliver value to our customers, merchants and cardholders.

Global Brand.    Through our global brand-building initiatives, we have established strong worldwide recognition for MasterCard and our other brands. We believe that our brands are valuable strategic assets that drive card acceptance and usage and facilitate our ability to successfully introduce new service offerings and access new markets.

Long-Standing Customer Relationships.    Our business originated in 1966 when a number of banks in the United States formed the Interbank Card Association and, over time, we have grown into a global organization that serves nearly 25,000 financial institutions in 210 countries and territories. We believe that the breadth and depth of our relationships with our issuers and acquirers provide us with valuable insights into their businesses. These insights, in turn, facilitate our ability to pursue additional opportunities with these customers in connection with both our core transaction processing business and the related value-added services we provide, such as the consulting services provided by MasterCard Advisors.

Worldwide Acceptance.    Based on information from our customers, as of September 30, 2005, cards carrying the MasterCard brand were accepted at over 22 million merchant locations around the world. We believe that the extensive global acceptance of cards carrying our brands is unsurpassed by any of our competitors, which is a significant competitive strength that facilitates the use of our cards and contributes to the growth of our business globally.

Global, Branded Processing Platform

We operate a proprietary, worldwide computer and telecommunications system that links issuers and acquirers around the globe for transaction processing services and permits cardholders to use their cards at millions of merchants worldwide. Our platform operates at 70% capacity on peak days and can scale substantially beyond this capacity upon demand, and we consistently maintain core systems availability for our global processing systems at a rate in excess of 99%. This system, in which we have made significant recent investments, is a highly reliable, scalable asset that we believe provides us with the flexibility to provide additional transaction processing services to both new and existing customers with relatively low incremental costs. We also believe that the strength of our global brands and our processing experience enhance our ability to compete for new processing business.

Global Reach of Business

We have offices in 38 countries worldwide and a senior management team with extensive international experience. Through these resources, we have developed substantial knowledge of local customer practices and cardholder behavior in the key markets in which we operate. In addition, we believe that our integrated corporate structure and worldwide presence enables us to provide globally coordinated payment solutions to multinational customers more effectively than our competitors whose businesses are limited in geographic scope or organized principally as separate regional operating companies. As customers continue to consolidate, we believe our structure will enhance our ability to support their differing needs. We also believe that our global operations and worldwide customer base moderate our exposure to the varying economic conditions of different regions.

Business Strategy

Our strategy is to drive growth by further penetrating our existing customer base and by expanding our role in targeted areas of the global payments industry. Primary elements in implementing our strategy include:

Focus on Key Customers

We are committed to providing our key customers with coordinated services through integrated, dedicated account teams in a manner that allows us to leverage our expertise in payment programs, brand marketing, product development, technology, processing and consulting services for these customers. We have historically applied this customer-focused model to our largest global customers and are now expanding this approach to include customers around the world representing a substantial majority of our revenue. Through MasterCard Advisors, which provides a wide range of consulting services and information and other products associated with our customers’ payments activities and programs, we seek to leverage our deep functional expertise in many important areas of the payments industry for our customers. By further investing in strong relationships over the long term with our key customers, we believe that we can increase our volume of business with them over time.

Continued Expansion in Targeted Geographies and Higher-Growth Programs

We believe that there are significant opportunities to expand our role in targeted geographies and higher-growth programs. For example, while we process a large majority of the domestic MasterCard-branded card transactions in the United States, Canada, the United Kingdom and Australia, the proportion of domestic MasterCard-branded card transactions that we process outside these markets is significantly lower. Accordingly, we believe that there are substantial opportunities for us to capture additional operations fees through transaction processing arrangements in selected markets. For example, the Single European Payments Area initiative, which will create a more integrated payments market in the European Union, is an opportunity for MasterCard to further expand its role in domestic debit processing. We are also focused on expanding the role of MasterCard in higher-growth segments of the global payments industry, such as commercial, debit and pre-paid cards. Among other initiatives, we intend to expand our business in these segments by continuing to invest in developing new payment solutions and customized services applicable to them. For example, MasterCard PayPass™, a “contactless” payment solution that enables consumers simply to tap or wave their payment card on a specially equipped terminal, is designed to help our customers further grow their businesses by enhancing the functionality of MasterCard cards in fast throughput environments.

Enhance Merchant Relationships and Maintain Unsurpassed Acceptance

We recognize that merchants are important stakeholders for the growth of our business, and we are focused on strengthening our merchant relationships by providing merchants with direct input into our business via merchant advisory boards and other initiatives. We intend to maintain the unsurpassed acceptance of MasterCard-branded programs by focusing on three core initiatives. First, we seek to increase the number of categories of merchants that accept cards carrying our brands. We are presently focused on expanding acceptance in electronic commerce environments, in fast food restaurants and convenience stores, and in public sector payments, such as those involving taxes, fees, fines and tolls, among other categories. Second, we seek to increase the number of payment channels where MasterCard programs are accepted, such as by expanding MasterCard acceptance in connection with recurring payment applications. Third, we seek to increase usage of our programs at selected merchants through a range of business development programs on a global basis.

Continued Investment in our Brands

We are committed to maintaining and enhancing our brands and image through advertising and marketing efforts on a global scale. Our approach to marketing activities combines advertising, sponsorships, promotions, interactive media and public relations as part of an integrated package designed to increase MasterCard brand awareness and preference and usage of MasterCard cards. Among numerous other initiatives, we intend to continue our award-winning “Priceless®” advertising campaign, which has run in 106 countries and 49 languages.

Reasons for Transition to New Ownership and Governance Structure

We compete in a dynamic marketplace that is being shaped by several important trends. These include the migration of consumers and businesses to electronic forms of payment such as cards, the consolidation and globalization of our customer financial institutions, the growing role of merchants as important stakeholders in payment systems such as ours, and increased competition. See “—Overview,” “—Competition” and “Risk Factors—Risks Related to Our Business—Business Risks.” In particular, we have faced heightened regulatory scrutiny and legal challenges in recent years. See “—Legal Proceedings” and “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks.” Our customer-focused strategy seeks to proactively address these trends, and we believe that, as discussed below, our new ownership and governance structure will provide us with a stronger, more stable base from which to execute our strategy.

Many of the legal and regulatory challenges we face are in part directed at our current ownership and governance structure, in which our customers—our member financial institutions—own all of our common stock and are involved in our governance by having representatives serve on our global and regional boards of directors. While we strongly dispute these challenges, we believe that a more open ownership and governance structure following the offering transactions should leave us less prone to challenges and provide us with additional defenses to the challenges we may face by:

•	ensuring that our members own a minority of the equity rights in our company and no voting rights, except over a limited range of matters that are not competitively sensitive;

•	transitioning to a board of directors that includes a significant majority of directors who are independent of us and of our members; and

•	limiting the continued participation of our members in governance at a regional level to advisory bodies only or, in the case of Europe, to a regional board that is overseen by our independent board of directors.

Through these means, we believe that the offering transactions will address perceived conflicts of interest in our ownership structure and will be recognized as increasing the openness and transparency of our governance. We believe our new structure will place our business in a stronger position as we will be better able to defend ourselves against legal and regulatory challenges involving our ownership and governance. As a result, we believe that we will be competitively advantaged as compared with other four-party payment systems as customers will view our new structure as a more stable base upon which to build, manage and grow their payments businesses.

In addition, through the establishment of The MasterCard Foundation, we will be able to make a significant contribution to the societies in which we operate. We also believe that our new ownership and governance structure will benefit our business by providing us with publicly traded equity that we may use as a tool to better align the incentives of our management with those of our stockholders and to attract, retain and motivate our employees and as a currency with which to effect acquisitions, as well as by providing us with enhanced access to the public markets to raise capital.

Payment Services

We provide transaction processing and other payment-related services to our customers. In connection with these services we also deploy dedicated customer relationship management teams to our key customers to bring them customized solutions built upon our expertise in payment programs, brand marketing, product development, technology, processing and consulting.

GDV and Processed Transactions

We generate revenues from the fees we charge our customers for providing transaction processing and other payment-related services. These fees are typically transaction-based and include fees for authorization and settlement. We also earn revenues by charging our customers assessments based on the gross dollar volume (GDV) of activity on the cards that carry our brands. Accordingly, our revenues are impacted by the number of transactions that we process and the use of cards carrying our brands. The tables below provide some information regarding these key drivers of our revenues.

The Processed Transactions table below includes information for all transactions processed by MasterCard, including Maestro and Cirrus online debit transactions, for the nine months ended September 30, 2005 and for the year ended December 31, 2004.

Processed Transactions

(Transactions in millions)

	Nine Months Ended September 30, 2005	Year-Ago Growth	Year Ended December 31, 2004	Three Year Compound Annual Growth Rate(1)
All Processed Transactions	10,096	14%	12,214	17%
Offline Signature-based Processed Transactions	8,279	16	9,880	13
Online PIN-based Processed Transactions	1,818	7	2,334	46

(1)	Information in the online PIN-based processed transaction line includes POS and ATM transactions and reflects the migration of the Switch® brand to Maestro in the United Kingdom and the acquisition of the Redeshop® brand in Brazil in 2002. We believe that without the Switch migration the compound annual growth rate would have been 12% instead of 17% for all processed transactions and 9% instead of 46% for online PIN-based transactions. Redeshop transactions have been processed over our system principally commencing in 2005. We do not believe the Redeshop acquisition has had a material impact on the three year compound annual growth rate.

The MasterCard-Branded GDV table below provides information regarding the GDV for all MasterCard-branded card programs and MasterCard credit and charge card programs in each of the United States, Europe and globally for the nine months ended September 30, 2005 and for the year ended December 31, 2004. Growth rates are provided on both a U.S. dollar and local currency basis for the periods indicated. GDV represents the aggregate dollar amount of purchases made and cash disbursements obtained with MasterCard-branded cards and includes the impact of balance transfers and convenience checks.

MasterCard-Branded GDV(1)

($ in billions)

	Nine Months Ended September 30, 2005	Year-Ago Growth		Year Ended December 31, 2004	Three Year Compound Annual Growth
		U.S. $	Local Currency(2)		U.S. $	Local Currency(2)
All MasterCard Branded Programs
United States	$561	10%	10%	$699	11%	11%
Europe	334	17	13	398	25	14
Worldwide	1,215	14	12	1,467	14	11
All MasterCard Credit and Charge Programs(3)
United States	$421	5%	5%	$548	9%	9%
Europe	260	16	13	310	28	17
Worldwide	961	11	9	1,188	13	10

(1)

Maestro and Cirrus online debit transactions and other branded transactions are not included. The data set forth for GDV is derived from information provided by MasterCard members and includes information with respect to MasterCard-branded transactions that are not processed by

MasterCard and for which MasterCard does not earn significant revenues. All data is subject to revision and amendment by MasterCard’s members subsequent to the date of its release, which revisions and amendments may be material.

(2)	Local currency growth eliminates the impact of currency fluctuations and represents local market performance.
(3)	MasterCard offline debit transactions are not included.

Transaction Processing

Introduction.    We operate a system that links issuers and acquirers around the globe for transaction processing services and, through them, permits MasterCard cardholders to use their cards at millions of merchants worldwide. A typical transaction processed over our system involves four participants in addition to ourselves: issuers (the cardholders’ banks), acquirers (the merchants’ banks), merchants and cardholders. Consequently, the payment system we operate is often referred to as a “four-party” payment system. The following diagram depicts a typical point-of-sale card transaction.

In a typical transaction, a cardholder (A) purchases goods or services from a merchant (B) using a card. After the transaction is authorized by the issuer (D) using our network, the acquirer (C) pays the amount of the purchase, net of a discount, to the merchant. This discount, which we refer to as the merchant discount, takes into consideration the amount of the interchange fee described below. The issuer pays the acquirer an amount equal to the value of the transaction minus any interchange fee and posts the transaction to the cardholder’s account. Our rules generally guarantee the payment of MasterCard transactions and certain Cirrus and Maestro transactions between issuers and acquirers.

For participants in a four-party payment system, the economics of a card transaction vary widely depending on such factors as whether the transaction is domestic (and, if it is domestic, the country in which it takes place) or cross-border, whether it is a point-of-sale purchase transaction or cash-withdrawal, and whether the transaction is processed over a network such as MasterCard’s or is handled solely by a financial institution that is both the acquirer for the merchant and the issuer to the cardholder (an “on-us” transaction).

A significant portion of the merchant discount is generally paid from the acquirer to the issuer in the form of an interchange fee. The balance of the merchant discount is retained by the acquirer to cover its costs and profit margin. Acquirers may charge merchants processing and related fees in addition to the merchant discount. Issuers may also charge cardholders fees for the transaction, including, for example, fees for extending revolving credit. As described below, we charge issuers and acquirers operational fees and assessments for the services we provide them.

Interchange fees represent a sharing of a portion of payment system costs among the financial institutions participating in a four-party payment card system such as ours. Generally, interchange fees are collected from acquirers and passed to issuers to reimburse the issuers for a portion of the costs incurred by them in providing services which benefit all participants in the system, including acquirers and merchants. In some circumstances, such as cash withdrawal transactions, this situation is reversed and interchange fees are paid by issuers. We establish multilateral interchange fees (“MIFs”) in certain circumstances as default fees that apply when there are no other interchange fee arrangements in place between an issuer and an acquirer. We administer the collection and remittance of MIFs through the settlement process; however, we generally do not earn revenues from them. As noted above, MIFs are a significant component of the costs that merchants pay to accept payment cards and are subject to regulatory or legal challenges in a number of jurisdictions. We are devoting substantial management and financial resources to the defense of MIFs and to the other legal and regulatory challenges we face. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks.”

MasterCard Revenue Sources.    MasterCard generates revenues by charging transaction processing and related fees and GDV and card-based assessments to both issuers and acquirers. On an aggregate basis, we earned approximately 63% of our revenues in connection with operations fees and approximately 37% of our revenues in connection with assessments in 2004 and approximately 64% of our revenues in connection with operations fees and approximately 36% of our revenues in connection with assessments in the first nine months of 2005. Operations fees are typically transaction-based and include core authorization, clearing and settlement fees, currency conversion fees, switch fees, connectivity fees, fees for warning bulletins and related compliance programs, other operations fees such as hologram and acceptance development fees, and user-pay fees for a variety of services. Rebates and incentives are recorded as contra-revenues in accordance with U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenues.”

On a global basis, we generate a majority of our revenue from issuers. The allocation of our revenues between operations fees and assessments and among issuers and acquirers varies materially across our regions. Issuers typically pay operations fees and assessments. Acquirers principally pay assessments on GDV or cards and to a lesser extent certain operations fees.

Generally we process all MasterCard branded domestic transactions in the U.S. and in a few international markets based on a market’s processing infrastructure. We also process all cross-border MasterCard, Maestro and Cirrus transactions. We charge relatively higher rates for settlement, authorization and switch fees on cross-border transactions and earn currency conversion fees if the transactions require conversion between two different currencies. Offline debit transactions are generally signature-based debit transactions and are processed and priced similar to credit transactions. Online debit transactions (Maestro and Cirrus transactions), for which we charge switch fees, are priced similar to offline debit and credit transactions.

Assessments are calculated based on our customers’ GDV. Assessment rates vary by region. Most of our assessment rates are tiered and rates decrease when customers meet incremental volume hurdles. These rates also vary by the type of transaction. We generally assess at higher rates for cross-border volumes compared to domestic volumes. We also assess at higher rates for retail purchases versus cash withdrawals. Credit and offline transactions are assessed at higher rates than online debit transactions. In addition, from time to time we may introduce assessments for specific purposes such as market development programs. These assessments are often introduced at the request of customers in a particular region or country.

We generate a significant amount of revenue from foreign currency conversion. On a global scale, we have the ability to process transactions denominated in more than 160 currencies. These revenues are the result of cross-border transactions by cardholders that require currency conversion to settle the transactions between issuers and acquirers. MasterCard generally uses a wholesale rate increased by a certain percentage or a government-mandated rate to convert transactions in foreign currencies into U.S. dollars. Revenues from processing currency conversion transactions fluctuate with cross-border travel.

Authorization, Clearing and Settlement.    We facilitate the authorization, clearing and settlement of the transactions described above and similar transactions through our proprietary, worldwide computer and telecommunications network.

Authorization refers to the process by which a transaction is approved by the issuer or, in certain circumstances such as when the issuer’s systems are unavailable or cannot be contacted, by MasterCard or others on behalf of the issuer in accordance with the issuer’s instructions. MasterCard’s network provides for the transmission of authorization requests and results among issuers, acquirers and other transaction processors or networks. Our rules, which may vary across regions, establish the circumstances under which merchants and acquirers must seek authorization of transactions.

Clearing refers to the exchange of financial transaction information between issuers and acquirers after a transaction has been completed. MasterCard clears transactions among customers through our central processing systems.

Once transactions have been authorized and cleared, MasterCard provides services in connection with the settlement of the transactions—that is, the exchange of funds along with associated fees. Settlement is provided through our Settlement Account Management system. Once clearing is completed, a daily reconciliation is provided to each customer involved in settlement, detailing the net amounts by clearing cycle and a final settlement position. The actual exchange of funds takes place between a clearing bank chosen by the customer and approved by MasterCard, and a settlement bank chosen by MasterCard. Customer settlement occurs in U.S. dollars or in a limited number of other selected currencies, in accordance with MasterCard’s established rules.

Credit and Offline Debit Processing.    Our transaction processing services are managed principally through our Global Technology and Operations headquarters in O’Fallon, Missouri, a state-of-the-art worldwide network control facility with over 52,000 square feet of white computer room environment. Our core processing systems are large and highly scalable. We have the capacity to handle over 3.8 billion instructions per second but operate at only 70% capacity at a peak day, and we can substantially scale this capacity upon demand. MasterCard processes transactions in 160 currencies from 210 countries.

MasterCard-branded transactions (credit and offline debit transactions) are generally cleared through our centralized processing system, known as the Global Clearing Management System (GCMS), and the related information is typically routed among customers via our data transport network, which we refer to as Banknet. Both GCMS and Banknet have benefited from significant recent investments as a result of our five year, $160 million system enhancement strategy. As part of this strategy, we migrated Banknet to a virtual private network in 1997, a first for our industry. Since that time, our virtual private network has significantly reduced transaction processing times and enhanced data security for our customers. Our systems route transactions flow between nearly 1,000 endpoints throughout the world, rather than coming to a central location. This approach enhances the reliability of MasterCard transactions by providing several levels of redundancy.

GCMS has helped us to improve our time-to-market in introducing new programs and services. More importantly, using GCMS, we can partner with our customers to provide value-added services to merchants and cardholders. For example, issuers can use GCMS to develop promotions for segments of their card portfolios without investing in their own systems development. We believe that GCMS and our other recent systems enhancements position us well to pursue incremental processing opportunities. See “—Business Strategy.”

Our transaction processing services are available 24 hours per day, every day of the year. In the event that our main processing facility in O’Fallon, Missouri, becomes disabled, we have a co-processing facility in Kansas City, Missouri. Our transaction processing systems have redundant power supplies and back-up processes to ensure continued operation in the event of a fault. We have consistently maintained core systems availability for our global processing systems at a rate in excess of 99%.

Online Debit Processing.    We also operate the MasterCard Debit Switch (“MDS”), which principally supports the processing of Cirrus and Maestro online debit transactions. The MDS switches financial messages, provides transaction and statistical reporting, and performs clearing and settlement between customers and other debit transaction processing networks. Unlike the authorization and clearing processes described above, which involve the exchange of transaction data in two discrete messages (one for authorization and again for clearing), the MDS generally operates as a “single message” system in which clearing occurs simultaneously with the initial authorization request.

In addition to continued investment in the MDS, MasterCard is enhancing its position in online debit processing through a series of initiatives. Since 2004, MasterCard has worked with issuers and acquirers to increase the routing priority of MasterCard’s systems for the processing of PIN point-of-sale transactions, and has begun to establish direct processing connections to major U.S. merchants. In addition, MasterCard has entered into an agreement with eFunds Corporation to provide end-to-end debit processing services for mid-sized to large issuers. As part of this agreement, MasterCard provides network services and eFunds provides card issuer processing, ATM, risk management and other support services to our customers.

Regional Transaction Processing.    We provide transaction processing (authorization, clearing and settlement) services for customers in the Europe region through our subsidiary MasterCard Europe. These services allow European customers to facilitate payment transactions between cardholders and merchants throughout Europe. Recently, we have substantially completed a multi-year technical convergence project to fully integrate our European authorization clearing and settlement systems with our global clearing and settlement systems. We also operate a separate regional processing facility for the Asia/Pacific region in Australia. This facility processes a majority of the MasterCard-branded transaction volumes in Australia and New Zealand.

Outside of the United States and a select number of other jurisdictions, most intra-country (as opposed to cross-border) transaction activity conducted with MasterCard, Maestro and Cirrus cards is authorized, cleared and/or settled by our customers or other processors without the involvement of our central processing systems. We do not earn transaction processing fees for such activity. Accordingly, we derive a significant portion of our non-U.S. revenues from processing cross-border transactions. As part of our strategy, we are developing and promoting domestic processing solutions for our customers that are designed to leverage our significant investments in our global and regional processing systems. For example, during 2003, MasterCard Europe began authorizing and clearing transactions for the members of S2 Limited, formerly known as Switch Card Services Limited, which operate an electronic domestic debit card network in the United Kingdom under the Switch® brand, as part of an agreement to migrate Switch branding to Maestro by 2007. In Brazil, we acquired the local debit brand Redeshop® in 2002. The Switch migration and Redeshop acquisition have resulted in significant increases in our local processing debit volume in the United Kingdom and Brazil, respectively.

Customer Relationship Management

We are committed to providing our key customers with coordinated services through integrated, dedicated account teams in a manner that allows us to leverage our expertise in payment programs, brand marketing, product development, technology, processing and consulting services for these customers. We have implemented an internal process to identify our key customers on a global and regional basis based on what we consider to be appropriate business opportunities and to organize our relationships with them to ensure that their priorities are consistently identified and incorporated into MasterCard’s project, brand, processing, technology and related strategies. To achieve this, we undertake an integrated customer planning process with key customers on an annual basis.

We also seek to enter into business agreements with key customers through which we offer financial incentives and other financial support to issue and promote our cards. These incentives often consist of a reduction in our volume-based fees and assessments for certain customers based on the achievement of GDV hurdles or other performance metrics. We believe that our business agreements with key customers have contributed to our strong volume and revenue growth in recent years. See “Related Party Transactions” for a description of the business arrangements with certain of our largest customers.

The pricing terms and duration of the agreements with our customers vary significantly. Most of our customer relationships are not exclusive, and may be terminated in a variety of circumstances. See “Risk Factors—Risks Related to Our Business—Business Risks—We face increasingly intense competitive pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability” and “—Our revenue would decline significantly if we lose one or more of our most significant customers, which could have a material adverse impact on our business.” In addition to our key customer agreements, we have standard licensing arrangements with all our customers that permit them to use our trademarks and subject them to the rules governing our payment programs. Those customers with whom we do not have customized agreements are generally subject to standardized pricing arrangements.

MasterCard Programs

MasterCard offers a wide range of payment solutions to enable our customers to design, package and implement programs targeted to the specific needs of their customers. Our principal payment programs, which are facilitated through our brands, include consumer credit and debit programs, commercial payment solutions and stored value programs. Our issuers determine the competitive features for the cards issued under our programs, including interest rates and fees. We determine other aspects of our card programs—such as required services and marketing strategy—in order to ensure that a consistent value proposition is provided to cardholders and/or merchants by our customers in connection with these programs.

Consumer Programs—Credit and Charge

Overview.    MasterCard offers a number of consumer credit and charge (“pay later”) programs that are designed to meet the needs of our customers. For the first nine months of 2005, our consumer credit and charge programs have generated approximately $868 billion in GDV globally, representing 71% of our total GDV for the period. As of September 30, 2005, the MasterCard brand mark appeared on approximately 592 million cards worldwide, representing 8% growth from the same period in 2004.

United States.    We offer customized programs to address specific consumer segments. Our consumer credit programs include Standard, Gold, Platinum and World MasterCard cards. Standard MasterCard cards are general purpose credit cards targeted to consumers with basic needs for a credit card. Gold MasterCard cards are targeted to consumers typically requiring a higher line of credit or spending limit and one or more card enhancement services, such as loyalty reward programs, associated with a card. Platinum MasterCard cards are offered with still higher credit lines or spending limits and also provide a full range of card enhancement services. World MasterCard cards, which are aimed at affluent households, have no preset spending limit and the option to revolve a designated portion of the charges made and to choose the categories in which reward points are received.

International.    In addition to the programs offered in the United States, MasterCard also offers a variety of other consumer card programs in selected markets throughout the world. For example, MasterCard Electronic cards offer additional control and risk management features by requiring 100% issuer authorization. The MasterCard Electronic program is designed to curb fraud and control exposure in high risk markets. The MasterCard Unembossed program encourages merchants to submit transactions electronically for authorization while providing cardholders with a global acceptance network. MasterCard has also created innovative, alternate card forms to help our customers differentiate their programs. For example, MasterCard mc(2)™ cards are generally chip-enabled, which provides security and additional functionality, and feature a distinctive cutaway corner card design. MasterCard has launched MasterCard mc(2) programs in the Europe, Latin America/Caribbean and Asia/Pacific regions.

General Services.    The services provided in connection with all MasterCard credit cards and for which we charge issuers include lost/stolen card reporting, emergency card replacement and emergency cash advance. Optional services, such as emergency travel assistance, are also available on many MasterCard cards. These services are generally provided through third-party service providers arranged by MasterCard, including a licensed insurance company retained by MasterCard to provide insurance services.

Consumer Programs—Deposit Access

Overview.    MasterCard supports a range of payment solutions that allow our customers to provide consumers with convenient access to funds on deposit in checking, demand deposit and other accounts. Our deposit access (“pay now”) programs may be branded with the MasterCard, Maestro and/or Cirrus marks, and can be used to obtain cash in bank branches or at ATMs. In addition, MasterCard- and Maestro-branded debit cards may be used to make purchases at the point of sale. Like our consumer credit programs, we support debit Gold MasterCard programs and debit Platinum MasterCard programs that issuers can offer as premium services to cardholders. Issuers may also provide enhancement services and loyalty rewards programs in connection with debit cards carrying our brands. In recent years we have increased the size of our debit programs in key countries through our acquisition of the Redeshop® brand in Brazil in 2002 and through our agreement with S2 Limited to shift branding and processing from the Switch® brand to Maestro in the United Kingdom by 2007.

Offline Debit Card Programs.    We offer MasterCard-branded offline debit card programs in the United States and other countries. In 2004, Associated Bank, Bank of the West and Washington Mutual, which collectively issue an estimated 10 million offline debit cards, selected MasterCard for their offline debit card programs. Through our agreement with eFunds Corporation, a provider of electronic payments software and processing solutions, we market eFunds’ processing services as an integrated component of our debit programs. The agreement is intended to add a flexible, end-to-end debit transaction processing solution to the package of services and products already available to our customers.

As a result of the settlement agreement in the U.S. merchant lawsuit, MasterCard has taken a number of actions to modify its MasterCard-branded offline debit card programs in the United States. Among other things, MasterCard has adopted rules that allow merchants to reject MasterCard-branded debit cards issued in the United States, while still accepting other MasterCard-branded cards, and vice versa. However, U.S. merchants who choose to accept MasterCard-branded debit cards must accept all MasterCard-branded debit cards. See “Risk Factors—Risks Related to Our Business—Business Risks—We have repealed our Competitive Programs Policy as a result of a final judgment in our litigation with the U.S. Department of Justice, and our business may suffer as a result.”

Maestro.    Maestro is MasterCard’s global online debit program. Based on information from our customers, we estimate that, at September 30, 2005, the Maestro brand mark appeared on approximately 582 million cards worldwide, including 37 million MasterCard-branded cards, representing 3% growth versus the third quarter of 2004. Based on the same information, we also believe that Maestro was accepted for purchases at more than 9 million merchant locations globally. We believe that our Maestro brand has a leading position among online debit brands in many markets throughout the world, particularly in Europe. We believe that the strong presence of Maestro in Europe will position us well when the Single European Payments Area initiative, which will create a more integrated payment market in Europe, is implemented. We believe that the global acceptance of Maestro contributes to the growth of our debit business and adds value to the services that we provide to our customers. Maestro cards are issued, and Maestro transactions are processed, pursuant to a set of rules and procedures that are separate from the rules applicable to MasterCard credit and offline debit transactions.

Cirrus.    We make the Cirrus brand available to customers to provide global cash access for our customers’ proprietary ATM cards. We believe the Cirrus brand provides cash access at more than 1 million participating ATMs and other cash dispensing locations around the globe, making it one of the world’s largest cash access brands. Generally, cardholders with cards bearing the MasterCard, Maestro or Cirrus logo may use a network ATM to access funds on deposit in their accounts (if a debit card is used) or to obtain a cash advance (if a credit card is used). Typically, ATM cards contain multiple cash access logos and the Cirrus brand enables a transaction (which will then be processed by the MDS) only if there is no regional or domestic cash access brand that is capable of doing it.

Commercial Payment Solutions

MasterCard offers commercial payment solutions that help large corporations, mid-sized companies, small businesses and public sector organizations to streamline their payment processes, manage information and reduce administrative costs. In the first nine months of 2005, our commercial credit and charge programs generated approximately $93 billion in GDV globally, representing 8% of our total GDV for that period. GDV from commercial credit and charge programs grew globally by nearly 26% on a U.S. dollar basis for the first nine months of 2005, compared to the same period last year.

We offer various corporate payment products, including corporate cards, corporate executive cards, corporate purchasing cards and fleet cards that allow our customers to manage travel and entertainment expenses and provide customers with additional transactional detail. The MasterCard Corporate Multi Card® is an integrated card program that combines the functionality of one or more of our MasterCard corporate programs—travel, purchasing and fleet—into a single card or account, thereby reducing the costs of managing multiple card programs. Our Multinational Corporate Program allows issuers to manage and consolidate these corporate card programs for multinational organizations that require commercial cards in more than one country. We also offer a variety of payment programs for public sector entities that are similar to the travel, purchasing, fleet and Multi Card programs offered to corporations. The MasterCard BusinessCard® and Executive BusinessCard are targeted at the small-business segment, offering business owners the ability to gain access to working capital, extend payments and separate business expenses from personal expenses.

MasterCard has also developed programs that offer benefits to organizations ranging from small businesses to large corporations by integrating payment transaction data into financial systems. Such programs, which aim to facilitate paperless end-to-end corporate purchasing for our customers, include MasterCard e-P3™ (accounts payable re-engineering), MasterCard ExpenSys™ (expense reporting), MasterCard Smart Data (management reporting) and MasterCard SmartLink (enterprise reporting systems).

Stored Value Programs

Stored value (“pay before”) programs involve a balance account that is funded with monetary value prior to use. Holders can access funds in the account via a traditional magnetic stripe or chip-enabled payment card (prepaid cards) or paper-based travelers cheques.

MasterCard’s customers may implement prepaid payment programs using any of the MasterCard family of brands (MasterCard, MasterCard Electronic, Maestro or Cirrus). MasterCard provides processing services, including authorization, clearing and settlement, in support of either magnetic stripe or chip-enabled prepaid card programs and can maintain card account balance information. Prepaid card programs can be customized to meet the needs of unique corporate and consumer segments and can be issued in connection with various programs such as gift, teen, employee benefit, payroll, travel, incentive and project management programs.

Consulting, Information and Related Services

Our MasterCard Advisors group provides our customers with a wide range of consulting services and information and other products associated with their payments activities and programs. In 2004, MasterCard Advisors expanded existing services in the areas of research, customer relationship management, database marketing and researching, information and risk management consulting, and outsourcing. Such expansion included the acquisitions of The Tower Group, Inc., a research and advisory firm, in February 2004 and Watch Hill Partners, Inc., a customer relationship management consultancy, in May 2004. In addition, MasterCard Advisors introduced new services in the area of database researching, including the launch of the SpendingPulse™ national retail data service, which aggregates and analyzes MasterCard’s transaction processing data in the United States to produce estimates of U.S. retail sales. In the second quarter of 2005, MasterCard Advisors launched MasterCard Rewards Services, a fully integrated end-to-end rewards program in Europe. MasterCard Advisors charges our customers and others fees for its professional services. MasterCard Advisors does not make a significant contribution to our revenues.

Emerging Technologies

MasterCard contributes to innovation in the payments industry through several initiatives, including developments in the areas of electronic commerce, smart cards and mobile commerce. MasterCard encourages new initiatives in the area of electronic commerce by researching and developing a range of emerging technologies designed to offer business opportunities to MasterCard and our customers. MasterCard manages smart card development by working with our customers to help them replace traditional payment cards relying solely on magnetic stripe technology with chip-enabled payment cards that offer additional point-of-sale functionality and the ability to capture more consumer data. As of September 30, 2005, almost 250 million smart cards bearing our brands had been issued worldwide. We are also involved in a number of organizations that facilitate the development and use of smart cards globally, including a smart cards standards organization with other participants in the industry that maintains specifications designed to ensure interoperability and acceptance of chip-based payment applications on a worldwide basis. MasterCard also encourages new initiatives in the area of mobile commerce and wireless payment development by working with customers and leading technology companies. Finally, MasterCard is working to develop standards and programs that will allow consumers to conduct their financial transactions securely using a variety of new point of interaction devices.

Marketing

We manage and promote our brands for the benefit of all customers through umbrella advertising, promotional and sponsorship initiatives. We strive to have our consumers associate the MasterCard brand with “The Best Way to Pay for Everything that Matters®.” Our marketing activities combine advertising, sponsorships, promotions, interactive media and public relations as part of an integrated package designed to increase consumer awareness of MasterCard and usage of MasterCard cards. We also seek to tailor our global marketing messages by customizing them in individual countries, while maintaining a common global theme. Our brand-building initiatives are conducted for our benefit as well as for the benefit of our customers.

Our advertising plays an important role in building brand visibility, usage and loyalty among cardholders globally. Our award-winning “Priceless®” advertising campaign, launched in the United States in 1997, has run in 49 languages across 106 countries. The “Priceless” campaign promotes MasterCard’s acceptance and usage benefits that permit cardholders to pay for what they need, when they need it. It also provides MasterCard with a consistent, recognizable message that supports our brand positioning. In order to promote usage of our cards, we also sponsor frequent promotions on a regional and national basis, often in conjunction with merchants or our customers.

We also seek to increase MasterCard brand awareness and preference, and to encourage card usage and loyalty, by sponsoring a variety of sporting and entertainment properties that support the “Priceless” campaign and MasterCard brand positioning. In soccer, MasterCard is the exclusive payment system sponsor of the FIFA World Cup. We also sponsor other leading soccer events, including the Union of European Football Associations (“UEFA”) European Championship and the UEFA Champions League in Europe. In golf, we are a sponsor and the preferred card of the PGA Tour, the Champions Tour, the PGA of America, the LPGA, the European PGA Tour, the PGA Tour of Australasia, and other events. In baseball, we are the exclusive payments brand sponsor of Major League Baseball and have also established separate marketing and sponsorship arrangements with over half of the Major League Baseball teams. In football, we have established sponsorship arrangements with the majority of the National Football League teams. Finally, as part of our marketing strategy in family entertainment, we have a long-term sponsorship arrangement with certain business units of NBC Universal that entitles MasterCard to marketing and promotional programs with certain of Universal’s motion picture, theme park, music and video properties.

Merchant Acceptance Initiatives

We estimate that, at September 30, 2005, cards carrying the MasterCard brand were accepted at over 22 million merchant locations around the world. As of the same date, we believe that MasterCard-branded cards were also accepted at over 1.5 million ATMs and manual cash access locations. Information on ATM and manual cash access locations is reported by our customers and is partly based on publicly-available reports of payment industry associations, government agencies and independent analysts in Australia, Canada and the United States.

Merchants are an important constituency in the MasterCard payment system and we are working to further develop our relationships with them. We believe that consolidation in the retail industry is producing a set of larger merchants with increasingly global scope. These merchants are having a significant impact on all participants in the global payments industry, including MasterCard. We believe that the growing role of merchants in the payments system represents both an opportunity and a challenge for MasterCard. On the one hand, large merchants are supporting many of the legal and regulatory threats to interchange fees against which MasterCard is now defending, since interchange fees represent a significant component of the costs that merchants pay to accept payment cards. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks” and “Risk factors—Risks Related to Our Business—Business Risks—Merchants are increasingly focused on the costs of accepting card-based forms of payment, which may lead to additional litigation and regulatory proceedings and may increase the costs of our incentive programs, which could materially and adversely affect our profitability.” In addition, we may be required to increase the amount and scope of incentives that we provide to merchants to encourage the acceptance and usage of our cards, which may adversely affect our business. On the other hand, we believe there are many opportunities to enhance our relationships with merchants and to continue to expand acceptance of our cards. For example, in 2004 we made available directly to merchants those portions of our rules that apply to card acceptance and related activities, thereby increasing the level of transparency and predictability of our payment system for merchants. We have also begun to hold meetings with merchant advisory groups that have been established in key global markets including the United States, Canada and Australia.

We aim to maintain the unsurpassed acceptance of MasterCard-branded programs by focusing on three core initiatives. First, we seek to increase the categories of merchants that accept cards carrying our brands. We are presently focused on expanding acceptance in electronic commerce environments, in fast through put businesses such as fast food restaurants, and in public sector payments, such as those involving taxes, fees, fines and tolls, among other categories. Second, we seek to increase the number of payment channels where MasterCard programs are accepted, such as by introducing MasterCard acceptance in connection with recurring payment applications. Third, we seek to increase usage of our programs at selected merchants by sponsoring a wide range of promotional programs on a global basis. We also enter into arrangements with selected merchants under which these merchants provide incentives or discounts for the use of MasterCard-branded programs or otherwise indicate a preference for MasterCard-branded programs when accepting payments from consumers.

We also support technical initiatives designed to make MasterCard card acceptance more attractive for specific merchants, such as our Quick Payment Service for fast food restaurants and other merchants where rapid transactions are required. In addition, MasterCard PayPass™, a “contactless” payment solution that enables consumers simply to tap or wave their payment card on a specially equipped terminal, is designed to help our customers further grow their businesses by capturing a portion of transactions that were previously cash-based and increasing card activity on underutilized card accounts. In 2004, McDonald’s agreed to accept PayPass at thousands of its locations in the United States. PayPass pilot programs have been expanded to include customers and merchants in the Asia/Pacific region and Canada. As of September 30, 2005, more than 700,000 PayPass Cards were issued in the United States, largely in Atlanta, Denver and New York.

We also view recurring payments as a significant opportunity to expand MasterCard card acceptance and usage, and we are working with customers to encourage consumers to make recurring bill payments in a variety of categories—including telephone, cable, utilities and insurance—on their MasterCard-branded cards.

In addition, we provide research, marketing support and financial assistance to our customers and their marketing partners in connection with the launch and marketing of co-branded and affinity card programs. Co-branded cards are payment cards bearing the logos or other insignia of an issuer and a marketing partner, such as an airline or retail merchant. Affinity cards are similar to co-branded cards except that the issuer’s marketing partner is typically a charity, educational or similar organization.

Membership Standards

We establish and enforce rules and standards surrounding membership in MasterCard International and the use and acceptance of cards carrying our brands.

Rule Making and Enforcement

Membership in MasterCard International and its affiliates is generally open only to banks and other regulated and supervised financial institutions. Applicants for membership must meet specified membership eligibility requirements, which may vary between regions.

In general, MasterCard grants licenses by territory to applicants able to perform all obligations required of members. Licenses convey intellectual property rights to members, including access to the network and usage of our brands. Risk management reviews and anti-money laundering due diligence reviews are conducted on all new members prior to admission, as well as on existing members. All applicants and members must meet the requirements of MasterCard’s anti-money laundering program. As a condition of our licenses, members agree to comply with our bylaws, policies, rules and operating regulations (“Standards”). MasterCard International and certain of its affiliates are the governing bodies that establish and enforce the Standards, which relate to such matters as membership eligibility and financial soundness criteria; the standards, design and features of cards and card programs; the use of MasterCard trademarks; merchant acquiring activities (including acceptance standards applicable to merchants); and guaranteed settlement, member failures and allocation of losses. In Europe, certain of these standards will be established and enforced by our European Board (as described below).

To help ensure that members conform to the Standards, we run a number of compliance programs including reviewing card programs proposed by members and requiring members to undergo an annual audit by an independent certified public accountant (or similar examination by a regulatory authority). To tailor MasterCard’s programs and services to the needs of local markets, we have approved a number of variations to the Standards applicable to specific regions.

Member Risk Management

As a guarantor of certain card obligations of principal members, we are exposed to member credit risk arising from the potential financial failure of any of our approximately 2,200 principal members of MasterCard, Maestro and Cirrus, and approximately 3,000 affiliate debit licensees. Our estimated gross legal settlement risk exposure for MasterCard branded transactions, which is calculated using the average daily card charges made during the quarter multiplied by the estimated number of days to settle, was approximately $14.6 billion as of September 30, 2005. Principal members participate directly in MasterCard programs and are responsible for the settlement and other activities of their sponsored affiliate members (approximately 22,700).

To minimize the contingent risk to MasterCard of a failure, we monitor principal members’ and affiliate debit licensees’ financial health, economic and political operating environments and compliance with our rules and standards. If the financial condition of a member or the state of a national economy in which it operates indicates that it may not be able to satisfy its obligations to us or other MasterCard members or its payment obligations to MasterCard merchants, we may require the member to post collateral, typically in the form of letters of credit and bank guarantees. As of September 30, 2005, we have required our members to post $1.4 billion in collateral held for legal settlement exposure for MasterCard-branded transactions. If a member becomes unable or unwilling to meet its obligations to us or other members, we are able to draw upon such member’s collateral, if provided, in order to minimize any potential loss to our members or ourselves. In addition to obtaining collateral from members, in situations where a member is potentially unable to meet its obligations to us or other members, we can block authorization and settlement of transactions and ultimately terminate membership. However, MasterCard has never terminated a member due to the member’s risk profile.

For liquidity protection in the event of member settlement failure, we have established a $2.25 billion committed credit facility, which is subject to renewal. See “Risk Factors—Risks Related to Our Business—Business Risks—As a guarantor of certain obligations of principal members and affiliate debit licensees, we are exposed to risk of loss or illiquidity if any of our members default on their MasterCard, Cirrus or Maestro settlement obligations.” Following the offering transactions, we will no longer have the right to impose special assessments on members, including in connection with member settlement failures. See “Risk Factors—Risks Related to Our Business—Business Risks—Upon completion of this offering, we will no longer have the right to impose special assessments upon the members of MasterCard International, which could leave us exposed to significant losses that could materially and adversely affect our results of operations, cash flow and financial condition”.

Payment System Integrity

The integrity of our payment system is affected by fraudulent activity and other illegal uses of our system. Fraud is most often committed in connection with lost, stolen or counterfeit cards or stolen account information resulting from security breaches of systems that store cardholder account data. See “Risk Factors—Risks Related to Our Business—Business Risks—Account data breaches involving card data stored by us or third parties could adversely affect our reputation and revenue.” Fraud is also more likely to occur in transactions where the card is not present, such as electronic commerce, mail order and telephone order transactions. Security and cardholder authentication for these remote channels are particularly critical issues facing our customers and merchants who engage in these forms of commerce, where a signed cardholder sales receipt is generally unavailable.

We monitor areas of risk exposure and enforce our rules and standards to combat fraudulent activity. We also operate several compliance programs to ensure that the integrity of our payment system is maintained. Key compliance programs include excessive chargeback, merchant audit and account data compromise programs. Our members are also required under our rules to report instances of fraud to us in a timely manner.

Our customers are responsible for fraud losses associated with the cards they issue or the merchants from whom they acquire transactions. However, we have implemented a series of programs and systems to aid them in detecting and preventing the fraudulent use of cards carrying our brands. We provide education programs and various risk management tools to help detect fraud including MasterCard SecureCode™, a global Internet authentication solution that permits cardholders to authenticate themselves to their issuer using a unique, personal code, and Site Data Protection, a program that assists customers and on-line merchants in protecting electronic commerce sites from hacker intrusions and subsequent account data compromises. Generally, we charge our customers fees for these anti-fraud programs and services.

Enterprise Risk Management

MasterCard faces a number of risks in operating its business. For a description of material risks, see “Risk Factors.” The degree to which MasterCard manages risk is vital to its financial condition and profitability. Managing risk is the responsibility of our business units and is an integral component of our business activities. A dedicated Enterprise Risk Management (ERM) group has been formed to provide risk management analysis, support, coordination and oversight across MasterCard. Through ERM, we are identifying, assessing, mitigating and monitoring key business risks in a consistent manner.

Some of our key ERM activities have included: developing an ERM framework, policy and risk governance structure; identifying and categorizing key internal and external risks; creating preliminary risk reporting; determining mitigating activities and action plans; and providing a risk-weighted decision-making methodology for the 2006 strategic planning process.

Intellectual Property

We own a number of valuable trademarks that are essential to our business, including MasterCard®, Maestro® and Cirrus®, through one or more affiliates. We also own numerous other trademarks covering various brands, programs and services offered by MasterCard to support our payment programs. Through license agreements with our customers, we authorize the use of our trademarks in connection with our customers’ card issuing and merchant acquiring businesses. In addition, we own a number of patents and patent applications relating to payments solutions, transaction processing, smart cards, security systems and other matters, some of which may be important to our business operations.

Competition

MasterCard programs compete against all forms of payment, including paper-based transactions (principally cash and checks), electronic transactions such as wire transfers and Automated Clearing House payments and other electronic forms of payment, including card-based payment systems. As a result of a global trend in which electronic forms of payment such as payment cards are increasingly displacing paper forms of payment, we have gained market share versus cash and checks in recent years. However, cash and checks still capture the largest overall percentage of worldwide transaction volume.

Within the general purpose payment card industry, we face substantial and increasingly intense competition worldwide from systems such as Visa (including Plus, Electron and Interlink), American Express and JCB, among others. In specific countries, we face significant competition from other competitors such as Discover/Novus in the United States. Within the global general purpose card industry, Visa has significantly greater volume than we do. In certain countries, other competitors also have leading positions, such as JCB in Japan. Our deposit access programs also encounter substantial and increasingly intense competition from ATM and point-of-sale debit networks in various countries, such as Star, NYCE and Pulse in the United States, Interac in Canada and EPTPOS in Australia. We also compete against businesses that issue their own payment cards such as retail stores and petroleum (gasoline) companies. New competitors may also enter our marketplace from time to time. For example, China Union Pay has been established as the predominant domestic card acceptance brand in the People’s Republic of China, and may seek to expand its acceptance and cash access network internationally.

Our competitors include operators of proprietary end-to-end payment networks that have direct acquiring relationships with merchants and direct issuing relationships with cardholders, such as American Express and Discover. These competitors have certain advantages that we do not enjoy. Among other things, these competitors do not require formal interchange fees to balance payment system costs among issuers and acquirers, because they have direct relationships with both merchants and cardholders. Interchange fees, which are a characteristic of four-party payments systems such as ours, are subject to increased regulatory scrutiny worldwide. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks—Interchange fees are subject to increasingly intense legal and regulatory scrutiny worldwide, which may have a material adverse impact on our revenue, our prospects for future growth and our overall business.” Because they do not utilize formal interchange fees, operators of end-to-end payment networks to date have generally avoided the same regulatory scrutiny we face and, accordingly, may enjoy a competitive advantage over four-party payment systems.

In addition, ongoing litigation has and may continue to affect our ability to compete in the global payments industry. For example, under the settlement agreement in the U.S. merchant lawsuit, U.S. merchants now have the right to reject MasterCard-branded debit cards issued in the United States while still accepting other MasterCard-branded cards, which may adversely affect our ability to maintain and grow our debit business in the United States. In addition, as a result of the court’s decision in our litigation with the U.S. Department of Justice concerning our Competitive Programs Policy, some of our customers may now do business with American Express or Discover in the United States, which could adversely affect our business. A number of our large customers, including MBNA Corporation, Citibank and GE Finance have announced that they will issue American Express or Discover-branded cards. See “Risk Factors—Risks Related to Our Business—Business Risks—We have repealed our Competitive Programs Policy as a result of a final judgment in our litigation with the U.S. Department of Justice, and our business may suffer as a result.” Finally, we are being sued in several state and federal courts because of our currency conversion practices. The outcome of these lawsuits potentially could require us to change our currency conversion practices, which may have a material adverse effect on our business. We cannot predict what the final outcome will be of our various litigations and other regulatory proceedings. For a description of these and other matters, see “—Legal Proceedings.”

We compete intensely with other bankcard associations, principally Visa, for the loyalty of our customers. In most countries throughout the world, including the United States, financial institutions typically issue both MasterCard- and Visa-branded payment cards. As a result of this structure, known as “duality”, we compete with Visa for business on the basis of individual card portfolios or programs. In some countries, particularly Canada, card issuers are “non-dual,” meaning that they issue either MasterCard or Visa payment cards, but not both. Issuance of MasterCard and Visa debit cards is generally non-dual in the United States as well, due to Visa’s historical debit exclusivity rule. As a result of the litigation with the U.S. Department of Justice, Visa’s debit exclusivity rule is no longer enforceable. However, Visa enacted a bylaw that imposes a fee on its 100 largest issuers of debit cards in the United States if they reduce their Visa debit volume by more than 10% which, if enforced, may prevent us from acquiring business from current Visa customers. In non-dual countries, we compete with Visa for the entire book of a customer’s business.

We face increasingly intense competitive pressure on the prices we charge our customers. In order to stay competitive, we may have to increase the amount of incentives we provide to our customers, including possible pricing discounts. Over the past several years, we have experienced continued pricing reductions. We seek to enter into business agreements with customers through which we offer incentives and other support to issue and promote our cards. However, our customers can terminate their business agreements with us in a variety of circumstances. See “Risk Factors—Risks Related to Our Business—Business Risks—We face increasingly intense competitive pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability.”

Over the last several years, the banking industry has undergone rapid consolidation, and we expect this trend to continue in the future. Consolidation represents a competitive threat for MasterCard because our business strategy contemplates entering into business agreements with our largest customers in exchange for significant business commitments to MasterCard. Significant ongoing consolidation in the banking industry may result in a financial institution with a substantial MasterCard portfolio being acquired by an institution that has a strong relationship with a competitor, resulting in a loss of business for MasterCard. See “Risk Factors—Risks Related to Our Business—Business Risks—Consolidation or other changes affecting the banking industry could result in a loss of business for MasterCard and may create pressure on the prices we charge our customers, which may materially and adversely affect our revenue and profitability.”

In addition, we face competition with respect to particular segments of the payment card industry. In the United States, for example, MasterCard-branded transactions account for a smaller share of all offline, signature-based debit transactions than they do credit or charge transactions. In addition, many of our competitors process a greater number of online, PIN-based debit transactions at the point of sale than we do, since our Maestro brand has relatively low market penetration in the United States. See “Risk Factors—Risks Related to Our Business—Business Risks—If we are unable to grow our debit business, particularly in the United States, we may fail to maintain and increase our revenue growth.” In addition, our business and revenues could be impacted adversely by any tendency among U.S. consumers or financial institutions to migrate from offline, signature-based debit transactions to online, PIN-based transactions, because the latter types of transactions are more likely to be processed by ATM/debit point-of-sale networks as opposed to us.

We also face competition from transaction processors such as First Data Corporation, some of which are seeking to build networks that link issuers directly with point-of-sale devices for payment card transaction authorization and processing services. Certain of these transaction processors (including First Data) have significantly greater scale than we do, which may provide them with a cost advantage. If these processors grow their transaction volumes more quickly than we do, their scale advantages over us may accelerate and they could capture some of our core processing business. Similarly, some of our competitors provide currency conversion services at the point-of-sale through dynamic currency conversion. Dynamic currency conversion occurs when a transaction is converted at the individual merchant location in real time from the currency of the merchant into the cardholder’s billing currency, thereby bypassing MasterCard’s currency conversion processes. When MasterCard performs currency conversion centrally, the transaction is submitted to MasterCard in the currency of the merchant and is converted by MasterCard into the cardholder’s billing currency. The growth of dynamic currency conversion services could reduce our transaction processing volumes, which could adversely affect our revenues.

We also compete against new entrants that have developed alternative payment systems such as PayPal and payments across mobile devices. Among other things, these competitors provide Internet currencies that can be used to buy and sell goods on-line, “virtual checking” programs that permit the direct debit of consumer checking accounts for on-line payments, and services that support payments to and from proprietary accounts for Internet, mobile commerce and other applications. A number of these new entrants rely principally on the Internet to support their services, and may enjoy lower costs than we do. In mobile commerce, we also face competition from established network operators. Whereas the MasterCard approach to mobile commerce centers on the use of the consumer’s payment account as established by their card issuer, network operators may apply mobile consumer payments directly to the customer’s monthly bill.

We believe that the principal factors affecting our competitive position in the global payments industry are:

•	pricing;

•	customer relationships;

•	the impact of existing litigations, legislation and government regulation;

•	the impact of globalization and consolidation of financial institutions and merchants;

•	the acceptance base, reputation and brand recognition of payment cards;

•	the quality and integrity of transaction processing;

•	the relative value of services and products offered;

•	the success and scope of marketing and promotional campaigns; and

•	the ability to develop and implement new card programs, systems and technologies in both physical and virtual environments.

Government Regulation

Government regulation impacts key aspects of our business. We are subject to regulations that affect the payment industry in the many countries in which our cards are used. In recent years the regulatory environment in which we operate has become increasingly stringent. In particular, interchange fees associated with four-party payment systems like ours are being reviewed or challenged in various jurisdictions. See “—Legal Proceedings.”

Furthermore, MasterCard customers are subject to numerous regulations applicable to banks and other financial institutions in the United States and elsewhere, and as a consequence MasterCard is impacted by such regulations. Certain of our operations are periodically reviewed by the federal Financial Institutions Examination Council to ensure our compliance with applicable data security requirements, for example. In recent years, the federal banking regulators have adopted a series of regulatory measures intended to require more conservative accounting, greater risk management and higher capital requirements for bank credit card activities, particularly in the case of banks that focus on subprime cardholders. In addition, MasterCard Europe operates a retail payment system in Europe and is subject to oversight by the National Bank of Belgium pursuant to standards published by the European Central Bank that are principally targeted at managing financial, legal and operations risk.

In addition, aspects of our operations or business are subject to privacy regulation in the United States, the European Union and elsewhere, as well as regulations imposed by the U.S. Treasury’s Office of Foreign Assets Control. For example, in the United States, we and our customers are subject to the information safeguards rule under the Gramm-Leach-Bliley Act and applicable regulations thereunder. The implementing regulations require all financial institutions (including us under the Federal Trade Commission safeguards rule) to develop, implement and maintain a written, comprehensive information security program that contains administrative, technical, and physical safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of any customer information at issue. In addition, a number of U.S. states have enacted security breach legislation, requiring varying levels of consumer notification in the event of a security breach, and several other states are considering similar legislation. In Europe, the European Parliament and Council passed the European Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. The directive has been implemented through local laws regulating data protection in European Union member states to which we and our customers are subject. The directive establishes general principles with regard to the processing of personal data, including the legal grounds for processing, the rights of individuals with regard to their personal data, restrictions on transfers of the personal data outside the European Economic Area, and the obligation of the controller of that information to take the necessary technical and organizational measures to protect personal data.

MasterCard and other participants in the payment industry are also subject to the regulatory requirements of Section 352(a) of the USA PATRIOT Act, which has required MasterCard to create and implement a comprehensive anti-money laundering program and has imposed similar requirements on some of our customers. Our anti-money laundering program must, at a minimum, include the designation of a compliance officer, provide for the training of employees regarding anti-money laundering responsibilities, provide internal policies, procedures, and controls to mitigate money laundering risks, and be independently audited.

We are also subject to regulations imposed by the U.S. Treasury Office of Foreign Assets Control (OFAC). While MasterCard has no business operations, subsidiaries or affiliated entities in Syria, Iran, Sudan, North Korea, Cuba or Libya, a limited number of financial institutions are licensed by MasterCard to issue cards or acquire merchant transactions in certain of these countries, which have each been identified by the U.S. State Department as terrorist-sponsoring states and are subject to OFAC restrictions. Our reputation may suffer due to our association with these countries, which in turn could have a material adverse effect on the valuation of our stock. Further, certain U.S. states have recently enacted legislation regarding investments by pension funds and other retirement systems in companies that have business activities or contacts with countries that have been identified as terrorist-sponsoring states and similar legislation may be pending in other states. As a result, pension funds and other retirement systems may be subject to reporting requirements with respect to investments in companies such as ours or may be subject to limits or prohibitions with respect to those investments that may materially and adversely affect our stock price.

In addition, in 2004, regulations implementing the Fair and Accurate Credit Transactions Act, were issued that, among other things, make permanent the preemptive effect of several provisions of the Fair Credit Reporting Act that could have a material impact on our customers’ businesses. Additional implementing regulations are anticipated later this year. One such regulation pertaining to “risk-based pricing” could have a significant impact on the application process for credit cards, resulting in increased costs of issuance and/or a decrease in the flexibility of card issuers to set the price of credit. There is also increasing scrutiny among regulators and Congress with respect to our customers’ pricing of credit and their underwriting standards. Any legislative or regulatory restrictions on our customers’ ability to price credit freely could result in reduced amounts of credit available to consumers, and therefore potentially reduce our transaction volume and revenues.

The U.S. Congress is also presently considering regulatory initiatives in the areas of Internet gambling, Internet prescription drug purchases, copyright and trademark infringement, and privacy, among others, that could impose additional compliance burdens on us or our customers. Most U.S. states are considering a variety of similar legislation. If implemented, these initiatives could require us or our customers to monitor, filter, restrict, or otherwise oversee various categories of payment card transactions, thereby increasing our costs or decreasing our transaction volumes. Various regulatory agencies are also considering regulations covering identity theft, account management guidelines, privacy, disclosure rules, security, and marketing that would impact our customers directly. Many of these topics are a result of increased scrutiny of the underwriting standards of our customers. These new requirements may restrict the ability of our customers to extend credit through the use of payment cards, which could decrease the number of transactions using our cards. In some circumstances, new regulations could have the effect of limiting our customers’ ability to offer new types of payment programs or restricting their ability to offer our existing programs such as stored value cards, which could materially and adversely reduce our revenues and revenue growth.

In addition to the review of interchange fees, regulators in the United States and elsewhere are considering a variety of proposals to address such matters as privacy, data use, disclosure rules that, if implemented, could adversely impact our business and our prospects, or the businesses of our customers. For a discussion of certain risks associated with these and other regulatory initiatives, see “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks—The payments industry is generally the subject of increasing global regulatory focus, which may impose costly new compliance burdens and costs on us and our customers and lead to decreased transaction volumes through our systems” and “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks—Existing and proposed regulation in the areas of consumer privacy and data use and security could decrease the number of payment cards and could increase our costs.”

Outside of the United States, a number of jurisdictions have implemented legal frameworks to regulate their domestic payments systems. For example, regulators in Mexico, Colombia, Singapore and Malaysia have been given statutory authority to regulate certain aspects of the payments systems in those countries. In the case of Singapore and Malaysia, one of the main policies behind the regulations is to protect the stability of the financial systems of those countries. In Malaysia, there is presently no further requirement other than registration and the supply of information. In Singapore, MasterCard does not fall into the ambit of active regulation at present but we may be required to supply information to the regulators in the future.

Employees

As of September 30, 2005, we employed approximately 4,200 persons, of which approximately 1,400 were employed outside the United States. We consider our relationship with our employees to be good.

Properties

As of September 30, 2005, MasterCard and its subsidiaries owned or leased 57 properties. We own our corporate headquarters, a three-story, 472,600 square foot building located in Purchase, New York. There is no outstanding debt on this building. Our principal technology and operations center is a 528,000 square foot leased facility located in O’Fallon, Missouri, known as “Winghaven.” The term of the lease on this facility is 10 years, which commenced on August 31, 1999. See Note 12 to our annual consolidated financial statements for a description of the lease arrangement. Our leased properties in the United States are located in 11 states and in the District of Columbia. We also lease properties in 37 other countries. These facilities primarily consist of corporate and regional offices, as well as our operations centers.

We believe that our facilities are suitable and adequate for the business that we currently conduct. However, we periodically review our space requirements and may acquire new space to meet the needs of our business, or consolidate and dispose of facilities that are no longer required.

Legal Proceedings

We are a party to legal proceedings with respect to a variety of matters in the ordinary course of business. Some of these proceedings involve complex claims that are subject to substantial uncertainties and unspecified damages, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Accordingly, we have not established reserves for any of these proceedings other than for the currency conversion litigations. Except for those matters described below, we do not believe that any legal proceedings to which we are a party would have a material impact on our results of operations, financial position, or cash flows. Although we believe that we have strong defenses for the litigations described below, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations, financial position or cash flows. Such charges, particularly in the event we may be found liable in a large class-action lawsuit or on the basis of a claim entitling the plaintiff to treble damages or under which we were jointly and severally liable, could be significant and could materially and adversely affect our results of operations, cash flow and financial condition and result in a significant reduction in the value, or the loss, of your investment. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks.”

Department of Justice Antitrust Litigation and Related Private Litigation

In October 1998, the U.S. Department of Justice (“DOJ”) filed suit against MasterCard International, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that both MasterCard’s and Visa’s governance structure and policies violated U.S. federal antitrust laws. First, the DOJ claimed that “dual governance”—the situation where a financial institution has a representative on the board of directors of MasterCard or Visa while a portion of its card portfolio is issued under the brand of the other association—was anti-competitive and acted to limit innovation within the payment card industry. Second, the DOJ challenged MasterCard’s Competitive Programs Policy (“CPP”) and a Visa bylaw provision that prohibited financial institutions participating in the respective associations from issuing competing proprietary payment cards (such as American Express or Discover). The DOJ alleged that MasterCard’s CPP and Visa’s bylaw provision acted to restrain competition.

On October 9, 2001, the District Court judge issued an opinion upholding the legality and pro-competitive nature of dual governance. However, the judge also held that MasterCard’s CPP and the Visa bylaw constituted unlawful restraints of trade under the federal antitrust laws.

On November 26, 2001, the judge issued a final judgment that ordered MasterCard to repeal the CPP insofar as it applies to issuers and enjoined MasterCard from enacting or enforcing any bylaw, rule, policy or practice that prohibits its issuers from issuing general purpose credit or debit cards in the United States on any other general purpose card network. The final judgment also provides that from the effective date of the final judgment (October 15, 2004) until October 15, 2006, MasterCard is required to permit any issuer with which it entered into such an agreement prior to the effective date of the final judgment to terminate that agreement without penalty, provided that the reason for the termination is to permit the issuer to enter into an agreement with American Express or Discover. The final judgment imposes parallel requirements on Visa.

MasterCard appealed the judge’s ruling with respect to the CPP. On September 17, 2003, a three-judge panel of the Second Circuit issued its decision upholding the District Court’s decision. On October 4, 2004, the Supreme Court denied MasterCard’s petition for certiorari, thereby exhausting all avenues for further appeal in this case. Thereafter, the parties agreed that October 15, 2004 would serve as the effective date of the final judgment.

In addition, on September 18, 2003, MasterCard filed a motion before the District Court judge in this case seeking to enjoin Visa, pending completion of the appellate process, from enforcing a newly-enacted bylaw requiring Visa’s 100 largest issuers of debit cards in the United States to pay a so-called “settlement service” fee if they reduce their Visa debit volume by more than 10%. This bylaw was later modified to clarify that the settlement service fee would only be imposed if an issuer shifted its portfolio of debit cards to MasterCard. Visa implemented this bylaw provision following the settlement of the U.S. merchant lawsuit described under the heading “U.S. Merchant Opt Out and Consumer Litigations” below. MasterCard believes that this bylaw is punitive and inconsistent with the final judgment in the DOJ litigation. On January 10, 2005, MasterCard moved before the District Court to enforce the terms of the final judgment and sought an order enjoining Visa from enforcing or maintaining its settlement service fee bylaw. In addition, MasterCard requested that the Court permit Visa’s largest 100 debit issuers to rescind any debit issuance agreements they entered into with Visa while the settlement service fee was in effect. The motion was fully briefed on June 3, 2005. On August 18, 2005, the Court issued an order appointing a special master to conduct an evidentiary hearing and then issue a report and recommendation as to whether the settlement service fee violates the Court’s final judgment. The special master has scheduled a hearing on this motion for December 5, 2005. If MasterCard is unsuccessful and Visa is permitted to impose this settlement service fee on issuers of debit cards according to this bylaw, it could inhibit the growth of our debit business. At this time it is not possible to determine the ultimate resolution of this matter.

On October 4, 2004, Discover Financial Services, Inc. filed a complaint against MasterCard, Visa U.S.A., Inc. and Visa International Incorporated. The complaint was filed in the U.S. District Court for the Southern District of New York and was designated as a related case to the DOJ litigation, and was assigned to the same judge who issued the DOJ decision described above. The complaint alleges that the implementation and enforcement of MasterCard’s CPP and Visa’s bylaw provision as well as MasterCard’s “Honor All Cards” rule (and a similar Visa rule), which require merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card, violated Sections 1 and 2 of the Sherman Act as well as California’s Unfair Competition Act in an alleged market for general purpose card network services and a debit card market. The complaint also challenged MasterCard’s “no surcharge rule” (and a similar Visa rule) under the same statutes. On December 10, 2004, MasterCard moved to dismiss the complaint in its entirety for failure to state a claim. In lieu of filing its opposition papers to MasterCard’s motion, Discover filed an amended complaint on January 7,

2005. In the amended complaint, Discover dropped some of its claims, including its challenge against the no surcharge rule and its claims under California’s Unfair Competition Act, but continued to allege that the implementation and enforcement of MasterCard’s CPP, Visa’s bylaw provision and the Honor All Cards rule violated Sections 1 and 2 of the Sherman Act. Discover requested that the District Court apply collateral estoppel with respect to its final judgment in the DOJ litigation and enter an order that the CPP and Visa’s bylaw provision have injured competition and caused injury to Discover. Discover seeks treble damages in an amount to be proved at trial along with attorneys’ fees and costs. On February 7, 2005, MasterCard moved to dismiss Discover’s amended complaint in its entirety for failure to state a claim. On April 14, 2005, the Court denied, at this stage in the litigation, Discover’s request to give collateral estoppel effect to the findings in the DOJ litigation. However, the Court indicated that Discover may refile a motion for collateral estoppel after discovery. Under the doctrine of collateral estoppel, a court has the discretion to preclude one or more issues from being relitigated in a subsequent action but only if (1) those issues are identical to issues actually litigated and determined in the prior action, (2) the issues were necessary to the prior judgment, and (3) the party to be estopped had a full and fair opportunity to litigate those issues in the prior action. Accordingly, if the Court were to give effect to collateral estoppel on one or more issues in the future, then significant elements of plaintiff’s claims would be established, thereby making it more likely that we would be found liable. In addition, that same day and in subsequent rulings, with respect to the market for general purpose card network services, the Court denied MasterCard’s motion to dismiss Discover’s Section 1 conspiracy to restrain trade and Section 2 conspiracy to monopolize or maintain a monopoly claims that were based upon the conduct described above. On October 24, 2005, the Court granted MasterCard’s motion to dismiss Discover’s Section 2 monopolization and attempted monopolization claims against MasterCard. On November 9, 2005, the Court denied MasterCard’s motion to dismiss Discover’s claims based upon effects in an alleged debit market. The parties will now submit discovery proposals to the Court in the matter. At this time it is not possible to determine the ultimate resolution of, or estimate the liability related to, the Discover litigation. No provision for losses has been provided in connection with this matter.

On November 15, 2004, American Express filed a complaint against MasterCard, Visa and eight member banks, including JP Morgan Chase & Co., Bank of America Corp., Capital One Financial Corp., U.S. Bancorp, Household International Inc., Wells Fargo & Co., Providian Financial Corp. and USAA Federal Savings Bank. The complaint, which was filed in the U.S. District Court for the Southern District of New York, was designated as a related case to the DOJ litigation and was assigned to the same judge. The complaint alleges that the implementation and enforcement of MasterCard’s CPP and Visa’s bylaw provision violated Sections 1 and 2 of the Sherman Act in an alleged market for general purpose card network services and a market for debit card network services. American Express seeks treble damages in an amount to be proved at trial, along with attorneys’ fees and costs. On January 14, 2005, MasterCard filed a motion to dismiss the complaint for failure to state a claim. On April 14, 2005, the District Court denied, at this stage in the litigation, American Express’ request to give collateral estoppel effect to the findings in the DOJ litigation. However, the Court indicated that American Express may refile a motion for collateral estoppel after discovery. American Express also requested that the Court apply collateral estoppel with respect to its final judgment in the DOJ litigation. As with the lawsuit brought by Discover that is described in the preceding paragraph, if the Court were to give effect to collateral estoppel on one or more issues in the future, then significant elements of plaintiff’s claims would be established, thereby making it more likely that we would be found liable. In addition, that same day and in subsequent rulings, the Court denied MasterCard’s motion to dismiss American Express’ Section 1 conspiracy to restrain trade claims and Section 2 conspiracy to monopolize claims that were based upon the conduct described above. On November 9, 2005, the Court denied MasterCard’s motion to dismiss American Express’ conspiracy to restrain trade claims in the alleged market for debit card network services. The parties will now submit discovery proposals to the Court in the matter. At this time it is not possible to determine the ultimate resolution of, or estimate the liability related to, this matter. No provision for losses has been provided in connection with the American Express litigation.

Currency Conversion Litigations

MasterCard International, together with Visa U.S.A., Inc. and Visa International Corp., are defendants in a state court lawsuit in California. The lawsuit alleges that MasterCard and Visa wrongfully imposed an asserted one percent currency conversion “fee” on every credit card transaction by U.S. MasterCard and Visa cardholders involving the purchase of goods or services in a foreign country, and that such alleged “fee” is unlawful. This action, titled Schwartz v. Visa Int’l Corp., et al., was brought in the Superior Court of California in February 2000, purportedly on behalf of the general public. Trial of the Schwartz matter commenced on May 20, 2002 and concluded on November 27, 2002. The Schwartz action claims that the alleged “fee” grossly exceeds any costs the defendants might incur in connection with currency conversions relating to credit card purchase transactions made in foreign countries and is not properly disclosed to cardholders. MasterCard denies these allegations.

On April 8, 2003, the trial court judge issued a final decision in the Schwartz matter. In his decision, the trial judge found that MasterCard’s currency conversion process does not violate the Truth in Lending Act or regulations, nor is it unconscionably priced under California law. However, the judge found that the practice is deceptive under California law, and ordered that MasterCard mandate that members disclose the currency conversion process to cardholders in cardholder agreements, applications, solicitations and monthly billing statements. As to MasterCard, the judge also ordered restitution to California cardholders. The judge issued a decision on restitution on September 19, 2003, which requires a traditional notice and claims process in which consumers have approximately six months to submit their claims. The court issued its final judgment on October 31, 2003. On December 29, 2003, MasterCard appealed the judgment. The final judgment and restitution process have been stayed pending MasterCard’s appeal. On August 6, 2004 the court awarded plaintiff’s attorneys’ fees in the amount of $28.2 million to be paid equally by MasterCard and Visa. Accordingly, during the three months ended September 30, 2004, MasterCard accrued amounts totaling $14.1 million which are included in U.S. Merchant Lawsuit and Other Legal Settlements in the Consolidated Statements of Operations (see Note 12 to our interim consolidated financial statements). MasterCard subsequently filed a notice of appeal on the attorneys’ fee award on October 1, 2004. With respect to restitution, MasterCard believes that it is likely to prevail on appeal. In February 2005, MasterCard filed an appeal regarding the applicability of Proposition 64, which amended sections 17203 and 17204 of the California Business and Professions Code, to this action. Oral argument on the Proposition 64 appeal took place on July 18, 2005 and on September 28, 2005, the appellate court reversed the trial court, finding that the plaintiff lacked standing to pursue the action in light of Proposition 64. The case will be returned to the trial court to determine whether further proceedings are appropriate. Plaintiff filed a petition for review with the California Supreme Court on November 7, 2005.

In addition, MasterCard has been served with complaints in state courts in New York, Arizona, Texas, Florida, Arkansas, Illinois, Tennessee, Michigan, Pennsylvania, Ohio, Minnesota and Missouri seeking to, in effect, extend the judge’s decision in the Schwartz matter to MasterCard cardholders outside of California. Some of these cases have been transferred to the U.S. District Court for the Southern District of New York and combined with the federal complaints in MDL No. 1409 discussed below. In other state court cases, MasterCard has moved to dismiss the claims. On February 1, 2005 a Michigan action was dismissed with prejudice and on April 12, 2005, the plaintiff agreed to withdraw his appeal of that decision. On June 24, 2005, a Minnesota action was dismissed with prejudice; however, plaintiff filed an amended complaint on September 15, 2005. On August 31, 2005, an Illinois action was dismissed with prejudice; plaintiff filed a notice of appeal. On September 7, 2005, a Texas state court granted MasterCard’s motion to arbitrate, and plaintiff subsequently filed notice that he was withdrawing his lawsuit against MasterCard for all claims. MasterCard has also been served with complaints in state courts in California, Texas and New York alleging it wrongfully imposed an asserted one percent currency conversion “fee” in every debit card transaction by U.S. MasterCard cardholders involving the purchase of goods or services in a foreign country and that such alleged “fee” is unlawful. Visa USA, Inc. and Visa International Corp. have been named as co-defendants in the California cases. One such Texas case was dismissed voluntarily by plaintiffs.

MasterCard International, Visa U.S.A., Inc., Visa International Corp., several member banks including Citibank (South Dakota), N.A., Citibank (Nevada), N.A., Chase Manhattan Bank USA, N.A., Bank of America, N.A. (USA), MBNA, and Diners Club are also defendants in a number of federal putative class actions that allege, among other things, violations of federal antitrust laws based on the asserted one percent currency conversion “fee.” Pursuant to an order of the Judicial Panel on Multidistrict Litigation, the federal complaints have been consolidated in MDL No. 1409 before Judge William H. Pauley III in the U.S. District Court for the Southern District of New York. In January 2002, the federal plaintiffs filed a Consolidated Amended Complaint (“MDL Complaint”) adding MBNA Corporation and MBNA America Bank, N.A. as defendants. This pleading asserts two theories of antitrust conspiracy under Section 1 of the Sherman Act: (i) an alleged “inter-association” conspiracy among MasterCard (together with its members), Visa (together with its members) and Diners Club to fix currency conversion “fees” allegedly charged to cardholders of “no less than 1% of the transaction amount and frequently more;” and (ii) two alleged “intra-association” conspiracies, whereby each of Visa and MasterCard is claimed separately to have conspired with its members to fix currency conversion “fees” allegedly charged to cardholders of “no less than 1% of the transaction amount” and “to facilitate and encourage institution—and collection—of second tier currency conversion surcharges.” The MDL Complaint also asserts that the alleged currency conversion “fees” have not been disclosed as required by the Truth in Lending Act and Regulation Z.

Defendants have moved to dismiss the MDL Complaint. On July 3, 2003, Judge Pauley issued a decision granting MasterCard’s motion to dismiss in part. Judge Pauley dismissed the Truth in Lending claims in their entirety as against MasterCard, Visa and several of the member bank defendants. Judge Pauley did not dismiss the antitrust claims. Fact and expert discovery in this matter have closed. On November 12, 2003 plaintiffs filed a motion for class certification, which was granted on October 15, 2004. On March 9, 2005, Judge Pauley issued a decision on defendants’ motion to reconsider the class certification decision. The Judge ruled that the arbitration provisions in the cardholder agreements of member bank defendants, Bank One, MBNA, Providian, Household and Bank of America are valid as to those respective banks and MasterCard and, consequently, cardholders of those banks can no longer participate in the class action certified in his earlier decision and must pursue any claims through arbitration. Plaintiffs moved for further reconsideration, which was denied by Judge Pauley on June 16, 2005. In addition, Judge Pauley declined to give effect to the arbitration clauses in the Citibank and Chase cardholder agreements; both banks have appealed that decision. Briefing on the appeal is still ongoing. The trial date has been set for May 15, 2006.

Based upon litigation developments and settlement negotiations in these currency conversion cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” MasterCard recorded an additional $48 million of legal reserves in September 2005. As a result of this additional reserve, MasterCard has now established total legal reserves of $62 million in connection with these currency conversion cases. Based on future developments, this estimate may be revised. At this time, it is not possible to determine the ultimate resolutions of these matters.

Merchant Chargeback-Related Litigations

On May 12, 2003, a complaint alleging violations of federal and state antitrust laws, breach of contract, fraud and other theories was filed in the U.S. District Court for the Central District of California (Los Angeles) against MasterCard by a merchant aggregator whose customers include businesses selling adult entertainment content over the Internet. The complaint’s allegations focus on MasterCard’s past and potential future assessments on the plaintiff’s merchant bank (acquirer) for exceeding excessive chargeback standards in connection with the plaintiff’s transaction activity as well as the effect of MasterCard’s chargeback rules and other practices on “card-not-present” merchants. Chargebacks refer to a situation where a transaction is returned, or charged back, to an acquirer by an issuer at the request of cardholders or for other reasons. Prior to MasterCard filing any motion or responsive pleading, the plaintiff filed a voluntary notice of dismissal without prejudice on December 5, 2003. On the same date, the plaintiff filed a complaint in the U.S. District Court for the Eastern District of New York making similar allegations to those made in its initial California complaint. MasterCard moved to dismiss all of the claims in the complaint for failure to state a cause of action. On March 30, 2005 the judge granted MasterCard’s motion and dismissed all of the claims in the complaint. On April 11, 2005, the plaintiff filed a notice of appeal of the district court’s order. The Second Circuit has scheduled oral argument on the appeal for November 22, 2005.

In addition, on June 6, 2003, an action titled California Law Institute v. Visa U.S.A., et al. was initiated against MasterCard and Visa U.S.A., Inc. in the Superior Court of California, purportedly on behalf of the general public. Plaintiff seeks disgorgement, restitution and injunctive relief for unlawful and unfair business practices in violation of California Unfair Trade Practices Act Section 17200, et. seq. Plaintiff purportedly alleges that MasterCard’s (and Visa’s) chargeback fees are unfair and punitive in nature. Plaintiff seeks injunctive relief preventing MasterCard from continuing to engage in its chargeback practices and requiring MasterCard to provide restitution and/or disgorgement for monies improperly obtained by virtue of them. On June 10, 2005, MasterCard filed a motion requesting that the Court bifurcate and decide certain dispositive issues to be tried separately. On October 17, 2005, MasterCard and the other defendants notified the court that they had discovered that plaintiff had been suspended by the California Secretary of State’s office, apparently for failure to pay taxes, and, therefore, is not authorized to transact any business, including participating in litigation. On October 18, 2005, the court determined that it could not proceed with the bifurcated trial proceeding while plaintiff is suspended. MasterCard and the other defendants notified the court of their intention to move for judgment on the pleadings based on the suspension, and the court scheduled a hearing on this issue for December 8, 2005.

On September 20, 2004, MasterCard was served with a complaint titled PSW Inc. v. Visa U.S.A., Inc, MasterCard International Incorporated, et. al., No. 04-347, in the District Court of Rhode Island. The plaintiff, as alleged in the complaint, provided credit card billing services primarily for adult content web sites. The plaintiff alleges defendants’ excessive chargeback standards, exclusionary rules, merchant registration programs, cross-border acquiring rules and interchange pricing to internet merchants violate federal and state antitrust laws as well as state contract and tort law. The plaintiff seeks $60 million in compensatory damages as well as $180 million in punitive damages. On November 24, 2004, MasterCard moved to dismiss the complaint. Prior to the court ruling on MasterCard’s motion to dismiss, plaintiff filed an amended complaint on April 6, 2005. This complaint generally mirrors the original complaint but includes additional causes of action based on the purported deprivation of plaintiff’s rights under the First Amendment of the U.S. Constitution. On May 20, 2005, MasterCard moved to dismiss all of PSW’s claims in the complaint for failure to state a claim and argument on the motion was held on November 2, 2005. The parties are awaiting a ruling on the motion.

At this time it is not possible to determine the outcome of, or, except as indicated above in the PSW litigation, estimate the liability related to, the merchant chargeback-related litigations. No provision for losses has been provided in connection with these litigations.

U.S. Merchant Opt Out and Consumer Litigations

Commencing in October 1996, several class action suits were brought by a number of U.S. merchants against MasterCard International and Visa U.S.A., Inc. challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York. The plaintiffs claimed that MasterCard’s “Honor All Cards” rule (and a similar Visa rule), which required merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card, constituted an illegal tying arrangement in violation of Section 1 of the Sherman Act. Plaintiffs claimed that MasterCard and Visa unlawfully tied acceptance of debit cards to acceptance of credit cards. The plaintiffs also claimed that MasterCard and Visa conspired to monopolize what they characterized as the point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payment systems. On June 4, 2003, MasterCard International signed a settlement agreement to settle the claims brought by the plaintiffs in this matter, which the Court approved on December 19, 2003. For a description of the settlement agreement, see Note 12 to our interim consolidated financial statements. A number of class members have appealed the District Court’s approval of the settlement. These appeals largely focused on the court’s attorneys’ fees award as well on the court’s ruling on the scope of the release set forth in the settlement agreement. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the settlement agreement. Accordingly, the settlement is now final.

Several lawsuits were commenced by merchants who opted not to participate in the plaintiff class in the U.S. merchant lawsuit, including Best Buy Stores, CVS, Giant Eagle, Home Depot, Toys “R” Us and Darden Restaurants (collectively, the “Opt Out Plaintiffs”). The majority of these cases were filed in the U.S. District Court for the Eastern District of New York. MasterCard has entered into separate settlement agreements with each of the Opt Out Plaintiffs resolving their claims against MasterCard. The District Court has entered orders dismissing with prejudice each of the Opt Out Plaintiff’s complaints against MasterCard.

In addition, individual or multiple complaints have been brought in 19 different states and the District of Columbia under state unfair competition statutes against MasterCard International (and Visa) on behalf of putative classes of consumers. The claims in these actions largely mirror the allegations made in the U.S. merchant lawsuit and assert that merchants, faced with excessive merchant discount fees, have passed these overcharges to consumers in the form of higher prices on goods and services sold. While these actions are in their early stages, MasterCard has filed motions to dismiss the complaints in a number of state courts for failure to state a cause of action. Courts in Arizona, Iowa, New York, Michigan, Minnesota, Nebraska, Maine, North Dakota, Kansas, North Carolina, South Dakota, Vermont, Wisconsin and the District of Columbia have granted MasterCard’s motions and dismissed the complaints with prejudice. Plaintiffs have appealed several of these decisions. The plaintiffs in Minnesota have filed an amended complaint on behalf of a purported class of Minnesota consumers who made purchases with debit cards rather than on behalf of all consumers. On July 12, 2005, the court granted MasterCard’s motion to dismiss the Minnesota complaint for failure to state a claim and dismissed the complaint with prejudice. The time in which the plaintiffs may appeal this decision has run. In addition, the courts in Tennessee and California have granted MasterCard’s motion to dismiss the respective state unfair competition claims but have denied MasterCard’s motions with respect to unjust enrichment claims in Tennessee and Section 17200 claims for unlawful, unfair, and/or fraudulent business practices in California. Both parties have appealed the Tennessee decisions. On October 14, 2005, the West Virginia Circuit Court denied MasterCard’s motion for summary judgment. On November 3, 2005, the Court denied MasterCard’s motion for reconsideration and/or request for permission to seek an appeal of that decision to the West Virginia Supreme Court of Appeals. The time is running for MasterCard to file a petition for a Writ of Prohibition with the West Virginia Supreme Court of Appeals, which would request that the Court of Appeals accept for review the West Virginia Circuit Court’s denial of MasterCard’s motion for summary judgment. MasterCard is awaiting decisions on its motions to dismiss in the other state courts.

On March 14, 2005, MasterCard was served with a complaint that was filed in Ohio state court on behalf of a putative class of consumers under Ohio state unfair competition law. The claims in this action mirror those in the consumer actions described above but also name as co-defendants a purported class of merchants who were class members in the U.S. merchant lawsuit. Plaintiffs allege that Visa, MasterCard and the class members of the U.S. merchant lawsuit conspired to attempt to monopolize the debit card market by tying debit card acceptance to credit card acceptance. On October 7, 2005, plaintiffs filed a voluntary notice of dismissal of their complaint.

On April 29, 2005, a complaint was filed in California state court on behalf of a putative class of consumers under California unfair competition law and the Cartwright Act. The claims in this action seek to piggyback on the portion of the DOJ antitrust litigation in which the United States District Court for the Southern District of New York found that MasterCard’s CPP and Visa’s bylaw constitute unlawful restraints of trade under the federal antitrust laws. See “—Department of Justice Antitrust Litigation and Related Private Litigation.” On July 15, 2005, MasterCard and Visa jointly moved to dismiss plaintiffs’ claims for failure to state a claim. On November 2, 2005, the court dismissed the complaint but provided plaintiffs until December 2, 2005 to file an amended complaint.

At this time, it is not possible to determine the outcome of, or estimate the liability related to, these consumer cases and no provision for losses has been provided in connection with them. The consumer class actions are not covered by the terms of the settlement agreement in the U.S. merchant lawsuit.

Global Interchange Proceedings

Interchange fees represent a sharing of payment system costs among the financial institutions participating in a four-party payment card system such as MasterCard’s. Typically, interchange fees are paid by the merchant bank (the “acquirer”) to the cardholder bank (the “issuer”) in connection with transactions initiated with the payment system’s cards. These fees reimburse the issuer for a portion of the costs incurred by it in providing services which are of benefit to all participants in the system, including acquirers and merchants. MasterCard or its members establish a multilateral interchange fee (“MIF”) in certain circumstances as a default fee that applies when there is no other interchange fee arrangement between the issuer and the acquirer. MasterCard establishes a variety of MIF rates depending on such considerations as the location and the type of transaction, and collects the MIF on behalf of the institutions entitled to receive it and remits the MIF to eligible institutions. As described more fully below, MasterCard or its members’ MIFs are subject to regulatory or legal review and/or challenges in a number of jurisdictions. At this time, it is not possible to determine the ultimate resolution of, or estimate the liability related to, any of the interchange proceedings described below. No provision for losses has been provided in connection with them. See “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks—Interchange fees are subject to increasingly intense legal and regulatory scrutiny worldwide, which may have a material adverse impact on our revenue, our prospects for future growth and our overall business.”

European Union.    In September 2000, the European Commission issued a “Statement of Objections” challenging Visa International’s cross-border MIF under European Community competition rules. On July 24, 2002, the European Commission announced its decision to exempt the Visa MIF from these rules based on certain changes proposed by Visa to its MIF. Among other things, in connection with the exemption order, Visa agreed to adopt a cost-based methodology for calculating its MIF similar to the methodology employed by MasterCard, which considers the costs of certain specified services provided by issuers, and to reduce its MIF rates for debit and credit transactions to amounts at or below certain specified levels.

On September 25, 2003, the European Commission issued a Statement of Objections challenging MasterCard Europe’s cross-border MIF. MasterCard Europe filed its response to this Statement of Objections on January 5, 2004. On June 13, 2005 the European Commission announced a “sector inquiry” into the financial services industry, which MasterCard understands includes an investigation of interchange fees. The sector inquiry is ongoing.

The European Commission recently informed MasterCard Europe that it intends to issue a supplemental Statement of Objections in the near future. Following this, the European Commission could issue a prohibition decision ordering MasterCard to change the manner in which it calculates its cross-border MIF. MasterCard Europe could appeal such a decision to the European Court of Justice. Because the cross-border MIF constitutes an essential element of MasterCard Europe’s operations, changes to it could significantly impact MasterCard International’s European members and MasterCard Europe’s business. In addition, a negative decision by the European Commission could lead to the filing of private actions against MasterCard Europe by merchants seeking substantial damages.

United Kingdom Office of Fair Trading.    On September 25, 2001, the Office of Fair Trading of the United Kingdom (“OFT”) issued a Rule 14 Notice under the U.K. Competition Act 1998 challenging the MasterCard MIF, the fee paid by acquirers to issuers in connection with point of sale transactions, and multilateral service fee (“MSF”), the fee paid by issuers to acquirers when a customer uses a MasterCard-branded card in the United Kingdom either at an ATM or over the counter to obtain a cash advance. Until November 2004, the MIF and MSF were established by MasterCard U.K. Members Forum Limited (“MMF”) (formerly MasterCard Europay U.K. Ltd. (“MEPUK”)) for domestic credit card transactions in the United Kingdom. The notice contained preliminary conclusions to the effect that the MasterCard U.K. MIF and MSF may infringe U.K. competition law and do not qualify for an exemption in their present forms. On February 11, 2003, the OFT issued a supplemental Rule 14 Notice, which also contained preliminary conclusions challenging MasterCard’s U.K. MIF under the Competition Act. On November 10, 2004, the OFT issued a third notice (now called a Statement of Objections) claiming that the MIF infringes U.K. and European Union competition law.

On November 18, 2004, MasterCard’s board of directors adopted a resolution withdrawing the authority of the U.K. members to set domestic MasterCard MIFs and MSFs and conferring such authority exclusively on MasterCard’s President and Chief Executive Officer.

On September 6, 2005, the OFT issued its decision, concluding that MasterCard’s U.K. MIFs contravene U.K. and European Union competition law. The OFT decided not to impose penalties on MasterCard or MMF. On November 4, 2005, MasterCard and MMF appealed the OFT’s decision to the U.K. Competition Appeals Tribunal. In addition, referencing the November 18, 2004 change described above, the OFT has stated that it will commence a new investigation of MasterCard’s current U.K. MIFs and, if it determines that they contravene U.K. and European Union competition law, it will issue a new decision and possibly levy fines accruing from the date of its first decision. MasterCard would likely appeal a negative decision by the OFT in any future proceeding to the Competition Appeals Tribunal.

Because the MIF constitutes an essential element of MasterCard’s U.K. operations, the OFT’s decision, if it is upheld on appeal, could have a significant adverse impact on MasterCard’s U.K. members and on MasterCard’s competitive position and overall business in the U.K. In addition, the OFT’s decision could lead to the filing of private actions against MasterCard by merchants which, if our anticipated appeal of the OFT’s decision fails, could result in an award of substantial damages.

United States.    In July 2002, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against MasterCard International, Visa U.S.A., Inc., Visa International Corp. and several member banks in California alleging, among other things, that MasterCard’s and Visa’s interchange fees contravene the Sherman Act. The suit seeks treble damages in an unspecified amount, attorneys’ fees and injunctive relief, including the divestiture of bank ownership of MasterCard and Visa, and the elimination of MasterCard and Visa marketing activities. On March 4, 2004, the court dismissed the lawsuit with prejudice in reliance upon the approval of the settlement agreement in the U.S. merchant lawsuit by the U.S. District Court for the Eastern District of New York, which held that the settlement and release in that case extinguished the claims brought by the merchant group in the present case. The plaintiffs have appealed the U.S. District Court for the Eastern District of New York’s approval of the U.S. merchant lawsuit settlement and release to the Second Circuit Court of Appeals and have also appealed the U.S. District Court for the Northern District of California’s dismissal of the present lawsuit to the Ninth Circuit Court of Appeals. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the U.S. merchant lawsuit settlement agreement, including the District

Court’s finding that the settlement and release extinguished such claims. Plaintiffs did not seek certiorari of the Second Circuit’s decision with the U.S. Supreme Court. The appeal to the Ninth Circuit is currently pending and oral argument has been scheduled for December 7, 2005.

On October 8, 2004, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against MasterCard International, Visa U.S.A., Inc., Visa International Corp. and several member banks in California alleging, among other things, that MasterCard’s and Visa’s interchange fees contravene the Sherman Act and the Clayton Act. The complaint contains similar allegations to those brought in the interchange case described in the preceding paragraph, and plaintiffs have designated it as a related case. The plaintiffs seek damages and an injunction against MasterCard (and Visa) setting interchange and engaging in “joint marketing activities,” which plaintiffs allege include the purported negotiation of merchant discount rates with certain merchants. On November 19, 2004, MasterCard filed an answer to the complaint. The plaintiffs filed an amended complaint on April 25, 2005. MasterCard moved to dismiss the claims in the complaint for failure to state a claim and, in the alternative, also moved for summary judgment with respect to certain of the claims. On July 25, 2005, the court issued an order granting MasterCard’s motion to dismiss and dismissed the complaint with prejudice. On August 10, 2005, the plaintiffs filed a notice of appeal. Plaintiffs’ opening appeal brief is currently scheduled to be filed on November 28, 2005.

On June 22, 2005, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court of Connecticut against MasterCard International Incorporated, Visa U.S.A., Inc. Visa International Service Association and a number of member banks alleging, among other things, that MasterCard’s and Visa’s purported setting of interchange fees violates Section 1 of the Sherman Act. In addition, the complaint alleges MasterCard’s and Visa’s purported tying and bundling of transaction fees also constitutes a violation of Section 1 of the Sherman Act. The suit seeks treble damages in an unspecified amount, attorneys’ fees and injunctive relief. Since the filing of this complaint, there have been approximately forty similar complaints (the majority styled as class actions although a few complaints are on behalf of individual plaintiffs) filed on behalf of merchants against MasterCard and Visa (and in some cases, certain member banks) in federal courts in California, New York, Wisconsin, Pennsylvania, New Jersey, Ohio, Kentucky and Connecticut. The claims in these complaints are generally brought under Sections 1 and 2 of the Sherman Act. Specifically, the complaints contain some or all of the following claims: (i) that MasterCard’s and Visa’s interchange fees violate Section 1 of the Sherman Act; (ii) that MasterCard and Visa have enacted and enforced various rules, including the no surcharge rule, in violation of Section 1 or 2 of the Sherman Act; (iii) that MasterCard’s and Visa’s purported bundling of the acceptance of premium credit cards to standard credit cards constitutes an unlawful tying arrangement; (iv) that MasterCard’s and Visa’s purported bundling of the acceptance of commercial cards to consumer credit cards constitutes an unlawful tying arrangement; and (v) that MasterCard and Visa have unlawfully tied and bundled transaction fees. In addition to the claims brought under federal antitrust law, some of these complaints contain certain state law consumer protection and common law claims based upon the same conduct described above, and some of the complaints allege that the claims in these actions are not barred by the settlement agreement in the U.S. merchant lawsuit. See Note 12 to our interim consolidated financial statements. These interchange-related litigations also seek treble damages in an unspecified amount (although several of the complaints allege that the plaintiffs expect that damages will range in the tens of billions of dollars), as well as attorneys’ fees and injunctive relief. On October 19, 2005, the Judicial Panel on Multidistrict Litigation issued an order transferring these cases to Judge Gleeson of the U.S. District Court for the Eastern District of New York for coordination of pre-trial proceedings. MasterCard currently has until December 19, 2005 to respond to the complaints.

At this time it is not possible to determine the outcome of, or estimate the liability related to, these interchange-related litigations. No provisions for losses have been provided in connection with these litigations.

Other Jurisdictions.    In Spain, the Competition Tribunal issued a decision in April 2005 denying the interchange fee exemption applications of two of the three domestic credit and debit card processing systems and beginning the process to revoke the exemption it had previously granted to the third such system. The interchange fees set by these three processors apply to MasterCard transactions in Spain and consequently, MasterCard has appealed this decision. In addition, the Tribunal expressed views as to the appropriate manner for setting domestic interchange fees which, if implemented, would result in substantial reductions in credit and debit card interchange fees in Spain. This could have a material impact on MasterCard’s business in Spain. MasterCard is aware that regulatory authorities and/or central banks in certain other jurisdictions, including Poland, New Zealand, Portugal, Mexico, Colombia, Brazil, South Africa, Hungary and Switzerland are reviewing MasterCard’s and/or its members’ interchange fees and/or related practices and may seek to regulate the establishment of such fees and/or such practices.

Recent Plaintiff Communication

One of the plaintiffs in MasterCard’s antitrust litigations has asserted in a written communication that the damages it believes it is likely to recover in its lawsuit will exceed MasterCard’s capital and ability to pay, and that MasterCard has failed to adequately disclose to public investors in the proposed initial public offering the possibility of substantial damages judgments against MasterCard in such lawsuit and the other pending litigations against MasterCard, which the plaintiff has asserted are likely to be in the billions of dollars before trebling. The plaintiff has also requested that MasterCard not relinquish its right to assess its member banks, which the plaintiff alleged would shift the liability to public investors, and increase MasterCard’s litigation reserves to an appropriate (but unspecified) amount. MasterCard has responded to this plaintiff indicating that it disagrees with the plaintiff’s characterization of both its lawsuit and MasterCard’s financial position following the closing of the proposed initial public offering. Contrary to the plaintiff’s claims, MasterCard also believes that its litigation disclosure is materially accurate and complete and in accord with all applicable laws and regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our current directors and executive officers. Our current directors are officers of, or otherwise affiliated with, our member financial institutions. Prior to the consummation of this offering, our certificate of incorporation and bylaws will be amended to, among other things, provide that, with the exception of the directors to be elected by the holders of our Class M common stock, any person who is or has been during the prior three years a director, officer, employee, agent or representative of, or otherwise has any business relationship that is material to such person with, a member or former member of MasterCard International, or an operator, member, or licensee of any competing general purpose payment card system, or any affiliate of such person, may not serve as a director of MasterCard. Accordingly, we expect that a number of our current directors will resign. We intend to reduce the size of our board of directors and otherwise replace these directors with a geographically diverse group of persons who are independent under the rules of the New York Stock Exchange and the U.S. Securities and Exchange Commission and who have no affiliation with any of our members or any affiliate of a member. See “—Our Board of Directors After the Offering” below.

Name	Age	Position
William F. Aldinger	58	Director (U.S. Representative)
Silvio Barzi	57	Director (Europe Representative)
Donald L. Boudreau	65	Director (U.S. Representative)
Augusto M. Escalante	56	Director (Latin America and the Caribbean Representative)
Baldomero Falcones Jaquotot	59	Chairman of the Board and Director (Europe Representative)
Richard D. Fairbank	55	Director (U.S. Representative)
Bernd M. Fieseler	45	Director (Europe Representative)
Iwao Iijima	61	Director (Asia/Pacific Representative)
Michel Lucas	66	Director (Europe Representative)
Norman C. McLuskie	61	Director (Europe Representative)
Siddharth N. Mehta	47	Director (U.S. Representative)
Robert W. Pearce	50	Director (Canada Representative)
Michael T. Pratt	52	Director (Asia/Pacific Representative)
Robert W. Selander	55	President and Chief Executive Officer and Director
Tan Teong Hean	62	Director (Asia/Pacific Representative)
Jac Verhaegen	65	Director (Europe Representative)
Lance L. Weaver	51	Director (U.S. Representative)
Robert B. Willumstad	60	Vice Chairman and Director (U.S. Representative)
W. Roy Dunbar	44	President, Global Technology & Operations
Noah J. Hanft	52	General Counsel and Secretary
Alan J. Heuer	64	Chief Operating Officer
Chris A. McWilton	46	Chief Financial Officer
Michael W. Michl	60	Chief Administrative Officer
Christopher D. Thom	57	Chief Risk Officer

All of our officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

Set forth below is a brief description of the business experience of our directors and executive officers. We sometimes refer to the board of directors of MasterCard as the “Global Board of Directors” to distinguish it from our regional boards.

William F. Aldinger, age 58, is the former Chairman and Chief Executive Officer of HSBC North America Holdings Inc. Mr. Aldinger has served on the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 1998. He is a former member of MasterCard’s U.S. region board. Mr. Aldinger joined Household International in 1994, and prior to that time served in various positions at Wells Fargo Bank, including Vice Chairman. HSBC Holdings plc acquired Household International Inc. in 2003. Mr. Aldinger is a member of the boards of directors of Illinois Tool Works, Inc., AT&T, Charles Schwab Corporation and KKR Financial. He is a member of the combined boards of directors of Children’s Memorial Medical Center/Children’s Memorial Hospital and the Children’s Memorial Foundation located in Chicago. Mr. Aldinger is also a member of the board of trustees of the J.L. Kellogg Graduate School of Management and the Baruch College Fund.

Silvio Barzi, age 57, is Deputy General Manager of Unicredito Italiano and founder and Chief Executive Officer of Clarima Banca, a bank specializing in credit cards and consumer credit. Mr. Barzi was first elected to the Global Board of Directors in 2003 and serves on MasterCard’s Europe region board. Prior to joining Unicredito Italiano in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where he was responsible for the merger and integration of six Italian-based insurance companies. From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi currently serves as a director at CartaSì and SinSys.

Donald L. Boudreau, age 65, is a director of the Company. Mr. Boudreau served as Chairman Emeritus and a non-voting advisory director of MasterCard from June 2002 until November 2004. He served on the MasterCard International board of directors since 1997 and was the Chairman of the MasterCard International board of directors from April 1998 to March 2001. Mr. Boudreau retired from his position as Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank in December 2000, where he was a member of the Executive Committee. Mr. Boudreau served in a variety of positions during his 40 year career at Chase, and most recently was responsible for all of Chase’s consumer and middle market businesses. Previously, Mr. Boudreau was at various times responsible for Chase’s international businesses, was Chief Administrative Officer of Chase’s corporate business, and was responsible for establishing and managing various risk management and compliance functions at Chase. Earlier in his career, Mr. Boudreau served as chief financial officer of Chase’s consumer business. Mr. Boudreau is a member of the board of trustees of the New York Presbyterian Hospital and of New York Presbyterian Hospital System, Inc and serves as chairman of both of their audit committees.

Augusto M. Escalante, age 56, is Deputy President, Consumer Products and Marketing Areas, Banco Nacional de Mexico, S.A. Mr. Escalante has been a member of the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 2001 after having previously served on the board from April 1998 to March 1999. He is also member of MasterCard’s Latin America and Caribbean region board, for which he formerly served as Chairman. Mr. Escalante joined Banco Nacional de Mexico in 1991 and has served as Deputy President of Banco Nacional de Mexico since January 2000. At Banco Nacional de Mexico, Mr. Escalante is responsible for all consumer products, both deposit and credit, and all marketing and advertising for the Financial Group of Banco Nacional de Mexico. He was previously Deputy President, Bank Card and Electronic Services Area, and Deputy President, Consumer Loans Area of Banco Nacional de Mexico.

Baldomero Falcones Jaquotot, age 59, is Chairman of Europay España, S.A. and Chairman of the Global Board of Directors of MasterCard. He has been a member of the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997, and is a member of MasterCard’s Europe region board. Mr. Falcones joined Banco Urquijo, a predecessor of Banco Santander Central Hispano, in 1979 and has served as Senior Executive Vice President and a member of the Executive Committee of Banco Santander Central Hispano for fifteen years. Mr. Falcones also serves as Chairman of Sociedad Española de Tarjetas Inteligentes and Santander Central Hispano, Seguros y Reaseguros, S.A. He is a director of Sistema 4B.

Richard D. Fairbank, age 55, is Chairman, Chief Executive Officer and President of Capital One Financial Corporation. Capital One, headquartered in McLean, Virginia, provides credit cards and a variety of other consumer lending and banking products through its subsidiaries in the United States and internationally. Mr. Fairbank founded Capital One in 1988 as part of Virginia-based Signet Bank. He has served as Chairman and Chief Executive Officer of Capital One since it was spun off from Signet as an independent, public company in 1994. In addition, Mr. Fairbank serves as Chairman and Chief Executive Officer of Capital One Bank and Chairman of Capital One F.S.B., two of Capital One’s primary lending subsidiaries. Mr. Fairbank was first elected to the Global Board of Directors in 2003 and has served on MasterCard’s U.S. region board since 1995. He served as Chairman of MasterCard’s U.S. region board from 2002 to 2004.

Bernd M. Fieseler, age 45, is Managing Director and Member of the Executive Board of Deutscher Sparkassen- und Giroverband and is responsible for operating strategy. Mr. Fieseler has been a member of the Global Board of Directors since March 2004 and serves as a member of MasterCard’s Europe Region board and its executive committee. Before joining Deutscher Sparkassen- und Giroverband, he served as Director for Information and Operations for CC-Bank and was a member of the Executive Board of CC-Holding from 1997 until 2001. From 1995 to 1997, Mr. Fieseler was Director and Head of Organisation of BHF—Bank. Mr. Fieseler also serves as Chairman of the Board of EURO Kartensysteme Gmbh.

Iwao Iijima, age 61, is Chairman of Orient Corporation. Mr. Iijima has been a member of the Global Board of Directors since March 2004 and serves on MasterCard’s Asia/Pacific region board. From 1998 until 2003, Mr. Iijima served as Executive Vice President of the Orient Corporation. Prior to joining the Orient Corporation, Mr. Iijima served as Board Managing Director of Dai-ichi Kangyo Bank (currently Mizuho Corporate Bank & Mizhuho Bank) from June 1997.

Michel Lucas, age 66, is Général Manager of Banque Federative du Crédit Mutuel, Chairman and Chief Executive Officer of Credit Industriel et Commercial and Vice Chairman of Europay France S.A. Mr. Lucas has been a member of the Global Board of Directors since March 2004 and serves as Vice Chairman of MasterCard’s Europe region board. Mr. Lucas joined Confédération Nationale du Crédit Mutuel in 1971 and has held various positions since that time in political, technical and development areas. He is also a General Manager of Caisse Centrale du Crédit Mutuel and Groupe de Crédit Mutuel Centre Est Europe, and Chairman and General Manager of the Assurances du Crédit Mutuel. Mr. Lucas is a board member of Banque de Tunisie, BMCE, Caisses Dejardins and Banque Transaltantique.

Norman C. McLuskie, age 61, is Chairman, Retail Direct of the Royal Bank of Scotland Group. Mr. McLuskie has been a member of the Global Board of Directors since June 2002 and was first elected to the MasterCard International board of directors in 2000. He also serves on MasterCard’s Europe region board. Mr. McLuskie joined Royal Bank of Scotland in 1982. Following the acquisition of Natwest by the Royal Bank of Scotland in March 2000, he was appointed Chief Executive of Retail Direct, a division of the Royal Bank of Scotland Group encompassing its card and consumer finance businesses, among others. Mr. McLuskie’s other directorships include: Deputy Chairman of Tesco Personal Finance, Director of RBS Insurance and a member of the Institute of Chartered Accountants of Scotland. Mr. McLuskie is also a fellow of the Chartered Institute of Bankers in Scotland.

Siddharth N. Mehta, age 47, is Chief Executive Officer of HSBC North America Holdings Inc. and Chairman and Chief Executive Officer of HSBC Finance Corporation, which positions he has held since April 2005. Mr. Mehta was elected to the Global Board of Directors on March 17, 2005. Mr. Mehta oversees HSBC’s North American businesses (Canada and U.S.) and, as Group Managing Director of HSBC Holdings plc, has responsibility for the strategic management of credit cards and the consumer finance customer group throughout the HSBC Group. Prior to April 2005, Mr. Mehta served as Vice Chairman of HSBC Finance Corporation. He joined Household International in 1998, which was acquired by HSBC Holdings plc in 2003. Prior to joining Household, Mr. Mehta served as a Senior Vice President at The Boston Consulting Group. He has served on MasterCard’s U.S. region board since March 2000. Mr. Mehta serves on the board of international advisors for the Monterey, California, Institute of International Studies and is a member of the Financial Services Roundtable. He also serves on the board of advisors for the Myelin Repair Foundation.

Robert W. Pearce, age 50, is President and Chief Executive Officer of the Personal and Commercial Client Group for Bank of Montreal, where he has worked for over twenty years. He has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1999. He previously served as Executive Vice President of North American Electronic Banking Services for Bank of Montreal and was responsible for Bank of Montreal’s MasterCard Cardholder and Merchant Services lines of business, Debit Card business, and Electronic Banking.

Michael T. Pratt, age 52, is Group Executive, Business and Consumer Banking, Westpac Banking Corporation. Mr. Pratt was first elected to the Global Board of Directors in 2003 and also serves on MasterCard’s Asia/Pacific region board. He is responsible for all of Westpac’s consumer and business banking business in Australia and for all operations of the Bank of Melbourne. Prior to joining Westpac in 2002, Mr. Pratt served as Chief Executive Officer, Australian Financial Services for National Australia Bank, where he was responsible for all retail operations in Australia. From 1998 to 2000, he served as Managing Director and Chief Executive Officer of Bank of New Zealand. He is a Fellow of the Australian Institute of Banking and Finance, a member of the Australian Institute of Company Directors, and a Fellow of the Australian Institute of Management.

Robert W. Selander, age 55, is President and Chief Executive Officer of the Company. Mr. Selander has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997. Mr. Selander also serves on the Company’s Policy and Operating Committees. Prior to his election as President and Chief Executive Officer of MasterCard in April 1997, Mr. Selander was an Executive Vice President and President of the MasterCard International Europe, Middle East/Africa and Canada regions. Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp/Citibank, N.A. He currently serves as a director of Hartford Financial Services Group.

Tan Teong Hean, age 62, is Chief Executive of Southern Bank Berhad in which capacity he has served since 1983. Mr. Tan has been a member of the Global Board of Directors since March 2004. He is Chairman of MasterCard’s Asia/Pacific region board and has been a member of the Asia/Pacific region board since July 1997. Mr. Tan serves as a board member of Cagamas Berhad (the National Mortgage Corporation, Malaysia). He is a Fellow and Council member of the Institute of Bankers Malaysia, a Fellow of the Malaysian Institute of Directors and a Trustee of the Malaysian Institute of Economic Research.

Jac Verhaegen, age 65, formerly a senior executive of Rabobank and a member of its Executive Board, has been a member of the Global Board of Directors since June 2002 and serves on MasterCard’s Europe region board. He joined Rabobank in 1979. He served as Deputy General Manager of Retail Banking until 1984 when he was appointed General Manager of the System Development Department. From 1989 to 1993, he was General Manager of Operations for Rabobank International. From 1993 to 1998, Mr. Verhaegen served as General Manager of Payment Services. From 1998 to 2001, Mr. Verhaegen was a member of the Managing Board, Local Banks Division of Rabobank.

Lance L. Weaver, age 51, is Vice Chairman of MBNA America Bank, N.A. Mr. Weaver has served on the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 1997, where he served as Chairman from 2001 to 2003. Before joining MBNA America Bank in 1991, Mr. Weaver held various management positions with Wells Fargo and Citicorp/Citibank. He is a director of MBNA America Bank and MBNA Information Services. He is a member of the Georgetown University Board of Directors and the Tower Hill School Board of Trustees.

Robert B. Willumstad, age 60, is the former President and Chief Operating Officer of Citigroup. Mr. Willumstad retired from his position as President and Chief Operating Officer of Citigroup in September 2005. Mr. Willumstad served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group from December 2000 to August 2003 and, as such, led all of Citigroup’s global consumer businesses including Credit Cards, Consumer Finance, and Retail Banking. Mr. Willumstad is Vice Chairman of the Global Board of Directors and has served on the Global Board of Directors and the MasterCard International board of directors since June 2002 and 1999, respectively. Mr. Willumstad was Chairman and CEO of Travelers Group Consumer Finance Services prior to the merger between Citicorp and Travelers Group in 1998. Mr. Willumstad joined Commercial Credit, now CitiFinancial, in 1987. Prior to joining Citigroup’s predecessor companies, Mr. Willumstad served in various positions with Chemical Bank for twenty years, last holding the position of President of Chemical Technologies Corporation.

W. Roy Dunbar, age 44, is President, Global Technology & Operations of the Company and a member of the Policy and Operating Committees. Before joining the Company in September 2004, Mr. Dunbar served as president of Eli Lilly’s Intercontinental Region, with responsibility for operations in Africa, the Middle East, the Commonwealth of Independent States, Asia, Latin America and the Caribbean. Prior to that time, he was Vice President—Information Technology and Chief Information Officer of Eli Lilly, where he worked since 1990. Mr. Dunbar currently serves as a director of EDS Corporation. Mr. Dunbar also serves as a director of Humana Inc.

Noah J. Hanft, age 52, is General Counsel and Secretary of the Company and a member of the Policy Committee. Mr. Hanft was appointed as General Counsel and Secretary of the Company in October 2000 and has served in various increasingly senior legal positions at the Company since 1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York. Mr. Hanft serves as a member of the board of directors of the Legal Aid Society.

Alan J. Heuer, age 64, is Chief Operating Officer of the Company, the Chairman of the Operating Committee and a member of the Policy Committee. Mr. Heuer is responsible for the Company’s Customer Group, which encompasses member relations, global marketing and consulting/cardholder services functions, as well as the Company’s regional activities. Mr. Heuer was appointed head of the Customer Group in February 1999 and as Chief Operating Officer in March 2004. Mr. Heuer joined MasterCard International in 1995. Prior to that time, Mr. Heuer served as Executive Vice President, Retail Banking, for the Bank of New York.

Chris A. McWilton, age 46, is Chief Financial Officer of the Company and a member of the Policy Committee. Prior to Mr. McWilton’s appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to joining the Company in January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992. He is a certified public accountant.

Michael W. Michl, age 60, is Chief Administrative Officer of the Company and a member of the Policy Committee. Prior to becoming Chief Administrative Officer of the Company in 2004, Mr. Michl was Executive Vice President, Central Resources. Mr. Michl is responsible for the Company’s Central Resources unit, encompassing the Company’s global human resources and corporate services functions. Mr. Michl joined MasterCard International in 1998 from Avon Products, where he was Vice President of Human Resources.

Christopher D. Thom, age 57, is the Chief Risk Officer of the Company and a member of the Policy Committee. Mr. Thom is responsible for the Risk Management Group and is accountable for introducing enterprise risk management into the Company. Prior to assuming his position as Chief Risk Officer in October 2004, Mr. Thom served as Senior Executive Vice President, Global Development, from May 2001 until October 2004 and as Senior Executive Vice President, Central Resources from March 1999 until April 2001. Mr. Thom manages franchise management, security and risk management and fraud management functions at the Company. Prior to joining MasterCard International in 1995, Mr. Thom served in a variety of positions at HSBC Group in the United Kingdom, including as general manager, Strategic Development and general manager, Retail.

Our Board of Directors After the Offering

Prior to the consummation of this offering the organization and composition of our board of directors will be substantially restructured.

In particular, our certificate of incorporation and bylaws will be amended to provide that, with the exception of the directors to be elected by the holders of our Class M common stock, any person who is or has been during the prior three years a director, officer, employee or representative of, or otherwise has any business relationship that is material to such person with, a member or former member of MasterCard International, or any person that is an operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person may not serve as a director of MasterCard. Accordingly, we expect that a substantial majority of our current directors will resign. We intend to transition to a board of directors consisting of twelve members, of which nine directors will be elected by the holders of our Class A common stock and three directors will be elected by the holders of our Class M common stock, voting separately as a class. We expect that our chief executive officer will continue to serve as one of the nine directors to be elected by the holders of the Class A common stock, with the remaining eight directorships to be filled with a geographically diverse group of directors who meet the criteria for independence set forth in our certificate of incorporation as well as those established by the New York Stock Exchange and the Securities and Exchange Commission.

We expect that, upon consummation of this offering, our board of directors will consist of at least three independent directors and our CEO, Mr. Selander, and include at least one Class M director. We expect that our transition to a board of directors with twelve members will be completed within twelve months after the consummation of this offering. To select the initial directors, three of our current directors, Messrs. Boudreau, Falcones and Selander, our CEO, will appoint two individuals who would satisfy the independence requirements for service on our new board of directors and who will in turn, together with Mr. Selander, select two initial independent directors. These two independent directors will then select the additional six independent directors. We expect that the initial Class M directors will be selected from among those of our existing directors who satisfy the qualifications described in the following paragraph.

Our certificate of incorporation and bylaws will establish the following qualifications for service as a member of our board of directors:

•	except for the up to three directors (but no more than one-quarter of all directors) to be elected by the holders of our Class M common stock, no director shall be a person who is or has been during the prior three years a director, officer, employee, agent or representative of, or otherwise has any business relationship that is material to such person with, a member or former member of MasterCard International, or of an operator, member, or licensee of any competing general purpose payment card system, or any affiliate of any such person;

•	no director shall be a trustee, officer, employee or agent of, or represent, The MasterCard Foundation, or have been a director, officer, employee or agent of, or represented, The MasterCard Foundation during the prior three years or otherwise have a business relationship with The MasterCard Foundation that is material to such director; and

•	no director shall be a director, regional board director, officer, employee or agent of, or represent (1) an entity that owns and/or operates a payment card program that is competitive with any of the Company’s card programs, as determined by the Board (a “competitor”) or (2) an institution that is represented on any board of a competitor.

In addition, each of our directors must also serve as a director of MasterCard International.

Further, our certificate of incorporation will be amended to divide our board of directors into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. No more than one Class M director shall be allocated to any single class of directors.

A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire board) will constitute a quorum for the transaction of business, as long as a majority of the directors that are present are neither Class M directors nor officers of MasterCard.

The holders of the Class M common stock will have the right to elect up to three of our directors, provided that the total number of Class M directors shall not exceed one-fourth of the total number of directors that will be in office immediately following such election. To the extent practicable and subject to the board of directors’ fiduciary duties, we expect that the directors nominated by the board of directors for election by the holders of our Class A common stock (other than the chief executive officer) will reflect the geographic diversity and global profile of MasterCard and that the citizenships and residencies of these directors will reflect the geographic regions in which we operate in a manner approximately proportionate to our business activity as reflected in the global proxy calculation formula. Similarly, we expect that, to the extent practicable and subject to the board of directors’ fiduciary duties, the directors nominated by the board of directors for election by the holders of our Class M common stock will include one citizen and resident of a country in, or director, officer, employee, agent or representative of, a member of MasterCard International designated as belonging to our Americas region, one citizen and resident of a country in, or director, officer, employee, agent or representative of a member of MasterCard International designated as belonging to our European region and one citizen and resident of a country in, or director, officer, employee, agent or representative of, a member of MasterCard International designated as belonging to our Asia/Pacific-Middle East/Africa region. No more than one Class M director may be a director, officer, employee, agent or representative of any single member of MasterCard International or any affiliate thereof. No Class M director may serve as Chairman of our board of directors, and no officer may serve as Chairman of our board of directors unless the election or appointment of such officer to so serve is approved by the affirmative vote of at least 75% of the entire board of directors. In addition, no more than one Class M director may serve on our Audit Committee, our Compensation Committee or our Nominating and Corporate Governance Committee (or any Executive Committee), and no Class M director shall participate in the process of nominating any person to serve as a director of the Company (unless such person is being nominated to serve as a Class M director or is the Chief Executive Officer of the Company) or as a director of The MasterCard Foundation.

In addition, under our certificate of incorporation, the board of directors may appoint one person, who has previously served on our board of directors and who is not a director, officer, employee or other representative of a member, to be a non-voting advisor to our board of directors. Our board of directors will also appoint a director elected by the holders of our Class A common stock to serve as a liaison between our board of directors and the board of directors of The MasterCard Foundation to coordinate and facilitate communications with The MasterCard Foundation.

Committees of the Board of Directors

We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit.    The Audit Committee assists our board of directors in fulfilling its oversight responsibilities. Among other things, it reviews the activities, results and effectiveness of internal and external auditors, and appoints and confirms the independence of the external auditors. The Audit Committee also reviews the Company’s key risks and controls and its quarterly and annual financial statements. The current members of the Audit Committee are Messrs. McLuskie (Chairman), Falcones, Boudreau, Fieseler, and Pearce. Following this offering the Audit Committee will be comprised of newly-appointed directors selected from among the independent directors to be elected by the holders of our Class A common stock.

Compensation.    The Compensation Committee establishes the compensation policies and criteria of our President and Chief Executive Officer and other executive officers. The current members of the Compensation Committee are Messrs. Boudreau (Chairman), Falcones, Aldinger, Pearce and Weaver. Following this offering, the Compensation Committee will be comprised of newly-appointed directors selected from among the independent directors to be elected by the holders of our Class A common stock.

Nominating and Corporate Governance.    The Nominating and Corporate Governance Committee considers and nominates individuals for election as directors of the Company and performs the other functions set forth in its charter. The members of the Nominating and Corporate Governance Committee are Messrs. Falcones (Chairman), Boudreau, Tan, Verhaegen, Weaver and Willumstad. Following this offering, we expect that the Nominating and Corporate Governance Committee will be comprised of newly-appointed directors selected from among the independent directors to be elected by the holders of our Class A common stock.

European Board

As a global business, we have structured our organization to be sensitive to the requirements of the regions and countries in which we operate. Historically, our board of directors has delegated authority over a variety of matters, including certain rulemaking, enforcement and fee-setting decisions, to regional boards of directors covering each of Asia/Pacific, Canada, Europe, Latin America and the Caribbean, South Asia/Middle East/Africa, and the United States. Following this offering, however, our regional boards (with the exception of a regional board in Europe) will no longer exercise any authority over our business, although we do expect that representatives of our members will continue to serve on regional and global panels that will act in an advisory capacity to us. In Europe, our certificate of incorporation will allocate primary authority over these types of matters to a European Board comprised of representatives of our European members elected by the holders of our Class M common stock with their principal operations in Europe. No member of the European Board may be a director, regional board director, officer, employee or agent of, or represent a competitor or an institution that is represented on any board of a competitor. The Nominating and Corporate Governance Committee of the Global Board of Directors will nominate individuals for election as members of the European Board. The initial members of the European Board will be members of our existing Europe regional board that satisfy the preceding eligibility requirements.

Our certificate of incorporation will provide that the following specified aspects of our operations in Europe will be managed by or under the direction of the European Board:

(1) review of applications for membership (subject to guidelines established by our board of directors from time to time);

(2) fines (subject to guidelines established by our board of directors from time to time);

(3) intraregional operating rules (subject to guidelines established by our board of directors from time to time);

(4) assessments and fees to the extent that such assessments and fees do not have an exclusionary effect (subject to guidelines established by the board of directors from time to time);

(5) intraregional product and enhancement development to the extent that the development initiatives do not relate to competitively sensitive matters;

(6) annual expense budget;

(7) surplus funds; and

(8) affinity and co-branding rules.

Our certificate incorporation will also provide, however, that our board of directors, acting with at least a 75% majority, may withdraw the authority granted to the European Board in its entirety and may terminate the existence of the European Board if the holders of our Class M common stock with their principal operations in our European region approve such withdrawal and termination by a majority of votes cast. In addition, our board of directors, acting with at least a 75% majority, may permanently withdraw from the European Board any specific authority granted to the European Board. In addition, the board of directors, acting with at least a two-thirds majority, may override any decision or otherwise temporarily assume any authority granted to the European Board. Finally, our board of directors, acting with a simple majority, may override any decision or otherwise temporarily assume any authority granted to the European Board if, in our board of directors’ sole judgment and discretion, any action or failure to take action by the European Board (1) could subject us to risk of legal or regulatory liability, (2) would be contrary to the our global strategy, (3) would be reasonably likely to have an effect outside Europe or on U.S. commerce or (4) relates to any matter outside of the authority granted to the European Board.

Any director on our board of directors elected by the holders of our Class M common stock who is designated as a director from our European region will be a member of the European Board. The remaining members of the European Board will be elected by the holders of our Class M common stock with their principal operations in our European region at every second annual meeting of stockholders, to hold office for two year terms.

Compensation of Directors

In the year ended December 31, 2004, directors who were not employees of the Company were paid an annual retainer of $45,000. The Chairman of the Global Board of Directors received an annual retainer of $50,000. Non-employee directors also received an annual retainer of $5,000 for serving as a chairperson of a standing committee; a $1,500 meeting fee for attendance at board meetings; a $1,000 meeting fee for attendance at committee meetings and a $500 meeting fee for telephonic meetings. In addition, customary expenses for attending board and committee meetings were reimbursed.

Under the MasterCard Deferral Plan, up to 100% of non-employee director’s meeting fees and annual retainer may be deferred and invested among several investment return options. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director’s option, either in a lump sum or in five or ten annual installments.

Following this offering, we expect to establish directors’ compensation practices customary for a publicly traded company.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever served as an officer or employee of the Company. Mr. Boudreau is a former executive officer of Chase Manhattan Bank USA,

N.A, an affiliate of one of the Company’s stockholders with which it has a business relationship more fully described below under “Certain Relationships and Related Transactions.” For a description of JPMorgan Chase & Co.’s stockholdings in the Company, see “Principal Stockholders.” All current members of the Compensation Committee are officers or former officers of stockholders of the Company, which are principal members of MasterCard International and significant customers of the Company.

Employment Agreements and Change-in-Control Agreements

Employment Agreements

The Company is party to an employment agreement with each of the President and Chief Executive Officer and the four next highest paid executive officers (the “Named Executive Officers”).

Mr. Selander

Under the terms of Mr. Selander’s employment agreement, Mr. Selander’s employment will automatically terminate if he: (i) retires; (ii) dies; or (iii) becomes disabled. In addition, both he and the Company can terminate the agreement for any reason upon 90 days’ prior written notice. During the employment term, Mr. Selander is eligible to participate in the Company’s total rewards plans and arrangements on a level commensurate with his position. The agreement provides that if Mr. Selander’s employment is terminated either by the Company other than for cause or by him for certain specified reasons, in addition to any earned, but unpaid base salary and vested entitlements under any Company plans, he would be entitled to:

•	A pro rata portion of his target bonus;

•	Severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior three years, for a period of 36 months;

•	Continued participation in the Company’s health, life insurance and disability plans and Company payment of COBRA premiums;

•	Immediate vesting under the Supplemental Executive Retirement Plan (“SERP”) and an additional SERP benefit equal to the amount of benefits he would have accrued under any Company tax-qualified pension and savings plans until he is eligible to retire;

•	Continued vesting of any long-term incentive awards; and

•	Outplacement assistance.

For terminations by reason of death or disability, Mr. Selander would be entitled to his target annual bonus (pro rated in the case of disability).

Mr. Selander would be subject to non-competition and non-solicitation covenants for a minimum period of 12 months, up to the full length of the severance period.

On February 28, 2005, the Company entered into an addendum agreement with Mr. Selander, which modified his employment agreement. The addendum agreement provides for a retention payment of $10,000,000 to Mr. Selander provided that he remains employed by the Company in good standing until a date to be established by our board of directors no earlier than April 9, 2010, but no later than April 9, 2011 ( the “Retention Date”), meets certain performance standards and provides requested assistance in identifying his successor and transitioning his responsibilities to such person. Under certain circumstances Mr. Selander may be entitled to a pro rata portion of the retention payment if his employment is terminated prior to the Retention Date. Mr. Selander’s receipt of the retention payment is further conditioned upon his agreement to generally applicable 36 month non- compete and non-solicitation covenants, subject to shorter periods if he is terminated for cause or if he resigns as a result of a change in the strategic direction of the Company to which he objects, and his execution of a release of liability in favor of the Company.

Messrs. Heuer, McElhatton, Thom and Hanft

Mr. McElhatton was formerly the President, Global Technological Operations of the Company. He retired in March 2005 and was succeeded by W. Roy Dunbar. Mr. McElhatton’s employment agreement and compensation are discussed herein because he was among the Company’s five most highly compensated executive officers in 2004.

Under the terms of Messrs. Heuer’s, McElhatton’s, Thom’s and Hanft’s agreements, the applicable executive’s employment will automatically terminate if he: (i) dies; or (ii) becomes disabled. In addition, both the executive and the Company can terminate the agreement for any reason upon 90 days’ prior written notice. During the employment term, the executive is eligible to participate in the Company’s total rewards plans and arrangements on a level commensurate with his position. The agreement provides that if the executive’s employment is terminated prior to retirement (March 31, 2005 for Mr. McElhatton and age 65 for Messrs. Heuer, Thom and Hanft) either by the Company other than for cause or by the applicable executive for certain specified reasons, in addition to any earned, but unpaid base salary and vested entitlements under any Company plans, the applicable executives would be entitled to:

•	A pro rata portion of his target bonus;

•	Severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior two years, for a period (through March 31, 2005 for Mr. McElhatton and 24 months for Messrs. Heuer, Thom and Hanft), subject, in Mr. Hanft’s case, to him being retained on the payroll until retirement and paid additional pay in lieu of severance over the period until he is eligible to retire (without any increase in the amount otherwise payable);

•	Continued participation in the Company’s health, life insurance and disability plans and Company payment of COBRA premiums;

•	Immediate SERP vesting;

•	Immediate vesting of any special awards grants and continued vesting of any other long-term incentive awards; and

•	Relocation assistance for Mr. McElhatton and Mr. Thom.

For terminations by reason of death, disability or retirement, and certain voluntary terminations, the executive (or his estate and/or beneficiary in the case of death) would be entitled to unpaid base salary, vested entitlements under any Company plans, a pro rata portion of his target bonus, and relocation assistance (for Mr. Thom only).

The executive would be subject to non-competition and non-solicitation covenants for a minimum period of 12 months, up to the full length of the severance period.

Change-in-Control Agreements

The Company has approved a Change-in-Control Agreement for certain of its executive officers, including all of the Named Executive Officers. Under the Change-in-Control Agreement, if an executive officer’s employment is terminated without “cause” or for “good reason” (as defined in the Change-in-Control Agreement) during the six-month period preceding or the two-year period following a “change in control” of the Company, the executive will be entitled to the following:

•	A severance payment equal to two times the average base salary and bonus (three times in the case of the President and Chief Executive Officer), payable through March 31, 2005 for Mr. McElhatton and over a 24-month period for Messrs. Heuer, Thom and Hanft (36 months in the case of the President and Chief Executive Officer), subject, in Mr. Hanft’s case, to him being retained on the payroll until retirement and paid additional pay in lieu of severance until the executive is eligible to retire (without any increase in the amount otherwise payable);

•	Continued coverage under the executive’s individual long-term disability plan for the applicable period referenced above;

•	Continued coverage in the medical, dental, hospitalization and vision care plans for up to 18 months;

•	Accelerated vesting of performance units including special grants awarded prior to the change-in-control under the Executive Incentive Plan, with payout at 125% of target;

•	Accelerated vesting of special grants awarded pursuant to the Executive Incentive Plan, nonqualified retirement and deferred compensation benefits;

•	Lump sum payment equal to the value of unvested qualified plan benefits;

•	Outplacement assistance; and

•	An excise tax gross-up for any taxes incurred as a result of Section 4999 of the Internal Revenue Code.

The executive would be subject to a covenant not to compete and not to solicit employees for the period through March 31, 2005 for Mr. McElhatton and for up to 24 months for Messrs. Heuer, Thom and Hanft (36 months in the case of the President and Chief Executive Officer).

The Company expects to enter into revised Change-in-Control Agreements with the Named Executive Officers in connection with the completion of the offering transactions.

Summary Compensation Table

The following table shows the before-tax compensation for the Named Executive Officers of the Company in respect of the years ended December 31, 2004, 2003 and 2002.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	LTIP Payouts(2)	All Other Compensation(3)
Robert W. Selander	2004	$800,000	$2,500,000	$246,804	$4,827,025	$892,431
President & CEO	2003	800,000	1,900,000	280,231	4,899,490	1,343,973
	2002	800,000	3,100,000	271,342	3,986,500	1,723,330
Alan J. Heuer	2004	650,000	1,200,000	172,307	3,088,050	168,321
Chief Operating Officer	2003	650,000	600,000	189,187	4,556,100	1,654,461
	2002	643,750	1,150,000	193,431	2,989,000	176,018
Jerry McElhatton(4)	2004	625,000	525,000	144,572	2,541,525	156,855
President Global	2003	625,000	525,000	164,190	3,521,310	1,487,020
Technology and Operations	2002	620,833	900,000	175,646	2,292,500	721,720
Christopher D. Thom	2004	575,000	725,000	154,506	2,616,425	921,808
Chief Risk Officer	2003	575,000	500,000	145,940	2,534,300	519,186
	2002	568,750	700,000	149,034	2,166,500	563,432
Noah J. Hanft	2004	375,000	500,000	123,390	719,775	210,022
General Counsel and	2003	350,000	250,000	118,086	480,155	252,031
Corporate Secretary	2002	350,000	450,000	90,780	325,500	320,892

(1)

Amounts represent payments in lieu of perquisites (for fiscal years 2004, 2003, and 2002 respectively: Mr. Selander—$56,000, $56,000, $56,000; Mr. Heuer—$45,000, $45,000, $45,000; Mr. McElhatton—$45,000, $45,000, $45,000; Mr. Thom—$45,000, $45,000, $45,000; Mr. Hanft—$45,000, $45,000, $35,000) and reimbursement for tax obligations (for fiscal years 2004, 2003, and 2002, respectively: Mr. Selander—$190,804, $224,231, $215,342; Mr. Heuer—$127,307,

$144,187, $148,431; Mr. McElhatton—$99,572, $119,190, $130,646; Mr. Thom—$109,506, $100,940, $104,034; Mr. Hanft—$78,390, $73,086, $55,781).
(2)	Includes payments under the Executive Incentive Plan as follows: the final 20% of the award earned for the 2000-2002 performance period and the first 80% of the award earned for the 2002-2004 performance period (the remaining 20% for the 2002-2004 performance period will vest and be released to participants in January 2007).
(3)	Includes for fiscal 2004, a special bonus for services related to the Europay conversion and integration (Mr. Selander—$333,333; Mr. Thom—$100,000; Mr. Hanft—$125,000); payouts under the Company’s discontinued Value Appreciation Plan related to the exercise of vested rights tied to (i) value appreciation of a portfolio of member bank stocks through September 30, 2004 and, (ii) beginning October 1, 2004, earnings on investments in third-party investment vehicles (Mr. Selander—$279,615; Mr. Thom—$398,755); matching contributions under the Company’s Shared Profit and Savings Plan (Mr. Selander—$12,300; Mr. Heuer—$12,300; Mr. McElhatton—$12,300; Mr. Thom—$12,300; Mr. Hanft—$12,300); profit sharing contributions under the Company’s Shared Profit and Savings Plan (Mr. Selander—$20,500; Mr. Heuer—$20,500; Mr. McElhatton—$20,500; Mr. Thom—$20,500; Mr. Hanft—$20,500); Company contributions to both a non-qualified defined benefit and defined contribution plan—the Annuity Bonus Plan (Mr. Selander—$209,884; Mr. Heuer—$132,401; Mr. McElhatton—$120,531; Mr. Thom—$107,596; Mr. Hanft—$51,198); the dollar value of the benefit of premiums paid for a split-dollar life insurance policy projected on an actuarial basis (Mr. Thom—$281,425); the full amount of all premiums paid by the Company for Executive Life Insurance coverage (Mr. Selander—$36,800; Mr. Heuer—$3,120; Mr. McElhatton—$3,524; Mr. Thom—$1,232; Mr. Hanft—$1,024).
(4)	Mr. McElhatton retired in March 2005.

Long-Term Incentive Plan-Awards In Fiscal Year 2004(1)

The following table lists grants of performance units in 2004 to the Named Executive Officers:

Name	Number of Units Awarded	Performance or Other Period Until Maturation	Estimated Future Payouts Under Non-Stock Price-Based Units
			Threshold($)	Target($)	Maximum($)
Robert W. Selander	41,000	1/1/2004–12/31/2006	$2,050,000	$4,100,000	$8,200,000
President and CEO
Alan J. Heuer	24,500	1/1/2004–12/31/2006	1,225,000	2,450,000	4,900,000
Chief Operating Officer
Jerry McElhatton(2)	18,500	1/1/2004–12/31/2006	925,000	1,850,000	3,700,000
President Global Technology and Operations
Christopher D. Thom	17,250	1/1/2004–12/31/2006	862,500	1,725,000	3,450,000
Chief Risk Officer
Noah J. Hanft	7,000	1/1/2004–12/31/2006	350,000	700,000	1,400,000
General Counsel and Corporate Secretary

(1)

The performance units were granted under the Company’s Executive Incentive Plan. Each performance unit has a target value equal to $100. The actual value of each unit will be calculated based on the Company’s performance over a three-year period based on a combination of qualitative and quantitative measures that include: improving profitable share with key members in key markets; improving customer focused strategy; achieving corporate financial targets (including attaining a predetermined level of earnings before interest, taxes, depreciation and amortization, operating expense and return on equity) and enhancing organizational capabilities. Each unit will be valued at target ($100) if, on a weighted-average basis, target performance is achieved for all of the performance measures. Each unit will be valued at threshold ($50) if, on a weighted-average basis, threshold performance is achieved. Each unit will be valued at maximum ($200) if, on a weighted-average basis, superior performance is achieved. The units will have no value if performance is below threshold. Determinations as to the achievement of performance levels will be made by the Compensation Committee in its sole discretion. The Compensation Committee will determine the unit value based on interpolation in the event that performance between threshold and target or target and superior is achieved. The values above are meant to be a framework and not an absolute, and the Compensation Committee may make negative adjustments to the unit value of the performance units awarded to reflect additional or amended performance measures or criteria or the impact of a significant event, occurrence or charge to earnings.

(2)	Mr. McElhatton retired in March 2005.

The performance units described in the preceding table vest in annual increments according to the following schedule if the participant completes 1,000 hours of service and is employed by the Company on the last day of the respective twelve-month cycle:

Twelve-Month Cycle Ending on the Following Anniversary of the Date of Grant	% of Performance Units Vested
1st Anniversary	26 2/3%
2nd Anniversary	26 2/3
3rd Anniversary	26 2/3
4th Anniversary	0
5th Anniversary	20

Upon completion of the three-year performance period, participants will receive a payout equal to 80% of the award earned. The remaining 20% of the award will be paid upon completion of two additional years of service, (i.e., five years of service in total). Upon termination of employment, excluding retirement, all unvested performance units will be forfeited. Upon a participant’s termination of employment due to retirement, all of the participant’s performance units will immediately vest provided that the participant has at least six months of service in the performance period. Eligible retirement is dependent upon age and years of service as follows: age 55 with ten years of service, age 60 with five years of service and age 65 with two years of service.

Retirement Benefits

MasterCard Accumulation Plan (MAP)

Employees who participate in the MAP earn benefits under the MAP as soon as they become an employee of the Company. Benefits generally vest after four years of service. For each plan year after January 1, 2000, participants are credited with a percentage of their compensation for the plan year in accordance with the table below:

Completed Years of Service at December 31 of Prior Plan Year	Pay Credit for Current Plan Year
0-4	4.50%
5-9	5.75
10-14	8.00
15-19	10.00
20-29	12.00

Eligible employees age 50 or older on or prior to December 31, 2000 are eligible for the greater of the pay credit schedule referenced above or the following pay credit schedule:

Age on Birthday in Current Plan Year	Minimum Pay Credit for Current Plan Year
50-54	9.00%
55-59	12.00
60+	14.00

Compensation is defined as base pay plus annual incentive compensation. These accounts also receive investment credits based on the yield on 30-Year Treasury securities. When a participant terminates employment, the vested amount credited to the participant’s account is paid in a lump sum or converted into an annuity.

Supplemental Retirement Benefits

Supplemental retirement benefits are provided to all Named Executive Officers and certain other participants under various funded and unfunded nonqualified plans such as our Supplemental Executive Retirement Plan and Annuity Bonus Plan described below. These benefits are provided to certain employees whose benefits are limited by compensation or amount under applicable federal tax laws and regulations.

Supplemental Executive Retirement Plan (“SERP”)

Designated employees, including all Named Executive Officers, may also receive an annual benefit at retirement equal to a designated percentage (100% for Mr. Selander and 80% for each of the other Named Executive Officers) of the participant’s final 48-month average base salary, reduced by a hypothetical prior employer plan benefit and the amount of all benefits received under the MAP, nonqualified arrangements and social security. The hypothetical prior plan benefit described in the preceding sentence is an offset to SERP benefits that accounts for years of service of a plan participant prior to joining MasterCard. This benefit offset is calculated as a cash balance account that is “earned” on base pay from age 25 until the year prior to the participant being hired by MasterCard. The account continues to receive interest and is offset from the participant’s aggregate SERP benefit. Prior base pay levels are determined by taking the participant’s base pay level upon hiring by MasterCard and reducing the amount by 10% for each prior year. The hypothetical prior benefit plan offset is not intended to represent a SERP participant’s actual prior employment benefit. Pay credits for the hypothetical prior benefit plan are as follows:

Years of Service	Pay Credit
1-2	3.25%
3-4	4.00
5-9	5.00
10-14	6.00
15-19	8.00
20-34	11.00

The Supplemental Executive Retirement Plan benefits for each Named Executive Officer are in the table below under the caption “Estimated Annual Retirement Benefits Payable to Certain Executive Officers.”

Annuity Bonus Plan

The Annuity Bonus Plan is a non-qualified, after-tax savings plan designed to provide employees with benefits and contributions to the extent amounts under the Company’s qualified plans are capped by IRS limitations. Each year, the Company pays participants a bonus distributed in the form of a payment to a tax-deferred annuity contract. Annual contributions and reimbursement for tax obligations in connection with the plan are reported and separately reflected in the table in “Summary Compensation” for each of the Named Executive Officers.

Estimated Annual Retirement Benefits Payable to Certain Executive Officers

The following table shows the estimated annual retirement benefits, including supplemental retirement benefits, if any, under the plans applicable to the individuals, which would be payable to each Named Executive Officer assuming retirement at age 65 at his February 1, 2005 base salary with payments made for life:

Name	Year of 65th Birthday	Estimated Annual Benefit(1)
Robert W. Selander	2015	$61,000
Alan J. Heuer	2006	253,000	(2)
Jerry McElhatton	2004	213,000	(2)
Christopher D. Thom	2013	52,000
Noah J. Hanft	2018	93,000

(1)	Assumes MAP account balances increase with interest credits of 4.75% per year.
(2)	Amount will be reduced by Social Security benefits.

MasterCard Shared Profit and Savings Plan

Most Company employees are eligible to participate in the savings (401(k)) component of the MasterCard Shared Profit and Savings Plan. Employees who participate in the plan may contribute from 2% to 6% of base pay on a tax-deferred basis or after-tax basis. Employees may also contribute supplemental tax-deferred and after-tax amounts from 1% to 5%. Internal Revenue Service limits apply to all tax-deferred contributions. Employees who earn $90,000 or less in base pay can contribute from 2% to 25% of their base pay to the plan, subject to the Internal Revenue Service limits, on a tax-deferred and/or after-tax basis.

The Company matches 100% of employee contributions up to 6% of base pay. Employees must contribute to the savings (401(k)) component of the plan to receive this matching contribution. Matching contributions are 100% vested after four years of service under a graded vesting schedule. Loans and certain types of withdrawals are permitted.

In addition, the Company may make a profit-sharing contribution in the range of 0-10% of base pay. The target contribution is 7%, and the 2004 contribution was 10%.

MasterCard Long Term Incentive Plan

Introduction

Prior to this offering, we intend to seek the approval of our existing stockholders for the adoption of the MasterCard Incorporated 2006 Long Term Incentive Plan (“the Incentive Plan”).

The Incentive Plan is an omnibus plan that provides for a variety of types of Awards (as defined below) to maintain flexibility. The Incentive Plan will permit the granting of (i) non-qualified stock options (“NQSOs”), (ii) incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code (the “Code”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock, (v) restricted stock units, (vi) performance units, and (vii) other stock-based awards. (The NQSOs, ISOs, SARs, restricted stock, restricted stock units, performance units, and other stock-based awards are referred to collectively as “Awards”). The Incentive Plan is designed to meet the requirements for deductibility under Section 162(m) of the Code for Awards that are intended to qualify as “qualified performance-based compensation” under that provision.

The total number of shares of Class A common stock and Class B common stock (“Common Stock”) available for Awards under the Incentive Plan is 5,300,000 shares of Class A common stock. Although the Incentive Plan permits the issuance of shares of Class B common stock, no shares of Class B common stock have been reserved for issuance under the Incentive Plan and awards of shares of Class B common stock are not currently anticipated.

Purpose.    The purpose of the Incentive Plan is to promote the long-term financial success of the Company and increase stockholder value by allowing Participants to share in the growth and success of the Company through ownership in the Company and other long-term incentives.

Awards.    The Incentive Plan authorizes grants of awards payable in cash or shares of Common Stock of the Company. The Awards need not be uniform, may be combined with other Awards, and may be granted at one time and on more than one occasion to the same Participant.

Limits on Incentive Plan Awards.     The Board of Directors has reserved 5,300,000 shares of Common Stock for issuance under the Incentive Plan. Of this number, no more than 500,000 shares may be issued pursuant to grants of ISOs during the term of the Incentive Plan.

The Committee shall have authority to include as available for distribution Common Stock subject to an Award that has been forfeited or has otherwise terminated without issuance of Common Stock, Common Stock subject to an Award that has settled in cash, and Common Stock received or retained by the Company in connection with the exercise of an Option or SAR, including for satisfaction of any tax liability.

Administration.    The Incentive Plan is administered by the Compensation Committee (the “Committee”) following the offering transactions, or such other committee or subcommittee designated by the Board of Directors to administer the Incentive Plan. The members of the Committee shall each be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, an “independent director” for purposes of the NYSE listing requirements, and an “outside director” for purposes of Section 162(m) (in the case of grants intended to qualify under Section 162(m)).

Eligible Participants.    Any employee of the Company or an affiliate of the Company is eligible to be designated by the Committee as a “Participant” in the Incentive Plan. The Company generally expects that Awards under the Incentive Plan will be made to senior executives and key managers and contributors of the Company, a group of approximately 250 employees. However, a one-time grant of restricted stock (or RSUs) is expected to be made to all active non-executive employees at the time of the initial public offering. The Company anticipates that this would result in additional compensation expense to be recognized over the vesting period.

Types of Incentive Plan Awards

The Incentive Plan provides a variety of equity and equity-based Awards to preserve flexibility. The types of Awards that may be issued under the Incentive Plan are described below.

Stock Options

Stock options granted under the Incentive Plan may be either NQSOs or ISOs. The price of any stock option granted may not be less than the fair market value (or in the case of certain ISOs, 110 percent of the fair market value) of the Company’s shares of Common Stock on the date the stock option is granted. The stock option price is payable in cash or certified check, Common Stock of the Company, through a broker-assisted cashless exercise, by any other method approved by the Committee, or any combination of the foregoing. The Participant shall have the rights of a stockholder after giving written notice of exercise and paying the option price, once the shares are recorded as having been issued and transferred.

The Committee determines the terms of each stock option grant (including the vesting schedule) at the time of the grant. The aggregate fair market value (determined as of the date of the grant) of the shares of Common Stock subject to ISOs that are exercisable by any participant for the first time in any calendar year may not be larger than $100,000. All stock options will terminate no later than 10 years (or, in the case of certain ISOs, 5 years) after the date of the grant. Pursuant to the terms of the Incentive Plan, the Committee may accelerate the vesting of stock options. In general, unless the Committee otherwise specifies at grant, a stock option expires upon the earlier of (i) its stated expiration date or (ii) 120 days after termination of service (unless termination is due to death, disability, retirement, or cause). Options shall not include any feature allowing deferral of income beyond the date of exercise (other than through the receipt of restricted stock at exercise). Options shall not contain reload rights or be subject to repricing.

Stock Appreciation Rights

A SAR entitles the Participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of common stock of the Company on the date of settlement over the base price of the SAR, multiplied by the number of SARs being settled. SARs may be granted alone or in addition to other Awards. The base price of a SAR may not be less than the fair market value of a share of common stock of the Company on the date of grant. The Committee will determine the vesting requirements and the payment and other terms of a SAR. Vesting may be based on the continued service of the Participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Pursuant to the terms of the Incentive Plan, the Committee may accelerate the vesting of SARs. SARs may be payable in cash or in common shares of the Company. A SAR will terminate no later than ten years after the date of the grant. In general, unless the Committee specifies a longer or shorter period when the Award is granted, a SAR expires upon the earlier of (i) its stated expiration date or (ii) 120 days after termination of service (unless termination is due to death, disability, retirement, or cause). SARs shall not include any feature allowing deferral of income beyond the date of exercise.

Restricted Stock

A restricted stock Award represents shares of Common Stock of the Company that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the Participant for specified time periods or on the attainment of specified business performance goals established by the Committee. The Committee may accelerate the vesting of restricted stock. Subject to the transfer restrictions and vesting requirements of the Award, the Participant will have the same rights as one of the Company’s stockholders, including all voting and dividend rights, during the restriction period, although the Committee may provide that restricted stock certificates will be held in escrow during the restriction period (and forfeited or distributed depending on whether applicable performance goals or service restrictions have been met). Unless the Committee specifies otherwise, if a Participant terminates service other than by reason of death, disability, or retirement before the restricted stock vests, the restricted stock Award will be forfeited.

Restricted Stock Units

An Award of restricted stock units, or RSUs, provides the Participant the right to receive a payment based on the value of a common share of the Company. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the Participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The Committee may accelerate the vesting of restricted stock units. Restricted stock unit Awards are payable in cash or in shares of Common Stock of the Company. Participants receiving restricted stock units shall not have, with respect to such restricted stock units, any of the rights of a stockholder of the Company, although Participants may receive dividend equivalents. Unless the Committee specifies otherwise, if a Participant terminates service other than by reason of death, disability, or retirement before the restricted stock unit vests, the restricted stock unit Award will be forfeited.

Other Stock-Based Awards

The Committee is authorized to make other stock awards or awards based on or settled in Common Shares, which may be subject to other terms and conditions, which may vary from time to time and among Participants, as the Committee in its discretion may determine.

Performance Units

An Award of performance units provides the Participant the right to receive cash or shares of common stock of the Company if specified terms and conditions are met. Unless the Committee specifies otherwise when the Award is granted, if a Participant terminates service other than by reason of death, disability, or retirement, the performance unit will be forfeited.

Performance-Based Awards

Performance Units and other Awards granted under the Incentive Plan may be granted in a form that qualifies for the “qualified performance-based compensation” exception under Section 162(m). It is intended that Awards under the Incentive Plan to covered employees will constitute “qualified performance-based compensation” for purposes of Section 162(m). In the event such a performance-based Award is made, the Incentive Plan requires that the Awards be granted or vested contingent on the attainment of performance goals for a performance period, that performance goals must be established in writing before completion of 25 percent of the performance period (or such earlier period as required by Section 162(m)), that the goals provide an objective standard for computing the compensation payable on attainment of the goal, that the terms of formula do not permit discretion to increase the amount payable on attainment of a goal, and that the Committee certify in writing prior to payout that the goals have been satisfied.

The Incentive Plan requires the performance goals to be based upon one or more of the following objective business criteria:

•	revenue;

•	earnings (including earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, and earnings before or after taxes);

•	operating income;

•	net income;

•	profit margins;

•	earnings per share;

•	return on assets;

•	return on equity;

•	return on invested capital;

•	economic value-added;

•	stock price;

•	gross dollar volume;

•	total shareholder return;

•	market share;

•	book value;

•	expense management;

•	cash flow; and

•	customer satisfaction.

These targets may relate to the Company, its affiliated employers, subsidiaries, or one or more of its divisions or units, or a combination of the foregoing and may be applied on an absolute or relative basis.

The maximum target award payable to any participant for any three-year performance period cannot exceed $10,000,000. In the case of performance above target, the maximum award payable for any three-year performance period cannot exceed $20,000,000. Maximums shall be adjusted for longer or shorter performance periods. The maximum number of shares of restricted stock awarded to a participant for a fiscal year cannot exceed 500,000 shares and the maximum shares for which Options, SARs, RSUs, and other stock-based compensation may be granted for a fiscal year shall not exceed 650,000.

Effect of Change in Control

Awards under the Incentive Plan generally are subject to special provisions upon the occurrence of a “change in control” (as defined in the Incentive Plan) transaction with respect to the Company. Under the Incentive Plan, if specified types of terminations of employment occur in connection with a change in control (i) any outstanding stock options and SARs under the Incentive Plan shall become fully exercisable, (ii) any remaining restrictions applicable to restricted stock and restricted stock units shall lapse and such restricted stock and restricted stock units shall become free of restrictions, fully vested and transferable, and (iii) any performance goals or other condition applicable to performance units shall be deemed to be satisfied in full at a target level of performance with the common shares or cash subject to such Award being fully distributable.

Limited Transferability

Unless otherwise determined by the Committee, all Awards or common shares subject to an Award under the Incentive Plan are nontransferable except (i) upon death, either by the Participant’s will or the laws of descent and distribution or through a beneficiary designation, (ii) pursuant to a qualified domestic relations order, or (iii) pursuant to a transfer to a family member that is expressly permitted by the Committee. Awards shall be exercisable during the Participant’s lifetime only by the Participant, the Participant’s representative, or a permitted transferee.

Adjustments for Corporate Changes

In the event of recapitalizations, reclassifications or other specified events affecting the Company or its shares of common stock, appropriate and equitable adjustments may be made by the Committee to the number of shares of common stock of the Company available for grant, as well as to other maximum limitations under the Incentive Plan (e.g., exercise prices and number of Awards), and the number of shares of Common Stock of the Company or other rights and prices under outstanding Awards.

Term, Amendment and Termination

The Incentive Plan will have a term expiring on December 31, 2015. The Board may amend, alter, or discontinue the Incentive Plan, but it may not do so in a manner that would impair the rights of a Participant in an outstanding Award without the Participant’s consent. Additionally, material amendments to the Incentive Plan shall require stockholder approval.

Incentive Plan Benefits

Future benefits under the Incentive Plan are not currently determinable. The Committee has discretionary authority to grant Awards pursuant to the Incentive Plan and there is no provision for automatic grants.

As discussed above under “—Long-Term Incentive Plan Awards in Fiscal Year 2004,” the Company currently has long-term incentive plans, the Executive Incentive Plan (“EIP”) and the Senior Executive Incentive Plan (the “SEIP”), that pay bonus awards in the form of cash. Awards currently outstanding under these plans vest over a five-year period, with 80% of the award payable as soon as practicable after the end of the three-year performance period and the final 20% payable two years later. The Company intends to offer employees who have outstanding awards under the EIP the choice of converting certain of these awards to RSUs under the Incentive Plan. Additionally, certain other awards under the EIP and SEIP will be mandatorily converted to RSUs under the Incentive Plan. It is expected that this conversion will occur in early 2006.

Thus, the Company intends, prior to the offering, to offer employees the choice of converting the following portions of the following grants into RSUs: (i) as to the grant for the 2002-2004 performance period, the 20% payable in 2007, (ii) as to the grant for the 2003-2005 performance period, the 20% payable in 2008, and (iii) as to the grant for the 2004-2006 performance period, the 20% payable in 2009. Employees would be required to make a single choice as to the conversion of the combined grants for the three performance periods. Since the actual cash awards earned under the EIP for the 2002-2004 and 2003-2005 periods will be known at the time of conversion, the conversion into RSUs will be made by converting the actual cash awards earned into a like amount of RSUs, based on the value of a share of the Company’s Class A common stock at the time of conversion. Since the actual cash awards earned under the EIP for the 2004-2006 period will not be known at the time of conversion, the value of the expected award will be estimated based on the current performance level and that estimated amount will be converted. Any additional amount later determined to have been earned will be paid in cash. The 80% portions of the 2002-2004, 2003-2005 and 2004-2006 EIP grants that are not eligible for conversion to RSUs have been or will be settled in cash. Additionally, 100% of the grant made for the 2005-2007 performance period will be mandatorily converted into RSUs. Since the actual cash awards earned for the 2005-2007 period will not be known at the time of conversion, the value of a target award for the period will be converted. In each case, a 20 percent premium will be applied in conversion. The RSUs resulting from the conversion will retain the same vesting schedule as the original awards and are expected to be settled in shares of Class A common stock and to be paid dividend equivalents on a current basis.

The following table reflects, with respect to the Named Executive Officers, the executive officers as a group and the non-executive officer employee group, the dollar value of RSUs expected to be received on conversion of the EIP and SEIP awards. While it cannot be known with certainty at this time which employees will choose to convert their EIP awards, the values in the table are shown assuming 100% of the awards are converted.

	DOLLAR VALUE OF RSUs TO BE RECEIVED UPON CONVERSION OF AWARDS UNDER EIP/SEIP PLAN
Name and Position	Total Grant Dollar Value (1)	2002-2004 Grant Dollar Value (1)	2003-2005 Grant Dollar Value (1)(2)	2004-2006 Grant Dollar Value (1)(3)	2005-2007 Grant Dollar Value (1)(4)
Robert W. Selander	$8,548,800	$1,149,120	$1,220,160	$1,259,520	$4,920,000
President & CEO

Alan J. Heuer	5,424,000	702,240	729,120	752,640	3,240,000
Chief Operating Officer

Jerry McElhatton (5)	0	0	0	0	0
President Global Technology and Operations

Christopher D. Thom	3,735,720	622,440	513,360	529,920	2,070,000
Chief Risk Officer

Noah J. Hanft	1,634,880	191,520	208,320	215,040	1,020,000
General Counsel and Corporate Secretary

Executive Group	24,529,512	2,936,640	2,993,112	3,509,760	15,090,000
(7 persons)

Non-Executive Group	41,957,315	4,579,403	4,906,680	6,239,232	26,232,000
(279 persons)

Total Grant Dollar Value	66,486,827	7,516,043	7,899,792	9,748,992	41,322,000

(1)	Includes a 20% premium upon conversion of EIP/SEIP interests to RSUs.
(2)	Amounts are estimated based on current performance levels and are subject to change based on actual performance.
(3)	Amounts are estimated based on current performance; additional amounts earned based on actual performance will be paid in cash.
(4)	Award is being converted based on target performance.
(5)	Mr. McElhatton retired in March 2005. Consequently, none of his awards will be converted.

Tax Treatment of Awards

The following discussion of the United States federal income tax implications of Awards under the Incentive Plan is based on the provisions of the Code (and any relevant rulings and regulations issued under the Code) as of the date of this Proxy Statement.

Non-Qualified Stock Options

A NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such a stock option will, at that time, realize taxable compensation in the amount of the difference between the stock option price and the then fair market value of the shares of Common Stock. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such shares of Common Stock is equal to the sum of the stock option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares of common stock will be a long-term or short-term gain (or loss), depending upon the holding period of the shares of Common Stock.

Incentive Stock Options

An ISO results in no taxable ordinary income to the optionee or deduction to the Company at the time the ISO is granted or exercised. However, the excess of the fair market value of the shares of common stock acquired over the stock option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the shares of Common Stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares of Common Stock is treated as a long-term capital gain. If the shares of Common Stock are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares of common stock received upon exercise of the stock option over the stock option price (or, if less, the excess of the amount realized upon disposition over the stock option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares of common stock acquired upon exercise of an ISO is equal to the stock option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If an employee receives the appreciation inherent in the SAR in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SAR in shares of Common Stock, the spread between the then current fair market value of the shares of Common Stock and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a SAR. However, upon the settlement of the SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards

The current United States federal income tax consequences of other Awards authorized under the Incentive Plan are generally in accordance with the following: (i) the fair market value of restricted stock is generally subject to ordinary income tax at the time the restrictions lapse (unless the Participant elects taxation at grant, pursuant to Section 83(b)), (ii) the amount of cash paid (or the fair market value of the shares of Common Stock issued) to settle restricted stock units and performance units is generally subject to ordinary income tax. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the Participant recognizes ordinary income.

Section 162(m)

As described above, Awards granted under the Incentive Plan may qualify as “qualified performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to the CEO and the other Named

Executive Officers employed at the end of the fiscal year. To qualify for this exception, stock options and other Awards must be granted under the Incentive Plan by a Committee consisting solely of three or more “outside directors” within the meaning of Section 162(m) and satisfy the Incentive Plan’s limit on the amount that may be awarded to any one Participant during any calendar year. In addition, for Awards other than stock options to qualify as “qualified performance-based compensation,” the issuance or vesting of the Award, as the case may be, must be contingent upon satisfying one or more of the performance criteria listed in the Incentive Plan, and in the above description of “Performance-Based Awards,” as established and certified by a Committee consisting solely of three or more “outside directors.”

Section 409A

The Incentive Plan has been designed so that Awards thereunder either are not subject to the deferred compensation rules of Section 409A or, if subject to Section 409A, are compliant with Section 409A. Awards subject to Section 409A, but not compliant with Section 409A, could result in accelerated taxation of the Awards and an additional 20 percent tax and interest charge to the Participant. These potential penalties on the Participant could reduce the value of grants subject to Section 409A and adversely affect the Company’s ability to achieve the Incentive Plan’s purposes.

Deferral of Income

The Incentive Plan also allows the Committee to provide in an award agreement that Participants may elect to defer income associated with RSUs and Performance Units. However, such deferrals will only be permitted to be made in compliance with Section 409A. If such a deferral election is permitted and is made, the Participant will not be taxed on income associated with an Award until it is distributed and the Company will be entitled to any tax deduction at the same time.

RELATED PARTY TRANSACTIONS

Pursuant to a series of agreements, effective as of January 1, 2005, between MasterCard International and JPMorgan Chase Bank, National Association (“JPMorgan Chase”), an affiliate of JPMorgan Chase & Co., JPMorgan Chase and the Company have agreed to certain pricing arrangements for JPMorgan Chase’s use of the Company’s core authorization, clearing and settlement services and certain supplemental user-pay services in the United States. JPMorgan Chase is a principal member of MasterCard International and owns a portion of the United States franchisee of Mondex International, our wholly-owned subsidiary that operates a prepaid electronic purse program. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which JPMorgan Chase or its affiliates act as issuer or acquirer. In addition, JPMorgan Chase uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $2.25 billion dollar credit facility is syndicated to JPMorgan Chase, for which JPMorgan Chase receives a fee; JPMorgan Chase is the co-administrative agent of that facility and JPMorgan Securities Inc., another affiliate of JPMorgan Chase, is the co-arranger of that facility. Additional amounts are paid by the Company for these services. In addition, JPMorgan Chase and its affiliates receive amounts from the Company for cash management services. JPMorgan Chase acts as issuer of the Company’s corporate cards and provides a variety of banking services for the Company and for its employees pursuant to arrangements entered into with the Company. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to JPMorgan Chase and certain of its affiliates or business partners in connection with payment programs issued by JPMorgan Chase, including co-branded and affinity card programs, from time to time. For the full year ended 2004 and the nine months ended September 30, 2005, net revenues earned from JPMorgan Chase and its affiliates were approximately $315 million, or 12% of total net revenues, and $232 million, or 10% of total net revenues, respectively. For the full year ended 2004 and the nine months ended September 30, 2005, the Company paid JPMorgan Chase approximately $3 million in each period for the treasury and other services described above. Donald L. Boudreau, a director of the Company, is a former executive officer of a predecessor of JPMorgan Chase.

Pursuant to an agreement, dated as of January 1, 2004, among MasterCard International, Citibank, N.A. (“Citibank”), an affiliate of Citigroup Inc., and certain of its affiliates, Citibank and the Company have agreed to certain pricing arrangements with respect to transaction processing services for Citibank affiliates in North America. Citibank and the Company have also agreed to pricing arrangements for transaction processing services for Citibank’s affiliates outside of North America pursuant to an agreement between MasterCard International and Citibank dated January 3, 2005. Citibank and certain of its affiliates are principal members of MasterCard International and owns a portion of the United States franchise of Mondex International, our wholly-owned subsidiary that operates a prepaid electronic purse program. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Citibank or its affiliates act as issuer or acquirer. In addition, Citibank uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $2.25 billion dollar credit facility is syndicated to Citibank, N.A., for which Citibank and its affiliates receive a fee; Citibank is the co-administrative agent of that facility and Citigroup Global Markets Inc., another affiliate of Citibank, is the lead arranger of that facility. Additional amounts are paid by the Company for these services. Another insurance affiliate of Citibank is a creditor of MasterCard International in connection with a portion of the $149 million lease financing for the Company’s O’Fallon, Missouri operations facility. In addition, Citibank and its affiliates receive fees from the Company for cash management and asset management services. Citibank also acts as issuer of the Company’s corporate purchasing cards. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to Citibank, N.A. and certain of its affiliates or business partners in connection with payment programs issued by Citibank, including co-branded and affinity card programs, from time to time. For the full year ended

2004 and the nine months ended September 30, 2005, net revenues earned from Citibank and its affiliates were approximately $215 million, or 8% of total net revenues, and $188 million, or 8% of total net revenues, respectively. For the full year ended 2004 and the nine months ended September 30, 2005, the Company paid Citibank approximately $1 million in each period for the treasury and other services described above. Robert B. Willumstad, a member of the Company’s Global Board of Directors, is the former President and Chief Operating Officer of Citigroup Inc. Another member of the Global Board of Directors, Augusto M. Escalante, is the Deputy President, Consumer Product and Marketing Areas, of Banco Nacional de Mexico, S.A., another Citibank, N.A. affiliate. Other representatives of Citibank, N.A. or its affiliates may sit on the Company’s regional boards or business committees.

Pursuant to an agreement, effective as of July 1, 2003, between MasterCard International and HSBC Bank USA (“HSBC Bank”), an affiliate of HSBC Holdings plc, HSBC Bank and the Company have agreed to certain pricing arrangements for HSBC Bank’s use of the Company’s core authorization, clearing and settlement services in the United States. HSBC Bank and its affiliates are principal members of MasterCard International and own a portion of the United States franchisee of Mondex International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which HSBC Bank or its affiliates act as issuer or acquirer. In addition, HSBC Bank and its affiliates use several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $2.25 billion dollar credit facility is syndicated to HSBC Bank, for which HSBC Bank receives a fee. MasterCard Europe is also party to a 100 million euro uncommitted credit agreement with an affiliate of HSBC Bank. In addition, HSBC Bank and its affiliates receive amounts from the Company for cash management and investment management services. HSBC Bank acts as issuer of the Company’s corporate cards and provides a variety of banking services including, but not limited to, foreign exchange for the Company and for its employees pursuant to arrangements entered into with the Company. In addition to the agreements described above, the Company enters into other agreements to provide financial and other incentives to HSBC Bank and certain of its affiliates or business partners in connection with payment programs issued by HSBC Bank or its affiliates, including co-branded and affinity card programs, from time to time. For the full year ended 2004 and the nine months ended September 30, 2005, revenues earned from HSBC Bank and its affiliates were approximately $127 million and $106 million, respectively, representing 5% of total net revenues in each period. For the full year ended 2004 and the nine months ended September 30, 2005, the Company paid HSBC Bank and its affiliates approximately $1 million in each period for the treasury and other services described above. William F. Aldinger, one of the Company’s current directors, was the Chief Executive Officer of HSBC North America Holdings Inc., an affiliate of HSBC Bank, until April 2005. Another of the Company’s current directors, Siddharth N. Mehta, is the Chief Executive Officer of HSBC North America Holdings Inc.

Bank of America, National Association (“Bank of America”), an affiliate of Bank of America Corporation, is a principal member of MasterCard International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Bank of America and its affiliates act as issuers or acquirers. The Company enters into agreements to provide financial and other incentives to Bank of America and certain of its affiliates or business partners in connection with payment programs issued by Bank of America, including co-branded and affinity card programs, from time to time. For the full year ended 2004 net revenues earned from Bank of America and its affiliates were approximately $117 million or 5% of total net revenues. In June 2005, Bank of America announced plans to acquire MBNA Corp., one of our key customers, in the first quarter of 2006. The combined net revenues earned from Bank of America and MBNA for the nine months ended September 30, 2005 were $146 million, or 7% of total net revenues. For the full year ended 2004 and the nine months ended September 30, 2005 the Company made minimal payments to Bank of America for certain investment services.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the forms of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Authorized Capitalization

Upon consummation of this offering, our authorized capital stock will consist of 3,000,000,000 shares of Class A common stock, par value $.0001 per share, 1,200,000,000 shares of Class B common stock, par value $.0001 per share, 1,000,000 shares of Class M common stock, par value $.0001 per share, and 300,000,000 shares of preferred stock, par value $.0001 per share.

Common Stock

Voting Rights.    Each share of Class A common stock will entitle its holder to one vote per share.

Except as may be required by Delaware law, holders of Class B and Class M common stock will not be entitled to vote and will have no voting power. Notwithstanding the foregoing, in addition to any other vote required by law, the following items will require the affirmative vote of a majority of the votes cast thereon by the holders of the Class M common stock, voting separately as a class:

•	the sale, lease or exchange of all or substantially all of the assets of MasterCard or any of its subsidiaries which, in each case, requires stockholder approval under the General Corporation Law of the State of Delaware or any sale, lease or exchange of all or substantially all of the assets of MasterCard International;

•	the consummation of any merger or consolidation of MasterCard (a) with any other corporation or entity prior to the date which is twenty years and eleven months following the date of the consummation of this offering or (b) with (i) any competitor of MasterCard, (ii) any of our members or (iii) any financial institution that is eligible to become a member;

•	any amendment or modification of the amended and restated certificate of incorporation to authorize the issuance of capital stock other than Class A common stock, Class B common stock, Class M common stock or preferred stock prior to the date which is twenty years and eleven months following the date of the consummation of this offering;

•	for us to cease to engage in the business of providing core network authorization, clearing and settlement services for branded payment card transactions;

•

any alteration, amendment or repeal of any provision of the amended and restated certificate of incorporation that would have the effect of permitting (1) any person to beneficially own (a) shares of Class A common stock representing more than 15% of the aggregate outstanding shares or voting power of Class A common stock, (b) shares of any other class or series of our stock entitled to vote generally in the election of directors (which, for the avoidance of doubt, shall not include Class M common stock) (“other voting stock”) representing more than 15% of the aggregate outstanding shares or voting power of such class or series, or (c) shares of Class A common stock and/or other voting stock representing more than 15% of the aggregate voting power of all our then outstanding shares of stock entitled to vote at an election of directors, voting as a single class, or (2) or any member, former member or person that is an operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, to beneficially own any shares of Class A common stock or any other class or series of other voting stock in violation of the limitations on beneficial ownership described below under “—Beneficial Ownership Limitations”;

•	any alteration, amendment, or repeal of the requirement in our amended and restated certificate of incorporation that our board be comprised of three to twelve directors, of which up to three directors (but not more than one-quarter of all directors) shall be elected by the holders of Class M common stock or of the director qualifications discussed above in “Management—Our Board of Directors After the Offering” or the voting requirement for removal of Class M directors without cause or of any provision in the bylaws that is to the same effect;

•	any alteration, amendment, or repeal of the provisions of our certificate of incorporation governing the director qualifications and geographic diversity of our directors described in “Management—Our Board of Directors After the Offering” or of any provision in the bylaws that is to the same effect; and

•	any alteration, amendment, or repeal of any of the above listed approval rights of the Class M common stock or of the global proxy calculation used to determine the number of votes to which each holder of Class M common stock is entitled, or of any provision in the bylaws that is to the same effect.

In addition, the holders of the Class M common stock will also have the right to elect up to three of our directors, provided that the total number of Class M directors shall not exceed one-quarter of the total number of directors that will be in office immediately following such election. The holders of Class M common stock, collectively, will have the right to cast 1,000 votes in any vote of the holders of that class. Each holder of Class M common stock will be entitled to the number of votes that is equal to the product of 1,000 multiplied by the holder’s global proxy calculation, which is a fraction that is determined annually by a formula based on the relative level of revenues and transaction volume we generate from such holder. The sum of the global proxy calculations for all the holders of Class M common stock is one.

Dividend Rights.    Our Class A common stock and Class B common stock will share equally (on a per share basis) in any dividend declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock and to the distinction that any stock dividends will be paid in shares of Class A common stock to the holders of our Class A common stock and in shares of Class B common stock to the holders of our Class B common stock.

Holders of Class M common stock will not be entitled to receive dividends.

Liquidation Rights.    Upon liquidation, dissolution or winding up, our Class A common stock and Class B common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Holders of Class M common stock will not be entitled to receive any assets upon a liquidation, dissolution or winding up.

Conversion Right of Class B Common Stock.    Subject to the provisions of our amended and restated certificate of incorporation that prohibit our members and former members, and any person that is an operator, member or licensee of any competing general purpose payment card system, and any affiliate of any such person, from beneficially owning any share of Class A common stock or of any other class of our stock with general voting power and to such holder’s compliance with the right of first refusal procedures described below, any holder of Class B common stock may at any time and from time to time commencing on the fourth anniversary of the consummation of this offering, at such holder’s option, convert all or any portion of such holder’s shares of Class B common stock into an equal number of shares of Class A common stock in connection with a transfer of these converted shares of Class A common stock to a person permitted to hold our Class A common stock. For so long as our outstanding shares of Class B common stock represent 15% or more of the aggregate outstanding shares of our Class A and Class B common stock, before converting shares to Class A common stock, a holder of shares of Class B common stock must first offer to sell any shares of Class B common stock that such holder wishes to convert to the member financial institutions of MasterCard International. The shares can only be converted if they are not being purchased by another member. Our board of directors will establish procedures for the exercise of these conversion rights and the right of first refusal by the members of MasterCard International.

Shares of Class M common stock and, except as described below in “—Beneficial Ownership Limitations,” shares of Class A common stock are not convertible into any other class of our capital stock.

Redemption of Class B Common Stock.    Following this offering of Class A common stock, we intend to redeem that number of shares of Class B common stock that is equal to the aggregate number of shares of Class A common stock issued in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. The number of shares to be redeemed from each of our existing stockholders will be ratable to their respective ownerships. The redemption price per share to be received by our existing stockholders outside the United States (the “Non-U.S. Holders”) will equal the quotient of (A) the product of (x) the aggregate cash proceeds that we received in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares), net of underwriting discounts and commissions and other offering-related expenses (the “Net Cash Proceeds”), multiplied by (y) the fraction obtained by dividing the aggregate number of shares of Class B common stock then held by the Non-U.S. Holders by the total number of shares of Class B common stock then outstanding, divided by (B) the aggregate number of shares of Class B common stock that is being redeemed from the Non-U.S. Holders. The redemption price per share to be received by our existing stockholders in the United States (the “U.S. Holders”) will be lower than the price to be received by the Non-U.S. Holders and will equal the quotient of (A) the remainder of (x) the Net Cash Proceeds minus (y) the aggregate redemption price to be received by the Non-U.S. Holders minus (z) $650 million, divided by (B) the aggregate number of shares of Class B common stock that is being redeemed from the U.S. Holders; provided, however, that if such calculation results in a negative number, the redemption price per share to be received by the U.S. Holders will equal zero.

If the underwriters do not exercise in full their option to purchase additional shares in connection with this offering, our certificate of incorporation will require us, subject to applicable law and our board of directors’ fiduciary duties, to conduct a subsequent public offering of shares of Class A common stock prior to the 2007 annual meeting and to redeem that number of shares of Class B common stock that is equal to the aggregate number of shares of Class A common stock that we have issued in the subsequent public offering. The number of shares of Class B common stock to be redeemed will be reduced to the extent that the redemption would otherwise result in a number of shares of Class B common stock outstanding immediately following the redemption being less than 41% of the aggregate number of shares of Class A common stock and Class B common stock outstanding at the date of the redemption. The redemption price will be payable in cash in an amount equal to the price per share of Class A common stock that we receive in the subsequent public offering, net of underwriting discounts and commissions and other offering related expenses.

Shares of Class M common stock and, except as described below in “—Beneficial Ownership Limitations,” shares of Class A common stock are not redeemable. Shares of Class M common stock are subject to retirement under certain circumstances as described below in “—Issuance and Retirement of Class M Common Stock.”

Beneficial Ownership Limitations.

Class A Common Stock and Other Voting Stock.    Subject to limited exceptions, our amended and restated certificate of incorporation will prohibit any person from beneficially owning (a) shares of Class A common stock representing more than 15% of the aggregate outstanding shares or voting power of Class A common stock, (b) shares of any other class or series of our stock entitled to vote generally in the election of directors (which, for the avoidance of doubt, shall not include Class M common stock) (“other voting stock”) representing more than 15% of the aggregate outstanding shares or voting power of such class or series, or (c) shares of Class A common stock and/or other voting stock representing more than 15% of the aggregate voting power of all our then outstanding shares of stock entitled to vote at an election of directors, voting as a single class. In addition, no member or former member of MasterCard International or person that is an operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, may beneficially own any share of Class A common stock or of other voting stock.

Any attempted transfer of Class A common stock or other voting stock which, if effective, would result in violation of the ownership limits discussed above, will cause the number of shares causing the violation (rounded to the next highest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of Class A common stock or other voting stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of Class A common stock or other voting stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of Class A common stock or other voting stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of Class A common stock or other voting stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to MasterCard’s discovery that shares of Class A common stock or other voting stock have been transferred to the trust has to be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to applicable law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to MasterCard’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if MasterCard has already taken corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from MasterCard that shares of its stock have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in MasterCard’s certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to MasterCard’s discovery that shares of its stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of Class A common stock or other voting stock held in the trust transferred to the trustee may be redeemed by MasterCard, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or other such transaction, the Market Price at the time of such devise or gift or other such transaction) and (2) the Market Price on the date MasterCard, or its designee, elects to redeem such shares. MasterCard may reduce the amount payable to the Prohibited Owner (as defined in the certificate of incorporation) by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. MasterCard may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. MasterCard shall have the right to redeem such shares until the trustee has sold the shares held in the trust. Upon such a redemption, the interest of the charitable beneficiary in the shares shall terminate and the trustee shall distribute the net proceeds of the redemption to the Prohibited Owner.

Class B Common Stock.    Shares of Class B common stock may be held only by a member of MasterCard, by MasterCard or by MasterCard’s directors, officers or employees. Any transfer that would result in a violation of this ownership limitation will be void. MasterCard may redeem any shares of Class B common stock held by a person prohibited from holding such shares. In addition, subject to limited exceptions, our amended and restated certificate of incorporation will also prohibit any person from beneficially owning more than 15% of the aggregate outstanding shares of Class B common stock otherwise than as a direct result of a decrease in the number of shares of Class B common stock outstanding. If any attempted transfer of Class B common stock would, if effective, result in a violation of the ownership limitation discussed above, then the proposed transferee will not acquire any rights with respect to such shares, including any voting rights or dividend rights. We may redeem shares of Class B common stock owned in violation of this limitation.

Notwithstanding the foregoing, if at any time when shares of Class M common stock remain outstanding the number of shares of Class B common stock outstanding is less than 41% of the aggregate number of shares of Class A common stock and Class B common stock outstanding, our members will be permitted to acquire that number of additional shares of Class A common stock that would result in the holders of Class B common stock, collectively, holding 41% of the total outstanding shares of Class A common stock and Class B common stock. Any shares of Class A common stock that are acquired by a member pursuant to this exception will automatically convert into an equal number of shares of Class B common stock upon the acquisition thereof by the member. Our amended and restated certificate of incorporation provides that our board of directors may establish binding procedures for the exercise of these acquisition rights by members, including, without limitation, procedures relating to the periodicity of such acquisitions and the allocation among the members of the permission to acquire additional shares. While our board of directors has not yet established procedures for the exercise of these member acquisition rights, we expect to determine the number of shares of Class A common stock that members will be permitted to acquire on a quarterly basis based on our published financial statements and that any such acquisitions would be executed by members through open market or other secondary transactions rather than through any primary issuances by us.

Issuance and Retirement of Class M Common Stock.    Following the offering, we will issue a share of Class M common stock to each new principal member of MasterCard International. If any outstanding share of Class M common stock ceases to be held by a principal member of MasterCard International, such share shall automatically be transferred to us and then retired. In addition, all outstanding shares of Class M common stock shall automatically be transferred to us and retired and unavailable for issue or reissue, and we shall not have the authority to issue additional shares of Class M common stock, upon the earliest to occur of:

•	the approval of the retirement by the affirmative vote of at least a majority of the votes cast by the holders of Class M common stock, voting as a class; and

•	the day on which the outstanding shares of Class B common stock represent less than 15% of the total outstanding shares of Class A common stock and Class B common stock.

Other Matters.    Holders of our common stock do not have preemptive or subscription rights. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable, and the shares of our Class A common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable. The opinion of Simpson Thacher & Bartlett LLP with respect to the validity of the Class A common stock is filed as Exhibit 5.1 to the registration statement of which this prospectus forms a part. We will issue all shares of our capital stock in uncertificated form unless our board of directors determines that any particular series will be issued in certificated form.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Accordingly, we could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certification of Incorporation and Bylaws

Beneficial Ownership Limitations

As described above, subject to limited exceptions, our amended and restated certificate of incorporation will prohibit any person from beneficially owning more than 15% of any of the Class A common stock, the Class B common stock or any other class or series of our stock entitled to vote, or more than 15% of our total voting power. In addition, no member or former member of MasterCard International, or any operator, member or licensee of any competing general purpose payment card system, or any affiliate of any such person, may beneficially own any share of Class A common stock or any other class or series of our stock entitled to vote generally in the election of directors (which, for the avoidance of doubt shall not include Class M common stock).

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of Class A common stock and/or Class B common stock or otherwise be in their best interest.

Classified Board

Our amended and restated certificate of incorporation provides that, commencing with the first annual meeting of stockholders after our amended and restated certificate of incorporation becomes effective, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. In addition, the holders of our Class M common stock, voting separately as a class are entitled to elect a number of our directors that is equal to the lesser of (x) three and (y)  1/4 of the total number of directors that will be in office immediately following such election (rounded down to the nearest whole number). No more than one of the directors elected by the holders of our Class M common stock will be allocated to any one of the three classes of our board of directors. Our amended and restated certificate of incorporation provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than twelve directors.

Removal of Directors; Vacancies

Under the General Corporation Law of the State of Delaware, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and bylaws provide that, except for the directors elected by the holders of Class M common stock, directors may be removed only for cause, and only upon the affirmative vote of holders of at least 80% in voting power of all the shares of stock then entitled to vote at an election of directors, voting together as a single class. The directors elected by the holders of Class M common stock may be removed, without cause, by the holders of Class M common stock. In addition, our certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors who are not Class M directors, although less than a quorum. If our board of directors consists solely of Class M directors or a vacancy relates to a Class M directorship, the affirmative vote of the entire board of directors, including Class M directors, although less than a quorum, is required to fill any vacancy. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship (other than a Class M directorship) at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the votes cast thereon by the outstanding shares of the Company then entitled to vote at an election of directors (which, for the avoidance of doubt, shall not include shares of Class M common stock), voting together as a single class. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a Class M directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the votes cast thereon by the outstanding shares of Class M common stock, voting separately as a class.

No Cumulative Voting

The General Corporation Law of the State of Delaware provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation prohibits stockholder action by written consent by the holders of Class A common stock. It also provides that special meetings of our stockholders may be called only by or at the direction of the board of directors, our chief executive officer or the chairman of our board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors and members of the European Board for monetary damages for any breach of fiduciary duty in such capacity, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware.

Our amended and restated certificate of incorporation provides that we must indemnify our directors, any non-voting advisor to our board of directors, our officers and the members of our European Board to the fullest extent authorized by the General Corporation Law of the State of Delaware. We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers and certain employees. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Supermajority Provisions

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote, voting together as a single class, is required to amend our amended and restated certificate of incorporation, unless the amended and restated certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that, in addition to any vote required by law or the amended and restated certificate of incorporation, the provisions in the amended and restated certificate of incorporation addressing the following matters may be amended only by a vote of 80% or more of all of the outstanding shares of our capital stock then entitled to vote (not including shares of Class M common stock):

•	the amendment, alteration or repeal by our stockholders of any provisions of the bylaws;

•	the election and term of our directors, the composition of our board of directors, the director qualifications and the European Board;

•	the removal of directors;

•	the prohibition on Class A stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our board of directors, the chairman of our board or our Chief Executive Officer; and

•	the amendment provisions requiring that the above provisions be amended only with a 80% supermajority vote.

In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Notwithstanding the foregoing, our amended and restated certificate of incorporation also provides that our bylaws may be amended by the stockholders only by a vote of 80% or more of all of the outstanding shares then entitled to vote at an election of directors. In addition, the affirmative vote of at least 75% of our board of directors is required to amend the provision in our bylaws that requires that the appointment or election of one of our officers as Chairman of our board of directors be approved by at least 75% of our board of directors.

Voting Rights of Holders of Class M Common Stock

As described above, certain provisions contained in our amended and restated certificate of incorporation will require us to obtain the approval of the holders of our Class M common stock, voting separately as a class, for a variety of corporate actions. For example, the approval of the holders of our Class M common stock is required for certain amendments to or modifications of the amended and restated certificate of incorporation, including amendments or modifications that would have the effect or permitting any person to own more than 15% or more of our voting stock, or to approve the sale, lease or exchange of all or substantially all of the assets of MasterCard or the consummation of mergers or consolidations of MasterCard. Because shares of our Class M common stock do not have any economic rights, the holders of the Class M common stock may not have the same incentive to approve a corporate action that may be favorable for the holders of Class A common stock. In addition, the holders of the Class M common shares have the right to elect up to three of our directors (but no more than one-quarter of all directors). See “—Common Stock—Voting Rights.”

Stock Ownership of The MasterCard Foundation

Following completion of this offering, The MasterCard Foundation is expected to own 13,500,047 shares of Class A common stock, representing approximately 10% of our equity and 18% of our general voting power (or 17% of our general voting power if the underwriters exercise their option to purchase additional shares in full). Under the terms of the donation, The MasterCard Foundation may not sell or otherwise transfer its shares of Class A common stock prior to the date which is twenty years and eleven months following the date of the consummation of this offering, except to the extent necessary to comply with charitable giving requirements under Canadian law starting on the fourth anniversary of the consummation of this offering. The five initial directors of The MasterCard Foundation will be selected by a three-member “blue ribbon” panel subject to certain limited veto rights of the Nominating and Corporate Governance Committee of our new board of directors. The blue ribbon panel will be selected by Messrs. Boudreau and Falcones, two of our current directors, and Mr. Selander, our CEO, and be comprised of individuals who satisfy the independence requirements for service on our board of directors. Thereafter, the continuing directors of the Foundation will, in consultation with, but not under the control of, the Nominating and Corporate Governance Committee, select successors to become directors of the Foundation at the end of any director’s term of office or to fill any vacancy. The directors of the Foundation will be required to be independent of us and our members. The ownership of Class A common stock by The MasterCard Foundation, together with the restrictions on transfer, could discourage or make more difficult acquisition proposals favored by the other holders of the Class A common stock. In addition, because The MasterCard Foundation will be restricted from selling its shares for an extended period of time, it may not have the same interest in short or medium-term movements in our stock price as, or incentive to approve a corporate action that may be favorable to, our other stockholders.

Delaware Law Anti-Takeover Statute

We are a Delaware corporation and will, upon the consummation of this offering, be subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock. Our board of directors has approved The MasterCard Foundation becoming a holder of more than 15% of our Class A common stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Mellon Investor Services LLC.

Listing

We propose to list our Class A common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol “MA.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our voting securities by each person known to us to beneficially own more than five percent of any class of our voting securities as of October 21, 2005. Under our existing bylaws, only principal members of MasterCard International are allowed to own shares of our common stock, and none of our directors or executive officers beneficially owns any equity securities of MasterCard Incorporated or any of its subsidiaries.

Name and Address of Beneficial Owner	Shares of Class A Redeemable Common Stock Beneficially Owned	Percent of Total Outstanding Class A Redeemable Common Stock Beneficially Owned
JPMorgan Chase & Co.(1) 270 Park Avenue New York, NY 10017	10,372,597	10.37%

Citigroup, Inc(2) 399 Park Avenue New York, NY 10043	8,802,547	8.80%

HSBC Holdings PLC(3)	5,101,323	5.10%
8 Canada Square London E14 5HQ United Kingdom

(1)	Based on a Schedule 13G/A Information Statement filed on February 10, 2005, JPMorgan Chase & Co. shares voting power with respect to its class A redeemable common stock with its wholly owned subsidiaries, Chase Manhattan Bank USA, National Association, and JPMorgan Chase Bank, National Association.
(2)	Based on a Schedule 13G/A Information Statement filed on February 11, 2005, Citigroup, Inc. shares investment and voting power with respect to its class A redeemable common stock with Citicorp, Citigroup Holdings Company and Citibank, N.A., its subsidiaries. Citigroup, Inc., Citicorp and Citibank, N.A. share the same address listed above. Citigroup Holdings Company’s address as indicated by the Schedule 13G/A is One Rodney Square, Wilmington, DE 19801.
(3)	HSBC Holdings PLC’s class A redeemable common stock reflects the shares of common stock held by its subsidiaries on a consolidated basis.

Prior to this offering of shares of our Class A common stock, we will reclassify all of our 100,000,348 outstanding shares of class A redeemable common stock so that each of our existing stockholders will receive 1.35 shares of our Class B common stock for each share of Class A redeemable common stock that they held prior to the reclassification and a single share of our Class M common stock. In addition, at the time of this offering, we will issue 13,500,047 shares of our Class A common stock as a donation to The MasterCard Foundation. We intend to use a portion of our net proceeds from this offering (including any proceeds received pursuant to the underwriters’ option to purchase additional shares) to redeem a number of shares of Class B common stock from our existing stockholders that is equal to the aggregate number of shares of Class A common stock that we issue to investors in this offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) and to The MasterCard Foundation. In the event that the underwriters do not exercise in full their option to purchase up to an additional 4,615,132 shares of Class A common stock from us in connection with this offering, our certificate of incorporation will require us, subject to applicable law and to the board of directors’ fiduciary duties, prior to the time of our 2007 annual meeting of stockholders, to issue additional shares of Class A common stock in a public offering and to use the proceeds from such offering to redeem additional shares of Class B common stock so that, immediately following such subsequent offering and redemption, our existing stockholders will own approximately 41% of the aggregate number of shares of Class A common stock and Class B common stock at that time.

Immediately following the offering transactions, we expect that The MasterCard Foundation will beneficially own 18% of our outstanding shares of Class A common stock, representing 18% of our general voting power (or 17% of our outstanding shares of Class A common stock representing 17% of our general voting power if the underwriters exercise their option to purchase additional shares in full). While we do not expect that any of our existing stockholders will beneficially own any of our Class A common stock following the offering transactions, we expect that certain of our existing stockholders will hold five percent or more of the voting power of the Class M common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering we will have a total of 75,035,145 shares of our Class A common stock outstanding (or 79,650,277 shares if the underwriters exercise their option to purchase additional shares in full), of which 61,535,098 shares of Class A common stock (or 66,150,230 shares if the underwriters exercise their option to purchase additional shares in full) will have been sold in this offering and may be resold immediately in the public market and 13,500,047 shares will have been issued as a donation to The MasterCard Foundation and, under the terms of the donation, may begin to be resold by The MasterCard Foundation on the fourth anniversary of the consummation of this offering to the extent necessary to comply with charitable giving requirements.

In addition, immediately following the offering transactions, our existing stockholders will hold 59,965,325 shares of our Class B common stock (or 55,350,193 shares if the underwriters exercise their option to purchase additional shares in full), each of which will, commencing on the fourth anniversary of the consummation of this offering, be convertible for shares of our Class A common stock on a one-for-one basis in connection with a transfer of those converted shares to a person permitted to hold Class A common stock. Any shares of Class A common stock issuable upon conversion of such shares will be freely tradable without restriction or registration under the Securities Act by persons other than our affiliates.

In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding Class A common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

In addition, our amended and restated certificate of incorporation permits the issuance of up to an aggregate of 3,000,000,000 shares of Class A common stock. See “Description of Capital-Stock—Authorized but Unissued Capital Stock.”

Lock-Up Agreements

We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co.

The MasterCard Foundation may not sell any of the shares of Class A common stock that we have donated to it for a period of four years following this offering. Thereafter, until the date which is twenty years and eleven months following the date of this offering, The MasterCard Foundation may only sell the shares of Class A common stock that we have donated to it to the extent necessary to satisfy its charitable giving requirements.

Long Term Incentive Plan

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all 5,300,000 shares of Class A common stock reserved for issuance under our long term incentive plan. Shares covered by these registration statements will be available for sale in the public market, other than shares owned by our affiliates, which may be sold in the public market if they are registered or qualify for an exemption from registration under Rule 144.

The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. This summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than an entity or arrangement treated as a partnership) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, a “controlled foreign corporation,” a “passive foreign investment company” or an investor in a pass-through entity). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder, judicial decisions, published positions of the Internal Revenue Service and other applicable authorities, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the Class A common stock, as well as the consequences to you arising under the laws of any state, municipality, foreign country or other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who holds our Class A common stock as a capital asset and who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and the non-U.S. holder owns, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period the shares were held, more than 5% of the outstanding shares of our Class A common stock.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Generally, a non-U.S. holder will certify its non-U.S. status on Internal Revenue Service Form W-8BEN.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service.

Estate Tax

An individual non-U.S. holder who owns shares of our Class A common stock at the time of his death or who made certain lifetime transfers of an interest in our Class A common stock will be required to include the value of such Class A common stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Harris Nesbitt Corp., KeyBanc Capital Markets, a division of McDonald Investments, Inc., Santander Investment Services S.A. and SG Cowen & Co., LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Harris Nesbitt Corp.
KeyBanc Capital Markets, a division of McDonald Investments, Inc.
Santander Investment Services S.A.
SG Cowen & Co., LLC

Total	61,535,098

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 4,615,132 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 4,615,132 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the Class A common stock on the New York Stock Exchange under the symbol “MA.” In order to meet one of the requirements for listing the Class A common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a)    it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

(b)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c)    it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

MasterCard currently anticipates that it will undertake a directed share program, pursuant to which it will direct the underwriters to reserve up to 1.35 million shares of Class A common stock for sale to certain management level employees, at the initial public offering price. The number of shares of Class A common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

A prospectus in electronic format will be made available on the websites maintained by one or more of the representatives of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters are members or affiliates of members of MasterCard International, including J.P. Morgan Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Harris Nesbitt Corp., Santander Investment Services S.A., KeyBanc Capital Markets and Deutsche Bank Securities Inc. and are existing stockholders of MasterCard Incorporated. Accordingly, these institutions will collectively receive approximately     % of the proceeds used for the redemption of the Class B common stock. Because the underwriters or their affiliates will receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “Conduct Rules”). In addition, J.P. Morgan Securities Inc. may be deemed to be our “affiliate” as defined by Rule 2720 of the Conduct Rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for MasterCard, for which they received or will receive customary fees and expenses. In particular, with respect to our $2.25 billion dollar credit facility: affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc. are co-syndication agents and co-administrative agents, an affiliate of Citigroup Global Markets, Inc. is the lead arranger, an affiliate of JPMorgan Chase is the co-arranger, and affiliates of Deutsche Bank Securities, Inc., Harris Nesbitt and HSBC Securities (USA) Inc., are lenders under that facility. J.P. Morgan Securities Inc. or its affiliates receive fees for cash management services, services relating to securities trading, derivative and foreign exchange activities, and credit, treasury, security and investment management services. Citigroup Global Markets, Inc. or its affiliates receive fees for cash management and asset management services. HSBC Securities (USA) Inc. or its affiliates also receive fees for cash management services, and for a variety of banking services, including foreign currency-related agreements with MasterCard. Harris Nesbitt Corp. is also a party to foreign currency-related agreements with subsidiaries of MasterCard, and a synthetic lease arrangement relating to our Missouri operations facility. In addition, in November 2004, we entered into an agreement with Goldman, Sachs & Co. whereby it provides us with certain financial advice relating to matters such as public and private financings, business combinations and stock or debt repurchases, among other things. In addition, we anticipate that affiliates of the underwriters will collectively receive approximately     % of the proceeds used for the redemption of Class B common stock from our existing stockholders. See “Related Party Transactions” and “Use of Proceeds.”

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

With respect to the unaudited financial information of MasterCard Incorporated for the nine month periods ended September 30, 2005 and 2004 included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 2, 2005 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a Web site maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission as described above, or inspect them without charge at the Securities and Exchange Commission’s Web site. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of MasterCard is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. As required by Section 404 of the Sarbanes-Oxley Act of 2002, management has assessed the effectiveness of MasterCard’s internal control over financial reporting as of December 31, 2004. In making its assessment management has utilized the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its report entitled Internal Control—Integrated Framework. Management has concluded that, based on its assessment, MasterCard’s internal control over financial reporting was effective as of December 31, 2004. Our management’s assessment of the effectiveness of MasterCard’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears on the next page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of MasterCard Incorporated:

We have completed an integrated audit of MasterCard Incorporated’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its December 31, 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of MasterCard Incorporated and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9 to the consolidated financial statements, the Company changed its method for calculating the market-related value of pension plan assets used in determining the expected return on the assets component of annual pension cost in 2003. Additionally, as discussed in Note 12 to the Consolidated Financial Statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities”, which resulted in the consolidation of a special purpose entity in 2003.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-2, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/    PRICEWATERHOUSECOOPERS LLP

New York, New York

March 1, 2005

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$328,996	$248,119
Investment securities, at fair value:
Trading	27,407	30,761
Available-for-sale	781,486	631,630
Accounts receivable	293,292	259,429
Settlement due from members	223,738	210,014
Restricted security deposits held for members	87,300	60,524
Prepaid expenses	124,595	92,189
Other current assets	35,982	77,184

Total Current Assets	1,902,796	1,609,850
Property, plant and equipment, at cost (less accumulated depreciation of $329,877 and $288,259)	242,358	258,520
Deferred income taxes	235,023	223,908
Goodwill	217,654	187,881
Other intangible assets (less accumulated amortization of $228,466 and $158,938)	328,984	327,630
Municipal bonds held-to-maturity	195,295	196,141
Other assets	142,560	96,975

Total Assets	$3,264,670	$2,900,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$187,035	$202,604
Settlement due to members	186,858	176,144
Restricted security deposits held for members	87,300	60,524
Obligations under U.S. merchant lawsuit and other legal settlements—current (Notes 14 and 16)	129,047	155,780
Accrued expenses (Note 8)	648,019	555,165
Other current liabilities	63,103	38,641

Total Current Liabilities	1,301,362	1,188,858
Deferred income taxes	73,227	64,125
Obligations under U.S. merchant lawsuit and other legal settlements (Notes 14 and 16)	468,547	516,686
Long-term debt	229,569	229,574
Other liabilities	212,393	198,321

Total Liabilities	2,285,098	2,197,564
Commitments and contingent liabilities (Notes 13 and 16)
Minority interest	4,620	4,620
Stockholders’ Equity
Class A redeemable common stock, $.01 par value; authorized 275,000,000 shares, issued 84,000,000 shares	840	840
Class B convertible common stock, $.01 par value; authorized 25,000,000 shares, issued 16,000,000 shares	160	160
Additional paid-in capital	967,368	967,368
Retained earnings (accumulated deficit)	(121,204)	(359,264)
Accumulated other comprehensive income (loss), net of tax:
Cumulative foreign currency translation adjustments	127,481	83,210
Net unrealized gain on investment securities available-for-sale	3,804	9,476
Net unrealized loss on derivatives accounted for as hedges	(3,497)	(3,069)

Total accumulated other comprehensive income, net of tax	127,788	89,617

Total Stockholders’ Equity	974,952	698,721

Total Liabilities and Stockholders’ Equity	$3,264,670	$2,900,905

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2004	2003	2002
	(In thousands, except per share data)
Revenue	$2,593,330	$2,230,851	$1,891,811
Operating Expenses
General and administrative	1,185,837	1,098,552	965,299
Advertising and market development	915,851	851,150	694,010
U.S. merchant lawsuit and other legal settlements (Notes 14 and 16)	21,653	763,460	—
Depreciation	51,277	52,953	42,068
Amortization	72,040	66,598	48,437

Total operating expenses	2,246,658	2,832,713	1,749,814

Operating income (loss)	346,672	(601,862)	141,997
Other Income (Expense)
Investment income, net	48,701	56,591	25,607
Interest expense	(69,722)	(62,936)	(9,891)
Minority interest in losses (earnings) of subsidiaries	175	160	(79)
Other income (expense), net	(2,126)	(3,473)	754

Total other income (expense)	(22,972)	(9,658)	16,391

Income (loss) before income taxes	323,700	(611,520)	158,388
Income tax expense (benefit)	85,640	(220,778)	41,959

Income (loss) before cumulative effect of accounting change	238,060	(390,742)	116,429
Cumulative effect of accounting change, net of tax	—	4,949	—

Net Income (Loss)	$238,060	$(385,793)	$116,429

Net Income (Loss) per Share (Basic and Diluted):
Income (loss) before cumulative effect of accounting change	$2.38	$(3.91)	$1.35
Cumulative effect of accounting change, net of tax	—	.05	—

Net Income (Loss) per Share (Basic and Diluted)	$2.38	$(3.86)	$1.35

Pro Forma Net Income per Share (Basic and Diluted) assuming reclassification of shares prior to initial public offering (Unaudited) (Note 22)	$1.76

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2004	2003	2002
	(In thousands)
Operating Activities
Net income (loss)	$238,060	$(385,793)	$116,429
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	51,277	52,953	42,068
Amortization	72,040	66,598	48,437
Impairment of assets	7,427	4,359	6,370
Deferred income taxes	40,845	(240,666)	4,429
Other	4,540	1,391	2,281
Changes in operating assets and liabilities, net of effects from acquisitions:
Trading securities	3,354	(250)	12,642
Accounts receivable	(22,446)	(48,799)	16,414
Settlement due from members	2,768	55,006	63,491
Prepaid expenses and other current assets	(30,737)	(21,604)	(4,086)
Accounts payable	(20,275)	21,566	34,420
Settlement due to members	(3,356)	(27,777)	(38,133)
Legal settlement accruals, including accretion of imputed interest	(74,872)	672,466	—
Accrued expenses	82,403	39,738	64,529
Net change in other assets and liabilities	(7,233)	1,257	(59,419)

Net cash provided by operating activities	343,795	190,445	309,872
Investing Activities
Purchases of property, plant and equipment	(30,525)	(76,253)	(54,237)
Capitalized software	(47,630)	(73,310)	(47,128)
Purchases of investment securities available-for-sale	(2,194,931)	(1,282,107)	(1,610,861)
Proceeds from sales of investment securities available-for-sale	2,032,275	1,265,192	1,474,201
Cash received from the acquisition of Europay International S.A., net of acquisition related expenses	—	—	31,243
Acquisition of businesses, net of cash acquired	(29,861)	—	—
Other investing activities	(3,842)	(3,356)	(5,972)

Net cash used in investing activities	(274,514)	(169,834)	(212,754)
Financing Activities
Short-term borrowings, net of repayments	—	—	(34,893)

Net cash used in financing activities	—	—	(34,893)

Effect of exchange rate changes on cash and cash equivalents	11,596	8,933	1,307

Net increase in cash and cash equivalents	80,877	29,544	63,532
Cash and cash equivalents—beginning of year	248,119	218,575	155,043

Cash and cash equivalents—end of year	$328,996	$248,119	$218,575

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’/MEMBERS’ EQUITY

	Total	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income, net of tax	Common Stock		Additional Paid-In Capital
				Class A	Class B	Class A	Class B
	(In thousands)
Balance at December 31, 2001	$606,661	$602,724	$3,937	$—	$—	$—	$—
Net income	116,429	116,429	—	—	—	—	—
Issuance of common stock	275,744	(692,624)	—	840	160	812,589	154,779
Other comprehensive income, net of tax	24,572	—	24,572	—	—	—	—

Balance at December 31, 2002	1,023,406	26,529	28,509	840	160	812,589	154,779
Net loss	(385,793)	(385,793)	—	—	—	—	—
Other comprehensive income, net of tax	61,108	—	61,108	—	—	—	—

Balance at December 31, 2003	698,721	(359,264)	89,617	840	160	812,589	154,779
Net income	238,060	238,060	—	—	—	—	—
Other comprehensive income, net of tax	38,171	—	38,171	—	—	—	—

Balance at December 31, 2004	$974,952	$(121,204)	$127,788	$840	$160	$812,589	$154,779

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2004	2003	2002
	(In thousands)
Net Income (Loss)	$238,060	$(385,793)	$116,429
Other comprehensive income, net of tax:
Foreign currency translation adjustments	44,271	66,668	17,220
Unrealized (loss) gain on investment securities available-for-sale	(5,977)	(2,492)	18,717
Income tax effect	2,068	925	(6,337)

	(3,909)	(1,567)	12,380

Reclassification adjustment for net gain realized on investment securities available-for-sale	(2,695)	(5,442)	(3,825)
Income tax effect	932	2,020	1,295

	(1,763)	(3,422)	(2,530)

Unrealized loss on derivatives accounted for as hedges	(4,262)	(13,844)	(2,498)
Income tax effect	957	4,672	—

	(3,305)	(9,172)	(2,498)

Reclassification adjustment for net loss realized on derivatives accounted for as hedges	3,710	11,710	—
Income tax effect	(833)	(3,109)	—

	2,877	8,601	—

Other comprehensive income, net of tax	38,171	61,108	24,572

Comprehensive Income (Loss)	$276,231	$(324,685)	$141,001

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

Note 1. Summary of Significant Accounting Policies

Organization—MasterCard Incorporated and its consolidated subsidiaries, including MasterCard International Incorporated (“MasterCard International”), MasterCard Europe sprl (“MasterCard Europe”) (together, “MasterCard” or the “Company”), provide transaction processing and related services to customers principally in support of their credit, deposit access (debit), electronic cash and Automated Teller Machine (“ATM”) payment card programs, and travelers cheque programs. MasterCard enters into transactions with its customers in the normal course of business and operates a system for payment processing among its customers.

Consolidation and basis of presentation—The Company follows accounting principles generally accepted in the United States of America. Certain prior period amounts have been reclassified to conform to the 2004 presentation. The consolidated financial statements include the accounts of MasterCard and its majority-owned subsidiaries. Intercompany transactions are eliminated in consolidation.

The Company consolidates majority-owned and controlled entities, including specific consideration of variable interest entities which are required to be consolidated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Minority interest is recorded for consolidated entities in which the Company owns less than 100% of the interest. Minority interest represents the equity interest not owned by the Company.

The Company accounts for investments in entities under the equity method of accounting when it holds between 20% and 50% ownership in the entity and when it exercises significant influence. The equity method of accounting is also utilized for limited partnerships and limited liability companies if the investment ownership percentage is greater than 3% of outstanding ownership interests or common stock, respectively, regardless of whether MasterCard has significant influence over the investees. MasterCard’s share of net earnings or losses of entities accounted for under the equity method of accounting is included in other income (expense), net on the consolidated statements of operations.

The Company accounts for investments in affiliates under the historical cost method of accounting when it holds less than 20% ownership in the entity and when it does not exercise significant influence.

Investments in entities for which the equity method and historical cost method of accounting are appropriate are recorded in other assets on the consolidated balance sheets.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management has established detailed policies and control procedures to ensure the methods used to make estimates are well controlled and applied consistently from period to period. Actual results may differ from these estimates.

Cash and cash equivalents—Cash and cash equivalents include certain highly liquid investments with a maturity of three months or less from the date of purchase. Cash equivalents are recorded at cost, which approximates fair value.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Investment securities—The Company classifies debt securities as held-to-maturity or available-for-sale and classifies equity securities as trading.

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the debt securities to maturity. Held-to-maturity debt securities are stated at amortized cost. Debt securities that are not held-to-maturity are classified as available-for-sale. Available-for-sale debt securities are carried at fair value, with the unrealized gains and losses, net of applicable taxes, recorded as a separate component of other comprehensive income on the consolidated statements of comprehensive income (loss). Quoted market values, when available, are used to determine the fair value of debt securities. The specific identification method is used to determine gains and losses. Net realized gains and losses on debt securities are recognized in investment income on the consolidated statements of operations.

Equity securities bought and held primarily for sale in the near term are classified as trading and are reported at fair value. Quoted market values are used to determine the fair value of trading securities. The Company’s trading securities are publicly traded and are related to an executive compensation plan. Net realized and unrealized gains and losses on trading securities are recognized in investment income on the consolidated statements of operations. The specific identification method is used to determine realized gains and losses. To the extent these securities appreciate over their original cost, a corresponding offset would be recorded in general and administrative expense in connection with the executive compensation plan.

Held-to-maturity and available-for-sale investments are evaluated for other than temporary impairment on an ongoing basis in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Available-for-sale securities are available to meet the Company’s current operational needs and accordingly are classified as short-term.

Settlement due from/due to members—The Company operates systems for clearing and settling payment transactions among MasterCard International members. Net settlements are generally cleared daily among members through settlement cash accounts by wire transfer or other bank clearing means. However, some transactions may not settle until subsequent business days, resulting in amounts due from and due to MasterCard International members.

Restricted security deposits held for MasterCard International members—MasterCard requires and holds cash deposits from certain members of MasterCard International in order to maintain collateral for settlement of their transactions. These assets are fully offset by corresponding liabilities included on the consolidated balance sheets.

Property, plant and equipment—Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of equipment and furniture and fixtures is computed using the straight-line method over the related estimated useful lives of the assets, generally ranging from two to five years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives of the improvements or the terms of the related leases. Capital leases are amortized using the straight-line method over the lives of the leases. Depreciation on buildings is calculated using the straight-line method over an estimated useful life of 30 years. Amortization of leasehold improvements and capital leases is included in depreciation expense.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

The Company evaluates the recoverability of all long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the carrying value of the asset cannot be recovered from estimated future cash flows, undiscounted and without interest, the fair value of the asset is calculated using the present value of estimated net future cash flows. If the carrying amount of the asset exceeds its fair value, a loss is recorded.

Goodwill—Goodwill represents the excess of cost over net assets acquired in connection with the acquisition of certain businesses. The Company tests its goodwill for impairment at least annually. Goodwill was tested for impairment during each of 2004, 2003 and 2002. In 2004, the company recorded an impairment charge; see Note 6 herein.

Intangible assets—Intangible assets consist of capitalized software costs, franchise rights, trademarks, tradenames and other intangible assets, which have finite lives, and customer relationships, which have indefinite lives. Intangible assets with finite useful lives are amortized over their estimated useful lives under the straight-line method. MasterCard capitalizes average internal costs incurred for payroll and payroll related expenses by department for the employees who directly devote time to the design, development and testing phases of each capitalized software project.

The Company reviews intangible assets with finite lives for impairment when events or changes in circumstances indicate that their carrying amount may not be recoverable. During 2004, 2003 and 2002, the Company recorded impairment charges for finite lived intangible assets; see Note 7 herein. Intangible assets with indefinite lives, customer relationships, are tested for impairment at least annually. No impairment charges were recorded in 2004, 2003 or 2002.

Litigation accrual—The Company is party to certain legal and regulatory proceedings with respect to a variety of matters. Except as described in Notes 14 and 16, MasterCard does not believe that any legal or regulatory proceedings to which it is a party would have a material adverse impact on its results of operations, financial position or cash flows. We assess the materiality of litigation by reviewing a range of qualitative and quantitative factors. These factors include the size of the potential claims, the likelihood of plaintiffs’ success on the merits, and the potential impact of the litigation on our key business processes and relationships. The Company evaluates the likelihood of an unfavorable outcome of the legal or regulatory proceedings to which it is a party in accordance with SFAS No. 5, “Accounting for Contingencies.” These judgments are subjective based on the status of the legal or regulatory proceedings, the merits of its defenses and consultation with in-house and external legal counsel. The actual outcomes of these proceedings may differ from the Company’s judgments.

Settlement and travelers cheque risk—MasterCard has global risk management policies and procedures, which include risk standards to provide a framework for managing the Company’s settlement exposure. Settlement risk is the legal exposure due to the difference in timing between the payment transaction date and subsequent settlement. MasterCard International’s rules generally guarantee the payment of MasterCard transactions and certain Cirrus and Maestro transactions between principal members. In the event that MasterCard International effects a payment on behalf of a failed member, MasterCard International may seek an assignment of the underlying receivables. Subject to approval by the Board of Directors, members may be assessed for the amount of any settlement loss. MasterCard has also guaranteed the payment of MasterCard-branded travelers cheques in the event of issuer default. The term and amount of these guarantees are unlimited.

Derivative financial instruments—The Company accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(“SFAS 133”). SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, be recorded on the balance sheet at fair value in other assets and other liabilities, regardless of the purpose or intent for holding them.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a foreign-currency cash flow hedge are recorded in other comprehensive income (loss) until earnings are affected by the variability of cash flows of the hedged transaction (e.g., until periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceeds the variability in the cash flows of the forecasted transaction) is recorded in current-period earnings. Changes in the fair value of derivative instruments which are foreign currency fair value hedges or which do not qualify or are not designated for hedge accounting under SFAS 133 are reported in current-period earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions for all derivatives that qualify for hedge accounting under SFAS 133. This process includes linking all derivatives that are designated as foreign-currency cash flow hedges to forecasted transactions. The Company also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the fair value or cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. If and when it is determined that a derivative is no longer expected to be highly effective, hedge accounting is discontinued.

Income taxes—The Company provides for income taxes under the provisions of SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between the financial statement carrying amounts and income tax bases of assets and liabilities. Valuation allowances are provided against assets which are not likely to be realized.

Revenue recognition—The Company’s revenue is comprised principally of operations fees and assessments. Revenues are generated from the fees charged to customers for providing transaction processing and other payment services, and from assessments calculated on the dollar volume of activity on cards carrying our brands. Revenues are generally based upon transactional information accumulated by our systems or reported by our customers. Certain revenues are estimated based upon aggregate transaction information and historical and projected customer performance. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured.

Operations fees represent fees for authorization, clearing, settlement and other products and services that facilitate transaction and information management among the Company’s customers on a global basis. These fees are recognized as revenue in the same period as the related transactions occur or services are rendered. Other revenues included within operations fees include currency conversion fees, net foreign exchange gains or losses on settlement activities, excessive chargeback violation fees, consulting, sales of holograms, warning bulletins, manuals and publications.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Assessments predominantly represent payments made by members of MasterCard International with respect to their card programs carrying the marks of one or more of the brands within the MasterCard family of brands, principally the MasterCard, Maestro and Cirrus brands. Assessments are based principally upon daily, monthly or quarterly gross dollar volumes (“GDV”), which represent gross usage (purchase and cash disbursements) on MasterCard-branded cards for goods and services, including balance transfers and convenience checks. Assessments are recorded as revenue in the period they are earned, which is when the related GDV is generated on the cards. Assessments are based on management’s estimate of the customers’ performance in a given period and actual results may differ from these estimates.

MasterCard has business agreements with certain customers that provide for fee rebates when the customers meet certain hurdles. Such rebates are calculated on a monthly basis based upon estimated performance and the contracted discount rates for the services provided. MasterCard also enters into agreements with certain customers to provide volume-based and performance support incentives. MasterCard may incur costs directly related to the acquisition of the contract, which are deferred and amortized over the life of the contract. Rebates and incentives are recorded as a reduction of revenue in the same period as the revenue is earned or performance has occurred, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-9”). Rebates and incentives are based on management’s estimate of the customers’ performance in a given period, and actual results may differ from these estimates.

In addition, certain rebate and incentive agreements provide for free or discounted services, which are recorded in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” The discount from the fair value of the services is recorded as a reduction of revenue related to other elements of the contract using the residual method.

Pension and other postretirement plans—Compensation cost of an employee’s pension benefit is recognized on the projected unit credit method over the employee’s approximate service period. The unit credit cost method is utilized for funding purposes. Prior to 2003, the expected return on plan assets was based on a calculated asset value. Beginning in 2003, the expected return on plan assets is based on the current fair value of the plan assets; this change in accounting principle is discussed in Note 9.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106, and a revision of FASB Statement No. 132” (“SFAS 132”). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS 132 requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Company has fully implemented SFAS 132 for the year ended December 31, 2004.

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”)” (“FSP 106-2”). FSP 106-2 requires companies to account for the effect of the subsidy on

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D. MasterCard International determined the effects of the Act were not a significant event requiring an interim remeasurement. Consequently, as permitted by FSP 106-2, net periodic postretirement benefit cost for 2004 does not reflect the effects of the Act. The accumulated postretirement benefit obligation (“APBO”) for the postretirement benefit plan was remeasured at December 31, 2004 to reflect the effects of the Act, which resulted in a reduction in the APBO of $2,680.

Advertising expense—Cost of media advertising is expensed when the advertising takes place. Production costs are expensed as costs are incurred. Promotional items are expensed at the time the promotional event occurs.

Foreign currency translation—The U.S. dollar is the functional currency for the majority of the Company’s businesses except for MasterCard Europe’s operations, for which the functional currency is the euro and MasterCard’s operations in Brazil for which the functional currency is the real. Where the U.S. dollar is considered the functional currency, monetary assets and liabilities are remeasured to U.S. dollars using current exchange rates in effect at the balance sheet date; non-monetary assets and liabilities are remeasured at historical exchange rates; and revenue and expense accounts are remeasured at a weighted average exchange rate for the period. Resulting exchange gains and losses are included in net income (loss). Where local currency is the functional currency, translation from the local currency to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate for the period. Resulting translation adjustments are reported as a component of other comprehensive income (loss).

Net income (loss) per share—MasterCard computes basic and diluted net income (loss) per share by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding for the period.

Note 2. Supplemental Cash Flows

The following table includes supplemental cash flow disclosures for the years ended December 31:

	2004	2003	2002
Cash paid for income taxes	$43,594	$14,739	$68,238
Cash paid for interest	16,732	16,793	5,711
Cash paid for settlement of U.S. merchant lawsuit and other legal settlements (Note 14 and 16)	149,948	133,680	—
Non-cash investing and financing activities:
Common stock issued for acquisition of Europay International S.A (Note 18)	—	—	275,744
Consolidation of variable interest entity (Note 12):
Municipal bonds held-to-maturity	—	154,000	—
Long-term debt	—	149,380	—
Minority interest	—	4,620	—
Sale-leaseback transaction:			—
Capital lease obligation	—	36,382	—
Bonds held-to-maturity	—	36,382	—

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

In January 2003, MasterCard purchased a building in Kansas City, Missouri for approximately $23,572. The building is a co-processing data center which replaced the back-up data center in Lake Success, New York. During 2003, MasterCard entered into agreements with the City of Kansas City for (i) the sale-leaseback of the building and related equipment which totaled $36,382 and (ii) the purchase of municipal bonds for the same amount which have been classified as municipal bonds held-to-maturity. The agreements enabled MasterCard to secure state and local financial benefits. No gain or loss was recorded in connection with the agreements. The leaseback has been accounted for as a capital lease as the agreement contains a bargain purchase option at the end of the ten-year lease term on April 1, 2013. The building and related equipment are being depreciated over their estimated economic life in accordance with the Company’s policy. Rent of $1,819 is due annually and is equal to the interest due on the municipal bonds. The future minimum lease payments are $52,905 and are included in the future commitment schedule in Note 13. A portion of the building was subleased to the original building owner for a five-year term with a renewal option. As of December 31, 2004, the future minimum sublease rental income is $2,868.

Note 3. Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Years Ended December 31,
	2004	2003	2002
Numerator for net income (loss) per share (basic and diluted):
Income (loss) before cumulative effect of accounting change	$238,060	$(390,742)	$116,429
Cumulative effect of accounting change, net of tax	—	4,949	—

Net income (loss)	$238,060	$(385,793)	$116,429

Denominator for net income (loss) per share (basic and diluted):
Weighted average shares outstanding	100,000	100,000	86,204

Income (loss) per share before cumulative effect of accounting change	$2.38	$(3.91)	$1.35
Cumulative effect of accounting change per share, net of tax	—	.05	—

Net income (loss) per share (basic and diluted)	$2.38	$(3.86)	$1.35

Note 4. Investment Securities

Available-for-sale investment securities consist of municipal bonds. The amortized cost, gross unrealized gains and losses and fair value of available-for-sale securities are as follows:

	Available-for-Sale
	December 31, 2004	December 31, 2003
Amortized cost	$775,509	$616,981
Gross unrealized gains	6,947	14,907
Gross unrealized losses	(970)	(258)

Fair value	$781,486	$631,630

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Held-to-maturity investment securities also consist of municipal bonds. The carrying value, gross unrecorded gains and losses and fair value of held-to-maturity securities are as follows:

	Held-to-maturity
	December 31, 2004	December 31, 2003
Carrying value	$195,295	$196,141
Gross unrecorded gains	21,353	25,157
Gross unrecorded losses	—	—

Fair value	$216,648	$221,298

At December 31, 2004, there were no significant investment securities in continuous gross unrealized loss positions for greater than twelve months. Due to the high credit quality of the Company’s investment securities and the intent and ability to hold until maturity no investment securities are considered to be other-than-temporarily impaired as of December 31, 2004.

The maturity distribution based on contractual terms of investment securities at December 31, 2004, is as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Carrying Value	Fair Value
Due within 1 year	$27,873	$28,249	$—	$—
Due after 1 year through 5 years	373,544	377,319	158,913	178,957
Due after 5 years through 10 years	119,242	121,068	36,382	37,691
Due after 10 years	254,850	254,850	—	—

	$775,509	$781,486	$195,295	$216,648

Included in the available-for-sale amounts above are auction rate securities of $273,299 and $126,050 as of December 31, 2004 and 2003, respectively. These securities are reset to current interest rates typically every 35 days and no later than every 90 days, but are included in this table based on their stated maturities. All securities with maturities beyond ten years are auction rate securities.

Auction rate securities, which were previously recorded in cash and cash equivalents due to their liquidity and pricing reset feature, have been included as available-for-sale securities in the accompanying financial statements. Prior period information was reclassified to conform to the current year presentation. There was no impact on net income, cash flow from operations or debt covenants as a result of the reclassification.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Components of net investment income are as follows for each of the years ended December 31:

	2004	2003	2002
Interest income	$37,051	$35,402	$23,090
Dividend income	6,240	5,326	4,816
Investment securities available-for-sale:
Gross realized gains	3,169	5,777	4,035
Gross realized losses	(474)	(335)	(210)
Trading securities:
Unrealized gains (losses), net	(712)	8,877	(6,983)
Realized gains, net	3,427	1,544	859

Total investment income, net	$48,701	$56,591	$25,607

Note 5. Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31:

	2004	2003
Equipment	$333,276	$316,567
Building and land	179,415	169,803
Furniture and fixtures	36,415	35,413
Leasehold improvements	23,129	24,996

	572,235	546,779
Less accumulated depreciation	(329,877)	(288,259)

	$242,358	$258,520

Depreciation expense for the above property, plant and equipment was $51,277, $52,953 and $42,068 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 6. Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

Balance as of December 31, 2002	$152,941
Change in estimate of exit costs relating to the Integration (Note 18)	3,792
Foreign currency translation	31,148

Balance as of December 31, 2003	187,881
Acquisition of businesses	20,225
Impairment loss	(5,454)
Change in estimate of exit costs relating to the Integration (Note 18)	(663)
Foreign currency translation	15,665

Balance as of December 31, 2004	$217,654

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

In February 2004, the Company acquired a research and advisory firm focused exclusively on the global financial services industry. In May 2004, the Company acquired a consulting firm specializing in the optimization of customer relationships. The Company identified for one of the acquisitions above, certain indicators of potential impairment, including lower than anticipated revenues during 2004 and loss of key customers which would negatively impact future revenue growth. Accordingly, the Company recorded impairment losses of $6,560 (goodwill of $5,454 and other intangible assets of $1,106), which are reflected within general and administrative expenses on the consolidated statements of operations herein.

Note 7. Other Intangible Assets

The following table sets forth net intangible assets, other than goodwill:

	December 31, 2004			December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Capitalized software	$327,733	$(207,371)	$120,362	$283,217	$(148,408)	$134,809
Trademarks and tradenames	24,061	(17,728)	6,333	20,204	(9,802)	10,402
Other	7,170	(3,367)	3,803	728	(728)	—

Total	358,964	(228,466)	130,498	304,149	(158,938)	145,211
Unamortized intangible assets:
Customer relationships	198,486	—	198,486	182,419	—	182,419

Total	$557,450	$(228,466)	$328,984	$486,568	$(158,938)	$327,630

Additions to capitalized software primarily relate to internal projects associated with system enhancements or infrastructure improvements adjusted for the translation of capitalized software denominated in foreign currency. MasterCard’s acquisitions during 2004 are discussed in Note 6 herein and resulted in an increase in trademarks and tradenames in the amount of $2,650 and an increase in other amortizable intangible assets, including covenants not to compete, customer lists and a research library, in the amount of $7,548.

Amortizable trademarks and tradenames and unamortizable customer relationships include assets which are denominated in foreign currency. As such, a component of the net change in these intangible assets is attributable to foreign currency translation. In particular, customer relationships increased $16,067 and trademarks increased $1,207 in 2004 for the portion of these assets assumed in the acquisition of Europay International S.A. on June 28, 2002, as discussed in Note 18 herein.

Amortization and impairment expense on the assets above amounted to the following:

	For the Years Ended December 31,
	2004	2003	2002
Amortization	$72,040	$66,598	$48,437
Impairment	$1,973	$3,371	$6,370

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

During the years 2004, 2003 and 2002, impairment charges of $867, $3,371 and $6,370, respectively, were recorded primarily in connection with decisions to discontinue the use of various technologies. The Company performed an impairment analysis on the related technology and concluded that fair value was estimated as zero due to discontinued future use of the underlying technology. In addition, during 2004, the Company identified and recorded impairment losses of $1,106 for one of the acquisitions discussed in Note 6 herein. Impairment charges are recorded in general and administrative expense on the consolidated statements of operations for each of the years ended December 31, 2004, 2003 and 2002.

The following table sets forth the estimated future amortization expense on amortizable intangible assets for the year ending:

December 31, 2005	$59,330
December 31, 2006	$41,740
December 31, 2007	$23,257
December 31, 2008	$3,460
December 31, 2009 and thereafter	$2,711

Note 8. Accrued Expenses

Accrued expenses consist of the following at December 31:

	2004	2003
Accrued personnel	$190,114	$171,811
Accrued rebates and incentives	163,278	128,082
Accrued advertising	136,107	122,309
Accrued taxes	63,940	60,017
Other	94,580	72,946

	$648,019	$555,165

Note 9. Pension, Savings Plan and Other Benefits

The Company maintains a noncontributory defined benefit pension plan with a cash balance feature covering substantially all of its U.S. employees. This pension plan credits participants annually with an amount equal to a percentage of eligible pay based on age and service, as well as providing earnings credits based on each participant’s account balance. Additionally, the Company has an unfunded nonqualified supplemental executive retirement plan that provides certain key employees with supplemental retirement benefits in excess of limits imposed on qualified plans by U.S. tax laws.

Effective January 1, 2003, the Company changed its method of calculating the market-related value of plan assets used in determining the expected return on asset component of its annual pension cost. Under the previous method, 80 percent of the gains and losses on plan assets were deferred and recognized in the calculated market-related value over the following four years. Under the new method, the market-related value equals the current fair value of the plan assets. The new method is considered preferable because annual pension expense will reflect changes in the market performance of plan assets on a more timely basis.

The cumulative effect of this change in accounting principle related to periods prior to 2003 is a benefit to earnings for the year ended December 31, 2003, in the amount of $7,768, less income taxes

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

of $2,819, for a net benefit of $4,949. The Company’s net periodic pension cost would have been reduced by $1,928 for 2003 if it had not changed its valuation method. Applying the new methodology retroactively to January 1, 2002 would have had a negligible impact on net income and net income per share for the year ended December 31, 2002.

On June 28, 2002, in connection with its acquisition of MasterCard Europe, the Company assumed a defined benefit plan (“European Plan”) covering substantially all employees affiliated with MasterCard Europe. On December 31, 2002, the Company settled the benefit obligations and terminated the European Plan. All excess assets are being transferred to a new defined contribution plan.

The following table sets forth the pension plans’ funded status, key assumptions and amounts recognized in the Company’s Consolidated Balance Sheets at December 31, 2004 and 2003. The U.S. plans include both the qualified and the nonqualified pension plans. The Company uses a December 31 measurement date for its pension plans.

	U.S. Plans		European Plan
	2004	2003	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$148,718	$125,490	$—	$—
Service cost	16,151	16,857	—	—
Interest cost	9,795	8,477	—	—
Actuarial loss	5,698	3,121	—	—
Benefits paid	(8,891)	(5,227)	—	—

Benefit obligation at end of year	$171,471	$148,718	$—	$—

Change in plan assets
Fair value of plan assets at beginning of year	$126,975	$104,257	$3,316	$4,926
Actual return on plan assets	11,983	25,445	215	1,332
Employer contributions	15,000	2,500	—	—
Benefits paid	(8,891)	(5,227)	(2,051)	(2,942)

Fair value of plan assets at end of year	$145,067	$126,975	$1,480	$3,316

Reconciliation of funded status
Funded status	$(26,404)	$(21,743)	$1,480	$3,316
Unrecognized actuarial loss	28,934	26,172	—	—
Unrecognized prior service cost	(1,162)	(1,477)	—	—

Net amount recognized	$1,368	$2,952	$1,480	$3,316

Amounts recognized on the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$10,500	$10,598	$1,480	$3,316
Accrued benefit cost	(9,132)	(7,646)	—	—

Net amount recognized	$1,368	$2,952	$1,480	$3,316

Weighted-average assumptions used to determine end of year benefit obligations
Discount rate	5.75%	6.25%	—	—
Rate of compensation increase	5.37%	5.37%	—	—

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

The accumulated benefit obligation for the U.S. plans was $142,047 and $123,642 at December 31, 2004 and 2003, respectively.

Information for the Company’s nonqualified pension plan, which has an accumulated benefit obligation in excess of plan assets, is as follows:

	December 31,
	2004	2003
Projected benefit obligation	$9,624	$8,081
Accumulated benefit obligation	8,803	7,587
Fair value of plan assets	—	—

Net periodic pension cost (benefit) includes the following components for the years ended December 31, 2004, 2003, and 2002:

	U.S. Plans			European Plan
	2004	2003	2002	2004	2003	2002
Service cost	$16,150	$16,857	$14,592	$—	$—	$1,140
Interest cost	9,795	8,477	7,508	—	—	335
Expected return on plan assets	(10,319)	(8,661)	(6,712)	215	1,332	(360)
Amortization of prior service cost	(314)	(314)	(314)	—	—	—
Amortization of transition asset	—	—	(32)	—	—	—
Recognized actuarial loss	1,272	3,562	1,409	—	—	—
Curtailment gain	—	—	—	—	—	(3,731)

Net periodic pension cost (benefit)	$16,584	$19,921	$16,451	$215	$1,332	$(2,616)

Weighted-average assumptions used to determine net periodic pension cost (benefit) for the years ended December 31:

	U.S. Plans			European Plan
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%	—	—	5.25%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	5.25%
Rate of compensation increase	5.37%	5.37%	7.00%	—	—	4.25%

The expected return on plan assets is primarily based on long-term historical returns in equity and fixed income markets. Based on estimated returns of 10 percent on equity investments and 6 percent on fixed income investments and the portfolio targeted asset allocation range, the weighted average expected return of the qualified pension plan assets is 8.5 percent.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

The Company’s qualified pension plan’s weighted-average asset allocations at December 31, 2004 and 2003 by asset category are as follows:

	Target Asset Allocation	Plan Assets at December 31,
Asset Class		2004	2003
U.S. Equity Securities
Large/medium cap	35-45%	39%	39%
Small cap	10-20	15	17
Non-U.S. Equity	10-20	15	17
Fixed income	25-40	30	27
Other	—	1	—

Total		100%	100%

Plan assets are managed with a long-term perspective to ensure that there is an adequate level of assets to support benefit payments to participants over the life of the qualified plan. The Company periodically conducts asset-liability studies to establish the preferred target asset allocation. Plan assets are managed within the asset allocation ranges above, toward targets of 40% large cap U.S. equity, 15% small cap U.S. equity, 15% non-U.S. equity and 30% fixed income, with periodic rebalancing to maintain plan assets within the target asset allocation ranges. Plan assets are managed by external investment managers. Investment manager performance is measured against benchmarks for each asset class and peer group on quarterly, one-, three- and five-year periods. An independent consultant assists management with investment manager selections and performance evaluations. Approximately 8% of plan assets at December 31, 2003 which are classified as fixed income are invested in cash equivalents supporting obligations to purchase fixed income securities at future dates. The other category includes cash that is available to pay expected benefit payments and expenses.

At December 31, 2004 and 2003, the funded status of the qualified plan exceeded minimum funding requirements and the Company was not required to make contributions. In December 2004, the Company elected to make a voluntary $15,000 contribution to its qualified pension plan. The Company expects to make additional voluntary contributions totaling $25,000 before September 15, 2005.

The following table summarizes expected benefit payments through 2014 including those payments expected to be paid from the company’s general assets. Since the majority of the benefit payments are made in the form of lump-sum distributions, actual benefit payments may differ from expected benefits payments.

2005	$19,506
2006	18,091
2007	17,336
2008	22,958
2009	20,336
2010-2014	123,428

The majority of the Company’s U.S. employees are eligible to participate in a savings and profit sharing plan sponsored by the Company. Effective January 1, 2003, the Company amended its former savings plan to incorporate a new profit sharing component. The new plan retains most of the characteristics of the former plan. Similar to the former plan, the new plan allows employees to

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

contribute a portion of their base compensation on a pre-tax and after-tax basis in accordance with specified guidelines. The Company matches a percentage of the employee contributions up to certain limits. Under the new plan, the Company may also contribute a discretionary profit sharing component linked to its performance each year. In addition, the Company has several defined contribution plans outside of the United States. The Company’s contribution expense related to all of its savings plans was $35,517, $30,626 and $24,285 for 2004, 2003 and 2002, respectively.

The Company has a Value Appreciation Program (“VAP”), which is a frozen incentive compensation plan established in 1995. Annual awards were granted to VAP participants from 1995 through 1998, which entitled participants to the net appreciation on a portfolio of securities of MasterCard members. In 1999, the VAP was replaced by an Executive Incentive Plan (“EIP”). Although contributions to the VAP have been discontinued, assets remain and participants are entitled to the net appreciation on the portfolio of securities in accordance with plan provisions. The Company’s liability related to the VAP at December 31, 2004 and 2003 was $10,274 and $9,589 respectively, and the expense/(income) was $3,145, $8,497 and ($3,854) for the years ending December 31, 2004, 2003 and 2002, respectively.

MasterCard EIP is a performance unit plan, in which participants receive grants of units with a target value contingent on the achievement of the Company’s long-term performance goals. Employees who are designated Senior Vice President or higher are eligible for participation in any performance period, provided they have met certain performance criteria. The Compensation Committee and/or the President and Chief Executive Officer may also designate other employees as eligible to participate in the plan.

The final value of the units under the EIP is calculated based on the Company’s performance over a three-year period. The performance units vest over three- and five-year periods. Awards are paid in the form of cash over a five-year vesting period. Upon completion of the three-year performance period, participants receive a payment equal to 80 percent of the award earned. The remaining 20 percent of the award is paid upon completion of two additional years of service. The Company’s liability related to EIP at December 31, 2004 and December 31, 2003 was $76,787 and $79,179 respectively, and the expense was $42,627, $27,764 and $36,545 for the years ending December 31, 2004, 2003 and 2002, respectively.

Both the VAP and the EIP are accounted for in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FIN 28”). In accordance with FIN 28, compensation is accrued as a charge to expense over the periods the employee performs the related services.

Note 10. Postretirement Health and Life Insurance Benefits

The Company maintains a postretirement plan providing health coverage and life insurance benefits for substantially all of its U.S. employees and retirees.

In December 2003, the United States enacted into law the Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D”, and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company believes that benefits provided to certain participants will be at least actuarially equivalent to Medicare Part D, and, accordingly, the Company will be entitled to a subsidy.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”). FSP 106-2 requires companies to account for the effects of the federal subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

The Company determined the effects of the Act were not a significant event requiring an interim remeasurement. Consequently, as permitted by FSP 106-2, net periodic postretirement benefit cost for 2004 does not reflect the effects of the Act. The accumulated postretirement benefit obligation (“APBO”) was remeasured at December 31, 2004 to reflect the effects of the Act, which resulted in a reduction in the APBO of $2,680.

The following table presents the status of the Company’s postretirement benefit plan recognized in the Company’s Consolidated Balance Sheets at December 31, 2004 and 2003. The Company uses a December 31 measurement date for its postretirement plan.

	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$44,909	$33,386
Service cost	3,095	2,533
Interest cost	2,967	2,226
Actuarial loss	7,052	7,239
Plan participants’ contribution	17	—
Benefits paid	(745)	(475)

Benefit obligation at end of year	$57,295	$44,909

Change in plan assets
Employer contributions	728	$475
Plan participants’ contribution	17	—
Benefits paid	(745)	(475)

Fair value of plan assets at end of year	$—	$—

Reconciliation of funded status
Funded status	$(57,295)	$(44,909)
Unrecognized transition obligation	4,637	5,217
Unrecognized prior service cost	636	704
Unrecognized actuarial loss	8,753	1,702

Accrued benefit cost	$(43,269)	$(37,286)

Weighted-average assumptions used to determine end of year benefit obligations
Discount rate	5.75%	6.25%
Rate of compensation increase	5.37%	5.37%

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Net periodic postretirement benefit cost for the years ended December 31 was:

	2004	2003	2002
Service cost	$3,095	$2,533	$2,208
Interest cost	2,967	2,226	1,919
Amortization of prior service cost	68	68	68
Amortization of transition obligation	580	580	580
Recognized actuarial gain	—	(152)	(405)

Net periodic postretirement benefit cost	$6,710	$5,255	$4,370

The weighted-average assumptions used to determine net periodic postretirement cost for years ended December 31 were:

	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%
Rate of compensation increase	5.37%	5.37%	7.00%

Assumed health care cost trend rates at December 31 were as follows:

	2004	2003
Health care cost trend rate assumed for next year	10.00%	9.00%
Rate to which the cost trend rate is expected to decline (the ultimate trend rate)	5.50%	5.50%
Year that the rate reaches the ultimate trend rate	2010	2008

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1% increase	1% decrease
Effect on postretirement obligation	$7,105	$(5,878)
Effect on total service and interest cost components	822	(679)

The Company does not expect to make any contributions, other than benefit payments, to its postretirement plan in 2005. The Company funds its postretirement benefits as payments are required. The following table summarizes expected net benefit payments from the Company’s general assets through 2014.

Year	Benefit Payments	Expected Subsidy Receipts	Net Benefit Payments
2005	$1,654	$—	$1,654
2006	2,202	(48)	2,154
2007	2,824	(58)	2,766
2008	3,420	(75)	3,345
2009	4,131	(94)	4,037
2010-2014	32,379	(957)	31,422

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Note 11. Debt

On June 18, 2004, the Company entered into a committed unsecured $1,950,000 revolving credit facility (the “Credit Facility”) with certain financial institutions, which expires on June 17, 2005. Borrowings under the Credit Facility are available to provide liquidity in the event of one or more settlement failures by MasterCard International members and, subject to a limit of $300,000, for general corporate purposes. The Credit Facility replaced MasterCard Incorporated’s prior $1,200,000 credit facility, which expired on June 18, 2004. Interest on borrowings under the Credit Facility is charged at the London Interbank Offered Rate plus 28 basis points. An additional 10 basis points would be applied if the aggregate borrowings under the Credit Facility were to exceed 33% of the commitments. MasterCard has agreed to pay a facility fee in connection with the Credit Facility, which varies based on MasterCard’s credit rating and is currently equal to 7 basis points on the total commitment. The Company also agreed to pay upfront fees of $906 and administrative fees of $255 for the Credit Facility, which are being amortized straight-line over one year. Facility and other fees associated with the Credit Facility or prior facilities totaled $2,234, $1,742 and $1,636 for each of the years ended December 31, 2004, 2003 and 2002, respectively. MasterCard was in compliance with the Credit Facility covenants as of December 31, 2004 and was in compliance with the covenants for the previous facility at December 31, 2003. There were no borrowings under the Credit Facility at December 31, 2004 or the previous facility at December 31, 2003. The majority of the Credit Facility lenders are members or affiliates of members of MasterCard International.

On January 1, 2003, the Company adopted the provisions of FIN 46, as discussed in Note 12. As a result of the consolidation of the variable interest entity, $149,380 in long-term debt was recorded on the Company’s consolidated balance sheet.

In June 1998, MasterCard International issued ten-year unsecured, subordinated notes (the “Notes”) paying a fixed interest rate of 6.67% per annum. The terms of the Notes require MasterCard to repay the principal amount on June 30, 2008. The Company has the option to prepay the principal amount of the Notes at anytime prior to the repayment date, however an additional “make-whole” amount must also be calculated and paid to investors at that time. The “make whole” amount represents the discounted value of the remaining principal and interest. The interest on the Notes was $5,336 for each of the years ended December 31, 2004, 2003 and 2002. During 2004, MasterCard Incorporated amended certain covenant compliance obligations. The amendment aligns MasterCard’s financial reporting and net worth covenant obligations with similar obligations under its other debt instruments. MasterCard entered into the amendment to better reflect MasterCard’s corporate structure and to reduce the costs and administrative burden of complying with different debt covenants. The Company was in compliance with the covenants of the Notes as of December 31, 2004 and 2003. The principal amount of the Notes outstanding at December 31, 2004 and 2003 was $80,000. The fair value of the Notes was estimated at $86,006 and $88,440 at December 31, 2004 and 2003, respectively.

During 2004, MasterCard Europe and European Payment System Services sprl, a subsidiary of MasterCard, reduced their multi-purpose uncommitted credit facility with a bank from 35,000 euros to a 1,000 euro overdraft facility for MasterCard Europe and European Payment System Services sprl and a 1,000 euro guarantee facility for MasterCard Europe. There were no material borrowings under these facilities at December 31, 2004; however at December 31, 2004 and 2003, the facility supported bank-issued guarantees for a total of 692 euros and 742 euros, respectively, which reduced the amount of funds available under the facility. For these bank guarantees, a guarantee fee is paid at a rate of 1.5% per annum.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

MasterCard Europe has one additional uncommitted credit agreement totaling 100,000 euros. There were no borrowings under this agreement at December 31, 2004 and 2003. MasterCard Europe canceled an uncommitted credit agreement totaling 30,000 euros during 2004.

Note 12. Consolidation of Variable Interest Entity

On August 31, 1999, MasterCard International entered into a ten-year synthetic lease agreement for a global technology and operations center located in O’Fallon, Missouri, called Winghaven. The lessor under the lease agreement is MasterCard International O’Fallon 1999 Trust (the “Trust”). The Trust, which is a variable interest entity was established for a single discrete purpose, is not an operating entity, has a limited life and has no employees. The Trust financed the operations center through a combination of a third party equity investment and the issuance of 7.36 percent Series A Senior Secured Notes (the “Secured Notes”) in the amount of $149,380 due September 1, 2009.

Annual rent of $11,390 is payable by MasterCard International and is equal to interest payments on the Secured Notes and a return to equity-holders. The future minimum lease payments are $53,155 and are included in the future commitment schedule in Note 13. In conjunction with the lease agreement, MasterCard International executed a guarantee of 85.15 percent of the Secured Notes outstanding totaling $127,197. Additionally, upon the occurrence of specific events of default, MasterCard International guarantees repayment of the total outstanding principal and interest on the Secured Notes and would take ownership of the facility. During 2004, MasterCard Incorporated became party to the guarantee and assumed certain covenant compliance obligations, including financial reporting and maintenance of consolidated net worth. The amendment to the guarantee aligns the Company’s financial reporting and net worth covenant obligations under the guarantee with similar obligations under its other debt instruments. The Company entered into the amendment to the guarantee to better reflect the Company’s corporate structure and to reduce the costs and administrative burden of complying with different debt covenants.

The lease agreement permits MasterCard International to purchase the facility upon 180 days notice at a purchase price equal to the aggregate outstanding principal amount of the Secured Notes, including any accrued and unpaid interest and investor equity, along with any accrued and unpaid amounts due to the investor under the lease agreement after August 31, 2006.

On January 1, 2003, the Company adopted the provisions of FIN 46 and consolidated the Trust on the Company’s consolidated balance sheets, which resulted in recording $154,000 in municipal bonds held by the Trust, $149,380 in long-term debt and $4,620 of minority interest relating to the equity in the Trust held by a third party. The redemption value of the minority interest approximates its carrying value and will be redeemed by the minority interest holders upon the maturity of the Secured Notes. For the years ended December 31, 2004 and 2003, the consolidation had no impact on net income (loss). However, interest income and interest expense were each increased by $11,390 in each of the years ended December 31, 2004 and 2003.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Note 13. Commitments and Contingent Liabilities

The future minimum payments under non-cancelable leases for office buildings and equipment, sponsorships, licensing and other agreements at December 31, 2004 are as follows:

	Total	Capital Leases	Operating Leases	Sponsorship Licensing & Other
2005	$300,244	$9,212	$37,185	$253,847
2006	207,811	4,168	30,097	173,546
2007	105,114	3,223	25,253	76,638
2008	62,280	2,213	17,663	42,404
2009	23,486	1,901	11,360	10,225
Thereafter	57,063	42,143	1,777	13,143

Total	$755,998	$62,860	$123,335	$569,803

Included in the table above are capital leases with imputed interest expense of $16,906 and a net present value of minimum lease payments of $45,954. In addition, at December 31, 2004, $26,313 of the future minimum payments in the table above for leases, sponsorship, licensing and other agreements was accrued. Consolidated rental expense for the Company’s office space was approximately $32,269, $28,298 and $25,651 for the years ended December 31, 2004, 2003 and 2002, respectively. Consolidated lease expense for automobiles, computer equipment and office equipment was $10,955, $9,019 and $5,061 for the years ended December 31, 2004, 2003 and 2002, respectively.

MasterCard licenses certain software to its customers. The license agreements contain guarantees under which the Company indemnifies licensees from any adverse judgments arising from claims of intellectual property infringement by third parties. The terms of the guarantees are equal to the terms of the license to which they relate. The amount of the guarantees are limited to damages, losses, costs, expenses or other liabilities incurred by the licensee as a result of any intellectual property rights claims. The Company does not generate significant revenues from software licensing. The fair value of the guarantees is estimated to be negligible.

Note 14. U.S. Merchant Lawsuit and Other Legal Settlements

During 2003, MasterCard settled the U.S. merchant lawsuit described in Note 16 herein and contract disputes with certain customers. MasterCard International signed a Memorandum of Understanding (“MOU”) with plaintiffs in the U.S. merchant lawsuit on April 30, 2003. On June 4, 2003, MasterCard International and plaintiffs signed a settlement agreement (the “Settlement Agreement”) embodying the terms originally set forth in the MOU. The Settlement Agreement required the Company to pay $125,000 in 2003 and pay $100,000 annually in December from 2004 through 2012. In addition, the Company adopted rules which permit U.S. merchants to elect not to accept MasterCard branded debit (or credit) cards, implemented programs to allow merchants to identify debit cards, provided signage to merchants and established a separate debit interchange rate for a required period. For a description of interchange, see the text under the heading “Global Interchange Proceedings” in Note 16 herein.

In connection with the signing of the MOU, MasterCard recorded a pre-tax charge of $721,000 ($469,000 after-tax) in the three months ended March 31, 2003, consisting of (i) the monetary amount

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

of the U.S. merchant lawsuit settlement (discounted at 8 percent over the payment term), (ii) certain additional costs in connection with, and in order to comply with, other requirements of the U.S. merchant lawsuit settlement, and (iii) costs to address the merchants who opted not to participate in the plaintiff class in the U.S. merchant lawsuit. As noted above and described further in Note 16 herein, several lawsuits were initiated by merchants who opted not to participate in the plaintiff class in the U.S. merchant lawsuit. The “opt-out” merchant lawsuits are not covered by the terms of the Settlement Agreement. The $721,000 pre-tax charge amount was an estimate, which was subsequently revised based on the approval of the Settlement Agreement by the court, and other factors. If necessary, future refinements will also be made.

In addition, during 2003 and 2004 certain other legal matters were settled or resolved with MasterCard’s customers and employees. Accruals for these matters are included in other legal settlements.

Total liabilities for the U.S. merchant lawsuit and other legal settlements changed as follows:

Balance as of December 31, 2002	$—
U.S. merchant lawsuit and other legal settlements	763,460
Interest accretion	42,686
Payments	(133,680)

Balance as of December 31, 2003	672,466
Currency conversion court award of plaintiff attorneys’ fees	14,112
Other legal settlements	7,541
Interest accretion	51,223
Payments	(149,948)
Other	2,200

Balance as of December 31, 2004	$597,594

Note 15. Income Tax

The total income tax provision (benefit) for the years ended December 31 is comprised of the following components:

	2004	2003	2002
Current
Federal	$28,037	$7,526	$35,640
State and local	5,954	893	3,371
Foreign	14,203	6,601	(2,666)

	48,194	15,020	36,345
Deferred
Federal	42,386	(225,236)	11,442
State and local	(12,474)	1,414	5,096
Foreign	7,534	(11,976)	(10,924)

	37,446	(235,798)	5,614

Total income tax expense (benefit)	$85,640	$(220,778)	$41,959

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

The domestic and foreign components of earnings (losses) before income taxes for the years ended December 31 are as follows:

	2004	2003	2002
United States	$277,323	$(576,420)	$151,840
Foreign	46,377	(35,100)	6,548

	$323,700	$(611,520)	$158,388

MasterCard has not provided for U.S. federal income and foreign withholding taxes on approximately $23,800 of undistributed earnings from non-U.S. subsidiaries as of December 31, 2004 because such earnings are intended to be reinvested indefinitely outside of the United States. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability.

The provision (benefit) for income taxes differs from the amount of income tax (benefit) determined by applying the appropriate statutory U.S. federal income tax rate to pretax income (loss) for the years ended December 31, as a result of the following:

	For the years ended December 31,
	2004		2003		2002
	Dollar Amount	Percent	Dollar Amount	Percent	Dollar Amount	Percent
Income (loss) before income tax expense (benefit) and cumulative effect of accounting change	$323,700		$(611,520)		$158,388
Federal statutory tax (benefit)	$113,295	35.0%	$(214,032)	(35.0)%	$55,436	35.0%
State tax effect, net of Federal benefit	4,302	1.3%	1,835	0.3%	6,177	3.9%
Foreign tax effect, net of Federal benefit	3,703	1.2%	(3,669)	(0.6)%	(2,718)	(1.7)%
Non-deductible expenses and other differences	3,280	1.0%	1,815	0.3%	4,263	2.7%
Tax exempt income	(6,729)	(2.1)%	(6,727)	(1.1)%	(6,969)	(4.4)%
Adjustment to deferred tax for change in tax rate:
United States—state	(8,540)	(2.6)%	—	—	(10,967)	(6.9)%
Foreign	—	—	—	—	—	—
Credits, refund claims and settlement of audit matters:
United States	(10,912)	(3.4)%	—	—	—	—
Foreign	(12,759)	(3.9)%	—	—	(3,263)	(2.1)%

Income tax expense (benefit)	$85,640	26.5%	$(220,778)	(36.1)%	$41,959	26.5%

The effective income tax (benefit) rate for the year ended December 31, 2004 was 26.5% versus an effective income tax (benefit) rate of (36.1)% for the year ended December 31, 2003. The lower 2004 rate was primarily attributable to the settlement and reassessment of various tax audit matters, the filing and recognition of refund claims and a one-time increase in our deferred state tax assets as a result of additional income subject to higher state and local tax rates.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Deferred tax assets and liabilities represent the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The net deferred tax asset at December 31 is comprised of the following:

	Assets (Liabilities)
	2004		2003
	Current	Non-current	Current	Non-current
Accrued liabilities (including U.S. merchant lawsuit)	$30,879	$212,625	$72,065	$186,241
Changes in tax accounting methods	(8,259)	—	(139)	—
Deferred compensation and benefits	1,803	47,466	2,172	60,628
Foreign operating losses	—	—	—	8,753
Capital losses	—	3,396	—	6,994
Gains/losses included in comprehensive income	(313)	178	(3,610)	593
Intangible assets	—	(58,292)	—	(55,718)
Prepaid state tax credits	107	4,913	126	5,759
Property, plant and equipment	—	(50,592)	—	(53,398)
Other items	1,992	6,443	(908)	3,356
Valuation allowance	—	(4,341)	—	(3,425)

	$26,209	$161,796	$69,706	$159,783

The valuation allowance relates to the Company’s ability to recognize tax benefits associated with carry-forward capital losses and state net operating losses. If not utilized, approximately $8,600 of the Company’s carry-forward capital losses will expire in 2006 and $700 will expire in 2007.

Note 16. Legal Proceedings

MasterCard is a party to legal proceedings with respect to a variety of matters in the ordinary course of business. Except as described below, MasterCard does not believe that any legal proceedings to which it is a party would have a material impact on its results of operations, financial position, or cash flows.

Department of Justice Antitrust Litigation and Related Private Litigation

In October 1998, the United States Department of Justice (“DOJ”) filed suit against MasterCard International, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that both MasterCard’s and Visa’s governance structure and policies violated U.S. federal antitrust laws. First, the DOJ claimed that “dual governance”—the situation where a financial institution has a representative on the board of directors of MasterCard or Visa while a portion of its card portfolio is issued under the brand of the other association—was anti-competitive and acted to limit innovation within the payment card industry. At the same time, the DOJ conceded that “dual issuance”—a term describing the structure of the bank card industry in the United States in which a single financial institution can issue both MasterCard and Visa-branded cards—was pro-competitive. Second, the DOJ challenged MasterCard’s Competitive Programs Policy (“CPP”) and a Visa bylaw provision that prohibit financial institutions participating in the respective associations from issuing competing proprietary payment cards (such as American Express or Discover). The DOJ alleged that MasterCard’s CPP and Visa’s bylaw provision acted to restrain competition.

A bench trial concerning the DOJ’s allegations was concluded on August 22, 2000. On October 9, 2001, the District Court judge issued an opinion upholding the legality and pro-competitive nature of

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

dual governance. In so doing, the judge specifically found that MasterCard and Visa have competed vigorously over the years, that prices to consumers have dropped dramatically, and that MasterCard has fostered rapid innovations in systems, product offerings and services.

However, the judge also held that MasterCard’s CPP and the Visa bylaw constitute unlawful restraints of trade under the federal antitrust laws. The judge found that the CPP and Visa bylaw weakened competition and harmed consumers by preventing competing proprietary payment card networks such as American Express and Discover from entering into agreements with banks to issue cards on their networks. In reaching this decision, the judge found that two distinct markets—a credit and charge card issuing market and a network services market—existed in the United States, and that both MasterCard and Visa had market power in the network market. MasterCard strongly disputes these findings and believes that the DOJ failed, among other things, to demonstrate that U.S. consumers have been harmed by the CPP.

On November 26, 2001, the judge issued a final judgment that ordered MasterCard to repeal the CPP insofar as it applies to issuers and enjoined MasterCard from enacting or enforcing any bylaw, rule, policy or practice that prohibits its issuers from issuing general purpose credit or debit cards in the United States on any other general purpose card network. The judge also concluded that during the period in which the CPP was in effect, MasterCard was able to “lock up” certain members by entering into long-term agreements with them pursuant to which the members committed to maintain a certain percentage of their general purpose card volume, new card issuance or total number of cards in force in the United States on MasterCard’s network. Accordingly, the final judgment provided that there will be a period (commencing on the effective date of the judgment and ending on the later of two years from that date or two years from the resolution of any final appeal) during which MasterCard will be required to permit any issuer with which it entered into such an agreement prior to the effective date of the final judgment to terminate that agreement without penalty, provided that the reason for the termination is to permit the issuer to enter into an agreement with American Express or Discover. MasterCard would be free to apply to the District Court to recover funds paid but not yet earned under any terminated agreement. The final judgment imposed parallel requirements on Visa. The judge explicitly provided that MasterCard and Visa would be free to enter into new partnership or member business agreements in the future.

MasterCard appealed the judge’s ruling with respect to the CPP. On September 17, 2003 a three-judge panel of the Second Circuit issued its decision upholding the District Court’s decision. On October 4, 2004, the Supreme Court denied MasterCard’s petition for certiorari, thereby exhausting all avenues for further appeal in this case. Thereafter, the parties agreed that October 15, 2004 would serve as the effective date of the final judgment.

In addition, on September 18, 2003, MasterCard filed a motion before the District Court judge in this case seeking to enjoin Visa, pending completion of the appellate process, from enforcing a newly-enacted bylaw requiring Visa’s 100 largest issuers of debit cards in the United States to pay a so-called “settlement service” fee if they reduce their Visa debit volume by more than 10%. This bylaw was later modified to clarify that the settlement service fee would only be imposed if an issuer shifted its portfolio of debit cards to MasterCard. Visa implemented this bylaw provision following the settlement of the U.S. merchant lawsuit described under the heading “U.S. Merchant Opt Out and Consumer Litigations” below. MasterCard believes that this bylaw is punitive and inconsistent with the final judgment in the DOJ litigation. On December 8, 2003, the District Court judge ruled that the District Court lacked jurisdiction to issue an injunction, but held that the court would have the authority to rescind contracts

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

entered into by issuers with Visa during the time that the settlement service fee was in effect if the court’s final judgment was upheld on appeal and the court finds that the settlement service fee violates the final judgment. As a result of the Supreme Court’s denial of certiorari, the District Court now has jurisdiction over issues related to the final judgment in the DOJ litigation. On January 10, 2005, MasterCard moved before the District Court to enforce the terms of the final judgment and sought an order enjoining Visa from enforcing or maintaining its settlement service fee bylaw. In addition, MasterCard requested that the Court permit Visa’s largest 100 debit issuers to rescind any debit issuance agreements they entered into with Visa while the settlement service fee was in effect. The motion is scheduled to be fully briefed on May 6, 2005. At this time it is not possible to determine the ultimate resolution of this matter.

On October 4, 2004, Discover Financial Services, Inc. filed a complaint against MasterCard, Visa U.S.A., Inc. and Visa International Incorporated. The complaint was filed in the U.S. District Court for the Southern District of New York and was designated as a related case to the DOJ litigation, and preliminarily assigned to the same judge. The complaint alleges that the implementation and enforcement of MasterCard’s CPP and Visa’s bylaw provision as well as MasterCard’s “Honor All Cards” rule (and a similar Visa rule), which require merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card, violated Sections 1 and 2 of the Sherman Act as well as California’s Unfair Competition Act. The complaint also challenged MasterCard’s “no surcharge rule” (and a similar Visa rule) under the same statutes. On December 10, 2004, MasterCard moved to dismiss the complaint in its entirety for failure to state a claim. In lieu of filing its opposition papers to MasterCard’s motion, Discover filed an amended complaint on January 7, 2005. In the amended complaint, Discover dropped some of its claims, including its challenge against the no surcharge rule and it claims under California’s Unfair Competition Act, but continues to allege that the implementation and enforcement of the Company’s CPP, Visa’s bylaw provision and the Honor All Cards rules are in violation of Sections 1 and 2 of the Sherman Act. Discover requests that the District Court apply collateral estoppel with respect to its final judgment in the DOJ litigation and enter an order that CPP and Visa’s bylaw provision have injured competition and caused injury to Discover. Discover seeks treble damages in an amount to be proved at trial along with attorneys’ fees and costs. On February 7, 2005, MasterCard moved to dismiss Discover’s amended complaint in its entirety for failure to state a claim. Oral argument is scheduled for April 1, 2005. At this time it is not possible to determine the ultimate resolution of, or estimate the liability related to, this matter. No provision for losses has been provided in connection with the Discover litigation.

On November 15, 2004, American Express filed a complaint against MasterCard, Visa and eight member banks, including J.P. Morgan Chase & Co., Bank of America Corp., Capital One Financial Corp., U.S. Bancorp, Household International Inc., Wells Fargo & Co., Providian Financial Corp. and USAA Federal Savings Bank. The complaint, which was filed in the U.S. District Court for the Southern District of New York, was designated as a related case to the DOJ litigation and was assigned to the same judge. The complaint alleges that the implementation and enforcement of MasterCard’s CPP and Visa’s bylaw provision violated Sections 1 and 2 of the Sherman Act. American Express seeks treble damages in an amount to be proved at trial, along with attorneys’ fees and costs. On January 14, 2005, MasterCard filed a motion to dismiss the complaint for failure to state a claim. American Express’ time in which to oppose MasterCard’s motion is currently running. Oral argument on the motion is scheduled for April 1, 2005. At this time it is not possible to determine the ultimate resolution of, or estimate the liability related to, this matter. No provision for losses has been provided in connection with the American Express litigation.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Currency Conversion Litigations

MasterCard International, together with Visa U.S.A., Inc. and Visa International Corp., are defendants in a state court lawsuit in California. The lawsuit alleges that MasterCard and Visa wrongfully imposed an asserted one percent currency conversion “fee” on every credit card transaction by U.S. MasterCard and Visa cardholders involving the purchase of goods or services in a foreign country, and that such alleged “fee” is unlawful. This action, titled Schwartz v. Visa Int’l Corp., et al., was brought in the Superior Court of California in February 2000, purportedly on behalf of the general public. Trial of the Schwartz matter commenced on May 20, 2002 and concluded on November 27, 2002. The Schwartz action claims that the alleged “fee” grossly exceeds any costs the defendants might incur in connection with currency conversions relating to credit card purchase transactions made in foreign countries and is not properly disclosed to cardholders. MasterCard denies these allegations.

On April 8, 2003, the trial court judge issued a final decision in the Schwartz matter. In his decision, the trial judge found that MasterCard’s currency conversion process does not violate the Truth in Lending Act or regulations, nor is it unconscionably priced under California law. However, the judge found that the practice is deceptive under California law, and ordered that MasterCard mandate that members disclose the currency conversion process to cardholders in cardholder agreements, applications, solicitations and monthly billing statements. As to MasterCard, the judge also ordered restitution to California cardholders. The judge issued a decision on restitution on September 19, 2003, which requires a traditional notice and claims process in which consumers have approximately six months to submit their claims. The court issued its final judgment on October 31, 2003. On December 29, 2003, MasterCard appealed the judgment. The final judgment and restitution process have been stayed pending MasterCard’s appeal. On August 6, 2004 the court awarded plaintiff’s attorneys’ fees in the amount of $28,224 to be paid equally by MasterCard and Visa. Accordingly, during the three months ended September 30, 2004, MasterCard accrued amounts totaling $14,112 which are included in U.S. Merchant Lawsuit and Other Legal Settlements in the Consolidated Statements of Operations (see Note 14). MasterCard subsequently filed a notice of appeal on the attorneys’ fee award on October 1, 2004. With respect to restitution, MasterCard believes that it is likely to prevail on appeal. At this time it is not possible to determine the ultimate resolution of this matter. Other than as set forth above, no provision for losses has been provided in connection with this matter.

In addition, MasterCard has been served with complaints in state courts in New York, Arizona, Texas, Florida, Arkansas, Illinois, Tennessee, Michigan, Pennsylvania, Ohio, Minnesota and Missouri seeking to, in effect, extend the judge’s decision in the Schwartz matter to MasterCard cardholders outside of California. Some of these cases have been transferred to the U.S. District Court for the Southern District of New York and combined with the federal complaints in MDL No. 1409 discussed below. In other state court cases, MasterCard has moved to dismiss the claims. On July 28, 2004, a New York state action was dismissed without prejudice. On February 1, 2005 a Michigan action was dismissed with prejudice. MasterCard has also been served with complaints in state courts in California and Texas alleging it wrongfully imposed an asserted one percent currency conversion “fee” in every debit card transaction by U.S. MasterCard cardholders involving the purchase of goods or services in a foreign country and that such alleged “fee” is unlawful. Visa USA, Inc. and Visa International Corp. have been named as co-defendants in the California cases. One such Texas case was dismissed voluntarily by plaintiffs, however a new complaint is expected to be filed. At this time, it is not possible to determine the ultimate resolution of these matters and no provision for losses has been provided in connection with them.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

MasterCard International, Visa U.S.A., Inc., Visa International Corp., several member banks including Citibank (South Dakota), N.A., Citibank (Nevada), N.A., Chase Manhattan Bank USA, N.A., Bank of America, N.A. (USA), MBNA, and Diners Club are also defendants in a number of federal putative class actions that allege, among other things, violations of federal antitrust laws based on the asserted one percent currency conversion “fee.” Pursuant to an order of the Judicial Panel on Multidistrict Litigation, the federal complaints have been consolidated in MDL No. 1409 before Judge William H. Pauley III in the U.S. District Court for the Southern District of New York. In January 2002, the federal plaintiffs filed a Consolidated Amended Complaint (“MDL Complaint”) adding MBNA Corporation and MBNA America Bank, N.A. as defendants. This pleading asserts two theories of antitrust conspiracy under Section 1 of the Sherman Act: (i) an alleged “inter-association” conspiracy among MasterCard (together with its members), Visa (together with its members) and Diners Club to fix currency conversion “fees” allegedly charged to cardholders of “no less than 1% of the transaction amount and frequently more;” and (ii) two alleged “intra-association” conspiracies, whereby each of Visa and MasterCard is claimed separately to have conspired with its members to fix currency conversion “fees” allegedly charged to cardholders of “no less than 1% of the transaction amount” and “to facilitate and encourage institution—and collection—of second tier currency conversion surcharges.” The MDL Complaint also asserts that the alleged currency conversion “fees” have not been disclosed as required by the Truth in Lending Act and Regulation Z.

Defendants have moved to dismiss the MDL Complaint. On July 3, 2003, Judge Pauley issued a decision granting MasterCard’s motion to dismiss in part. Judge Pauley dismissed the Truth in Lending claims in their entirety as against MasterCard, Visa and several of the member bank defendants. Judge Pauley did not dismiss the antitrust claims. Fact discovery in this matter has closed but expert discovery is ongoing. On November 12, 2003 plaintiffs filed a motion for class certification, which was granted on October 15, 2004. A trial date has been set for October 10, 2005. At this time, it is not possible to determine the ultimate resolution of this matter and no provision for losses has been provided in connection with it.

Merchant Chargeback-Related Litigations

On May 12, 2003, a complaint alleging violations of federal and state antitrust laws, breach of contract, fraud and other theories was filed in the U.S. District Court for the Central District of California (Los Angeles) against MasterCard by a merchant aggregator whose customers include businesses selling adult entertainment content over the Internet. The complaint’s allegations focus on MasterCard’s past and potential future assessments on the plaintiff’s merchant bank (acquirer) for exceeding excessive chargeback standards in connection with the plaintiff’s transaction activity as well as the effect of MasterCard’s chargeback rules and other practices on “card-not-present” merchants. Chargebacks refer to a situation where a transaction is returned, or charged back, to an acquirer by an issuer at the request of cardholders or for other reasons. Prior to MasterCard filing any motion or responsive pleading, the plaintiff filed a voluntary notice of dismissal without prejudice on December 5, 2003. On the same date, the plaintiff filed a complaint in the U.S. District Court for the Eastern District of New York making similar allegations to those made in its initial California complaint. MasterCard moved to dismiss all of the claims in the complaint for failure to state a cause of action. The Court has yet to schedule oral argument on the motion.

In addition, on June 6, 2003, an action titled California Law Institute v. Visa U.S.A., et al. was initiated against MasterCard and Visa U.S.A., Inc. in the Superior Court of California, purportedly on behalf of the general public. Plaintiffs seek disgorgement, restitution and injunctive relief for unlawful

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

and unfair business practices in violation of California Unfair Trade Practices Act Section 17200, et. seq. Plaintiffs purportedly allege that MasterCard’s (and Visa’s) chargeback fees are unfair and punitive in nature. Plaintiffs seek injunctive relief preventing MasterCard from continuing to engage in its chargeback practices and requiring MasterCard to provide restitution and/or disgorgement for monies improperly obtained by virtue of them. On November 19, 2004, MasterCard moved for judgment on the grounds that recent amendments to sections 17203 and 17204 of the California Business and Professions Code by the California State Ballot Initiative Proposition 64 mandate that the California Law Institute, as an unaffected plaintiff, does not have standing to pursue this action. By order dated December 29, 2004, the Court denied the motion but certified the question presented as appropriate for appellate resolution. On February 3, 2005, the Appellate Division denied MasterCard’s petition for appellate review. On February 11, 2005, MasterCard petitioned the California Supreme Court for a review of the Appellate Division’s denial of MasterCard’s petition for appellate review. The California Supreme Court has not yet ruled on MasterCard’s petition. Initial, but limited, discovery is now proceeding in this matter.

On September 20, 2004, MasterCard was served with a complaint titled PSW Inc. v. Visa U.S.A, Inc, MasterCard International Incorporated, et. al., No. 04-347, in the District Court of Rhode Island. The plaintiff, as alleged in the complaint, provided credit card billing services primarily for adult content web sites. The plaintiff alleges defendants’ excessive chargeback standards, exclusionary rules, merchant registration programs, cross-border acquiring rules and interchange pricing to internet merchants violate federal and state antitrust laws as well as state contract and tort law. The plaintiff seeks $60,000 in compensatory damages as well as $180,000 in punitive damages. On November 24, 2004, MasterCard moved to dismiss the complaint. Plaintiff’s opposition brief was filed on January 28, 2005 and MasterCard’s reply was filed on February 9, 2005.

At this time it is not possible to determine the outcome of, or estimate the liability relating to, the merchant chargeback-related litigations. No provision for losses has been provided in connection with these litigations.

U.S. Merchant Opt Out and Consumer Litigations

Commencing in October 1996, several class action suits were brought by a number of U.S. merchants against MasterCard International and Visa U.S.A., Inc. challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York. The plaintiffs challenged MasterCard’s “Honor All Cards” rule and a similar Visa rule. Plaintiffs claimed that MasterCard and Visa unlawfully tied acceptance of debit cards to acceptance of credit cards. The plaintiffs also claimed that MasterCard and Visa conspired to monopolize what they characterized as the point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payment systems. On June 4, 2003, MasterCard International signed the Settlement Agreement to settle the claims brought by the plaintiffs in this matter, which the Court approved on December 19, 2003. A number of class members have appealed the District Court’s approval of the settlement. These appeals are largely focused on the court’s attorneys’ fees award as well on the court’s ruling on the scope of the release set forth in the Settlement Agreement. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the U.S. merchant settlement agreement. Plaintiffs’ time in which to seek certiorari of the Second Circuit’s decision with the U.S. Supreme Court is currently running. For a further description of the U.S. merchant lawsuit settlement and its impact on MasterCard’s financial results, see Note 14.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Several lawsuits were commenced by merchants who have opted not to participate in the plaintiff class in the U.S. merchant lawsuit, including Best Buy Stores, CVS, Giant Eagle, Home Depot, Toys “R” Us and Darden Restaurants (collectively, the “Opt Out Plaintiffs”). The majority of these cases were filed in the U.S. District Court for the Eastern District of New York. MasterCard has entered into separate settlement agreements with each of the Opt Out Plaintiffs resolving their claims against MasterCard. The District Court has entered orders dismissing with prejudice each of the Opt Out Plaintiff’s complaints against MasterCard. For a description of the impact of the settlements with the Opt Out Plaintiffs on MasterCard’s financial results, see Note 14.

In addition, individual or multiple complaints have been brought in 19 different states and the District of Columbia under state unfair competition statutes against MasterCard International (and Visa) on behalf of putative classes of consumers. The claims in these actions mirror the allegations made in the U.S. merchant lawsuit and assert that merchants, faced with excessive merchant discount fees, have passed these overcharges to consumers in the form of higher prices on goods and services sold. While these actions are in their early stages, MasterCard has filed motions to dismiss the complaints in a number of state courts for failure to state a cause of action. Courts in Arizona, Iowa, New York, Michigan, Minnesota, Nebraska, Maine, North Dakota, Kansas, North Carolina, South Dakota, Vermont and Wisconsin have granted MasterCard’s motions and dismissed the complaints with prejudice. The plaintiffs in the New York, Maine, Michigan, Kansas, Iowa, North Carolina, North Dakota and South Dakota cases have filed a notice of appeal, and the time in which the plaintiffs in the other states may appeal is currently running. The plaintiffs in Kansas, Maine, Vermont, North Carolina, Michigan, North Dakota and South Dakota have filed stipulations of dismissal withdrawing their appeals. The plaintiffs in Maine have moved to withdraw their appeal. Oral argument on the New York appeal is currently scheduled for March 1, 2005. The plaintiffs in Minnesota have filed a revised complaint on behalf of a purported class of Minnesota consumers who made purchases with debit cards rather than on behalf of all consumers. On January 6, 2005, MasterCard moved to dismiss the Minnesota complaint for failure to state a claim. Plaintiffs’ time in which to oppose the motion in the Minnesota complaint is currently running. In addition, the courts in Tennessee and California have granted MasterCard’s motion to dismiss the respective state unfair competition claims but have denied MasterCard’s motions with respect to unjust enrichment claims in Tennessee and Section 17200 claims for unlawful, unfair, and/or fraudulent business practices in California. On February 2, 2005 the court granted MasterCard permission to appeal the trial court’s decision in Tennessee on the unjust enrichment claims. On that same date, the court granted plaintiff’s motion to appeal the court’s dismissal of the state unfair competition claims. The time in which to file an application to the appellate court for permission to appeal is currently running. MasterCard is awaiting decisions on its motions to dismiss in the other state courts. At this time, it is not possible to determine the outcome of, or estimate the liability related to, these consumer cases and no provision for losses has been provided in connection with them. The consumer class actions are not covered by the terms of the Settlement Agreement in the U.S. merchant lawsuit.

Global Interchange Proceedings

Interchange fees represent a sharing of payment system costs among the financial institutions participating in a four-party payment card system such as MasterCard’s. Typically, interchange fees are paid by the merchant bank (the “acquirer”) to the cardholder bank (the “issuer”) in connection with transactions initiated with the payment system’s cards. These fees reimburse the issuer for a portion of the costs incurred by it in providing services which are of benefit to all participants in the system, including acquirers and merchants. MasterCard establishes a multilateral interchange fee (“MIF”) in certain circumstances as a default fee that applies when there is no other interchange fee arrangement

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

between the issuer and the acquirer. MasterCard establishes a variety of MIF rates depending on such considerations as the location and the type of transaction, and collects the MIF on behalf of the institutions entitled to receive it. As described more fully below, MIFs are subject to regulatory or legal review and/or challenges in a number of jurisdictions. At this time, it is not possible to determine the ultimate resolution of, or estimate the liability related to, any of the interchange proceedings described below. Accordingly, no provision for losses has been provided in connection with them.

European Union.    In September 2000, the European Commission issued a “Statement of Objections” challenging Visa International’s cross-border MIF under European Community competition rules. On July 24, 2002, the European Commission announced its decision to exempt the Visa MIF from these rules based on certain changes proposed by Visa to its MIF. Among other things, in connection with the exemption order, Visa agreed to adopt a cost-based methodology for calculating its MIF similar to the methodology employed by MasterCard, which considers the costs of certain specified services provided by issuers, and to reduce its MIF rates for debit and credit transactions to amounts at or below certain specified levels.

On September 25, 2003, the European Commission issued a Statement of Objections challenging MasterCard Europe’s cross-border MIF. MasterCard Europe filed its response to this Statement of Objections on January 5, 2004. MasterCard Europe is engaged in discussions with the European Commission in order to determine under what conditions, if any, the European Commission would issue a favorable ruling regarding MasterCard Europe’s MIF. If MasterCard is unsuccessful in obtaining a favorable ruling, the European Commission could issue a prohibition decision ordering MasterCard to change the manner in which it calculates its cross-border MIF. MasterCard could appeal such a decision to the European Court of Justice. Because the cross-border MIF constitutes an essential element of MasterCard Europe’s operations, changes to it could significantly impact MasterCard International’s European members and the MasterCard business in Europe. In addition, a negative decision by the European Commission could lead to the filing of private actions against MasterCard by merchants seeking substantial damages.

United Kingdom Office of Fair Trading.    On September 25, 2001, the Office of Fair Trading of the United Kingdom (“OFT”) issued a Rule 14 Notice under the U.K. Competition Act 1998 challenging the MasterCard MIF, the fee paid by acquirers to issuers in connection with point of sale transactions, and multilateral service fee (“MSF”), the fee paid by issuers to acquirers when a customer uses a MasterCard-branded card in the United Kingdom either at an ATM or over the counter to obtain a cash advance. Until recently, the MIF and MSF were established by MasterCard U.K. Members Forum Limited (formerly MEPUK) (“MMF”) for domestic credit card transactions in the United Kingdom. The notice contained preliminary conclusions to the effect that the MasterCard U.K. MIF and MSF may infringe U.K. competition law and do not qualify for an exemption in their present forms. In January 2002, MasterCard, MEPUK and several MasterCard U.K. members responded to the notice. On February 11, 2003, the OFT issued a supplemental Rule 14 Notice, which also contained preliminary conclusions challenging MasterCard’s U.K. MIF under the Competition Act. On May 2, 2003, MasterCard and MMF responded to the supplemental notice. On November 10, 2004, the OFT issued a third notice (now called a Statement of Objections) claiming that the MIF infringes U.K. competition law. In February 2005, MasterCard and MMF responded to the Statement of Objections. An oral hearing has been scheduled for March 2, 2005.

On November 18, 2004, MasterCard’s board of directors adopted a resolution withdrawing the authority of the U.K. members to set domestic MIFs and MSFs and conferring such authority

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

exclusively on MasterCard’s President and Chief Executive Officer. As a result, if MasterCard and MMF are unsuccessful in obtaining a favorable ruling in the current proceeding, the OFT would have to commence a new proceeding for the purpose of ordering MasterCard to change the manner in which it calculates its U.K. MIF. The OFT has informed MasterCard that, if it issues a prohibition decision in the current proceedings, it is likely to commence a new proceeding challenging MasterCard’s setting of MIFs. Because the MIF constitutes an essential element of MasterCard’s U.K. operations, negative decisions by the OFT in the current or any future proceedings could have a significant adverse impact on MasterCard’s U.K. members and on MasterCard’s competitive position and overall business in the U.K. In addition, a negative decision by the OFT could lead to the filing of private actions against MasterCard by merchants seeking substantial damages. In the event of a negative decision by the OFT in the current proceeding, MasterCard and MMF intend to appeal to the Competition Appeals Tribunal and to seek interim relief. Similarly, it is likely that MasterCard would appeal a negative decision by the OFT in any future proceeding to the Competition Appeals Tribunal and to seek interim relief.

United States.    In July 2002, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against MasterCard International, Visa U.S.A., Inc., Visa International Corp. and several member banks in California alleging, among other things, that MasterCard’s and Visa’s interchange fees contravene the Sherman Act. The suit seeks treble damages in an unspecified amount, attorney’s fees and injunctive relief, including the divestiture of bank ownership of MasterCard and Visa, and the elimination of MasterCard and Visa marketing activities. On March 4, 2004, the court dismissed the lawsuit with prejudice in reliance upon the approval of the Settlement Agreement in the U.S. merchant lawsuit by the U.S. District Court for the Eastern District of New York, which held that the settlement and release in that case extinguished the claims brought by the merchant group in the present case. The plaintiffs have appealed the U.S. District Court for the Eastern District of New York’s approval of the U.S. merchant lawsuit settlement and release to the Second Circuit Court of Appeals and have also appealed the U.S. District Court for the Northern District of California’s dismissal of the present lawsuit to the Ninth Circuit Court of Appeals. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the U.S. merchant lawsuit settlement agreement, including the District Court’s finding that the settlement and release extinguished such claims. Plaintiffs’ time in which to seek certiorari of the Second Circuit’s decision with the U.S. Supreme Court is currently running. The appeal to the Ninth Circuit is currently pending.

On October 8, 2004, a new purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against MasterCard International, Visa U.S.A., Inc., Visa International Corp. and several member banks in California alleging, among other things, that MasterCard’s and Visa’s interchange fees contravene the Sherman Act and the Clayton Act. The complaint contains similar allegations to those brought in the interchange case described in the preceding paragraph, and plaintiffs have designated it as a related case. The plaintiffs seek damages and an injunction against MasterCard (and Visa) setting interchange and engaging in “joint marketing activities,” which plaintiffs allege include the purported negotiation of merchant discount rates with certain merchants. On November 19, 2004, MasterCard filed an answer to the complaint.

Other Jurisdictions.    MasterCard is aware that regulatory authorities in certain other jurisdictions, including Poland, Spain, New Zealand, Portugal, Mexico, Colombia, South Africa and Switzerland are reviewing MasterCard’s and/or its members’ interchange fees and/or related practices and may seek to regulate the establishment of such fees and/or such practices.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Note 17. Settlement and Travelers Cheque Risk Management

Settlement risk is the legal exposure due to the difference in timing between the payment transaction date and subsequent settlement. Settlement risk is estimated using the average daily card charges during the quarter multiplied by the estimated number of days to settle. The Company has global risk management policies and procedures, which include risk standards to provide a framework for managing the Company’s settlement exposure. MasterCard International’s rules generally guarantee the payment of MasterCard transactions and certain Cirrus and Maestro transactions between principal members. The term and amount of the guarantee are unlimited. Member-reported transaction data and the transaction clearing data underlying the settlement risk exposure calculation may be revised in subsequent reporting periods.

In the event that MasterCard International effects a payment on behalf of a failed member, MasterCard International may seek an assignment of the underlying receivables. Subject to approval by the Board of Directors, members may be assessed for the amount of any settlement loss.

MasterCard requires certain members that are not in compliance with the Company’s risk standards in effect at the time of review to post collateral, typically in the form of letters of credit and bank guarantees. This requirement is based on management review of the individual risk circumstances for each member that is out of compliance. In addition to these amounts, MasterCard holds collateral to cover variability and future growth in member programs; the possibility that it may choose to pay merchants to protect brand integrity in the event of merchant bank (acquirer) failure, although it is not contractually obligated to do so; and Cirrus and Maestro related risk. MasterCard monitors its credit risk portfolio on a regular basis to estimate potential concentration risks and the adequacy of collateral on hand. Additionally, from time to time, the Company reviews its risk management methodology and standards. As such, the amounts of uncollateralized estimated settlement exposure relating to non-compliant members are revised as necessary.

Estimated settlement exposure, and the portion of the Company’s uncollateralized settlement exposure for MasterCard-branded transactions that relates to members that are deemed not to be in compliance with, or that are under review in connection with, the Company’s risk management standards, at December 31, 2004 and 2003 were as follows:

	2004	2003
MasterCard-branded transactions:
Gross legal settlement exposure	$14,055,973	$11,880,152
Collateral held for legal settlement exposure	(1,482,319)	(1,344,621)

Net uncollateralized settlement exposure	$12,573,654	$10,535,531

Uncollateralized settlement exposure attributable to non-compliant members	$299,995	$250,984

Cirrus and Maestro transactions:
Gross legal settlement exposure	$1,294,145	$591,317

Although MasterCard holds collateral at the member level, the Cirrus and Maestro estimated settlement exposures are calculated at the regional level. Therefore, these settlement exposures are reported on a gross basis, rather than net of collateral. For the quarter ended December 31, 2004, a significant portion of the increase in Cirrus and Maestro estimated settlement exposures ($492,745) was attributable to the conversion of non-branded transactions to Maestro transactions in the United Kingdom.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

MasterCard’s estimated settlement exposure under the MasterCard brand, net of collateral, had concentrations of 56% and 58% in North America and 23% and 22% in Europe at December 31, 2004 and 2003, respectively.

A significant portion of uncollateralized settlement exposure attributable to non-compliant members is concentrated in three members ($163,786 and $157,955 for December 31, 2004 and 2003, respectively).

MasterCard guarantees the payment of MasterCard-branded travelers cheques in the event of issuer default. The guarantee estimate is based on all outstanding MasterCard-branded travelers cheques, reduced by an actuarial determination of cheques that are not anticipated to be presented for payment. The term and amount of the guarantee are unlimited. MasterCard calculated its MasterCard-branded travelers cheques exposure under this guarantee as $1,172,533 and $1,205,921 at December 31, 2004 and 2003, respectively.

A significant portion of the Company’s credit risk is concentrated in one MasterCard traveler’s cheque issuer. MasterCard has obtained an unlimited guarantee estimated at $969,593 and $996,927 at December 31, 2004 and 2003, respectively, from a financial institution that is a member, to cover all of the exposure of outstanding travelers cheques with respect to that issuer. In addition, MasterCard has obtained guarantees estimated at $28,592 and $32,101 at December 31, 2004 and 2003, respectively, from financial institutions that are members in order to cover the exposure of outstanding travelers cheques with respect to another issuer. These guarantee amounts have also been reduced by an actuarial determination of cheques that are not anticipated to be presented for payment.

Based on the Company’s ability to assess its members for settlement and travelers cheque losses, the effectiveness of the Company’s global risk management policies and procedures, and the historically low level of losses that the Company has experienced, management believes the probability of future payments for settlement and travelers cheque losses in excess of existing reserves is negligible. However, if circumstances in the future change, the Company may need to reassess whether it would be necessary to record an obligation for the fair value of some or all of its settlement and travelers cheque guarantees.

Note 18. Acquisition of Europay International S.A. (“EPI”) (the “Integration”)

MasterCard acquired, directly and indirectly, 100% of the shares of EPI not previously owned by MasterCard International pursuant to a Share Exchange and Integration Agreement, dated as of February 13, 2002, entered into by MasterCard, MasterCard International and EPI (the “Integration Agreement”). EPI, now MasterCard Europe, is the Company’s principal operating subsidiary in Europe. MasterCard Europe’s primary business is to license a full range of payment programs and services to financial institutions in the European region and to provide a set of information processing and transaction delivery services to these institutions. The Integration has allowed MasterCard International and MasterCard Europe to form an integrated, global payments company with a single management team and governance structure. The results of EPI’s operations have been included in the consolidated financial statements of the Company from June 28, 2002.

Purchase Price for EPI

MasterCard Incorporated issued 23,760 shares to the shareholders of EPI and MasterCard Europay U.K. Limited (“MEPUK”) in the Integration, in return for directly and indirectly acquiring 100%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

of the shares of EPI not previously owned by MasterCard International. However, of the 23,760 shares issued, only 17,610 were considered to be issued unconditionally. The share exchange agreements, under which the shares were issued, are described in Note 19, “Stockholders’ Equity”, herein. As discussed more fully below, the purchase price for EPI was based on the estimated value of the unconditional shares only, and this estimated value was determined on the basis of an independent valuation. Considering this valuation and the 17,610 unconditional shares issued, the purchase price of EPI was $267,856, excluding estimated acquisition costs of $10,486 that were incurred by the Company.

In calculating the purchase price of EPI, the Company considered only the unconditional shares issued to the former shareholders of EPI and MEPUK because the Integration Agreement provides that the number of shares allocated to these shareholders will potentially increase or decrease at the end of a three-year transition period as a result of the application of a global proxy formula for the third year of the transition period. Of the 23,760 shares attributable to the exchange of EPI and MEPUK shares, 6,150 shares are conditional shares subject to reallocation at the end of the transition period. EPI and MEPUK shareholders therefore received 17,610 unconditional shares at closing.

Since former EPI and MEPUK shareholders would retain or receive additional shares of MasterCard Incorporated at the end of the transition period without remitting any additional consideration, any shares retained or received by them that are above their minimum allocation at that time would constitute a part of the purchase price. Any such additional shares would be valued at that time based upon the fair value of the stock of MasterCard Incorporated. Any such reallocation of shares to former EPI and MEPUK shareholders will increase the purchase price for EPI and, accordingly, the amount of goodwill and additional paid-in capital recorded.

Fair Value of EPI Assets Acquired and Liabilities Assumed

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at June 28, 2002, the date of the acquisition of EPI in the Integration, as determined based on an independent appraisal, and also reflects subsequent refinements to the estimated fair values as discussed below. Certain balances for assets acquired and liabilities assumed have been reclassified to conform to MasterCard presentation for consistency:

Current assets	$193,865
Property, plant, and equipment	46,376
Goodwill	141,901
Other intangible assets	182,241
Other assets	6,652

Total assets acquired	571,035

Current liabilities	196,724
Deferred income taxes	69,361
Other liabilities	26,608

Total liabilities assumed	292,693

Net assets acquired	$278,342

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Subsequent to the acquisition date of EPI, the purchase price allocation was refined and amounts were reallocated among the assets acquired and liabilities assumed. The table above has been adjusted to reflect these refinements, which include a $7,166 increase to the exit cost liability estimate, a $4,836 decrease to the deferred tax estimate, a $4,911 decrease to the value assigned to certain capitalized software technologies and a $7,240 increase to goodwill. Changes to the exit cost liability are discussed below and the changes to goodwill are provided in Note 6.

Pursuant to the Integration Agreement, the bylaws of MasterCard International adopted on June 28, 2002 provide that the Company will assume the first $7,000 of losses or liabilities that relate to any breach of EPI’s representations or warranties in the Integration Agreement. Any such losses or liabilities in excess of $7,000 could, under MasterCard International’s bylaws, be levied against MasterCard International’s European members as an assessment. MasterCard anticipates that certain former EPI liabilities could trigger this bylaw provision. The $7,000 is included in total liabilities assumed above.

Exit Costs Relating to the Integration

Included in the total liabilities assumed above are estimates of exit costs relating to the Integration. The exit cost activities are expected to be completed in 2005. The changes in the liability for exit costs are summarized as follows:

	Europay Brand/Logo Elimination	Redundant Computer Systems/ Technology Elimination	Workforce Reduction	Total
Balance as of December 31, 2001	$—	$—	$—	$—
Initial exit costs upon Integration	11,225	7,794	2,515	21,534
Utilization	—	(2,341)	—	(2,341)
Change in estimate	—	2,583	(542)	2,041
Change due to currency translation	656	75	147	878

Balance as of December 31, 2002	11,881	8,111	2,120	22,112
Utilization	(3,433)	(5,888)	(1,278)	(10,599)
Change in estimate	—	6,199	(69)	6,130
Change due to currency translation	2,004	1,388	269	3,661

Balance as of December 31, 2003	10,452	9,810	1,042	21,304
Utilization	(9,564)	(7,093)	(21)	(16,678)
Change in estimate	(642)	—	(363)	(1,005)
Change due to currency translation	(246)	(80)	(60)	(386)

Balance as of December 31, 2004	$—	$2,637	$598	$3,235

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

The following table provides explanations for the Company’s changes in its preliminary estimate of exit costs related to the Integration:

	Years Ended December 31,
	2004	2003	2002
Description
Identification of an additional redundant computer system and incremental costs of systems elimination	$—	$6,199	$2,583
Redeployment of certain employees	(363)	(69)	(542)
Actual costs less than initially accrued for brand/logo elimination	(642)	—	—

Total change in estimate	$(1,005)	$6,130	$2,041

These changes in estimate resulted in a corresponding net increase (decrease) in goodwill, net of taxes. No further changes to the exit cost liability are anticipated.

Pro Forma Results of Operations

The unaudited pro forma results of operations for the year ended December 31, 2002 as if EPI had been combined as of January 1, 2002, are as follows:

Revenue	$2,000,158
Net income	$126,630
Net income per share (basic and diluted)	$1.27

These results have been prepared for comparative purposes only, and are not necessarily indicative of the results that would have occurred had the acquisition of EPI occurred on the date indicated.

Note 19. Stockholders’ Equity

The authorized capital stock of MasterCard Incorporated consists of 275,000 shares of class A redeemable common stock, par value $.01 per share (of which 84,000 shares are issued and outstanding); 25,000 shares of class B convertible common stock, par value $.01 per share (of which 16,000 shares are issued and outstanding); and 75,000 shares of class C common stock, par value $.01 per share (of which no shares are issued or outstanding). Class C common stock may be issued from time to time with voting powers, designations, preferences and other rights to be determined by the MasterCard board of directors, in compliance with certain limitations, as set forth in the certificate of incorporation of MasterCard.

MasterCard capital stock is privately held by certain of the Company’s customers. Transfer of shares of common stock and assignment of the right to receive shares is not permitted, except under specific circumstances, until July 1, 2005. After July 1, 2005, each stockholder must maintain an ownership percentage of common stock that is no less than 75% and no more than 125% of the most recent global proxy calculation, which is the formula set forth in the MasterCard Incorporated’s bylaws to determine the allocation of shares to stockholders based on their business contributions to the MasterCard Incorporated. Stockholders may be required to purchase or sell shares of MasterCard in order to satisfy these requirements. Only principal members of MasterCard International may hold shares of MasterCard.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

If a stockholder of MasterCard ceases to be a principal member of MasterCard International before July 1, 2005, the common stock may be redeemed at par value. After July 1, 2005, MasterCard Incorporated may, at its option, redeem the common stock of a stockholder that ceases to be a principal member of MasterCard International for the book value of the shares, based on MasterCard’s financial statements most recently filed with the Securities and Exchange Commission. If MasterCard Incorporated does not redeem the stockholder’s shares, a stockholder ceasing to be a member of MasterCard International after July 1, 2005 will be required to offer the unredeemed shares to the other stockholders of MasterCard in accordance with procedures to be established by the board of directors.

The class A and B shares were issued on June 28, 2002, pursuant to an Agreement and Plan of Merger dated as of February 13, 2002, in which MasterCard International merged with a subsidiary of MasterCard Incorporated (the “Conversion”). In the Conversion, each principal member of MasterCard International received shares of class A redeemable common stock and class B convertible common stock of MasterCard, representing each member’s existing equity interest in the Company. Additionally, each principal member of MasterCard International received a class A membership interest in MasterCard International, representing that member’s continued rights as a licensee to use MasterCard’s brands, programs, products and services. MasterCard Incorporated owns the sole class B membership interest in MasterCard International, entitling MasterCard Incorporated to exercise all economic rights and substantially all voting rights in MasterCard International. MasterCard International is the Company’s principal operating subsidiary.

In connection with the Conversion, MasterCard acquired EPI, which is described Note 18 herein. In connection with the Integration Agreement, each shareholder of EPI (other than MasterCard International and MEPUK) entered into a separate share exchange agreement pursuant to which it exchanged its EPI shares for shares of class A redeemable and class B convertible common stock of MasterCard. The shareholders of MEPUK entered into an agreement pursuant to which they exchanged their MEPUK shares for class A and class B stock of MasterCard. As a result of the Integration, EPI and MEPUK became wholly-owned subsidiaries of MasterCard. MEPUK’s sole asset is shares of EPI (now MasterCard Europe). In addition, under the terms of the Integration Agreement, class B convertible common stock will automatically be converted into class A redeemable common stock on or about July 1, 2005, except for certain shares of class B stock attributable to the ec Pictogram brand in Europe (“ec Picto shares”). In accordance with the Integration Agreement, the shares of class A stock will then be reallocated among the stockholders of MasterCard as of that date. The ec Picto shares will automatically be converted into class A stock and reallocated on or about July 1, 2007, in accordance with the terms of the Integration Agreement.

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

Note 20. Foreign Exchange Risk Management

The Company enters into foreign exchange contracts to minimize risk associated with anticipated receipts and disbursements denominated in foreign currencies and the possible changes in value due to foreign exchange fluctuations of assets and liabilities denominated in foreign currencies. MasterCard’s forward contracts are classified by functional currency as summarized below:

U.S. Dollar Functional Currency

	December 31, 2004		December 31, 2003
Forward Contracts	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Commitments to purchase foreign currency	$40,981	$1,854	$64,147	$595
Commitments to sell foreign currency	20,226	(655)	60,162	(46)

Euro Functional Currency

	December 31, 2004		December 31, 2003
Forward Contracts	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Commitments to purchase foreign currency	$128,253	$(6,494)	$178,030	$(5,112)

The currencies underlying the foreign currency forward contracts consist primarily of euro, Swiss francs, Japanese yen and U.K. pounds sterling. The fair value of the foreign currency forward contracts generally reflects the estimated amounts that the Company would receive or (pay), on a pre-tax basis, to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments. The terms of the foreign currency forward contracts are generally less than 18 months. The Company has deferred $3,497 and $3,069 of net losses, after tax, in accumulated other comprehensive income as of December 31, 2004 and 2003, respectively, all of which is expected to be reclassified to earnings within the next twelve months to provide an economic offset to the earnings impact of the anticipated cash flows hedged.

The Company’s derivative financial instruments are subject to both credit and market risk. Credit risk is the risk of loss due to failure of a counterparty to perform its obligations in accordance with contractual terms. Market risk is the potential change in an investment’s value caused by fluctuations in interest and currency exchange rates, credit spreads or other variables. Credit and market risk related to derivative instruments were not material at December 31, 2004 and 2003.

Generally, the Company does not obtain collateral related to forward contracts because of the high credit ratings of the counterparties that are members. The amount of accounting loss the Company would incur if the counterparties failed to perform according to the terms of the contracts is not considered material.

Note 21. Segment Reporting

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” MasterCard has one reportable segment, “Payment Services.” All of the Company’s activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly,

MASTERCARD INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

all significant operating decisions are based upon analyses of MasterCard as one operating segment. The President and Chief Executive Officer has been identified as the chief operating decision-maker. During 2004, MasterCard had one customer which generated approximately $315,000 revenues, which are greater than 10 percent of the Company’s revenues.

Revenue by geographic market is based on the location of our customer that issued the cards which are generating the revenue. Revenue generated in the U.S. was approximately 58%, 63% and 61% of total revenues in 2004, 2003 and 2002, respectively. No individual country, other than the U.S., generated more than 10% of total revenues in either period. MasterCard does not maintain or measure long-lived assets by geographic location.

Note 22. Pro Forma Net Income (Loss) Per Share (Unaudited)

MasterCard is pursuing a plan for a new ownership and governance structure that will include the appointment of a new board of directors comprised of a majority of independent directors, the establishment of a charitable foundation and the transition to be a publicly traded company.

Prior to the initial public offering, the Company will reclassify all of its 100,000 outstanding shares of existing common stock so that the Company’s existing stockholders will receive 1.35 shares of its new Class B common stock for each share of common stock that they held prior to the reclassification and a single share of its new Class M common stock. Subsequent to the initial public offering, shares and per share data will be retroactively restated in the financial statements subsequent to the reclassification to reflect the reclassification as if it were effective at the start of the first period being presented in the financial statement. Pro forma amounts give effect to the reclassification as if it were in place for the latest fiscal year.

MASTERCARD INCORPORATED

SUMMARY OF UNAUDITED QUARTERLY DATA

(In thousands, except per share data)

	2005 Quarter Ended
	March 31	June 30	September 30
	(Unaudited)
Revenue	$658,238	$771,867	$791,605
Operating income	151,513	192,436	147,893
Net income	93,294	120,248	106,085
Net income per share (basic and diluted)	$.93	$1.20	$1.06
Weighted average shares outstanding (basic and diluted)	100,000	100,000	100,000

	2004 Quarter Ended				2004 Total
	March 31	June 30	September 30	December 31
			(Unaudited)
Revenue	$594,310	$647,275	$667,841	$683,904	$2,593,330
Operating income	118,472	98,461	149,551	(19,812)	346,672
Net income	73,568	65,707	97,515	1,270	238,060
Net income per share (basic and diluted)	$.74	$.66	$.98	$.01	$2.38
Weighted average shares outstanding (basic and diluted)	100,000	100,000	100,000	100,000	100,000

	2003 Quarter Ended				2003 Total
	March 31	June 30	September 30	December 31
			(Unaudited)
Revenue	$512,215	$556,893	$594,169	$567,574	$2,230,851
Operating income (loss)	(667,760)	49,945	118,900	(102,947)	(601,862)
Net income (loss) before cumulative effect of accounting change	(430,340)	32,327	74,399	(67,128)	(390,742)
Cumulative effect of accounting change	4,949	—	—	—	4,949
Net income (loss)	(425,391)	32,327	74,399	(67,128)	(385,793)
Net income (loss) per share before cumulative effect of accounting change (basic and diluted)	$(4.30)	$.32	$.74	$(.67)	$(3.91)
Cumulative effect of accounting change	$.05	$—	$—	$—	$.05
Net income (loss) per share (basic and diluted)	$(4.25)	$.32	$.74	$(.67)	$(3.86)
Weighted average shares outstanding (basic and diluted)	100,000	100,000	100,000	100,000	100,000

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of MasterCard Incorporated:

We have reviewed the accompanying consolidated balance sheet of MasterCard Incorporated and its subsidiaries as of September 30, 2005, and the related consolidated statements of operations, consolidated condensed statements of comprehensive income, and the consolidated statements of cash flows for each of the nine-month periods ended September 30, 2005 and 2004 and the consolidated statement of changes in stockholders’ equity for the nine-month period ended September 30, 2005. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders’/members’ equity, and of cash flows for the year then ended, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004; and in our report dated March 1, 2005, we expressed unqualified opinions thereon. Our report contained an explanatory paragraph for a change in accounting principle and the adoption of an accounting standard, as stated in the paragraph below. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of December 31, 2004, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

The Company changed its method for calculating the market-related value of pension plan assets used in determining the expected return on the assets component of annual pension cost in 2003 and the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities”, which resulted in the consolidation of a special purpose entity in 2003.

/s/    PricewaterhouseCoopers LLP

New York, New York

November 2, 2005

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2005	December 31, 2004
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$530,988	$328,996
Investment securities, at fair value:
Trading	22,905	27,407
Available-for-sale	837,665	781,486
Accounts receivable	368,594	293,292
Settlement due from members	186,624	223,738
Restricted security deposits held for members	110,875	87,300
Prepaid expenses	142,777	124,595
Other current assets	51,145	35,982

Total Current Assets	2,251,573	1,902,796
Property, plant and equipment, at cost (less accumulated depreciation of $355,731 and $329,877)	227,879	242,358
Deferred income taxes	274,733	235,023
Goodwill	201,334	217,654
Other intangible assets (less accumulated amortization of $258,575 and $227,738)	285,077	328,984
Municipal bonds held-to-maturity	194,403	195,295
Prepaid expenses	186,105	96,695
Other assets	49,258	45,865

Total Assets	$3,670,362	$3,264,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$182,207	$187,035
Settlement due to members	154,096	186,858
Restricted security deposits held for members	110,875	87,300
Obligations under U.S. merchant lawsuit and other legal settlements—current (Notes 12 and 14)	162,410	129,047
Accrued expenses	759,957	648,019
Other current liabilities	61,250	63,103

Total Current Liabilities	1,430,795	1,301,362
Deferred income taxes	62,845	73,227
Obligations under U.S. merchant lawsuit and other legal settlements (Notes 12 and 14)	503,470	468,547
Long-term debt	229,460	229,569
Other liabilities	203,747	212,393

Total Liabilities	2,430,317	2,285,098
Commitments and Contingencies (Notes 11 and 14)
Minority interest	4,620	4,620
Stockholders’ Equity
Class A redeemable common stock, $.01 par value; authorized 275,000,000 shares, 100,000,348 and 84,000,000 shares, respectively, issued and outstanding	1,000	840
Class B convertible common stock, $.01 par value; authorized 25,000,000 shares, no shares and 16,000,000 shares, respectively, issued and outstanding	—	160
Additional paid-in capital	973,619	967,368
Retained earnings (accumulated deficit)	198,423	(121,204)
Accumulated other comprehensive income, net of tax:
Cumulative foreign currency translation adjustments	62,911	127,481
Net unrealized (loss) gain on investment securities available-for-sale	(1,299)	3,804
Net unrealized gain (loss) on derivatives accounted for as hedges	771	(3,497)

Total accumulated other comprehensive income, net of tax	62,383	127,788

Total Stockholders’ Equity	1,235,425	974,952

Total Liabilities and Stockholders’ Equity	$3,670,362	$3,264,670

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended September 30,
	2005	2004
	(In thousands, except per share data)
Revenues, net	$2,221,710	$1,909,426
Operating Expenses
General and administrative	975,867	846,417
Advertising and market development	622,447	586,398
U.S. merchant lawsuit and other legal settlements (Notes 12 and 14)	48,188	18,008
Depreciation	35,363	38,816
Amortization	48,003	53,303

Total operating expenses	1,729,868	1,542,942

Operating income	491,842	366,484

Other Income (Expense)
Investment income, net	39,612	32,814
Interest expense	(51,906)	(52,205)
Minority interest in (earnings) losses of subsidiaries	(84)	71
Other income (expense), net	16,082	(2,494)

Total other income (expense)	3,704	(21,814)

Income before income taxes	495,546	344,670
Income tax expense	175,919	107,880

Net Income	$319,627	$236,790

Net Income per Share (Basic and Diluted)	$3.20	$2.37

Weighted average shares outstanding (Basic and Diluted)	100,000	100,000

Pro forma Net Income per Share (Basic and Diluted) assuming reclassification of shares prior to initial public offering (Note 2)	$2.37	$1.75

Pro forma weighted average shares outstanding (Basic and Diluted) assuming reclassification of shares prior to initial public offering (Note 2)	135,000	135,000

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2005	2004
	(In thousands)
Operating Activities
Net income	$319,627	$236,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,363	38,816
Amortization	48,003	53,303
Deferred income taxes	(55,162)	(3,940)
Other	8,261	5,550
Changes in operating assets and liabilities:
Trading securities	4,502	4,836
Accounts receivable	(84,937)	(21,755)
Settlement due from members	14,561	7,598
Prepaid expenses and other current assets	(22,209)	(24,481)
Prepaid expenses, non-current	(92,229)	(7,260)
Accounts payable	735	(33,682)
Settlement due to members	(13,739)	(23,706)
Legal settlement accruals, including accretion of imputed interest	68,286	16,295
Accrued expenses	125,226	33,325
Net change in other assets and liabilities	(7,861)	12,367

Net cash provided by operating activities	348,427	294,056

Investing Activities
Purchases of property, plant and equipment	(27,604)	(13,351)
Capitalized software	(29,860)	(33,223)
Purchases of investment securities available-for-sale	(2,172,562)	(1,339,241)
Proceeds from sales and maturities of investment securities available-for-sale	2,102,454	1,180,843
Acquisition of businesses, net of cash acquired	—	(29,861)
Other investing activities	861	(4,426)

Net cash used in investing activities	(126,711)	(239,259)

Financing Activities
Bank overdraft	—	7,642

Net cash provided by financing activities	—	7,642

Effect of exchange rate changes on cash and cash equivalents	(19,724)	(956)

Net increase in cash and cash equivalents	201,992	61,483
Cash and cash equivalents—beginning of period	328,996	248,119

Cash and cash equivalents—end of period	$530,988	$309,602

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Total	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss), Net of Tax	Common Shares		Additional Paid-in Capital
				Class A	Class B
	(In thousands)
Balance at January 1, 2005	$974,952	$(121,204)	$127,788	$840	$160	$967,368
Net income	319,627	319,627	—	—	—	—
Purchase price adjustment for the acquisition of MasterCard Europe (Note 18)	6,251	—	—	—	—	6,251
Conversion of shares	—	—	—	160	(160)	—
Other comprehensive loss, net of tax	(65,405)	—	(65,405)	—	—	—

Balance at September 30, 2005	$1,235,425	$198,423	$62,383	$1,000	$—	$973,619

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Nine Months Ended September 30,
	2005	2004
	(In thousands)
Net Income	$319,627	$236,790
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(64,570)	(6,909)
Net unrealized gain (loss) on investment securities available-for-sale	(5,103)	(4,260)
Net unrealized gain (loss) on derivatives accounted for as hedges	4,268	1,794

Other comprehensive income (loss), net of tax	(65,405)	(9,375)

Comprehensive Income	$254,222	$227,415

The accompanying notes are an integral part of these consolidated financial statements.

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except per share and percent data)

Note 1. Summary of Significant Accounting Policies

Organization—MasterCard Incorporated and its consolidated subsidiaries, including MasterCard International Incorporated (“MasterCard International”) and MasterCard Europe sprl (“MasterCard Europe”) (together, “MasterCard” or the “Company”), provide transaction processing and related services to customers principally in support of their credit, debit, electronic cash and automated teller machine payment programs, and travelers cheque programs.

The common stock of MasterCard Incorporated is privately owned by certain customers of the Company. As more fully described in Note 2, MasterCard is pursuing a new ownership and governance structure, which will involve a new class of the Company’s stock being traded on a public exchange. MasterCard enters into transactions with its customers in the normal course of business and operates a system for payment processing among its customers.

Consolidation and basis of presentation—The consolidated financial statements include the accounts of MasterCard and its majority-owned and controlled entities, including the Company’s variable interest entity. The Company’s variable interest entity was established for the purpose of constructing the Company’s global technology and operations center; it is not an operating entity and has no employees. Intercompany transactions and balances are eliminated in consolidation. Minority interest is recorded for consolidated entities in which the Company owns less than 100% of the interest. Minority interest represents the equity interest not owned by the Company. The Company follows accounting principles generally accepted in the United States of America. Certain prior period amounts have been reclassified to conform to 2005 classifications.

The balance sheet as of December 31, 2004 was derived from the audited consolidated financial statements as of December 31, 2004. The consolidated financial statements for the nine months ended September 30, 2005 and 2004 and as of September 30, 2005 are unaudited, and in the opinion of management include normal recurring adjustments that are necessary to present fairly the results for interim periods. Due to seasonal fluctuations and other factors, the results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year.

The accompanying unaudited consolidated financial statements do not include all of the disclosures required by accounting principles generally accepted in the United States of America. For additional disclosures, including a summary of the Company’s significant accounting policies, reference should be made to the Company’s consolidated financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 included in this prospectus.

Note 2. Proposed New Governance

MasterCard is pursuing a plan for a new ownership and governance structure that will include the appointment of a new board of directors comprised of a majority of independent directors, the establishment of a charitable foundation and the transition to being a publicly traded company.

Under the proposed ownership and governance structure, MasterCard’s current stockholders are expected to retain a 41% equity interest in the Company through ownership of a new non-voting class B common stock. In addition, existing stockholders are expected to receive a new class M common stock that will have no economic rights but will provide them with certain rights, including the right to

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

approve specified significant corporate actions and entitle them to elect up to three of MasterCard’s directors (but not more than one quarter of all directors) and are otherwise non-voting.

MasterCard also intends to issue shares of a new voting class A common stock to public investors through an initial public offering. Upon successful completion of the offering, these public investors are expected to hold shares representing an expected 49% of the Company’s equity and 83% of its general voting power. Additional shares of new class A common stock, representing approximately 10% of the Company’s equity and 17% of its voting rights, are expected to be issued as a donation to The MasterCard Foundation, a charitable foundation to be incorporated in Canada.

MasterCard intends to use the majority of the net proceeds from the proposed initial public offering to redeem shares of the new class B common stock from its existing financial institution stockholders. Approximately $650,000 of the net proceeds will be retained by the Company to increase its capital, expand its role in targeted geographies and higher growth segments of the global payments industry, defend itself against legal and regulatory challenges and for other general corporate purposes. The value of the shares of class A common stock donated to The MasterCard Foundation will be determined based on the initial public offering price per share of class A common stock in the offering less a marketability discount.

Prior to the initial public offering, the Company will reclassify all of the Company’s 100,000 outstanding shares of existing class A redeemable common stock so that the Company’s existing stockholders will receive 1.35 shares of the Company’s new class B common stock for each share of class A redeemable common stock that they hold and a single share of the new class M common stock. Accordingly, shares and per share data will be retroactively restated in the financial statements subsequent to the common stock reclassification to reflect the reclassification as if it was effective at the start of the first period being presented in the financial statements. Pro forma amounts give effect to the reclassification.

Implementation of the new ownership and governance structure is subject to various approvals, including stockholder approval and the requisite regulatory filings. MasterCard intends to hold a special meeting of stockholders on November 28, 2005 to seek approval for these changes.

Note 3. Supplemental Cash Flows

The following table includes supplemental cash flow disclosures:

	Nine Months Ended September 30,
	2005	2004
Cash paid for income taxes	$108,439	$35,532
Cash paid for interest	14,233	14,063
Non-cash investing activities:
Purchase price adjustment for the acquisition of MasterCard Europe (Note 18)	$6,251	$—

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Note 4. Prepaid Expenses

Prepaid expenses consist of the following:

	September 30, 2005	December 31, 2004
Customer and merchant incentives	$222,868	$133,842
Advertising	37,689	17,666
Pension	24,085	10,500
Other	44,240	59,282

Total prepaid expenses	328,882	221,290
Prepaid expenses, current	(142,777)	(124,595)

Prepaid expenses, long-term	$186,105	$96,695

Note 5. Goodwill

The changes in the carrying amount of goodwill for the nine months ended September 30, 2005 are as follows:

Balance as of December 31, 2004	$217,654
Purchase price adjustment for the acquisition of MasterCard Europe (Note 18)	6,251
Other	(467)
Foreign currency translation	(22,104)

Balance as of September 30, 2005	$201,334

Note 6. Other Intangible Assets

The following table sets forth net intangible assets:

	September 30, 2005			December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Capitalized software	$338,484	$(237,184)	$101,300	$327,733	$(207,371)	$120,362
Trademarks and tradenames	22,397	(17,038)	5,359	24,061	(17,728)	6,333
Other	6,442	(4,353)	2,089	6,442	(2,639)	3,803

Total	367,323	(258,575)	108,748	358,236	(227,738)	130,498
Unamortized intangible assets:
Customer relationships	176,329	—	176,329	198,486	—	198,486

Total	$543,652	$(258,575)	$285,077	$556,722	$(227,738)	$328,984

A portion of the Company’s intangible assets are denominated in foreign currencies. As such, a component of the net change in these intangible assets is attributable to foreign currency translation. The change in the value of the euro relative to the U.S. dollar resulted in a decrease of $22,157 from

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

December 31, 2004 to September 30, 2005 in the unamortized customer relationships relating to the acquisition of MasterCard Europe.

Amortization expense on the assets above was $48,003 and $53,303 for the nine months ended September 30, 2005 and 2004, respectively. Impairment charges of $1,619 and $892 for the nine months ended September 30, 2005 and 2004, respectively, were recorded primarily in connection with management’s decision to discontinue the use of various technologies with associated capitalized software balances. The following table sets forth the estimated future amortization expense of amortizable intangible assets existing as of September 30, 2005 for the periods ending:

Remainder of 2005	$14,764
December 31, 2006	48,747
December 31, 2007	30,829
December 31, 2008	11,002
December 31, 2009 and thereafter	3,406

Note 7. Pension Plans and Other Benefits

The Company maintains a noncontributory defined benefit pension plan with a cash balance feature covering substantially all of its U.S. employees. Additionally, the Company has an unfunded nonqualified supplemental executive retirement plan that provides certain key employees with supplemental retirement benefits in excess of limits imposed on qualified plans by U.S. tax laws. For both plans, net periodic pension cost is as follows:

	Nine Months Ended September 30,
	2005	2004
Service cost	$13,738	$12,114
Interest cost	7,752	7,347
Expected return on plan assets	(9,576)	(7,740)
Amortization of prior service cost	(190)	(237)
Recognized actuarial loss	997	954

Net periodic pension cost	$12,721	$12,438

The funded status of the qualified plan exceeds minimum funding requirements. In December 2004, the Company committed to make voluntary contributions of $40,000 to its qualified plan before September 15, 2005. The Company met this commitment, contributing $15,000 in December 2004 and the remaining $25,000 by September 2005.

The Company’s Executive Incentive Plan (“EIP”) and the Senior Executive Incentive Plan (“SEIP”) (together the “EIP Plans”) are performance unit plans, in which participants receive grants of units with a value contingent on the achievement of the Company’s long-term performance goals. The final value of the units under the EIP Plans is calculated based on the Company’s performance over a three-year period. Upon completion of the three-year performance period, participants receive a cash payment equal to 80 percent of the award earned. The remaining 20 percent of the award is paid upon completion of two additional years of service.

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

The performance units vest over three and five year periods. Upon termination of employment, excluding retirement, all unvested performance units shall be forfeited. However, when a participant terminates employment due to retirement, all of the participant’s performance units immediately vest provided that the participant has at least six months of service in the performance period. Eligible retirement is dependent upon age and years of service as follows: age 55 with ten years of service, age 60 with 5 years of service and age 65 with 2 years of service.

In September 2005, MasterCard adjusted its method of recognizing the cost of the EIP Plans to an approach which requires that the cost be recognized over the shorter of the vesting periods stated in the EIP Plans or the date the individual employee becomes eligible to retire. In the event the employee is eligible for retirement on the date the award is made or becomes so within six months of the award date, the cost is recognized over six months. Previously the Company recognized the expense for the EIP Plans using an approach where expense was recognized over the stated vesting periods and in the event an employee actually retired, any unrecognized cost was immediately accelerated. The Company believes this new methodology more appropriately reflects that once reaching retirement eligibility, an employee is not required to provide additional services beyond six months of service in the performance period to vest in the award.

Since the impact in prior quarterly and annual financial statements was not material, the Company recorded a catch-up adjustment of $19,063 ($12,146 after-tax) for the three months ended September 30, 2005 to reflect the change in methodology. This adjustment is included in accrued expenses and general and administrative expenses. The Company’s liability related to the EIP Plans at September 30, 2005 and December 31, 2004 was $92,975 and $78,228, respectively, and the expense was $34,998 and $10,033 for the three months ended September 30, 2005 and 2004, respectively, and $56,541 and $29,167 for the nine months ended September 30, 2005 and 2004, respectively.

Note 8. Postretirement Health and Life Insurance Benefits

The Company maintains a postretirement plan providing health coverage and life insurance benefits for substantially all of its U.S. employees and retirees and funds its postretirement benefits as payments are required through cash flows from operations. Net periodic postretirement benefit cost is as follows:

	Nine Months Ended September 30,
	2005	2004
Service cost	$2,391	$2,322
Interest cost	2,573	2,223
Amortization of prior service cost	51	51
Amortization of transition obligation	435	435
Recognized actuarial loss	195	—

Net periodic postretirement benefit cost	$5,645	$5,031

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Note 9. Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2005	December 31, 2004
Customer and merchant incentives	$198,343	$173,492
Personnel costs	206,325	190,114
Taxes	177,715	63,940
Advertising	103,209	136,107
Other	74,365	84,366

	$759,957	$648,019

Note 10. Credit Facility

On June 17, 2005, the Company entered into a committed unsecured $2,250,000 revolving credit facility (the “Credit Facility”) with certain financial institutions. The Credit Facility, which expires on June 16, 2006, replaced MasterCard Incorporated’s prior $1,950,000 credit facility which expired on June 17, 2005. Borrowings under the facility are available to provide liquidity in the event of one or more settlement failures by MasterCard International members and, subject to a limit of $300,000, for general corporate purposes. Interest on borrowings under the Credit Facility would be charged at the London Interbank Offered Rate (LIBOR) plus 28 basis points or an alternative base rate. An additional 10 basis points would be applied if the aggregate borrowings under the Credit Facility exceed 33% of the commitments. MasterCard has agreed to pay a facility fee which varies based on MasterCard’s credit rating and is currently equal to 7 basis points on the total commitment, or approximately $1,575 annually. MasterCard was in compliance with the Credit Facility covenants as of September 30, 2005. There were no borrowings under the Credit Facility at September 30, 2005. The majority of Credit Facility lenders are members or affiliates of members of MasterCard International.

Upon completion of the planned public offering, as described in Note 2, Standard & Poor’s Ratings Services (S&P) has announced that it expects to lower MasterCard’s counterparty credit ratings from A-/A-2 to BBB+/A-2 and MasterCard’s subordinated debt rating from BBB+ to BBB, both with stable outlook. Until such time, the existing ratings will remain on credit watch with negative implications. Once the lower ratings are in effect, the facility fee for our Credit Facility will increase to 8 basis points on the total commitment, or approximately $1,800 annually, and interest on borrowings thereunder will increase to LIBOR plus 37 basis points (or 47 basis points if aggregate borrowings exceed 33% of the commitments) or an alternate base rate.

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Note 11. Commitments and Contingent Liabilities

The future minimum payments under non-cancelable leases for office buildings and equipment, sponsorships, licensing and other agreements at September 30, 2005 are as follows:

	Total	Capital Leases	Operating Leases	Sponsorship, Licensing and Other
The remainder of 2005	$184,993	$1,436	$9,959	$173,598
2006	240,816	4,647	32,285	203,884
2007	160,062	4,109	26,748	129,205
2008	103,693	2,324	18,419	82,950
2009	46,744	1,873	11,421	33,450
Thereafter	52,845	43,961	1,740	7,144

Total	$789,153	$58,350	$100,572	$630,231

The table above excludes obligations from performance based agreements with our customers and merchants due to their contingent nature. Included in the table above are capital leases with imputed interest expense of $15,262 and a net present value of minimum lease payments of $43,088. At September 30, 2005, $23,146 of the future minimum payments in the table above for leases, sponsorship, licensing and other agreements was included in accounts payable or accrued expenses. Consolidated rental expense for the Company’s office space was approximately $23,270 and $23,454 for the nine months ended September 30, 2005 and 2004, respectively. Consolidated lease expense for automobiles, computer equipment and office equipment was $6,363 and $7,416 for the nine months ended September 30, 2005 and 2004, respectively.

MasterCard licenses certain software to its customers. The license agreements contain guarantees under which the Company indemnifies licensees from any adverse judgments arising from claims of intellectual property infringement by third parties. The terms of the guarantees are equal to the terms of the license to which they relate. The amount of the guarantees are limited to damages, losses, costs, expenses or other liabilities incurred by the licensee as a result of any intellectual property rights claims. The Company has historically experienced no intellectual property rights claims relating to the software it licenses to its customers and therefore management believes the probability of future claims is negligible. In addition, the Company does not generate significant revenues from software licenses. However, if circumstances in the future change, the Company may need to reassess whether it would be necessary to assess the fair value of these guarantees.

Note 12. U.S. Merchant Lawsuit and Other Legal Settlements

In 2003, MasterCard settled the U.S. merchant lawsuit described under the caption “U.S. Merchant Opt Out and Consumer Litigations” in Note 14 and contract disputes with certain customers. On June 4, 2003, MasterCard International and plaintiffs in the U.S. merchant lawsuit signed a settlement agreement (the “Settlement Agreement”) which required the Company to pay $125,000 in 2003 and $100,000 annually each December from 2004 through 2012. In addition, in 2003, several other lawsuits were initiated by merchants who opted not to participate in the plaintiff class in the U.S. merchant lawsuit. The “opt-out” merchant lawsuits were not covered by the terms of the Settlement

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Agreement, however have all been individually settled. As more fully described in Note 14, MasterCard is also a party to a number of currency conversion litigations. Based upon litigation developments and settlement negotiations in these currency conversion cases and pursuant to Statement of Financial Standards No. 5, “Accounting for Contingencies”, MasterCard recorded a $48,188 reserve in September 2005. This estimate may need to be revised based on future developments. During the nine months ended September 30, 2005, total liabilities for the U.S. merchant lawsuit and other legal settlements increased $68,286 as follows:

Balance as of December 31, 2004	$597,594
Legal settlement accrual for currency conversion litigation	48,188
Interest accretion on U.S. merchant lawsuit	35,033
Payments	(14,935)

Balance as of September 30, 2005	$665,880

Note 13. Income Tax

The effective tax rate for the nine months ended September 30, 2005 was 35.5% compared to 31.3% for the nine months ended September 30, 2004. The rate in 2004 was lower than 2005 primarily due to the settlement and reassessment of various tax audit matters, the filing and recognition of refund claims and a revaluation of the Company’s deferred state tax assets due to a higher effective state tax rate.

Note 14. Legal and Regulatory Proceedings

MasterCard is a party to legal proceedings with respect to a variety of matters in the ordinary course of business. Some of these proceedings involve complex claims that are subject to substantial uncertainties and unspecified damages, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Accordingly, MasterCard has not established reserves for any of these proceedings, other than for the currency conversion litigations. Except as described below, MasterCard does not believe that any legal proceedings to which it is a party would have a material impact on its results of operations, financial position, or cash flows. Although MasterCard believes that it has strong defenses for the litigations described below, it could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its results of operations, financial position or cash flows.

Department of Justice Antitrust Litigation and Related Private Litigation

In October 1998, the U.S. Department of Justice (“DOJ”) filed suit against MasterCard International, Visa U.S.A., Inc. and Visa International Corp. in the U.S. District Court for the Southern District of New York alleging that both MasterCard’s and Visa’s governance structure and policies violated U.S. federal antitrust laws. First, the DOJ claimed that “dual governance”—the situation where a financial institution has a representative on the board of directors of MasterCard or Visa while a portion of its card portfolio is issued under the brand of the other association—was anti-competitive and acted to limit innovation within the payment card industry. Second, the DOJ challenged MasterCard’s Competitive Programs Policy (“CPP”) and a Visa bylaw provision that prohibited financial institutions participating in the respective associations from issuing competing proprietary payment cards (such as American Express or Discover). The DOJ alleged that MasterCard’s CPP and Visa’s bylaw provision acted to restrain competition.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

On October 9, 2001, the District Court judge issued an opinion upholding the legality and pro-competitive nature of dual governance. However, the judge also held that MasterCard’s CPP and the Visa bylaw constituted unlawful restraints of trade under the federal antitrust laws.

On November 26, 2001, the judge issued a final judgment that ordered MasterCard to repeal the CPP insofar as it applies to issuers and enjoined MasterCard from enacting or enforcing any bylaw, rule, policy or practice that prohibits its issuers from issuing general purpose credit or debit cards in the United States on any other general purpose card network. The final judgment also provides that from the effective date of the final judgment (October 15, 2004) until October 15, 2006, MasterCard is required to permit any issuer with which it entered into such an agreement prior to the effective date of the final judgment to terminate that agreement without penalty, provided that the reason for the termination is to permit the issuer to enter into an agreement with American Express or Discover. The final judgment imposes parallel requirements on Visa.

MasterCard appealed the judge’s ruling with respect to the CPP. On September 17, 2003, a three-judge panel of the Second Circuit issued its decision upholding the District Court’s decision. On October 4, 2004, the Supreme Court denied MasterCard’s petition for certiorari, thereby exhausting all avenues for further appeal in this case. Thereafter, the parties agreed that October 15, 2004 would serve as the effective date of the final judgment.

In addition, on September 18, 2003, MasterCard filed a motion before the District Court judge in this case seeking to enjoin Visa, pending completion of the appellate process, from enforcing a newly-enacted bylaw requiring Visa’s 100 largest issuers of debit cards in the United States to pay a so-called “settlement service” fee if they reduce their Visa debit volume by more than 10%. This bylaw was later modified to clarify that the settlement service fee would only be imposed if an issuer shifted its portfolio of debit cards to MasterCard. Visa implemented this bylaw provision following the settlement of the U.S. merchant lawsuit described under the heading “U.S. Merchant Opt Out and Consumer Litigations” below. MasterCard believes that this bylaw is punitive and inconsistent with the final judgment in the DOJ litigation. On January 10, 2005, MasterCard moved before the District Court to enforce the terms of the final judgment and sought an order enjoining Visa from enforcing or maintaining its settlement service fee bylaw. In addition, MasterCard requested that the Court permit Visa’s largest 100 debit issuers to rescind any debit issuance agreements they entered into with Visa while the settlement service fee was in effect. The motion was fully briefed on June 3, 2005. On August 18, 2005, the Court issued an order appointing a special master to conduct an evidentiary hearing and then issue a report and recommendation as to whether the settlement service fee violates the Court’s final judgment. The special master has scheduled a hearing on this motion for December 5, 2005. If MasterCard is unsuccessful and Visa is permitted to impose this settlement service fee on issuers of debit cards according to this bylaw, it could make Visa members reluctant to do business with MasterCard and inhibit the growth of our debit business. At this time it is not possible to determine the ultimate resolution of this matter.

On October 4, 2004, Discover Financial Services, Inc. filed a complaint against MasterCard, Visa U.S.A., Inc. and Visa International Incorporated. The complaint was filed in the U.S. District Court for the Southern District of New York and was designated as a related case to the DOJ litigation, and was assigned to the same judge who issued the DOJ decision described above. The complaint alleges that the implementation and enforcement of MasterCard’s CPP and Visa’s bylaw provision as well as MasterCard’s “Honor All Cards” rule (and a similar Visa rule), which required merchants who accept

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

MasterCard cards to accept for payment every validly presented MasterCard card, violated Sections 1 and 2 of the Sherman Act as well as California’s Unfair Competition Act in an alleged market for general purpose card network services and a debit card market. The complaint also challenged MasterCard’s “no surcharge rule” (and a similar Visa rule) under the same statutes. On December 10, 2004, MasterCard moved to dismiss the complaint in its entirety for failure to state a claim. In lieu of filing its opposition papers to MasterCard’s motion, Discover filed an amended complaint on January 7, 2005. In the amended complaint, Discover dropped some of its claims, including its challenge against the no surcharge rule and its claims under California’s Unfair Competition Act, but continued to allege that the implementation and enforcement of the Company’s CPP, Visa’s bylaw provision and the Honor All Cards rule violated Sections 1 and 2 of the Sherman Act. Discover requested that the District Court apply collateral estoppel with respect to its final judgment in the DOJ litigation and enter an order that the CPP and Visa’s bylaw provision have injured competition and caused injury to Discover. Discover seeks treble damages in an amount to be proved at trial along with attorneys’ fees and costs. On February 7, 2005, MasterCard moved to dismiss Discover’s amended complaint in its entirety for failure to state a claim. On April 14, 2005, the Court denied, at this stage in the litigation, Discover’s request to give collateral estoppel effect to the findings in the DOJ litigation. In addition, that same day and in subsequent rulings, with respect to the market for general purpose card network services, the Court denied MasterCard’s motion to dismiss Discover’s Section 1 conspiracy to restrain trade and Section 2 conspiracy to monopolize or maintain a monopoly claims that were based upon the conduct described above. On October 24, 2005, the Court granted MasterCard’s motion to dismiss Discover’s Section 2 monopolization and attempted monopolization claims against MasterCard. The parties are still awaiting the Court’s ruling on MasterCard’s motion to dismiss Discover’s claims based upon effects in an alleged debit market before proceeding with discovery. At this time it is not possible to determine the ultimate resolution of, or estimate the liability related to, the Discover litigation. No provision for losses has been provided in connection with this matter.

On November 15, 2004, American Express filed a complaint against MasterCard, Visa and eight member banks, including JPMorgan Chase & Co., Bank of America Corp., Capital One Financial Corp., U.S. Bancorp, Household International Inc., Wells Fargo & Co., Providian Financial Corp. and USAA Federal Savings Bank. The complaint, which was filed in the U.S. District Court for the Southern District of New York, was designated as a related case to the DOJ litigation and was assigned to the same judge. The complaint alleges that the implementation and enforcement of MasterCard’s CPP and Visa’s bylaw provision violated Sections 1 and 2 of the Sherman Act in an alleged market for general purpose card network services and a market for debit card network services. American Express seeks treble damages in an amount to be proved at trial, along with attorneys’ fees and costs. On January 14, 2005, MasterCard filed a motion to dismiss the complaint for failure to state a claim. On April 14, 2005, the District Court denied, at this stage in the litigation, American Express’ request to give collateral estoppel effect to the findings in the DOJ litigation. In addition, that same day and in subsequent rulings, the Court denied MasterCard’s motion to dismiss American Express’ Section 1 conspiracy to restrain trade claims and Section 2 conspiracy to monopolize claims that were based upon the conduct described above. However, the parties are still awaiting the Court’s ruling on the motion to dismiss American Express’ conspiracy to restrain trade claims in the alleged market for debit card network services before proceeding with discovery. At this time it is not possible to determine the ultimate resolution of, or estimate the liability related to, this matter. No provision for losses has been provided in connection with the American Express litigation.

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Currency Conversion Litigations

MasterCard International, together with Visa U.S.A., Inc. and Visa International Corp., are defendants in a state court lawsuit in California. The lawsuit alleges that MasterCard and Visa wrongfully imposed an asserted one percent currency conversion “fee” on every credit card transaction by U.S. MasterCard and Visa cardholders involving the purchase of goods or services in a foreign country, and that such alleged “fee” is unlawful. This action, titled Schwartz v. Visa Int’l Corp., et al., was brought in the Superior Court of California in February 2000, purportedly on behalf of the general public. Trial of the Schwartz matter commenced on May 20, 2002 and concluded on November 27, 2002. The Schwartz action claims that the alleged “fee” grossly exceeds any costs the defendants might incur in connection with currency conversions relating to credit card purchase transactions made in foreign countries and is not properly disclosed to cardholders. MasterCard denies these allegations.

On April 8, 2003, the trial court judge issued a final decision in the Schwartz matter. In his decision, the trial judge found that MasterCard’s currency conversion process does not violate the Truth in Lending Act or regulations, nor is it unconscionably priced under California law. However, the judge found that the practice is deceptive under California law, and ordered that MasterCard mandate that members disclose the currency conversion process to cardholders in cardholder agreements, applications, solicitations and monthly billing statements. As to MasterCard, the judge also ordered restitution to California cardholders. The judge issued a decision on restitution on September 19, 2003, which requires a traditional notice and claims process in which consumers has approximately six months to submit their claims. The court issued its final judgment on October 31, 2003. On December 29, 2003, MasterCard appealed the judgment. The final judgment and restitution process have been stayed pending MasterCard’s appeal. On August 6, 2004 the court awarded plaintiff’s attorneys’ fees in the amount of $28,224 to be paid equally by MasterCard and Visa. Accordingly, during the three months ended September 30, 2004, MasterCard accrued amounts totaling $14,112 which are included in U.S. Merchant Lawsuit and Other Legal Settlements in the Consolidated Statements of Operations (see Note 12). MasterCard subsequently filed a notice of appeal on the attorneys’ fee award on October 1, 2004. With respect to restitution, MasterCard believes that it is likely to prevail on appeal. In February 2005, MasterCard filed an appeal regarding the applicability of Proposition 64, which amended sections 17203 and 17204 of the California Business and Professions Code, to this action. Oral argument on the Proposition 64 appeal took place on July 18, 2005 and on September 28, 2005, the appellate court reversed the trial court, finding that the plaintiff lacked standing to pursue the action in light of Proposition 64. The case will be returned to the trial court to determine whether further proceedings are appropriate. The time has not yet run for plaintiffs to appeal the decision.

In addition, MasterCard has been served with complaints in state courts in New York, Arizona, Texas, Florida, Arkansas, Illinois, Tennessee, Michigan, Pennsylvania, Ohio, Minnesota and Missouri seeking to, in effect, extend the judge’s decision in the Schwartz matter to MasterCard cardholders outside of California. Some of these cases have been transferred to the U.S. District Court for the Southern District of New York and combined with the federal complaints in MDL No. 1409 discussed below. In other state court cases, MasterCard has moved to dismiss the claims. On February 1, 2005 a Michigan action was dismissed with prejudice and on April 12, 2005, the plaintiff agreed to withdraw his appeal of that decision. On June 24, 2005, a Minnesota action was dismissed with prejudice, however, plaintiff filed an amended complaint on September 15, 2005. On August 31, 2005, an Illinois action was dismissed with prejudice; plaintiff filed a notice of appeal. On September 7, 2005, a Texas state court granted MasterCard’s motion to arbitrate, and plaintiff subsequently filed notice that he was

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

withdrawing his lawsuit against MasterCard for all claims. MasterCard has also been served with complaints in state courts in California, Texas and New York alleging it wrongfully imposed an asserted one percent currency conversion “fee” in every debit card transaction by U.S. MasterCard cardholders involving the purchase of goods or services in a foreign country and that such alleged “fee” is unlawful. Visa USA, Inc. and Visa International Corp. have been named as co-defendants in the California cases. One such Texas case was dismissed voluntarily by plaintiffs.

MasterCard International, Visa U.S.A., Inc., Visa International Corp., several member banks including Citibank (South Dakota), N.A., Citibank (Nevada), N.A., Chase Manhattan Bank USA, N.A., Bank of America, N.A. (USA), MBNA, and Diners Club are also defendants in a number of federal putative class actions that allege, among other things, violations of federal antitrust laws based on the asserted one percent currency conversion “fee.” Pursuant to an order of the Judicial Panel on Multidistrict Litigation, the federal complaints have been consolidated in MDL No. 1409 before Judge William H. Pauley III in the U.S. District Court for the Southern District of New York. In January 2002, the federal plaintiffs filed a Consolidated Amended Complaint (“MDL Complaint”) adding MBNA Corporation and MBNA America Bank, N.A. as defendants. This pleading asserts two theories of antitrust conspiracy under Section 1 of the Sherman Act: (i) an alleged “inter-association” conspiracy among MasterCard (together with its members), Visa (together with its members) and Diners Club to fix currency conversion “fees” allegedly charged to cardholders of “no less than 1% of the transaction amount and frequently more;” and (ii) two alleged “intra-association” conspiracies, whereby each of Visa and MasterCard is claimed separately to have conspired with its members to fix currency conversion “fees” allegedly charged to cardholders of “no less than 1% of the transaction amount” and “to facilitate and encourage institution—and collection—of second tier currency conversion surcharges.” The MDL Complaint also asserts that the alleged currency conversion “fees” have not been disclosed as required by the Truth in Lending Act and Regulation Z.

Defendants have moved to dismiss the MDL Complaint. On July 3, 2003, Judge Pauley issued a decision granting MasterCard’s motion to dismiss in part. Judge Pauley dismissed the Truth in Lending claims in their entirety as against MasterCard, Visa and several of the member bank defendants. Judge Pauley did not dismiss the antitrust claims. Fact and expert discovery in this matter have closed. On November 12, 2003 plaintiffs filed a motion for class certification, which was granted on October 15, 2004. On March 9, 2005, Judge Pauley issued a decision on defendants’ motion to reconsider the class certification decision. The Judge ruled that the arbitration provisions in the cardholder agreements of member bank defendants, Bank One, MBNA, Providian, Household and Bank of America are valid as to those respective banks and MasterCard and, consequently, cardholders of those banks can no longer participate in the class action certified in his earlier decision and must pursue any claims through arbitration. Plaintiffs moved for further reconsideration, which was denied by Judge Pauley on June 16, 2005. In addition, Judge Pauley declined to give effect to the arbitration clauses in the Citibank and Chase cardholder agreements; both banks have appealed that decision. Briefing on the appeal is still ongoing. The trial date has been set for May 15, 2006.

Based upon litigation developments and settlement negotiations in these currency conversion cases and pursuant to Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” MasterCard recorded an additional $48,188 of legal reserves in September 2005. As a result of this additional reserve, MasterCard has now established total legal reserves of $62,300 in connection with these currency conversion cases. Based on future developments, this estimate may be revised. At this time it is not possible to determine the ultimate resolutions of these matters.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Merchant Chargeback-Related Litigations

On May 12, 2003, a complaint alleging violations of federal and state antitrust laws, breach of contract, fraud and other theories was filed in the U.S. District Court for the Central District of California (Los Angeles) against MasterCard by a merchant aggregator whose customers include businesses selling adult entertainment content over the Internet. The complaint’s allegations focus on MasterCard’s past and potential future assessments on the plaintiff’s merchant bank (acquirer) for exceeding excessive chargeback standards in connection with the plaintiff’s transaction activity as well as the effect of MasterCard’s chargeback rules and other practices on “card-not-present” merchants. Chargebacks refer to a situation where a transaction is returned, or charged back, to an acquirer by an issuer at the request of cardholders or for other reasons. Prior to MasterCard filing any motion or responsive pleading, the plaintiff filed a voluntary notice of dismissal without prejudice on December 5, 2003. On the same date, the plaintiff filed a complaint in the U.S. District Court for the Eastern District of New York making similar allegations to those made in its initial California complaint. MasterCard moved to dismiss all of the claims in the complaint for failure to state a cause of action. On March 30, 2005 the judge granted MasterCard’s motion and dismissed all of the claims in the complaint. On April 11, 2005, the plaintiff filed a notice of appeal of the district court’s order. The Second Circuit has scheduled oral argument on the appeal for November 22, 2005.

In addition, on June 6, 2003, an action titled California Law Institute v. Visa U.S.A., et al. was initiated against MasterCard and Visa U.S.A., Inc. in the Superior Court of California, purportedly on behalf of the general public. Plaintiffs seek disgorgement, restitution and injunctive relief for unlawful and unfair business practices in violation of California Unfair Trade Practices Act Section 17200, et. seq. Plaintiffs purportedly allege that MasterCard’s (and Visa’s) chargeback fees are unfair and punitive in nature. Plaintiffs seek injunctive relief preventing MasterCard from continuing to engage in its chargeback practices and requiring MasterCard to provide restitution and/or disgorgement for monies improperly obtained by virtue of them. On June 10, 2005, MasterCard filed a motion requesting that the Court bifurcate and decide certain dispositive issues to be tried separately. On October 17, 2005, MasterCard and the other defendants notified the court that they had discovered that plaintiff had been suspended by the California Secretary of State’s office, apparently for failure to pay taxes, and, therefore, is not authorized to transact any business, including participating in litigation. On October 18, 2005, the court determined that it could not proceed with the bifurcated trial proceeding while plaintiff is suspended. MasterCard and the other defendants notified the court of their intention to move for judgment on the pleadings based on the suspension, and the court scheduled a hearing on this issue for December 8, 2005.

On September 20, 2004, MasterCard was served with a complaint titled PSW Inc. v. Visa U.S.A. Inc, MasterCard International Incorporated, et. al., No. 04-347, in the District Court of Rhode Island. The plaintiff, as alleged in the complaint, provided credit card billing services primarily for adult content web sites. The plaintiff alleges defendants’ excessive chargeback standards, exclusionary rules, merchant registration programs, cross-border acquiring rules and interchange pricing to internet merchants violate federal and state antitrust laws as well as state contract and tort law. The plaintiff seeks $60,000 in compensatory damages as well as $180,000 in punitive damages. On November 24, 2004, MasterCard moved to dismiss the complaint. Prior to the court ruling on MasterCard’s motion to dismiss, plaintiffs filed an amended complaint on April 6, 2005. This complaint generally mirrors the original complaint but includes additional causes of action based on the purported deprivation of plaintiff’s rights under the First Amendment of the U.S. Constitution. On May 20, 2005, MasterCard

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

moved to dismiss all of PSW’s claims in the complaint for failure to state a claim. The plaintiff filed its opposition to MasterCard’s motion on July 7, 2005. The court has scheduled oral argument on the motion for November 2, 2005.

At this time it is not possible to determine the outcome of, or, except as indicated above in the PSW litigation, estimate the liability related to, the merchant chargeback-related litigations. No provision for losses has been provided in connection with these litigations.

U.S. Merchant Opt Out and Consumer Litigations

Commencing in October 1996, several class action suits were brought by a number of U.S. merchants against MasterCard International and Visa U.S.A., Inc. challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York. The plaintiffs claimed that MasterCard’s “Honor All Cards” rule (and a similar Visa rule), which require merchants who accept MasterCard cards to accept for payment every validly presented MasterCard card, constituted an illegal tying arrangement in violation of Section 1 of the Sherman Act. Plaintiffs claimed that MasterCard and Visa unlawfully tied acceptance of debit cards to acceptance of credit cards. The plaintiffs also claimed that MasterCard and Visa conspired to monopolize what they characterized as the point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payment systems. On June 4, 2003, MasterCard International signed a Settlement Agreement to settle the claims brought by the plaintiffs in this matter, which the Court approved on December 19, 2003. For a description of the Settlement Agreement see Note 12. A number of class members appealed the District Court’s approval of the settlement. These appeals are largely focused on the court’s attorneys’ fees award as well on the court’s ruling on the scope of the release set forth in the Settlement Agreement. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the Settlement Agreement. Accordingly, the settlement is now final.

Several lawsuits were commenced by merchants who have opted not to participate in the plaintiff class in the U.S. merchant lawsuit, including Best Buy Stores, CVS, Giant Eagle, Home Depot, Toys “R” Us and Darden Restaurants (collectively, the “Opt Out Plaintiffs”). The majority of these cases were filed in the U.S. District Court for the Eastern District of New York. MasterCard has entered into separate settlement agreements with each of the Opt Out Plaintiffs resolving their claims against MasterCard. The District Court has entered orders dismissing with prejudice each of the Opt Out Plaintiff’s complaints against MasterCard.

In addition, individual or multiple complaints have been brought in 19 different states and the District of Columbia under state unfair competition statutes against MasterCard International (and Visa) on behalf of putative classes of consumers. The claims in these actions largely mirror the allegations made in the U.S. merchant lawsuit and assert that merchants, faced with excessive merchant discount fees, have passed these overcharges to consumers in the form of higher prices on goods and services sold. While these actions are in their early stages, MasterCard has filed motions to dismiss the complaints in a number of state courts for failure to state a cause of action. Courts in Arizona, Iowa, New York, Michigan, Minnesota, Nebraska, Maine, North Dakota, Kansas, North Carolina, South Dakota, Vermont, Wisconsin and the District of Columbia have granted MasterCard’s motions and dismissed the complaints with prejudice. Plaintiffs have appealed several of these decisions. The plaintiffs in Minnesota have filed an amended complaint on behalf of a purported class of Minnesota consumers who made purchases with debit cards rather than on behalf of all consumers. On July 12,

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

2005, the court granted MasterCard’s motion to dismiss the Minnesota complaint for failure to state a claim and dismissed the complaint with prejudice. The time in which the plaintiffs may appeal this decision has run. In addition, the courts in Tennessee and California have granted MasterCard’s motion to dismiss the respective state unfair competition claims but have denied MasterCard’s motions with respect to unjust enrichment claims in Tennessee and Section 17200 claims for unlawful, unfair, and/or fraudulent business practices in California. Both parties have appealed the Tennessee decisions. On October 14, 2005, the West Virginia Circuit Court denied MasterCard’s motion for summary judgment. On October 28, 2005 MasterCard filed a motion for reconsideration and/or requested permission to seek an appeal of that decision to the West Virginia Supreme Court of Appeals. MasterCard is awaiting decisions on its motions to dismiss in the other state courts.

On March 14, 2005, MasterCard was served with a complaint that was filed in Ohio state court on behalf of a putative class of consumers under Ohio state unfair competition law. The claims in this action mirror those in the consumer actions described above but also name as co-defendants a purported class of merchants who were class members in the U.S. merchant lawsuit. Plaintiffs allege that Visa, MasterCard and the class members of the U.S. merchant lawsuit conspired to attempt to monopolize the debit card market by tying debit card acceptance to credit card acceptance. On October 7, 2005, plaintiffs filed a voluntary notice of dismissal of their complaint.

On April 29, 2005, a complaint was filed in California state court on behalf of a putative class of consumers under California unfair competition law and the Cartwright Act. The claims in this action seek to piggyback on the portion of the DOJ antitrust litigation in which the United States District Court for the Southern District of New York found that MasterCard’s CPP and Visa’s bylaw constitute unlawful restraints of trade under the federal antitrust laws. See “Department of Justice Antitrust Litigation and Related Private Litigation.” On July 15, 2005, MasterCard and Visa jointly moved to dismiss plaintiffs’ claims for failure to state a claim. Oral argument on the motion is scheduled for November 2, 2005.

At this time, it is not possible to determine the outcome of, or estimate the liability related to, these consumer cases and no provision for losses has been provided in connection with them. The consumer class actions are not covered by the terms of the Settlement Agreement in the U.S. merchant lawsuit.

Global Interchange Proceedings

Interchange fees represent a sharing of payment system costs among the financial institutions participating in a four-party payment card system such as MasterCard’s. Typically, interchange fees are paid by the merchant bank (the “acquirer”) to the cardholder bank (the “issuer”) in connection with transactions initiated with the payment system’s cards. These fees reimburse the issuer for a portion of the costs incurred by it in providing services which are of benefit to all participants in the system, including acquirers and merchants. MasterCard or its members establish a multilateral interchange fee (“MIF”) in certain circumstances as a default fee that applies when there is no other interchange fee arrangement between the issuer and the acquirer. MasterCard establishes a variety of MIF rates depending on such considerations as the location and the type of transaction, and collects the MIF on behalf of the institutions entitled to receive it and remits the MIF to eligible institutions. As described more fully below, MasterCard or its member’s MIFs are subject to regulatory or legal review and/or challenges in a number of jurisdictions. At this time, it is not possible to determine the ultimate resolution of, or estimate the liability related to, any of the interchange proceedings described below. No provision for losses has been provided in connection with them.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

European Union.    In September 2000, the European Commission issued a “Statement of Objections” challenging Visa International’s cross-border MIF under European Community competition rules. On July 24, 2002, the European Commission announced its decision to exempt the Visa MIF from these rules based on certain changes proposed by Visa to its MIF. Among other things, in connection with the exemption order, Visa agreed to adopt a cost-based methodology for calculating its MIF similar to the methodology employed by MasterCard, which considers the costs of certain specified services provided by issuers, and to reduce its MIF rates for debit and credit transactions to amounts at or below certain specified levels.

On September 25, 2003, the European Commission issued a Statement of Objections challenging MasterCard Europe’s cross-border MIF. MasterCard Europe filed its response to this Statement of Objections on January 5, 2004. On June 13, 2005 the European Commission announced a “sector inquiry” into the financial services industry, which MasterCard understands includes an investigation of interchange fees. The sector inquiry is ongoing.

The European Commission recently informed MasterCard Europe that it intends to issue a supplemental Statement of Objections in the near future. Following this, the European Commission could issue a prohibition decision ordering MasterCard to change the manner in which it calculates its cross-border MIF. MasterCard Europe could appeal such a decision to the European Court of Justice. Because the cross-border MIF constitutes an essential element of MasterCard Europe’s operations, changes to it could significantly impact MasterCard International’s European members and MasterCard Europe’s business. In addition, a negative decision by the European Commission could lead to the filing of private actions against MasterCard Europe by merchants seeking substantial damages.

United Kingdom Office of Fair Trading.    On September 25, 2001, the Office of Fair Trading of the United Kingdom (“OFT”) issued a Rule 14 Notice under the U.K. Competition Act 1998 challenging the MasterCard MIF, the fee paid by acquirers to issuers in connection with point of sale transactions, and multilateral service fee (“MSF”), the fee paid by issuers to acquirers when a customer uses a MasterCard-branded card in the United Kingdom either at an ATM or over the counter to obtain a cash advance. Until November 2004, the MIF and MSF were established by MasterCard U.K. Members Forum Limited (“MMF”) (formerly MasterCard Europay U.K. Ltd. (“MEPUK”)) for domestic credit card transactions in the United Kingdom. The notice contained preliminary conclusions to the effect that the MasterCard U.K. MIF and MSF may infringe U.K. competition law and do not qualify for an exemption in their present forms. On February 11, 2003, the OFT issued a supplemental Rule 14 Notice, which also contained preliminary conclusions challenging MasterCard’s U.K. MIF under the Competition Act. On November 10, 2004, the OFT issued a third notice (now called a Statement of Objections) claiming that the MIF infringes U.K. and European Union competition law.

On November 18, 2004, MasterCard’s board of directors adopted a resolution withdrawing the authority of the U.K. members to set domestic MasterCard MIFs and MSFs and conferring such authority exclusively on MasterCard’s President and Chief Executive Officer.

On September 6, 2005, the OFT issued its decision, concluding that MasterCard’s U.K. MIFs contravene U.K. and European Union competition law. The OFT decided not to impose penalties on MasterCard or MMF. MasterCard and MMF intend to appeal the OFT’s decision to the U.K. Competition Appeals Tribunal. In addition, referencing the November 18, 2004 change described above, the OFT has stated that it will commence a new investigation of MasterCard’s current U.K. MIFs and, if it determines that they contravene U.K. and European Union competition law, it will issue a

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

new decision and possibly levy fines accruing from the date of its first decision. MasterCard would likely appeal a negative decision by the OFT in any future proceeding to the Competition Appeals Tribunal.

Because the MIF constitutes an essential element of MasterCard’s U.K. operations, the OFT’s decision, if it is upheld on appeal, could have a significant adverse impact on MasterCard’s U.K. members and on MasterCard’s competitive position and overall business in the U.K. In addition, the OFT’s decision could lead to the filing of private actions against MasterCard by merchants which, if the anticipated appeal of the OFT’s decision fails, could result in an award of substantial damages.

United States.    In July 2002, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against MasterCard International, Visa U.S.A., Inc., Visa International Corp. and several member banks in California alleging, among other things, that MasterCard’s and Visa’s interchange fees contravene the Sherman Act. The suit seeks treble damages in an unspecified amount, attorneys’ fees and injunctive relief, including the divestiture of bank ownership of MasterCard and Visa, and the elimination of MasterCard and Visa marketing activities. On March 4, 2004, the court dismissed the lawsuit with prejudice in reliance upon the approval of the Settlement Agreement in the U.S. merchant lawsuit by the U.S. District Court for the Eastern District of New York, which held that the settlement and release in that case extinguished the claims brought by the merchant group in the present case. The plaintiffs have appealed the U.S. District Court for the Eastern District of New York’s approval of the U.S. merchant lawsuit settlement and release to the Second Circuit Court of Appeals and have also appealed the U.S. District Court for the Northern District of California’s dismissal of the present lawsuit to the Ninth Circuit Court of Appeals. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the U.S. merchant lawsuit Settlement Agreement, including the District Court’s finding that the settlement and release extinguished such claims. Plaintiffs did not seek certiorari of the Second Circuit’s decision with the U.S. Supreme Court. The appeal to the Ninth Circuit is currently pending and oral argument has been scheduled for December 7, 2005.

On October 8, 2004, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against MasterCard International, Visa U.S.A., Inc., Visa International Corp. and several member banks in California alleging, among other things, that MasterCard’s and Visa’s interchange fees contravene the Sherman Act and the Clayton Act. The complaint contains similar allegations to those brought in the interchange case described in the preceding paragraph, and plaintiffs have designated it as a related case. The plaintiffs seek damages and an injunction against MasterCard (and Visa) setting interchange and engaging in “joint marketing activities,” which plaintiffs allege include the purported negotiation of merchant discount rates with certain merchants. On November 19, 2004, MasterCard filed an answer to the complaint. The plaintiffs filed an amended complaint on April 25, 2005. MasterCard moved to dismiss the complaint for failure to state a claim and, in the alternative, also moved for summary judgment with respect to certain of the claims. On July 25, 2005, the court issued an order granting MasterCard’s motion to dismiss and dismissed the complaint with prejudice. On August 10, 2005, the plaintiffs filed a notice of appeal. Plaintiffs’ opening appeal brief is currently scheduled to be filed on November 28, 2005.

On June 22, 2005, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court of Connecticut against MasterCard International Incorporated, Visa U.S.A., Inc. Visa International Service Association and a number of member banks alleging, among other things, that MasterCard’s and Visa’s purported setting of interchange fees violates Section 1 of the Sherman Act.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

In addition, the complaint alleges MasterCard’s and Visa’s purported tying and bundling of transaction fees also constitutes a violation of Section 1 of the Sherman Act. The suit seeks treble damages in an unspecified amount, attorneys’ fees and injunctive relief. Since the filing of this complaint, there have been approximately forty similar complaints (the majority styled as class actions although a few complaints are on behalf of individual plaintiffs) filed on behalf of merchants against MasterCard and Visa (and in some cases, certain member banks) in federal courts in California, New York, Wisconsin, Pennsylvania, New Jersey, Ohio, Kentucky and Connecticut. The claims in these complaints are generally brought under Section 1 and 2 of the Sherman Act. Specifically, the complaints contains some or all of the following claims: (i) that MasterCard’s and Visa’s interchange fees violate Section 1 of the Sherman Act; (ii) that MasterCard and Visa have enacted and enforced various rules, including the no surcharge rule, in violation of Section 1 or 2 of the Sherman Act; (iii) that MasterCard’s and Visa’s purported bundling of the acceptance of premium credit cards to standard credit cards constitutes an unlawful tying arrangement; (iv) that MasterCard’s and Visa’s purported bundling of the acceptance of commercial cards to consumer credit cards constitutes an unlawful tying arrangement; and (v) that MasterCard and Visa have unlawfully tied and bundled transaction fees. In addition to the claims brought under federal antitrust law, some of these complaints contain certain state law consumer protection and common law claims based upon the same conduct described above, and some of the complaints allege that the claims in these actions are not banned by the Settlement Agreement. See Note 12. These interchange-related litigations also seek treble damages in an unspecified amount (although several of the complaints allege that the plaintiffs expect that damages will range in tens of billions of dollars), as well as attorneys’ fees and injunctive relief. On October 19, 2005, the Judicial Panel on Multidistrict Litigation issued an order transferring these cases to Judge Gleeson of the U.S. District Court for the Eastern District of New York for coordination of pre-trial proceedings. MasterCard currently has until December 19, 2005 to respond to the complaints.

At this time it is not possible to determine the outcome of or estimate the liability related to these interchange-related litigations. No provisions for losses have been provided in connection with these litigations.

Other Jurisdictions.    In Spain, the Competition Tribunal issued a decision in April 2005 denying the interchange fee exemption applications of two of the three domestic credit and debit card processing systems and beginning the process to revoke the exemption it had previously granted to the third such system. The interchange fees set by these three processors apply to MasterCard transactions in Spain and consequently, MasterCard has appealed this decision. In addition, the Tribunal expressed views as to the appropriate manner for setting domestic interchange fees which, if implemented, would result in substantial reductions in credit and debit card interchange fees in Spain. This could have a material impact on MasterCard’s business in Spain. MasterCard is aware that regulatory authorities and/or central banks in certain other jurisdictions, including Poland, New Zealand, Portugal, Mexico, Colombia, Brazil, South Africa, Hungary and Switzerland are reviewing MasterCard’s and/or its members’ interchange fees and/or related practices and may seek to regulate the establishment of such fees and/or such practices.

Recent Plaintiff Communication

One of the plaintiffs in MasterCard’s antitrust litigations has asserted in a written communication that the damages it believes it is likely to recover in its lawsuit will exceed MasterCard’s capital and ability to pay, and that MasterCard has failed to adequately disclose to public investors in the proposed initial public offering described in Note 2 the possibility of substantial damages judgments against

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

MasterCard in such lawsuit and the other pending litigations against MasterCard, which the plaintiff has asserted are likely to be in the billions of dollars before trebling. The plaintiff has also requested that MasterCard not relinquish its right to assess its member banks, which the plaintiff alleged would shift the liability to public investors, and increase MasterCard’s litigation reserves to an appropriate (but unspecified) amount. MasterCard has responded to this plaintiff indicating that it disagrees with the plaintiff’s characterization of both its lawsuit and MasterCard’s financial position following the closing of the proposed initial public offering. Contrary to the plaintiff’s claims, MasterCard also believes that its litigation disclosure is materially accurate and complete and in accord with all applicable laws and regulations.

Note 15. Settlement and Travelers Cheque Risk Management

Settlement risk is the legal exposure due to the difference in timing between the payment transaction date and subsequent settlement. Settlement risk is estimated using the average daily card charges during the quarter multiplied by the estimated number of days to settle. The Company has global risk management policies and procedures, which include risk standards to provide a framework for managing the Company’s settlement exposure. MasterCard International’s rules generally guarantee the payment of MasterCard transactions and certain Cirrus and Maestro transactions between principal members. The term and amount of the guarantee are unlimited. Member-reported transaction data and the transaction clearing data underlying the settlement risk exposure calculation may be revised in subsequent reporting periods.

In the event that MasterCard International effects a payment on behalf of a failed member, MasterCard International may seek an assignment of the underlying receivables. Subject to approval by the Board of Directors, members may be assessed for the amount of any settlement loss. However, once the new ownership structure and governance changes are completed, as described in Note 2, the right to assess for the amount of any settlement loss would cease.

MasterCard requires certain members that are not in compliance with the Company’s risk standards in effect at the time of review to post collateral, typically in the form of letters of credit and bank guarantees. This requirement is based on management review of the individual risk circumstances for each member that is out of compliance. In addition to these amounts, MasterCard holds collateral to cover variability and future growth in member programs; the possibility that it may choose to pay merchants to protect brand integrity in the event of merchant bank/acquirer failure, although it is not contractually obligated to do so; and Cirrus and Maestro related risk. MasterCard monitors its credit risk portfolio on a regular basis to estimate potential concentration risks and the adequacy of collateral on hand. Additionally, from time to time, the Company reviews its risk management methodology and standards. As such, the amounts of estimated settlement exposure are revised as necessary.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Estimated settlement exposure, and the portion of the Company’s uncollateralized settlement exposure for MasterCard-branded transactions that relates to members that are deemed not to be in compliance with, or that are under review in connection with, the Company’s risk management standards were as follows:

	September 30, 2005	December 31, 2004
MasterCard-branded transactions:
Gross legal settlement exposure	$14,573,329	$14,055,973
Collateral held for legal settlement exposure	(1,437,538)	(1,482,319)

Net uncollateralized settlement exposure	$13,135,791	$12,573,654

Uncollateralized settlement exposure attributable to non-compliant members	$186,964	$299,995

Cirrus and Maestro transactions:
Gross legal settlement exposure	$1,822,165	$1,294,145

Although MasterCard holds collateral at the member level, the Cirrus and Maestro estimated settlement exposures are calculated at the regional level. Therefore, these settlement exposures are reported on a gross basis, rather than net of collateral.

Of the total estimated settlement exposure under the MasterCard brand, net of collateral, the U.S. generated approximately 51% and 52% at September 30, 2005 and December 31, 2004, respectively. The only other country that accounted for more than 10% of this exposure was the United Kingdom at approximately 11%. Of the total uncollateralized settlement exposure attributable to non-compliant members, five members represented approximately 63% and 65% at September 30, 2005 and December 31, 2004, respectively.

MasterCard guarantees the payment of MasterCard-branded travelers cheques in the event of issuer default. The guarantee estimate is based on all outstanding MasterCard-branded travelers cheques, reduced by an actuarial determination of cheques that are not anticipated to be presented for payment. The term and amount of the guarantee are unlimited. MasterCard calculated its MasterCard-branded travelers cheques exposure under this guarantee as $1,019,304 and $1,172,533 at September 30, 2005 and December 31, 2004, respectively.

A significant portion of the Company’s travelers cheque risk is concentrated in one travelers cheque issuer. MasterCard has obtained an unlimited guarantee estimated at $833,819 and $969,593 at September 30, 2005 and December 31, 2004, respectively, from a financial institution that is a member, to cover all of the exposure of outstanding travelers cheques with respect to that issuer. In addition, MasterCard has obtained guarantees estimated at $26,973 and $28,592 at September 30, 2005 and December 31, 2004, respectively, from financial institutions that are members in order to cover the exposure of outstanding travelers cheques with respect to another issuer. These guarantee amounts have also been reduced by an actuarial determination of cheques that are not anticipated to be presented for payment.

Based on the Company’s ability to assess its members for settlement and travelers cheque losses, the effectiveness of the Company’s global risk management policies and procedures, and the

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

historically low level of losses that the Company has experienced, management believes the probability of future payments for settlement and travelers cheque losses in excess of existing reserves is negligible. However, the proposed change in ownership structure and governance, which is described in Note 2, may require the Company to reassess whether it would be necessary to record an obligation for the fair value of some or all of its settlement and travelers cheque guarantees subsequent to the implementation of the new ownership structure and governance.

Note 16. Foreign Exchange Risk Management

The Company enters into foreign currency forward contracts to minimize risk associated with anticipated receipts and disbursements denominated in foreign currencies and the possible changes in value due to foreign exchange fluctuations of assets and liabilities denominated in foreign currencies. MasterCard’s forward contracts are classified by functional currency as summarized below:

U.S. Dollar Functional Currency

	September 30, 2005		December 31, 2004
Forward Contracts	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Commitments to purchase foreign currency	$34,609	$(669)	$40,981	$1,854
Commitments to sell foreign currency	32,634	637	20,226	(655)

Euro Functional Currency

	September 30, 2005		December 31, 2004
Forward Contracts	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Commitments to purchase foreign currency	$44,851	$1,761	$128,253	$(6,494)
Commitments to sell foreign currency	39,384	(598)	—	—

The currencies underlying the foreign currency forward contracts consist primarily of euro, U.K. pounds sterling, Japanese yen, Swiss francs and Australian dollars. The fair value of the foreign currency forward contracts generally reflects the estimated amounts that the Company would receive or (pay), on a pre-tax basis, to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments. The terms of the foreign currency forward contracts are generally less than 18 months. The Company has deferred $771 of net gains and $3,497 of net losses, after tax, in accumulated other comprehensive income as of September 30, 2005 and December 31, 2004, respectively, all of which is expected to be reclassified to earnings within the next three months to provide an economic offset to the earnings impact of the anticipated cash flows hedged.

The Company’s derivative financial instruments are subject to both credit and market risk. Credit risk is the risk of loss due to failure of the counterparty to perform its obligations in accordance with contractual terms. Market risk is the potential change in an investment’s value caused by fluctuations in interest and currency exchange rates, credit spreads or other variables. Credit and market risk related to derivative instruments were not material at September 30, 2005 and December 31, 2004.

Generally, the Company does not obtain collateral related to forward contracts because of the high credit ratings of the counterparties that are members. The amount of accounting loss the Company would incur if the counterparties failed to perform according to the terms of the contracts is not considered material.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Note 17. Stockholders’ Equity

MasterCard’s capital stock is privately held by certain of the Company’s customers that are principal members of MasterCard International. Each principal member of MasterCard International has a class A membership interest in MasterCard International, representing that member’s continued rights as a licensee to use MasterCard’s brands, programs, products and services. MasterCard Incorporated owns the sole class B membership interest in MasterCard International, entitling MasterCard Incorporated to exercise all economic rights and substantially all voting rights in MasterCard International. MasterCard International is the Company’s principal operating subsidiary.

The authorized capital stock of MasterCard Incorporated at September 30, 2005 consists of 275,000 shares of class A redeemable common stock, par value $.01 per share (of which 100,000 shares are issued and outstanding); 25,000 shares of class B convertible common stock, par value $.01 per share (of which no shares are issued and outstanding); and 75,000 shares of class C common stock, par value $.01 per share (of which no shares are issued or outstanding). Class C common stock may be issued from time to time with voting powers, designations, preferences and other rights to be determined by the MasterCard board of directors, in compliance with certain limitations, as set forth in the certificate of incorporation of MasterCard.

The shares of class A redeemable and class B convertible common stock were issued on June 28, 2002, pursuant to an Agreement and Plan of Merger dated as of February 13, 2002, in which MasterCard International merged with a subsidiary of MasterCard Incorporated (the “Conversion”), and the Integration Agreement dated as of February 13, 2002, pursuant to which MasterCard Incorporated acquired all of the outstanding shares of Europay International S.A. (now MasterCard Europe) (the “Integration”). In the Conversion and Integration, each principal member of MasterCard International received shares of class A redeemable common stock and class B convertible common stock of MasterCard, representing each member’s existing equity interest in the Company.

Pursuant to the Company’s organizational documents, on July 1, 2005 all of the Company’s class B convertible common stock converted to class A redeemable common stock. On October 21, 2005, all class A redeemable common stock was reallocated among the Company’s stockholders based on a global proxy calculation set forth in the Company’s bylaws (the “reallocation”). The global proxy calculation is based on the stockholders’ business contribution to MasterCard Incorporated during the twelve months ended June 30, 2005. MasterCard Incorporated redeemed and issued shares as necessary in order to give effect to the reallocation.

The bylaws also provide that customers that became class A members of MasterCard International subsequent to January 1, 2001 would be eligible to participate in the reallocation. To permit this to occur, the Company issued one share to each principal member qualified to participate in the reallocation but that did not receive shares in connection with the initial issuance of shares on June 28, 2002. Accordingly, MasterCard issued .348 shares to principal members on July 1, 2005 in a private placement transaction exempt from registration under the U.S. federal securities laws. The issuance of this common stock was recorded at par in the three months ended September 30, 2005 by reclassifying a portion of retained earnings to common stock. All shares received by these new members, both issued and as a result of the reallocation, will be restricted for resale under applicable U.S. securities laws.

Transfers of shares of common stock and assignment of the right to receive shares were not permitted until July 1, 2005. The global proxy calculation will occur annually after July 1, 2005 based

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

on each stockholder’s business contribution to MasterCard Incorporated during the previous twelve months. After July 1, 2005, no further reallocation of the Company’s shares will occur, however, under MasterCard’s existing organizational documents, each stockholder must maintain an ownership percentage of common stock that is no less than 75% and no more than 125% of the shares determined in the most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated, in accordance with procedures established by the Company, in order to satisfy these requirements. These requirements would not apply if the new ownership and governance structure described in Note 2 is implemented.

After July 1, 2005, MasterCard Incorporated may, at its option, redeem the common stock of a stockholder that ceases to be a principal member of MasterCard International for the book value of the shares, based on MasterCard’s financial statements most recently filed with the Securities and Exchange Commission. If MasterCard Incorporated does not redeem the stockholder’s shares, a stockholder ceasing to be a member of MasterCard International after July 1, 2005 will be required to offer the unredeemed shares to the other stockholders of MasterCard Incorporated in accordance with procedures to be established by the Company.

Note 18. Acquisition of MasterCard Europe

On June 28, 2002, MasterCard Incorporated issued 23,760 shares of its common stock to the stockholders of Europay International S.A. (“EPI”), now MasterCard Europe, and MasterCard Europay U.K. Limited (“MEPUK”), in return for directly and indirectly acquiring 100% of the shares of EPI not previously owned by MasterCard International. Of the 23,760 shares attributable to the exchange of EPI and MEPUK shares, 6,150 shares were conditional shares subject to reallocation as of July 1, 2005, as described in Note 17 herein.

Each stockholder of EPI (other than MasterCard International and MEPUK) entered into a separate share exchange agreement pursuant to which it exchanged its EPI shares for shares of class A redeemable and class B convertible common stock of MasterCard Incorporated. The stockholders of MEPUK entered into an agreement pursuant to which they exchanged their MEPUK shares for class A redeemable and class B convertible common stock of MasterCard Incorporated. As a result, EPI and MEPUK became wholly-owned subsidiaries of MasterCard Incorporated. MEPUK’s sole asset was shares of EPI (now MasterCard Europe). In addition, class B convertible common stock automatically converted into class A redeemable common stock on July 1, 2005.

In September 2005, the Company finalized the calculation of the reallocation of the shares among its stockholders and the shares were reallocated on October 21, 2005. As a result of the performance of the former stockholders of EPI and MEPUK, as measured by the global proxy calculation described in Note 17, approximately 180 conditional shares were retained by these shareholders in the reallocation. In calculating the original purchase price of EPI, the Company considered only the unconditional shares issued to the former stockholders of EPI and MEPUK. Since former EPI and MEPUK stockholders retained 180 conditional shares in the reallocation that were not included in the purchase price initially, these shares constituted a part of the purchase price. Accordingly, as of September 30, 2005, based on the estimated fair value of the stock of MasterCard Incorporated as of July 1, 2005, the Company recorded an increase in goodwill and additional paid-in capital of $6,251 with respect to the 180 conditional shares retained by the former EPI and MEPUK shareholders.

MASTERCARD INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(In thousands, except per share and percent data)

Note 19. Other Income

In the quarter ended September 30, 2005, MasterCard recognized $17,500 in other income relating to the settlement of a dispute of a customer business agreement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                      ,                (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

61,535,098 Shares

MasterCard Incorporated

Class A Common Stock

Goldman, Sachs & Co.

Sole Global Coordinator

Goldman, Sachs & Co.

Joint Bookrunner

Citigroup

Joint Bookrunner

HSBC

Joint Bookrunner

JPMorgan

Joint Bookrunner

Bear, Stearns & Co. Inc.

Deutsche Bank Securities

Harris Nesbitt

KeyBanc Capital Markets

Santander Investment

SG Cowen & Co.

Prospectus dated                      ,         .

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Filing Fee—Securities and Exchange Commission		$288,365
Listing Fee—New York Stock Exchange		250,000
Fee—National Association of Securities Dealers		75,500
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Independent Registered Public Accounting Firm		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and members of the European Board to the fullest extent authorized by the DGCL.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors and members of the European Board.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Under MasterCard Incorporated’s organizational documents, its class A redeemable common stock was reallocated among its stockholders and any institutions that became new principal members of its subsidiary, MasterCard International Incorporated, during a three-year transition period following MasterCard Incorporated’s 2002 incorporation transactions in accordance with a formula based upon such stockholders’ contributions to MasterCard’s business during the twelve months ended June 30, 2005. On July 1, 2005, as part of this reallocation process, MasterCard Incorporated issued an aggregate of 348 shares of its class A redeemable common stock, par value $.01 per share, or one share each, to 348 such new principal members for $.01 per share. On October 21, 2005, a total of 2,218,363 additional shares were delivered to 283 of these new principal members. The issuance and delivery of such shares was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibit Index

1.1*	Form of Underwriting Agreement relating to MasterCard Incorporated’s Class A common stock.

3.1(a)	Form of Amended and Restated Certificate of Incorporation of MasterCard Incorporated.

3.1(b)	Form of Amended and Restated Bylaws of MasterCard Incorporated.

3.2(a)	Form of Amended and Restated Certificate of Incorporation of MasterCard International Incorporated.

3.2(b)	Form of Amended and Restated Bylaws of MasterCard International Incorporated.

4.1	Form of MasterCard International Incorporated Note Purchase Agreement, dated as of June 30, 1998, regarding $80,000,000 of 6.67% Subordinated Notes due June 30, 2008 (incorporated by reference to Exhibit 4 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed November 9, 2001 (No. 333-67544)).

4.2	Amendment to MasterCard International Incorporated Note Purchase Agreement, dated August 4, 2004, regarding $80,000,000 of 6.67% Subordinated Notes due June 30, 2008 (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 10-Q filed November 9, 2004 (No. 000-50250)).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

10.1	Settlement Agreement, dated as of June 4, 2003, between MasterCard International Incorporated and Plaintiffs in the class action litigation entitled In Re Visa Check/MasterMoney Antitrust Litigation (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 8, 2003 (No. 000-50250)).

10.2	$2,250,000,000 Credit Agreement, dated as of June 17, 2005, among MasterCard Incorporated, MasterCard International Incorporated, the several lenders, Citigroup Global Markets Inc., as sole lead arranger and sole book manager, Citibank, N.A., as co-administrative agent, JPMorgan Chase Bank, N.A. as co-administrative agent, and J.P. Morgan Securities Inc., as co-arranger (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 4, 2005 (No. 000-50250)).

10.3	Lease, dated as of August 31, 1999, between MasterCard International O’Fallon 1999 Trust and MasterCard International Incorporated, relating to $149,380,000 7.36% Series A Senior Secured Notes due September 1, 2009 of MasterCard International O’Fallon 1999 Trust and up to $5,000,000 Series B Senior Secured Notes due September 1, 2009 of MasterCard International O’Fallon 1999 Trust (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed November 9, 2001 (No. 333-67544)).

10.4	Guarantee, dated as of August 31, 1999, made by MasterCard International Incorporated in favor of State Street Bank and Trust Company of Missouri, N.A., as Indenture Trustee for the Noteholders under the Indenture, dated as of August 31, 1999 between MasterCard International O’Fallon 1999 Trust and the Indenture Trustee (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed November 9, 2001 (No. 333-67544)).

10.4.1	First Amendment To Guarantee, dated as of November 23, 2004, between MasterCard International Incorporated, MasterCard Incorporated and UMB Bank & Trust, N.A. (incorporated by reference to Exhibit 10.4.1 to the Registrant’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.5	Indenture, dated as of August 31, 1999, from MCI O’Fallon 1999 Trust to State Street Bank and Trust Company of Missouri, N.A., relating to the MasterCard Winghaven facility (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed August 8, 2003 (No. 000-50250)).

10.6	Lease, dated as of April 1, 2003, between MasterCard International, LLC and City of Kansas City, Missouri relating to the Kansas City facility (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed August 8, 2003 (No. 000-50250)).

10.7***	Agreement, dated as of January 1, 2004, by and among MasterCard International Incorporated, Citibank, N.A., et al. (incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 10-Q filed August 5, 2004 (No. 000-50250)).

10.7.1***	MasterCard International—Citibank, N.A Agreement, dated December 31, 2004, between MasterCard International Incorporated and Citibank, N.A. (incorporated by reference to Exhibit 10.7.1 to the Registrant’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.8***	Master Agreement, dated as of February 8, 2005, between MasterCard International Incorporated and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 9, 2005 (No. 000-50250)).

10.9	Employment Agreement between MasterCard International Incorporated and Robert W. Selander (incorporated by reference to Exhibit 10.7 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed November 9, 2001 (No. 333-67544)).

10.9.1	Addendum to the Employment Agreement between MasterCard International Incorporated and Robert W. Selander, dated February 28, 2005 (incorporated by reference to Exhibit 10.9.1 to the Registrant’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.10	Form of Employment Agreement between MasterCard International Incorporated and Executive Officers other than the President and Chief Executive Officer (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K filed March 7, 2003 (No. 333-67544)).

10.11	MasterCard International Incorporated Executive Incentive Plan as Amended and Restated Effective January 1, 2004 (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K filed March 4, 2004 (No. 000-50250)).

10.12	MasterCard International Incorporated Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.10 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed November 9, 2001 (No. 333-67544)).

10.13	MasterCard International Incorporated Value Appreciation Program (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed November 19, 2004 (No. 000-50250)).

10.14	MasterCard International Incorporated Annual Incentive Compensation Plan (AICP), as amended and restated, effective January 1, 2005 (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.15	MasterCard International Incorporated Annuity Bonus Program: Statement of Company Payroll and Procedures, as amended and restated January 1, 2000 (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.16	MasterCard International Incorporated Deferral Plan, as amended and restated January 1, 2003 (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.17	Schedule of Non-employee Directors’ Annual Compensation (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed March 2, 2005 (No. 000-50250)).

10.18	Change-in-Control Agreement between MasterCard International Incorporated and Robert W. Selander (incorporated by reference to Exhibit 10.11 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed November 9, 2001 (No. 333-67544)).

10.19	Form of Change-in-Control Agreement between MasterCard International Incorporated and Executive Officers other than the President and Chief Executive Officer (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K filed March 7, 2003 (No. 333-67544)).

10.20	Euro 100,000,000 Multi-Currency Overdraft Facility Agreement, dated as of September 30, 2002, between MasterCard Europe sprl and HSBC Bank plc (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed November 14, 2002 (No. 333-67544)).

10.21	MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed August 4, 2005 (No. 000-50250)).

10.22

MasterCard International Incorporated Senior Executive Incentive Plan, effective

January 1, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed August 4, 2005 (No. 000-50250)).

10.23	Form of MasterCard Incorporated 2006 Long Term Incentive Plan.

10.24****	Consumer Cards Incentive Agreement, dated April 14, 2005, between MasterCard International Incorporated and MBNA America Bank, N.A.

15.1	Letter from PricewaterhouseCoopers LLP regarding Unaudited Interim Financial Information.

21.1**	List of Subsidiaries of MasterCard Incorporated.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney (included on signature pages to this Registration Statement).

*	To be filed by amendment.
**	Previously filed.
***	Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and has been granted confidential treatment.
****	The registrant has applied for confidential treatment of portions of this exhibit. Accordingly, portions have been omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

All consolidated financial statement schedules are omitted because they are not applicable, not required or the information is included elsewhere in the consolidated financial statements or notes thereto in this prospectus.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of November 2005.

MASTERCARD INCORPORATED

By:	/S/ ROBERT W. SELANDER
Name:	Robert W. Selander
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of November 2005.

Signature	Title

/S/ ROBERT W. SELANDER Robert W. Selander	President, Chief Executive Officer and Director (principal executive officer)

* Chris A. McWilton	Chief Financial Officer (principal financial officer)

* Tara Maguire	Corporate Controller (principal accounting officer)

* William F. Aldinger	Director

* Silvio Barzi	Director

* Donald L. Boudreau	Director

* Augusto M. Escalante	Director

* Richard Fairbank	Director

* Bernd M. Fieseler	Director

* Baldomero Falcones Jaquotot	Chairman of the Board and Director

* Iwao Iijima	Director

* Michel Lucas	Director

Signature	Title

* Norman C. McLuskie	Director

* Siddharth N. Mehta	Director

* Robert W. Pearce	Director

* Michael Pratt	Director

* Tan Teong Hean	Director

* Jac Verhaegen	Director

* Lance L. Weaver	Director

* Robert B. Willumstad	Vice Chairman and Director

*	By:	/s/ ROBERT W. SELANDER
	Name:	Robert W. Selander
	Title:	Attorney-in-fact